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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-197714

Dear Fellow Shareholders:

         On June 9, 2014, Virginia Heritage Bank, or Virginia Heritage, entered into an agreement and plan of reorganization with Eagle Bancorp, Inc., or Eagle, and its wholly-owned subsidiary EagleBank, which is referred to as the merger agreement, pursuant to which Virginia Heritage will merge with and into EagleBank, with EagleBank being the surviving institution. The merger agreement will be voted upon at a Special Meeting of Shareholders of Virginia Heritage, or the special meeting, to be held on October 16, 2014 at 10:00 a.m., local time, at the Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia.

         If the merger agreement is approved and the merger is completed, each outstanding share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash in amounts based on the average closing price of a share of Eagle common stock over a 20 trading day period ending five trading days prior to closing, or the Eagle average price, as set forth below:

  •
  if the Eagle average price is at least $29.00 but not more than $35.50, then each share of Virginia Heritage common stock will be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle average price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share;

  •
  if the Eagle average price is less than $29.00, then, generally, each share of Virginia Heritage common stock will be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle average price less $7.50; or

  •
  if the Eagle average price is greater than $35.50, then each share of Virginia Heritage common stock will be converted into 0.6056 shares of Eagle common stock, and the cash consideration per share would increase above $7.50, as discussed in greater detail below in this proxy statement/prospectus.

         Because the per share merger consideration will fluctuate based on the Eagle average price, as discussed in the bullet points above and in greater detail below in this proxy statement/prospectus, the amount of consideration you will receive will not be known at the time you vote on the merger agreement. Eagle common stock is listed on The NASDAQ Capital Market under the symbol "EGBN" and Virginia Heritage common stock is quoted under the symbol "VGBK" on the OTCQB marketplace. You should obtain current market quotations for the Eagle common stock and Virginia Heritage common stock.

         The Virginia Heritage board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Virginia Heritage and its shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement as described in this proxy statement/prospectus. Consummation of the merger is conditioned upon the receipt of the requisite bank regulatory approvals and the approval of the merger agreement by the holders of at least a majority of the outstanding shares of Virginia Heritage common stock. Please carefully review the proxy statement/prospectus, which explains the merger in detail. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" at page 17 of the proxy statement/prospectus.

         It is important that your shares of Virginia Heritage common stock are represented at the special meeting, whether or not you plan to attend the special meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in "street name," will have the same effect as votes against the merger agreement.

         Your vote is important regardless of the number of shares of Virginia Heritage common stock you own. Please complete and return your proxy card in the enclosed envelope, or follow the instructions on your proxy card to vote your shares by telephone or over the internet. You may attend the special meeting and vote your shares in person if you wish, even though you have previously submitted your proxy. If you are the beneficial owner of shares held in "street name" through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the special meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

         If you have any questions about how to vote your shares, please call Innisfree M&A Incorporated, the firm assisting us with the solicitation of proxies. Shareholders may call toll free: (888) 750-5834. Banks and Brokers may call collect: (212) 750-5833.

         We look forward to seeing you at the special meeting, and we appreciate your continued support.

Sincerely,

David P. Summers
 Chief Executive Officer and Chairman of the Board

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Shares of Eagle common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated September 9, 2014, and is first being mailed to shareholders of Virginia Heritage on or about September 10, 2014.

VIRGINIA HERITAGE BANK

NOTICE OF 2014 SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
October 16, 2014

To the Shareholders of Virginia Heritage Bank:

         Virginia Heritage Bank will hold a special meeting of shareholders on Thursday, October 16, 2014 at 10:00 a.m. local time, at the Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia, for the following purposes:

  (1)
  To consider and vote on a proposal to approve an agreement and plan of reorganization, dated as of June 9, 2014, among Eagle Bancorp, Inc., or Eagle, and its wholly-owned subsidiary EagleBank and Virginia Heritage, referred to in this notice as the merger agreement, pursuant to which Virginia Heritage will merge with and into EagleBank, with EagleBank as the surviving institution, upon the terms and subject to the conditions set forth in the merger agreement. This transaction is referred to in this notice as the merger. A copy of the merger agreement is included in the attached proxy statement/prospectus as Annex A.

  (2)
  To approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement.

         Shareholders of record as of the close of business on September 2, 2014 are entitled to receive notice of the special meeting and to vote at the special meeting and any adjournment or postponement thereof. If you are the beneficial owner of shares held in "street name" through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the special meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

         Under Virginia law, Virginia Heritage shareholders do not have the right to assert appraisal rights with respect to the merger or demand that EagleBank, as the surviving institution in the merger, pay the fair value of their shares of Virginia Heritage common stock in cash.

         We cannot complete the merger unless the merger agreement is approved by the affirmative vote of at least a majority of the outstanding shares of Virginia Heritage common stock entitled to vote at the special meeting. The proxy statement/prospectus accompanying this notice explains the merger, the merger agreement, the proposals to be considered at the special meeting and specific information concerning the special meeting. Please review this proxy statement/prospectus carefully.

         The Virginia Heritage board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Virginia Heritage and its shareholders, has adopted the merger agreement and recommends that Virginia Heritage shareholders vote "FOR" approval of the merger agreement.

         The proxy statement/prospectus follows this notice, and a proxy card is enclosed. The proxy card includes instructions for voting your shares of Virginia Heritage common stock by returning a signed proxy card or voting by telephone or over the internet. To ensure that your vote is counted, please complete and return the proxy card in the enclosed, postage-paid return envelope, or follow the instructions on the proxy card to vote your shares of Virginia Heritage common stock by telephone or over the internet, whether or not you plan to attend the special meeting in person. If you attend the special meeting, you may revoke your proxy and vote your shares in person. However, attendance at the special meeting will not of itself revoke a proxy.

By Order of the Board of Directors
Charles C. Brockett, Secretary

September 9, 2014

Please complete and sign the enclosed proxy and return it promptly in the envelope provided, or vote your shares by telephone or over the internet, whether or not you plan to attend the special meeting.

i

ii

ADDITIONAL INFORMATION

        This document is the proxy statement of Virginia Heritage Bank for its special meeting of shareholders, or the special meeting, to consider and vote on a proposal to approve the agreement and plan of reorganization, as described in this document. This document is also the prospectus of Eagle Bancorp, Inc. for the shares of its common stock to be issued in connection with the consummation of the transactions contemplated by the agreement and plan of reorganization. In this proxy statement/prospectus Virginia Heritage Bank is referred to as "Virginia Heritage," Eagle Bancorp, Inc. is referred to as "Eagle" and its wholly-owned subsidiary EagleBank is referred to as "EagleBank." Except as the context may otherwise clearly require, references to "Eagle" mean Eagle and its subsidiaries on a consolidated basis. Also, throughout this proxy statement/prospectus, the agreement and plan of reorganization, dated as of June 9, 2014, among Eagle, EagleBank and Virginia Heritage, is referred to as the "merger agreement." The merger of Virginia Heritage with and into EagleBank is referred to as the "merger." This proxy statement/prospectus incorporates important business and financial information about Eagle from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Eagle at 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814, Attention: Jane Cornett, Secretary, (301) 986-1800.

        If you would like additional copies of this proxy statement/prospectus, please contact:

Innisfree M&A Incorporated
Shareholders may call toll free: (888) 750-5834
Banks and brokers may call collect: (212) 750-5833

        To obtain timely delivery of any documents, your request must be made no later than five business days prior the special meeting. Accordingly, if you would like to request documents, please do so by October 9, 2014 in order to receive them before the special meeting.

        See "Where You Can Find More Information" at page 135 for further information.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following are some questions that you may have regarding the merger and the special meeting, and brief answers to those questions. Eagle and Virginia Heritage advise you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you are a shareholder of Virginia Heritage as of September 2, 2014, the record date for Virginia Heritage's special meeting. This proxy statement/prospectus is being used by the board of directors of Virginia Heritage to solicit your proxy for use at the special meeting. This proxy statement/prospectus also serves as the prospectus for shares of Eagle common stock to be issued in exchange for shares of Virginia Heritage common stock in the merger.

The Merger and the Special Meeting

Q: What matters will be considered at the special meeting?

A: At the special meeting, Virginia Heritage shareholders will be asked to vote on: (i) the merger agreement pursuant to which Virginia Heritage will merge with and into EagleBank, with EagleBank surviving the merger, and (ii) a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement. The merger agreement is included in this proxy statement/prospectus as Annex A.

Q: What shareholder vote is necessary?

A: The affirmative vote of the holders of at least a majority of the outstanding shares of Virginia Heritage common stock entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of a majority of the shares voted on such proposal, if necessary, is required to adjourn the special meeting to permit further solicitation of proxies. Directors of Virginia Heritage having or sharing the power to vote approximately 23.85% of the outstanding shares of Virginia Heritage common stock as of the record date for the special meeting have entered into support agreements with Eagle pursuant to which they have agreed to vote their shares of Virginia Heritage common stock for approval of the merger agreement. The form of this "support agreement" is included in this proxy statement/prospectus as Annex B.

Q: What vote does the Virginia Heritage board of directors recommend?

A: Virginia Heritage's board of directors unanimously recommends that Virginia Heritage shareholders vote "FOR" approval of the merger agreement, and "FOR" the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement.

Q: What was the opinion of Virginia Heritage's financial advisor?

A: Sandler O'Neill & Partners, L.P., or "Sandler O'Neill," presented an opinion to the board of directors of Virginia Heritage to the effect that, as of June 9, 2014, and based upon the assumptions made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to the shareholders of Virginia Heritage from a financial point of view.

Q: Who is entitled to vote at the special meeting?

A: Holders of Virginia Heritage common stock at the close of business on September 2, 2014, the record date for the special meeting, are entitled to receive notice of the special meeting and to vote their shares at the special meeting and any related adjournment or postponement.

Q: Why is my vote important?

A: The merger agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Virginia Heritage common stock entitled to vote at the special meeting. Therefore, the failure of a Virginia Heritage shareholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before the special meeting, it will be more difficult for Virginia Heritage to obtain the necessary quorum to hold the special meeting.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, please use one of the proxy voting methods to indicate how you want your shares voted with respect to each proposal as soon as possible so that your shares will be represented and voted at the special meeting. If you are a shareholder of record, you may complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope. You may also vote your shares by telephone or over the internet. Instructions for voting by returning a signed proxy card and for voting by telephone or over the internet are on the proxy card enclosed with this proxy statement/prospectus. If you vote your shares by returning a signed proxy card, do not send your Virginia Heritage stock certificates with your proxy card.

If your shares are held in "street name," please follow the voting instructions provided by your broker or nominee to vote your shares as soon as possible.

Q: How will my shares be voted?

A: If you are a shareholder of record and submit a valid proxy, the persons named as proxies will vote your shares of Virginia Heritage common stock at the special meeting as you direct. If you submit a valid proxy but do not indicate how you want your shares voted, the persons named as proxies will vote your shares (i) "FOR" approval of the merger agreement, and (ii) "FOR" the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement.

Q: How do I change my vote after I have submitted my proxy?

A: If you are a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting by revoking your proxy in any of the following ways:

  •
  by delivering a written notice to Charles C. Brockett, Secretary of Virginia Heritage, any time prior to the vote at the special meeting stating that you revoke your proxy;

  •
  by submitting another duly executed proxy with a later date prior to the vote at the special meeting. Any earlier-dated proxy will be revoked automatically; or

  •
  by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself revoke your proxy.

The inspectors of election will honor the proxy card, or telephone or internet vote, with the latest date.

If your shares are held in "street name," you will need to follow the voting instructions from your broker or nominee in order to change your vote.

If your shares are held in "street name," you will need a signed proxy from your broker or nominee in order to attend the special meeting and vote in person, as discussed in the answer to the question "If my shares are held in "street name" by my broker, will my broker vote my shares for me?"

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. If you hold your shares in a brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and you also are invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction form for you to use to direct your broker or nominee how to vote these shares.

If you do not provide your broker with specific instructions on how to vote your shares held in "street name," your broker will not be permitted to use its discretion to vote your shares on the proposal to approve the merger agreement, or on the adjournment of the special meeting, each of which are considered non-routine. You should therefore instruct your broker how to vote your shares on each proposal. Your failure to instruct your broker to vote your shares of Virginia Heritage common stock will be the equivalent of voting against the approval of the merger agreement.

Q: What if I abstain from voting?

A: An abstention will count as present and entitled to vote for purposes of determining quorum. If a Virginia Heritage shareholder abstains from voting on the merger agreement, it will have the same effect as a vote against the merger agreement but will have no effect on the other proposal.

Q: Can I attend the special meeting and vote my shares in person?

A: All shareholders are invited to attend the special meeting. Shareholders of record at the close of business on September 2, 2014, the record date for the special meeting, can vote in person at the special meeting. If a broker or nominee holds your shares in "street name," then you are not the shareholder of record and you must ask your broker or nominee for a signed proxy to enable you to vote in person at the special meeting.

Q: How can I obtain directions to the special meeting?

A: To obtain directions to attend the special meeting in person, please contact Virginia Heritage's Secretary, Charles C. Brockett, at (703) 277-2200.

Q: What are the deadlines for voting?

A: If you are a shareholder of record:

  •
  you may vote by mail at any time prior to the special meeting as long as your proxy is received before the time of the special meeting;

  •
  you may vote your shares by telephone until 3:00 a.m. Eastern Time on October 16, 2014; or

  •
  you may vote your shares over the internet until 3:00 a.m. Eastern Time on October 16, 2014.

If your shares are held in "street name," you must vote your shares in accordance with the voting instruction form by the deadline set by your broker or nominee.

Q: What are the quorum requirements for the special meeting?

A: The presence in person or by proxy of shareholders owning shares of Virginia Heritage common stock representing a majority of the total votes entitled to be cast by shareholders of Virginia Heritage common stock at the special meeting will constitute a quorum. Your shares of Virginia Heritage common stock will be counted as present at the special meeting for purposes of determining whether there is a quorum if you are present and vote in person at the special meeting or if a proxy has been properly submitted by you or on your behalf for the special meeting, without regard to whether the proxy is marked as casting a vote or abstaining from voting.

Q: Am I entitled to dissenters' or appraisal rights?

A: No. Virginia law does not provide dissenters' or appraisal rights in connection with the merger.

Q: When do you expect to complete the merger?

A: The parties presently expect to complete the merger during the fourth quarter of 2014. However, there can be no assurance when or if the merger will occur. Shareholders of Virginia Heritage holding at least a majority of the outstanding shares of Virginia Heritage common stock must first approve the merger agreement at the special meeting, bank regulatory approvals must be obtained and other conditions specified in the merger agreement must be satisfied.

Q: Is completion of the merger subject to any conditions?

A: Yes. In addition to the shareholder approval being sought at the special meeting, completion of the merger requires the receipt of the necessary regulatory approvals, and the satisfaction of other conditions specified in the merger agreement. See "Proposal No. 1—The Merger—Regulatory Approvals Required for the Merger" at page 64 and "Proposal No. 1—The Merger—Conditions to the Merger" at page 65.

Merger Consideration

Q: What will Virginia Heritage shareholders receive in the merger?

A: As a result of the merger, each share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash. The number of shares of Eagle common stock constituting a portion of the merger consideration will not be determined until shortly before closing of the merger. So long as the average closing price of a share of Eagle common stock, or Eagle average price, over a 20 trading day period ending five trading days prior to closing, or the price determination period, is at least $29.00 and not more than $35.50, then each share of Virginia Heritage common stock would be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle average price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share. If the Eagle average price is greater than $35.50, the number of shares of Eagle common stock issuable in exchange for each share of Virginia Heritage common stock will be fixed at 0.6056 shares, and the amount of cash will increase. If the Eagle average price is less than $29.00, then, generally, each share of Virginia Heritage common stock would be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle average price less $7.50. Please refer to "Proposal No. 1—The Merger—Merger Consideration—Calculation of the Exchange Ratio" and "—Calculation of the Cash Consideration" at pages 38 and 39, respectively.

Any change in the price of Eagle common stock prior to completion of the merger will affect the number and value of the shares of Eagle common stock that Virginia Heritage shareholders will have the right to receive upon completion of the merger and could affect the amount of cash they have the right to receive upon completion to the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Eagle's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Eagle's or Virginia Heritage's control. Accordingly, at the time of the special meeting, Virginia Heritage shareholders will not be able to determine the exact number of, or the value of, shares of Eagle common stock or the exact amount of cash that they may receive upon completion of the merger.

The merger will not result in any change to the shares of Eagle common stock outstanding immediately prior to the merger.

Q: Do I have the right to receive fractional shares of Eagle common stock in the merger?

A: No. Cash will be provided in lieu of fractional shares.

Q: What are the tax consequences of the merger to me?

A: The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the "Internal Revenue Code." Accordingly, U.S. holders, as defined in this proxy statement/prospectus, of Virginia Heritage common stock generally will not recognize gain or loss on the receipt of Eagle common stock in exchange for Virginia Heritage common stock in the merger, except with respect to cash received in connection with the conversion of each share of Virginia Heritage common stock and in lieu of fractional shares of Eagle common stock.

Eagle and Virginia Heritage will have no obligation to complete the merger until they have received the opinion of counsel to the effect that, for United States federal income tax purposes the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

We urge you to consult your personal tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

For a more detailed discussion of the U.S. federal income tax consequences of the merger, please see the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences" at page 59.

Q: When should I send in my stock certificates?

A: Do not send in your certificates representing shares of Virginia Heritage common stock with your proxy card. Within 10 days after the mailing of this proxy statement/prospectus holders of Virginia Heritage common stock will be sent a letter of instructions on how to submit their Virginia Heritage common stock certificates in exchange for shares of Eagle common stock and cash consideration.

Q: What will happen to my Virginia Heritage stock options?

A: Each option to acquire shares of Virginia Heritage common stock under Virginia Heritage's stock option plans that is outstanding immediately prior to the effective time of the merger will be converted into an option to purchase shares of Eagle common stock. The number of shares of Eagle common stock that may be acquired pursuant to each Virginia Heritage option will be determined by dividing the final exchange ratio by 0.741321 (rounded to four decimal places), or the option exchange ratio, provided that the option exchange ratio will not exceed 1.0000 or be less than 0.8169, and then multiplying the option exchange ratio by the number of shares of Virginia Heritage common stock subject to such option, rounded down to the nearest whole share. The exercise price per share of Eagle common stock will be equal to the exercise price per share of Virginia Heritage common stock divided by the option exchange ratio, rounded up to the nearest cent. See "Proposal No. 1—The Merger—Treatment of Virginia Heritage Options" at page 40.

Q: Is there other information about Eagle that I should consider that is not included in this proxy statement/prospectus?

A: Yes. Much of the business and financial information about Eagle that may be important to you is not included in this proxy statement/prospectus. Instead, that information is "incorporated by reference" to documents separately filed by Eagle with the Securities and Exchange Commission, or SEC. This means that Eagle may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Where You Can Find More Information" at page 135 for a list of documents that Eagle has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: Who can answer my questions about the merger?

A: If you need additional copies of this proxy statement/prospectus, have questions about voting your shares or have other questions about the merger, call:

Innisfree M&A Incorporated
Shareholders may call toll free: (888) 750-5834
Banks and brokers may call collect: (212) 750-5833

 SUMMARY

        This summary highlights the material information about the merger in this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read the entire proxy statement/prospectus carefully and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" at page 135.

 Information about Eagle and Virginia Heritage (See page 87 and page 91, respectively)

  Eagle Bancorp, Inc.
  7830 Old Georgetown Road, Third Floor
  Bethesda, Maryland 20814
  (301) 986-1800

        Eagle, organized in 1997 under Maryland law, is the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. Eagle is a growth oriented institution, providing a high level of service and developing deep relationships with our customers. Eagle offers a broad range of commercial banking services to its business and professional clients as well as full service consumer banking services to individuals living and/or working primarily in our service area. EagleBank was organized as an alternative to the super-regional financial institutions which dominate our market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing the customer's needs in a proactive personalized fashion. EagleBank currently operates from 18 branch offices, seven in Montgomery County, Maryland, five in the District of Columbia, and six offices in Northern Virginia

        Eagle's common stock is listed for trading on The NASDAQ Capital Market, or NASDAQ, under the symbol "EGBN." As of June 30, 2014, there were 25,985,659 shares of Eagle common stock outstanding.

        At June 30, 2014, Eagle had total assets of $3.91 billion, net loans of approximately $3.24 billion, total deposits of approximately $3.37 billion, total shareholders' equity of approximately $426.8 million, and total common shareholders' equity of approximately $370.2 million. At June 30, 2014, its nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days, restructured loans and other real estate owned) were approximately $31.3 million, or 0.80% of total assets. For the three and six months ended March 31, 2014 and June 30, 2014, Eagle had earnings of $0.48 and $0.95 per diluted common share, respectively. Excluding the effect of the merger related expenses, adjusted earnings were approximately $13.4 million and $25.7 million, respectively, for the three and six month periods, or $0.50 and $0.97 per diluted common share.

  Virginia Heritage Bank
  8245 Boone Boulevard, Suite 820
  Tysons Corner, Virginia 22182
  (703) 814-7200

        Organized in 2005, Virginia Heritage is a Virginia chartered commercial bank with six branches in the Northern Virginia market, and is a member of the Federal Reserve System.

        At June 30, 2014, Virginia Heritage had total assets of approximately $955.7 million; gross loans of approximately $755.1 million, total deposits of approximately $776.1 million, total shareholders' equity of approximately $103.3 million, and total common shareholders' equity of approximately $88.0 million. At June 30, 2014, its nonperforming assets (consisting of nonaccrual loans, troubled debt restructurings, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $4.1 million or 0.43% of total assets. For the three and six months ended June 30, 2014, Virginia Heritage had net income of approximately $0.33 and $0.68 per diluted common share, respectively. Excluding the effect of the merger related expenses, adjusted earnings were approximately $2.5 million and $4.7 million, respectively, for the three and six month periods, or $0.40 and $0.75 per diluted common share.

Meeting of Shareholders (See page 34)

        The special meeting of Virginia Heritage shareholders will be held at 10:00 a.m., local time, on Thursday, October 16, 2014, at the Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia. At the special meeting, Virginia Heritage shareholders will be asked to vote to approve:

  •
  the merger agreement; and

  •
  a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to achieve a quorum or approve the merger agreement.

        You can vote at the special meeting if you were a record holder of Virginia Heritage common stock at the close of business on September 2, 2014, the record date for the special meeting. As of that date, there were 6,039,972 shares of Virginia Heritage common stock outstanding and entitled to be voted at the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Virginia Heritage common stock outstanding at the record date. Assuming a quorum, which is a majority of the outstanding shares of Virginia Heritage common stock, is present, the affirmative vote of a majority of the shares present or represented at the special meeting is required to adjourn the special meeting to permit further solicitation of proxies. Directors of Virginia Heritage having or sharing the power to vote approximately 23.85% of the outstanding shares of Virginia Heritage common stock as of the record date have agreed to vote their shares to approve the merger agreement.

The Merger (See page 37)

        Eagle, EagleBank and Virginia Heritage have entered into the merger agreement which provides for the merger of Virginia Heritage with and into EagleBank with EagleBank continuing as the surviving institution. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. You should read the merger agreement because it is the legal document that governs the merger.

        The merger of Virginia Heritage with and into EagleBank will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, the parties anticipate that the merger will be completed in the fourth quarter of 2014. However, we cannot assure you when or if the merger will occur.

What Virginia Heritage Shareholders Will Receive in the Merger (See page 38)

        At the effective time of the merger, each issued and outstanding share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash. The number of shares of Eagle common stock constituting a portion of the merger consideration will not be determined until shortly before closing of the merger. So long as the Eagle average price during the price determination period is at least $29.00 and not more than $35.50, then each share of Virginia Heritage common stock will be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle average price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share. If the Eagle average price is greater than $35.50, the number of shares of Eagle common stock issuable in exchange for each share of Virginia Heritage common stock will be fixed at 0.6056 shares, and the amount of cash will increase. If the Eagle average price is less than $29.00, then, generally, each share of Virginia Heritage common stock will be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle average price less $7.50. Please refer to "Proposal No. 1—The Merger—Merger Consideration—Calculation of the Exchange Ratio" and "—Calculation of the Cash Consideration" at pages 38 and 39, respectively.

        The number of shares of Eagle common stock to be received in exchange for each share of Virginia Heritage common stock will be determined as follows:

  (i)
  if the Eagle average price is equal to or greater than $29.00 but less than or equal to $35.50, the exchange ratio will equal (A) $21.50 divided by (B) the Eagle average price (rounded to four decimal places);

  (ii)
  if the Eagle average price is less than $29.00, the exchange ratio will equal (A) the difference between the Eagle average price and $7.50, divided by (B) Eagle average price (rounded to four decimal places); or

  (iii)
  if the Eagle average price is greater than $35.50, the exchange ratio will equal 0.6056 shares of Eagle common stock.

        The cash consideration is subject to increase or decrease as follows:

  (i)
  if the Eagle average price is less than or equal to $35.50, the cash consideration per share of Virginia Heritage common stock will be an amount equal to $7.50 per share; or

  (ii)
  if the Eagle average price is greater than $35.50, the cash consideration per share of Virginia Heritage common stock will be an amount equal to the product of (A) 0.8169 and (B) the Eagle average price and (C) 0.258621.

        Merger Consideration Examples.    The following examples illustrate what the aggregate per share merger consideration, the related per share stock consideration and the per share cash consideration would amount to depending upon changes to the Eagle average price during the price determination period. By way of example and for illustrative purposes only, if the Eagle average price is $33.00, the aggregate per share merger consideration will amount to $29.00, consisting of $7.50 in cash and $21.50 in Eagle common stock, with the exchange ratio equal to 0.6515 shares ($21.50/$33.00 = 0.6515). If the Eagle average price is $27.00, the aggregate per share merger consideration would amount to $27.00, consisting of $7.50 in cash and $19.50 in Eagle common stock, with the exchange ratio equal to 0.7222 shares ($19.50/$27.00 = 0.7222). If the Eagle average price is $36.00, the aggregate per share merger consideration would amount to $29.41, consisting of $7.61 (($36.00 × 0.8169) × 0.258621) in cash and $21.80 ($36.00 × 0.6056) in Eagle common stock.

        Notwithstanding the foregoing, (i) if (A) Eagle issues or sells any shares of Eagle common stock or securities convertible into shares of Eagle common stock (other than shares of Eagle common stock issuable upon exercise of warrants, options, rights, convertible securities or other arrangements outstanding as of the date of the merger agreement, or Eagle stock options issued after the date hereof in the ordinary course of business), and (B) the Eagle average share price is less than $28.00, each share of Virginia Heritage common stock issued and outstanding immediately prior to the time the merger becomes effective, shall be converted into, and shall be canceled in exchange for, the right to receive (a) $7.50 in cash and (b) the number of shares of Eagle common stock equal to the quotient of $20.50 divided by the Eagle average price (rounded to four decimal places); provided, however, that in no case shall Eagle issue a number of shares of Eagle common stock which exceeds 19.9% of the number of shares of Eagle common stock outstanding immediately prior to such issuance; and (ii) if at the time of the closing of the merger, the value of stock consideration issuable to all holders of the Virginia Heritage common stock in the aggregate is less than 45% of the aggregate value of the cash consideration and stock consideration payable to all such holders of Virginia Heritage common stock, then the cash portion of the merger consideration shall be reduced by the amount necessary to cause the aggregate value of such cash consideration to equal 55% of the aggregate merger consideration, and the exchange ratio shall be increased by the number of shares necessary to cause the aggregate value of such stock consideration to equal 45% of the aggregate merger consideration.

        No assurance can be given that the current market price of Eagle common stock will be equal to the market price of Eagle common stock on the date that stock is received by a Virginia Heritage shareholder or at any other time. The market price of Eagle common stock when received by a Virginia Heritage shareholder may be higher or lower than the current market price of Eagle common stock.

Treatment of Virginia Heritage Options (See page 40)

        As of the effective time of the merger, each outstanding but unvested option to acquire Virginia Heritage common stock will become fully vested and exercisable, and all outstanding options to acquire shares of Virginia Heritage common stock will be converted into options to purchase shares of Eagle common stock. Eagle will assume each Virginia Heritage option in accordance with the terms and conditions of the applicable Virginia Heritage equity incentive plan pursuant to which the option was issued, the agreement evidencing the grant of the option, and any other agreement between Virginia Heritage and the holder of the option, except that:

  •
  from and after the effective time of the merger, each Virginia Heritage option will be exercisable only for Eagle common stock;

  •
  the number of shares of Eagle common stock that may be acquired pursuant to each Virginia Heritage option will be the number of shares of Virginia Heritage common stock subject to such option multiplied by the option exchange ratio (rounded down to the nearest whole share), which is determined by dividing the exchange ratio by 0.741321, provided that the option exchange ratio will not exceed 1.0000 or be less than 0.8169; and

  •
  the exercise price per share will be equal to the exercise price per share of Virginia Heritage common stock divided by the option exchange ratio, rounded up to the nearest cent.

Treatment of Virginia Heritage Preferred Stock (See page 41)

        Virginia Heritage has issued 15,300 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share, or Series A Preferred Stock, to the Secretary of the Treasury under the Small Business Lending Fund Program, or SBLF. Pursuant to the merger agreement, each share of Series A Preferred Stock will automatically be assumed by Eagle and converted into the right to receive one share of a new series of preferred stock of Eagle, to be designated as Eagle's Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share, or Series C Preferred Stock, which will rank equally with Eagle's 56,600 shares of currently outstanding preferred stock issued pursuant to the SBLF. No vote or consent of Treasury is required to approve the merger agreement or the conversion of the Series A Preferred Stock.

Nonsolicitation of Acquisition Proposals (See page 70)

        Under the merger agreement, Virginia Heritage agreed that it will not, and that its directors, officers, employees, advisers and agents will not, except as expressly permitted by the merger agreement, (i) solicit, initiate or knowingly encourage any "acquisition proposal," (ii) enter into, or otherwise participate in any discussions (except to notify such person of the existence of the prohibitions regarding acquisition proposals) or negotiations regarding any acquisition proposal, (iii) furnish to any person any information concerning Virginia Heritage, or any access to the properties, books and records of Virginia Heritage in connection with any acquisition proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an acquisition proposal.

 Virginia Heritage's Board of Directors Unanimously Recommends Shareholder Approval of the Merger (See page 44)

        Virginia Heritage's board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Virginia Heritage and its shareholders. Accordingly, Virginia Heritage's board unanimously approved the merger agreement and unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Virginia Heritage common stock is required to approve the merger agreement.

        As of the record date, the directors of Virginia Heritage had or shared the power to vote 1,440,831 shares of Virginia Heritage common stock, which represents 23.85% of the outstanding shares of Virginia Heritage common stock as of the record date. The directors have entered into agreements with Eagle under which they have agreed to vote all of the shares as to which they have or share voting power to approve the merger agreement.

Virginia Heritage's Reasons for the Merger (See page 44)

        Based on Virginia Heritage's reasons for the merger described herein, including the fairness opinion of Sandler O'Neill, the Virginia Heritage board of directors believes that the merger is fair to Virginia Heritage shareholders and in their best interests, and unanimously recommends that Virginia Heritage shareholders vote "FOR" approval of the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Virginia Heritage's board of directors in approving the merger agreement, see "Proposal No. 1—The Merger—Virginia Heritage's Reasons for the Merger and Recommendation of the Board of Directors of Virginia Heritage" at page 44.

Opinion of Virginia Heritage's Financial Advisor (See page 45)

        Sandler O'Neill has served as financial advisor to Virginia Heritage in connection with the merger and has given its opinion to Virginia Heritage's board of directors that, as of June 9. 2014, the merger consideration was fair to Virginia Heritage shareholders from a financial point of view. A copy of the opinion delivered by Sandler O'Neill is included in this proxy statement/prospectus document as Annex C. Sandler O'Neill's opinion is summarized under the caption "The Merger—Opinion of Virginia Heritage's Financial Advisor," beginning on page 45 of this proxy statement/prospectus. Virginia Heritage shareholders should read the opinion carefully and completely. The opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in providing its opinion. Sandler O'Neill also has been engaged as underwriter in connection with certain Eagle securities offerings. The Virginia Heritage board of directors was aware of this relationship at the time it authorized the engagement of Sandler O'Neill.

Eagle's Reasons for the Merger (See page 55)

        In reaching its decision to approve the merger agreement, the Eagle board of directors, in consultation with management and its financial and legal advisors, considered numerous factors. In determining that the merger was in the best interest of Eagle and its shareholders, the board considered that the merger will significantly expand EagleBank's business and presence in the attractive Northern Virginia market, including key sub-markets which it does not currently serve; the quality of Virginia Heritage's loan portfolio and deposit accounts; the expectation that the merger will be accretive to Eagle's earnings within one year of closing; the expectation that the merger will result in substantial cost savings and operating efficiencies; the higher legal lending limit and greater capacity to service larger loans and customers which Eagle will have after the merger; and the enhanced position and reputation Eagle will occupy in the Washington, D.C. metropolitan area as a result of the merger. The board of directors also considered the risks related to the proposed merger.

 Material United States Federal Income Tax Consequences (See page 59)

        The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders of Virginia Heritage common stock generally will not recognize gain or loss on the receipt of Eagle common stock in exchange for Virginia Heritage common stock in the merger, except with respect to the cash portion of the merger consideration and cash received in lieu of fractional shares of Eagle common stock. It is a condition to the obligations of Virginia Heritage and Eagle to complete the merger that they receive a legal opinion from counsel that for U.S. federal income tax purposes, the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        The U.S. federal income tax consequences described above may not apply to all holders of Virginia Heritage common stock, including certain holders specifically referred to at page 59. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you. For a more detailed discussion of the U.S. federal income tax consequences of the merger to you, please see the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences."

Virginia Heritage Officers and Directors Have Some Interests in the Merger That Are Different Than or In Addition To Their Interests As Shareholders (See page 62)

        In addition to their interests as shareholders, certain directors, executive officers or employees of Virginia Heritage may have interests in the merger that are different from or in addition to your interests. These interests relate to or arise from, among other things:

  •
  the potential receipt by certain executive officers and employees of Virginia Heritage of change of control, severance or termination payments;

  •
  certain executive officers of Virginia Heritage are expected to enter into employment relationships with Eagle or EagleBank;

  •
  David P. Summers, Chief Executive Officer and Chairman of Virginia Heritage will become a director of Eagle and EagleBank, and receive compensation for his service; and

  •
  an aggregate of 226,072 options to purchase shares of Virginia Heritage common stock are held by directors and executive officers of Virginia Heritage. As a result of the merger, all of such options will become options to purchase shares of Eagle common stock, and all unvested options will become exercisable.

        Virginia Heritage's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For information concerning these interests, please see the discussion under the caption "Proposal No. 1—The Merger—Interests of Certain Persons in the Merger" at page 62.

The Merger Will Be Accounted for under the Acquisition Method of Accounting (See page 64)

        The merger will be accounted for under the acquisition method of accounting, as such term is used under accounting principles generally accepted in the United States of America.

We May Not Complete the Merger Without All Required Regulatory Approvals (See page 64)

        The merger requires the receipt of certain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve" or the "Federal Reserve Board," the Maryland Commissioner of Financial Regulation and the Virginia State Corporation Commission. We have made filings and notifications for these purposes. On August 8, 2014, the applications Eagle and Eagle Bank filed with the Federal Reserve were approved. We expect to obtain all remaining necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Completion of the Merger Is Subject to Certain Conditions (See page 65)

        Completion of the merger is subject to a number of conditions, including the approval of the merger agreement by Virginia Heritage shareholders, and the receipt of necessary regulatory approvals. Certain conditions to the merger may be waived by Eagle or Virginia Heritage, as applicable.

Termination of the Merger Agreement (See page 75)

        Termination Events.    The merger agreement may be terminated, and the merger abandoned, at any time prior to the effectiveness of the merger, even after Virginia Heritage shareholder approval has been obtained at the special meeting, in the following circumstances:

  (i)
  by mutual consent of all parties;

  (ii)
  by Virginia Heritage, or Eagle and EagleBank, if (a) any governmental authority that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable (so long as the denial is not due to the failure on the part of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of the merger agreement, or (b) any governmental authority of competent jurisdiction issues a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (so long as the party seeking to terminate the merger agreement used its reasonable best efforts to contest, appeal and remove such order, decree or ruling);

  (iii)
  by Virginia Heritage or Eagle and EagleBank, if (a) the merger is not consummated on or before March 31, 2015 (so long as the failure of the closing of the merger to occur by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement), or (b) the special meeting concludes and the shareholder approval necessary to approve the agreement is not obtained;

  (iv)
  by Virginia Heritage:

  •
  if Eagle or EagleBank breaches or fails to perform any of their respective representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (a) would give rise to the failure of one or more certain conditions to the obligation of Virginia Heritage to close the merger and (b) is incapable of being cured (or is not cured) by Eagle or EagleBank, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Virginia Heritage (provided that Virginia Heritage is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

  •
  in order to enter into a definitive agreement with respect to a transaction that the Virginia Heritage board of directors has determined constitutes a superior proposal, if prior to the receipt of the Virginia Heritage shareholder approval necessary to approve the merger agreement (a) Virginia Heritage complies with its covenants regarding the procedures for superior proposals and (b) Virginia Heritage pays to Eagle the termination fee within the applicable time period, discussed in more detail in this proxy/statement prospectus;

  •
  if both (a) the average closing price of Eagle common stock during the 10 trading day period ending seven calendar days before closing of the merger is less than $26.34 (80% of Eagle's closing price on June 6, 2014); and (b) Eagle common stock has underperformed the

      NASDAQ Bank Index by more than 20%, provided that Eagle has the option to increase the consideration to be received by the holders of Virginia Heritage common stock, by increasing the exchange ratio to the extent necessary to provide Virginia Heritage shareholders with consideration equal to that which they would have received if one of those two conditions were not met; or

    •
    if Eagle is prohibited from issuing more than 19.9% of the number of shares of Eagle common stock outstanding immediately prior to such issuance pursuant to the limitations on the calculation of the merger consideration.

  (v)
  by Eagle, if:

  •
  Virginia Heritage breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (a) would give rise to the failure of one or more certain conditions to the obligation of Eagle to close the merger and (b) is incapable of being cured (or is not cured) by Virginia Heritage within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Eagle (provided that Eagle is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

  •
  the Virginia Heritage board of directors (a) effects a change of recommendation with respect to its recommendation that the Virginia Heritage shareholders approve the merger agreement or (b) fails to include its recommendation that the shareholders approve the merger agreement in this proxy statement;

  •
  the Virginia Heritage shareholder approval necessary to approve the merger agreement is not obtained at the special meeting, if Virginia Heritage or its representatives breached Virginia Heritage's covenants regarding solicitation of acquisition proposals or procedures relating to superior proposals and Virginia Heritage, subsequent to such breach but prior to the special meeting, receives an acquisition proposal, or which but for such breach would have been an acquisition proposal; or

  •
  communications and discussions with respect to an acquisition proposal permitted under the merger agreement extend until the earlier of: (a) 45 days from the date on which Virginia Heritage provided notice of such acquisition proposal to Eagle; and (b) March 30, 2015, and Virginia Heritage has not (1) rejected such acquisition proposal, and (2) advised Eagle orally and in writing of such rejection, by noon on such earlier date.

Virginia Heritage Must Pay Eagle a Termination Fee under Certain Circumstances (See page 77)

        Virginia Heritage must pay Eagle a termination fee of $7.25 million if the merger agreement is terminated under specified circumstances. Virginia Heritage agreed to this termination fee arrangement in order to induce Eagle to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Virginia Heritage.

Appraisal Rights (See page 78)

        Virginia Heritage shareholders are not entitled to exercise dissenters' or appraisal rights with respect to the merger.

Support Agreements (See page 57)

        In connection with the merger agreement, each director of Virginia Heritage has entered into support agreements pursuant to which he/she agrees to vote all of the shares of Virginia Heritage common stock over which he/she has or shares voting and dispositive authority in favor of the merger agreement. The shares subject to these support agreements represent 23.85% of the outstanding shares of Virginia Heritage common stock.

 Effect of Merger on Rights of Virginia Heritage Shareholders (See page 125)

        The rights of Virginia Heritage shareholders are governed by Virginia law, and by Virginia Heritage's articles of incorporation and bylaws. After completion of the merger, the rights of the former Virginia Heritage shareholders receiving Eagle common stock in the merger will be governed by Maryland law and Eagle's articles of incorporation and bylaws. There are substantive and procedural differences between Virginia Heritage's and Eagle's articles of incorporation and bylaws that will affect the rights of Virginia Heritage shareholders.

Market Price Information

        The following table sets forth the closing sale price per share of Eagle common stock as reported on NASDAQ, and Virginia Heritage common stock as reported on the OTCQB market, on June 6, 2014 (the last full trading day before the public announcement of the merger agreement), and as of September 5, 2014, the most recent practicable trading day prior to the date of this proxy statement/prospectus.

	Eagle Common Stock	Virginia Heritage Common Stock	Pro Forma Equivalent for Virginia Heritage Common Stock(1)
June 6, 2014	$32.92	$21.66	$29.00
September 5, 2014	$34.01	$27.85	$29.71

(1)
Pro forma equivalent for Virginia Heritage common stock determined by multiplying the price of Eagle common stock by the exchange ratio of 0.6531, the exchange ratio which would be in effect if the Eagle average price were the same as the closing price on June 6, 2014, plus cash consideration of which $7.50 per share which would have been payable as of such date. The actual exchange ratio will be based on the Eagle average price during the price determination period. The actual exchange ratio, and the actual amount of cash consideration may be higher or lower. As long as the Eagle average price is equal to or greater than $29.00 but less than or equal to $35.00, the value of the shares of Eagle common stock, based on the Eagle average price, plus the cash consideration, will be $29.00. See "Proposal No. 1—The Merger—Merger Consideration—Calculation of the Exchange Ratio" and "—Calculation of the Cash Consideration" at pages 38 and 39, respectively.

        The market price of Eagle common stock will fluctuate prior to the merger. You should obtain current market quotations for Eagle common stock.

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating this transaction and the proposal to approve the merger agreement at the special meeting. You should read these risk factors together with the risk factors contained in Eagle's Annual Report on Form 10-K for the year ended December 31, 2013, or the Annual Report, and any changes to those risk factors included in Eagle's Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Annual Report.

         The exchange ratio, the number of shares of Eagle common stock and amount of cash which holders of Virginia Heritage common stock will receive in the merger will be based on the Eagle average price determined following the price determination period. As a result, at the time of the special meeting, Virginia Heritage shareholders cannot be sure of the total value of the merger to Virginia Heritage shareholders, the number of shares of Eagle common stock or the amount of cash such holders will be entitled to receive or the value of the shares of the Eagle common stock issuable in connection with the merger.

        At the effective time of the merger, each issued and outstanding share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash. The number of shares of Eagle common stock and the amount of cash comprising the merger consideration will not be determined until shortly before the closing of the merger. So long as the Eagle average price during the price determination period is at least $29.00 and not more than $35.50, then each share of Virginia Heritage common stock will be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle average price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share. If the Eagle average price is greater than $35.50, the number of shares of Eagle common stock issuable in exchange for each share of Virginia Heritage common stock will be fixed at 0.6056 shares, and the amount of cash will increase. If the Eagle average price is less than $29.00, then, generally, each share of Virginia Heritage common stock will be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle average price less $7.50. The calculation of the exchange ratio is automatic, and Virginia Heritage does not have a right to terminate the merger agreement as a result of changes to the exchange ratio or changes in the aggregate value of the shares of Eagle common stock and cash to be received by Virginia Heritage shareholders, except in certain limited circumstances. Please refer to "Proposal No. 1—The Merger—Merger Consideration—Calculation of the Exchange Ratio" at page 38.

        Any change in the price of Eagle common stock prior to completion of the merger will affect the number and value of the shares of Eagle common stock that Virginia Heritage shareholders will have the right to receive upon completion of the merger and could affect the amount of cash they have the right to receive upon completion to the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Eagle's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Eagle's or Virginia Heritage's control.

        Accordingly, at the time of the special meeting, Virginia Heritage shareholders will not be able to determine the exact number of, or the value of, shares of Eagle common stock or the exact amount of cash that they may receive upon completion of the merger.

         The fairness opinion obtained by Virginia Heritage from its financial advisor, Sandler O'Neill, will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.

        Changes in the operations and prospects of Virginia Heritage or Eagle, general market and economic conditions and other factors that may be beyond the control of Virginia Heritage and Eagle, and on which the fairness opinion delivered by Sandler O'Neill to Virginia Heritage was based, may alter the value of Virginia Heritage or Eagle or the market price for shares of Virginia Heritage common stock or Eagle common stock by the time the merger is completed. The fairness opinion does not speak as of any date other than the date of such opinion, which was June 9, 2014, and the fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time Virginia Heritage shareholders will be voting at the special meeting or upon completion of the merger. The merger agreement does not require that the fairness opinion of Sandler O'Neill be updated as a condition to the completion of the merger, and Virginia Heritage does not intend to request that the fairness opinion be updated. The fairness opinion is attached as Annex C to this proxy statement/prospectus. For a description of the opinion that Virginia Heritage received from Sandler O'Neill, see "The Merger—Opinion of Virginia Heritage's Financial Advisor" at page 45. For a description of the other factors considered by Virginia Heritage's board of directors in determining to approve the merger, see "Proposal No. 1—The Merger—Virginia Heritage's Reasons for the Merger and Recommendation of the Board of Directors of Virginia Heritage" at page 44.

         The market price of the shares of Eagle common stock may be affected by factors different from those affecting the shares of Virginia Heritage common stock.

        Upon completion of the merger, holders of Virginia Heritage common stock will become holders of Eagle common stock. Some of Eagle's current businesses and markets differ from those of Virginia Heritage and, accordingly, the results of operations of Eagle after the merger may be affected by factors different from those currently affecting the results of operations of Virginia Heritage. For further information on the businesses of Eagle and Virginia Heritage and the risk factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information" at page 135 and the information contained under "Information About Virginia Heritage" at page 91.

         Eagle may fail to realize the cost savings, revenue enhancements and other benefits it estimates for the merger.

        The success of the merger will depend, in part, on Eagle's ability to realize the cost savings, revenue enhancements and other benefits it estimates will be achieved from combining the businesses of Eagle and Virginia Heritage. While Eagle believes, as of the date of this proxy statement/prospectus, that these estimated cost savings, revenue enhancements and other benefits are achievable, it is possible that the potential cost savings, revenue enhancements and other benefits could turn out to be more difficult to achieve than anticipated. These estimates also depend on Eagle's ability to combine the businesses of Eagle and Virginia Heritage in a manner that permits those cost savings, revenue enhancements and other benefits to be realized. Eagle's ability to realize increases in revenue will depend, in part, on Eagle's ability to retain customers, employees and deposits, and to capitalize on existing Virginia Heritage relationships for the provision of additional products and services. If these estimates turn out to be incorrect or Eagle is not able to successfully combine the two institutions, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected.

         Combining the two institutions may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.

        Eagle and Virginia Heritage have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each institution's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each institution's ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institution. Eagle expects that it will consolidate or sell branches in connection with, or shortly after, effectiveness of the merger. Certain customers' branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

         Results after the merger may materially differ from the pro forma information presented in this proxy statement/prospectus.

        Results after the merger of Virginia Heritage with and into Eagle may be materially different from those shown in the unaudited pro forma combined financial information contained in this proxy statement/prospectus which only shows a combination of historical results from Eagle and Virginia Heritage. The unaudited pro forma combined financial information is presented for illustrative purposes only, and makes assumptions about the exchange ratio and merger consideration based on the closing price of Eagle common stock on June 6, 2014. The exchange ratio and merger consideration may vary based on the Eagle average price during the price determination period. The unaudited pro forma combined financial information contained in this proxy statement/prospectus does not indicate the financial results of the combined institution had they actually been combined at the beginning of the periods presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined institution.

         The merger with Virginia Heritage may distract management of Eagle from its other responsibilities.

        The merger will cause the management of Eagle to focus a portion of its time and energies on matters related to the merger that otherwise would be directed to the business and operations of Eagle. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the financial condition and results of operations of Eagle.

         The shares of Eagle common stock to be received by shareholders of Virginia Heritage as a result of the merger will have different rights from the shares of Virginia Heritage common stock.

        Following completion of the merger, holders of Virginia Heritage common stock will no longer be shareholders of Virginia Heritage, but will instead be shareholders of Eagle. The rights associated with Virginia Heritage common stock are different from the rights associated with Eagle common stock. See "Comparative Rights of Shareholders" at page 125.

         Virginia Heritage's shareholders will have less influence on management and policies as shareholders of Eagle than as shareholders of Virginia Heritage.

        Upon completion of the merger, Virginia Heritage's shareholders will own proportionately fewer shares of Eagle common stock, as compared to all issued and outstanding shares of Eagle, than they do with respect to all issued and outstanding shares of Virginia Heritage common stock. As a result, Virginia Heritage's shareholders will have less influence on the management and policies of Eagle than they now have on the management and policies of Virginia Heritage.

         The merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on Eagle.

        Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and state bank regulatory authorities. These regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Eagle and Virginia Heritage do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Eagle following the merger, any of which might have a material adverse effect on Eagle. Furthermore,

Eagle is not obligated to complete the merger if the regulatory approvals received in connection with the merger include any conditions that in the good faith judgment of Eagle would have a material adverse effect on the value of the merger to Eagle, or would require Eagle enter into any regulatory agreements.

         The merger will not be completed unless important conditions are satisfied.

        Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed, and each of Eagle and Virginia Heritage may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions set forth in the merger agreement, must be satisfied or waived, before Eagle and Virginia Heritage are obligated to complete the merger:

  •
  the merger agreement must be duly approved by the requisite vote of the shareholders of Virginia Heritage;

  •
  all required regulatory approvals must be obtained;

  •
  the registration statement of which this proxy statement/prospectus is a part shall become effective under the Securities Act of 1933, as amended, or Securities Act, and no stop order shall have been initiated or threatened by the SEC; and

  •
  the shares of Eagle common stock to be issued in the merger must be approved for listing on NASDAQ.

        In addition, the merger agreement may be terminated in certain circumstances if the merger is not consummated on or before March 31, 2015.

         Eagle and Virginia Heritage will incur significant transaction and merger-related integration costs in connection with the merger.

        Eagle and Virginia Heritage expect to incur significant costs associated with completing the merger and integrating the operations of the two companies, which must be expensed as incurred under GAAP. Eagle and Virginia Heritage are continuing to assess the impact of these costs. Although Eagle believes that the elimination of duplicate costs, the realization of other efficiencies related to the integration of the businesses of Eagle and Virginia Heritage, and revenue enhancement opportunities, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

         Failure to complete the merger could negatively affect the market price of Virginia Heritage's common stock.

        If the merger is not completed for any reason, Virginia Heritage will be subject to a number of material risks, including the following:

  •
  the market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

  •
  costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

  •
  the diversion of management's attention from the day-to-day business operations and the potential disruption to Virginia Heritage's employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

  •
  if Virginia Heritage's board of directors seeks another merger or business combination, Virginia Heritage shareholders cannot be certain that Virginia Heritage will be able to find a party willing to pay an equivalent or greater consideration than that which Eagle has agreed to pay in the merger.

         Eagle and Virginia Heritage will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainties about the effect of the merger on the respective businesses, employees or customers of Eagle and Virginia Heritage may have an adverse effect on the financial condition and results of operations of Eagle and Virginia Heritage. These uncertainties also may impair Virginia Heritage's ability to attract, retain and motivate strategic personnel until the merger is completed, and could cause its customers and others that deal with it to seek to change their existing business relationships, which could have a negative impact on Eagle's financial condition and results of operations following completion of the merger. Also, experienced employees in the financial services industry are in high demand, and there can be a high level of competition for their talents. Employees of Virginia Heritage may experience uncertainty about their future role with Eagle until, or even after, strategies with regard to the combined institution are announced or executed. If Virginia Heritage employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Eagle, Eagle's business following the merger could be harmed. In addition, the merger agreement restricts Virginia Heritage from taking certain actions without Eagle's consent until the merger is completed. These restrictions may prevent Virginia Heritage from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

         The merger agreement limits Virginia Heritage's ability to pursue alternatives to the merger with Eagle.

        The merger agreement contains terms and conditions that make it more difficult for Virginia Heritage to engage in a business combination with a party other than Eagle. Subject to limited exceptions, Virginia Heritage's board of directors is required to recommend that Virginia Heritage shareholders approve the merger agreement. If the Virginia Heritage board of directors determines to accept an acquisition proposal from a third party or, in certain circumstances, Virginia Heritage completes a merger with a party other than Eagle or conducts another extraordinary transaction within nine months of termination of the merger agreement, Virginia Heritage may be obligated to pay a $7.25 million termination fee to Eagle. A third party may be discouraged from considering or proposing an acquisition of Virginia Heritage, including an acquisition on better terms than those offered by Eagle, due to the termination fee and Virginia Heritage's obligations under the merger agreement. Further, the termination fee might result in a potential third party acquiror proposing a lower per share price than it might otherwise have proposed to acquire Virginia Heritage. See "Proposal No. 1—The Merger—Termination and Termination Payments—Effect of Termination; Termination Expenses" at page 77.

         Certain officers and directors of Virginia Heritage have interests in the merger that are in addition to or different than the interests of Virginia Heritage shareholders.

        Directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as Virginia Heritage shareholders. Certain officers, directors and employees of Virginia Heritage will become officers, directors or employees of Eagle and/or EagleBank and will be subject to employment or other service agreements with Eagle and/or EagleBank after completion of the merger. Other interests include, but are not limited to, severance arrangements that the officers entered into with Virginia Heritage, and rights to indemnification and directors and officers insurance for Virginia Heritage directors and officers following the merger. These interests of Virginia Heritage's directors and officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. Although the members of each of Virginia Heritage's and Eagle's board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should consider these interests in conjunction with the recommendation of the Virginia Heritage board of directors with respect to the approval of the merger agreement. See "Proposal No. 1—The Merger—Interests of Certain Persons in the Merger" and "Proposal No. 1—The Merger—Support Agreements" at pages 62 and 57, respectively.

         Eagle may not be able to manage future growth and competition in the Northern Virginia market.

        The merger will result in a significant acceleration of Eagle's expansion in the Northern Virginia market, where it currently operates six branches. Although Eagle has hired a number of lending and business development officers with experience in the Northern Virginia market, there can be no assurance that it will be able to successfully compete in this highly competitive market, or that it will be able to successfully manage additional growth.

        Eagle has grown rapidly in the past several years, through acquisition and through organic growth. Eagle can provide no assurance that it will continue to be able to maintain its rate of growth at acceptable risk levels and upon acceptable terms, while managing the costs and implementation risks associated with its growth strategy. Eagle may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If Eagle is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability, or that it would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect Eagle's results of operations, financial condition and stock price.

         If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then Virginia Heritage shareholders may be responsible for payment of U.S. federal income taxes.

        The U.S. Internal Revenue Service, or Internal Revenue Service, may determine that the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In that case, each Virginia Heritage shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the Eagle common stock and cash received by the shareholder in the Merger and (ii) the shareholder's adjusted tax basis in the shares of Virginia Heritage common stock exchanged therefor. In any event, Virginia Heritage shareholders may be required to recognize gain or loss in connection with the cash portion of the merger consideration and cash in lieu of fractional shares of Eagle common stock.

SELECTED CONSOLIDATED FINANCIAL DATA OF EAGLE

        The following table sets forth selected historical consolidated financial data for Eagle as of and for each of the five years ended December 31, 2013 (which has been derived from Eagle's audited consolidated financial statement), and as of and for the six months ended June 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in Eagle's consolidated financial statements and related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in Eagle's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which have been filed with the SEC and are incorporated by reference in this proxy statement/prospectus. Information for the six month periods ended June 30, 2014 and 2013 is derived from unaudited interim financial statements and has been prepared on the same basis as Eagle's audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

	At or for the six months ended June 30,		At or for the year ended December 31,
(dollars in thousands except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Balance Sheets—Period End
Securities	$378,990	$335,779	$389,405	$310,514	$324,053	$237,576	$245,644
Loans held for sale	35,411	104,767	42,030	226,923	176,826	80,571	1,550
Loans	3,279,429	2,691,358	2,945,158	2,493,095	2,056,256	1,675,500	1,399,311
Allowance for credit losses	43,552	39,640	40,921	37,492	29,653	24,754	20,619
Intangible assets, net	3,379	3,690	3,510	3,785	4,145	4,188	4,379
Total assets	3,914,444	3,410,568	3,771,503	3,409,441	2,831,255	2,089,370	1,805,504
Deposits	3,367,927	2,888,236	3,225,414	2,897,222	2,392,095	1,726,798	1,460,274
Borrowings	99,946	136,627	119,771	140,638	152,662	146,884	150,090
Total liabilities	3,487,623	3,041,178	3,377,640	3,059,465	2,564,544	1,884,654	1,617,183
Preferred shareholders' equity	56,600	56,600	56,600	56,600	56,600	22,582	22,612
Common shareholders' equity	370,221	312,790	337,263	293,376	210,111	182,134	165,709
Total shareholders' equity	426,821	369,390	393,863	349,976	266,711	204,716	188,321
Tangible common equity(1)(2)	366,842	309,100	333,753	289,591	205,966	177,946	161,330
Statements of Operations
Interest income	$87,596	$75,918	$157,294	$141,943	$119,124	$96,658	$84,338
Interest expense	5,569	6,545	12,504	14,414	20,077	19,832	24,809
Provision for credit losses	5,068	5,722	9,602	16,190	10,983	9,308	7,669
Noninterest income	8,274	15,176	24,716	21,364	13,501	9,242	7,297
Noninterest expense(2)	45,233	41,382	84,579	76,531	63,276	51,005	42,773
Income before taxes	40,000	37,445	75,325	56,172	38,289	25,755	16,384
Income tax expense	14,557	14,198	28,318	20,883	13,731	9,098	5,965
Net income(2)	25,443	23,247	47,007	35,289	24,558	16,657	10,419
Preferred dividends	283	283	566	566	1,511	1,299	2,307
Net income available to common shareholders	25,160	22,964	46,441	34,723	23,047	15,358	8,112
Per Common Share Data(3)
Net income, basic(2)	$0.97	$0.90	$1.81	$1.50	$1.05	$0.71	$0.50
Net income, diluted(2)	0.95	0.88	1.76	1.46	1.04	0.70	0.50
Book value	14.25	12.14	13.03	11.62	9.57	8.41	7.71
Tangible book value(1)(2)	14.12	12.00	12.89	11.47	9.38	8.21	7.51
Common shares outstanding	25,985,659	25,764,542	25,885,863	25,250,378	21,948,128	21,670,426	21,487,649
Weighted average common shares outstanding, basic	25,954,912	25,641,067	25,726,062	23,135,886	21,819,087	21,613,450	16,107,623
Weighted average common shares outstanding, diluted	26,599,594	26,234,030	26,358,611	23,743,815	22,316,593	22,046,554	16,236,094

	At or for the six months ended June 30,		At or for the year ended December 31,
(dollars in thousands except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Ratios
Net interest margin(2)(4)	4.47%	4.23%	4.30%	4.32%	3.99%	4.09%	3.85%
Efficiency ratio(2)(5)	50.09%	48.94%	49.90%	51.40%	56.22%	59.26%	64.01%
Return on average assets(2)	1.35%	1.40%	1.37%	1.18%	0.97%	0.86%	0.65%
Return on average common equity(2)	14.23%	15.01%	14.60%	14.14%	11.71%	8.74%	6.52%
Total capital (to risk weighted assets)	12.71%	12.53%	13.01%	12.20%	11.84%	11.64%	13.57%
Tier 1 capital (to risk weighted assets)	11.29%	11.12%	11.53%	10.80%	10.33%	9.91%	11.82%
Tier 1 capital (to average assets)	10.89%	10.81%	10.93%	10.44%	8.21%	9.32%	10.29%
Tangible common equity(1)	9.38%	9.07%	8.86%	8.50%	7.29%	8.53%	8.96%
Asset Quality
Nonperforming assets and loans 90+ past due	$31,350	$35,720	$33,927	$35,983	$36,019	$31,988	$27,131
Nonperforming assets and loans 90+ past due to total assets	0.80%	1.05%	0.90%	1.06%	1.27%	1.53%	1.50%
Allowance for credit losses to loans	1.33%	1.47%	1.39%	1.50%	1.44%	1.48%	1.47%
Allowance for credit losses to nonperforming loans	193.50%	168.63%	165.66%	122.19%	90.42%	97.18%	93.62%
Net charge-offs	$2,436	$3,574	$6,173	$8,351	$6,084	$5,173	$5,453
Net charge-offs (annualized) to average loans	0.16%	0.28%	0.23%	0.37%	0.32%	0.35%	0.42%

(1)
The selected financial highlights contain certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are "tangible common equity," defined as total common shareholders' equity reduced by goodwill and other intangible assets, and "tangible book value per common share," is defined as tangible common shareholders' equity divided by total common share outstanding. Eagle's management uses these non-GAAP measures in its analysis of Eagle's performance because it believes these measures are material and will be used as a measure of Eagle's performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. Eagle's management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. A reconciliation of these non-GAAP measures to their GAAP equivalents is set forth below.

	At or for the six months ended June 30,
			At or for the year ended December 31,
GAAP Reconciliation (dollars in thousands except per share data)
	2014	2013	2013	2012	2011	2010	2009
Common shareholders' equity	$370,221	$312,790	$337,263	$293,376	$210,111	$182,134	$165,709
Less: Intangible assets	(3,379)	(3,690)	(3,510)	(3,785)	(4,145)	(4,188)	(4,379)

Tangible common equity	$366,842	$309,100	$333,753	$289,591	$205,966	$177,946	$161,330

Book value per common share	$14.25	12.14	$13.03	$11.62	$9.57	$8.41	$7.71
Less: Intangible book value per common share	(0.13)	(0.14)	(0.14)	(0.15)	(0.19)	(0.20)	(0.20)

Tangible book value per common share	$14.12	$12.00	$12.89	$11.47	$9.38	$8.21	$7.51

Total Assets	$3,914,444	$3,410,568	$3,771,503	$3,409,441	2,831,255	2,089,370	1,805,504
Less: Intangible Assets	(3,379)	(3,690)	(3,510)	(3,785)	(4,145)	(4,188)	(4,379)

Tangible assets	$3,911,065	$3,406,878	$3,767,993	$3,405,656	$2,827,110	$2,085,182	$1,801,125

Tangible common equity ratio	9.38%	9.07%	8.86%	8.50%	7.29%	8.53%	8.96%

(2)
The reported figures include the effect of approximately $576 thousand of merger related expenses. As the magnitude of these merger related expenses distorts the operational results of the Company, we present in the reconciliation below and in the accompanying discussion certain performance metrics excluding the effect of the merger expenses during the three and six months ended June 30, 2014.

	Six months ended	Three months ended
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	June 30, 2014	June 30, 2014
Net income	$25,443	$12,944
Adjustments to net income
Merger-related expenses	576	576

Operating net income	$26,019	$13,520

Net income available to common shareholders	$25,160	$12,802
Adjustments to net income available to common shareholders
Merger-related expenses	576	576

Operating earnings	$25,736	$13,378

Earnings per weighted average common share, basic	$0.97	$0.49
Adjustments to earnings per weighted average common share, basic
Merger-related expenses	0.02	0.02

Operating earnings per weighted average common share, basic	$0.99	$0.51

Earnings per weighted average common share, diluted	$0.95	$0.48
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses	0.02	0.02

Operating earnings per weighted average common share, diluted	$0.97	$0.50

Summary Operating Results:
Noninterest expense	$45,233	$22,135
Merger-related expenses	576	576

Adjusted noninterest expense	$44,657	$21,559

Adjusted efficiency ratio	49.45%	47.04%
Adjusted noninterest expense as a % of average assets	2.37%	2.24%
Return on average assets
Net income	$25,443	$12,944
Adjustments to net income
Merger-related expenses	576	576

Operating net income	26,019	$13,520

Adjusted return on average assets	1.38%	1.41%
Return on average common equity
Net income available to common shareholders	$25,160	$12,802
Adjustments to net income available to common shareholders
Merger-related expenses	576	576

Operating earnings	$25,736	$13,378

Adjusted return on average common equity	14.56%	14.72%
(3)
Presented giving retroactive effect to the 10% stock dividend paid on the common stock on June 14, 2013.

(4)
The reported figure includes the effect of a $618 million deposit, or the settlement deposit, received on September 13, 2011 in connection with a class action settlement, which was disbursed by year end. The deposit was invested in excess reserves at the Federal Reserve Bank. As the magnitude of the settlement deposit distorts Eagle's operational results, the GAAP reconciliation below presents certain performance ratios excluding the effect of the settlement deposit, notably the net interest margin and the return on average assets which resulted in approximately $326,000 of interest income and $170,000 of income, net of tax, during the twelve month period ended December 31, 2011. Eagle believes this information is important to enable shareholders and other interested parties to assess eagle's core operational performance.

	At or for the year ended December 31,
	2012			2011
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Total earning assets	$2,953,417	$141,943	4.81%	$2,482,625	$119,124	4.80%
Less: settlement deposit	—	—	—	(117,990)	(326)	(0.28)%

Adjusted earning assets	$2,953,417	$141,943	4.81%	$2,364,635	$118,798	5.02%

Total interest bearing liabilities	$1,903,453	$14,414	0.76%	$1,679,855	$20,077	1.20%
Adjusted interest spread			4.05%			3.82%
Adjusted interest margin			4.32%			4.17%

	At or for the year ended December 31,
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	2012	2011
Net income	$35,289	$24,558
Less: settlement deposit	—	(170)

Adjusted net income	$35,289	$24,388

Average total assets	$2,997,994	$2,523,592
Less: settlement deposit	—	(117,990)

Adjusted average total assets	$2,997,994	$2,405,602

Adjusted return on average assets	1.18%	1.01%
(5)
Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED HISTORICAL FINANCIAL DATA OF VIRGINIA HERITAGE

        The following table sets forth selected historical consolidated financial data for Virginia Heritage as of and for each of the five years ended December 31, 2013 (which has been derived from Virginia Heritage's audited consolidated financial statement), and as of and for the six months ended June 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in Virginia Heritage's consolidated financial statements and related notes which are included as part of this proxy statement/prospectus. Information for the six month periods ended June 30, 2014 and 2013 is derived from Virginia Heritage's unaudited interim financial statements and has been prepared on the same basis as its audited financial statements and includes, in the opinion of Virginia Heritage's management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

	At or for the six months ended June 30,		At or for the year ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Statement of Operations Data:
Interest income	$18,579	$16,455	$33,937	$30,814	$26,140	$21,479	$15,753
Interest expense	2,650	2,670	5,240	6,147	6,895	6,463	5,164

Net interest income	15,929	13,785	28,697	24,667	19,245	15,016	10,589

Provision for loan losses	760	1,152	1,764	3,410	2,037	2,002	2,021
Total noninterest income	3,501	6,952	10,676	14,641	7,141	5,609	4,280
Total noninterest expense(1)	11,982	12,844	24,263	24,627	16,610	14,105	11,346

Net income before taxes	6,688	6,741	13,346	11,271	7,739	4,518	1,502
Income tax expense (benefit)	2,402	2,207	4,346	3,625	2,601	(629)	—

Net income after taxes	4,286	4,534	9,000	7,646	5,138	5,147	1,502
Preferred dividends paid	76	76	153	289	77	—	—

Net income available to common shareholders(1)	$4,210	$4,458	$8,847	$7,357	$5,061	$5,147	$1,502

Per Share Data and Shares Outstanding:
Net income (basic)(1)	$0.70	$1.01	$1.70	$1.70	$1.17	$1.33	$0.40
Net income (diluted)(1)	0.68	0.98	1.65	1.68	1.17	1.32	0.40
Common equity book value at period end	14.62	12.91	13.45	12.47	10.89	9.55	8.18
Weighted average shares (basic)	6,016,572	4,413,319	5,217,531	4,333,209	4,333,209	3,881,896	3,791,633
Weighted average shares (diluted)	6,231,350	4,540,416	5,359,521	4,371,355	4,337,566	3,885,276	3,795,768
Shares outstanding at period end	6,020,301	5,783,209	6,014,801	4,333,209	4,333,209	4,333,209	3,791,633
Balance Sheet Data:
Assets	$955,685	$847,753	$894,841	$781,573	$578,087	$452,507	$341,034
Loans, net	744,765	619,692	696,097	579,284	434,294	362,451	296,750
Loans held for sale	21,471	28,550	10,730	48,136	16,861	11,366	5,699
Securities available for sale, at fair value	114,256	123,248	126,834	118,629	98,821	40,340	17,912
Deposits	776,116	729,530	711,400	660,138	491,713	381,426	258,458
Preferred stockholders' equity	15,300	15,300	15,300	15,300	15,300	—	—
Common stockholders' equity	88,004	74,640	80,906	54,017	47,176	41,371	31,020
Total stockholders' equity	103,304	89,940	96,206	69,317	62,476	41,371	31,020

	At or for the six months ended June 30,		At or for the year ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Performance Ratios:
Annualized return on average assets	0.93%	1.15%	1.10%	1.13%	1.00%	1.29%	0.51%
Annualized return on average common stockholders' equity	9.87%	15.67%	12.91%	14.50%	11.46%	14.81%	4.94%
Net interest rate spread(2)	3.33%	3.26%	3.25%	3.33%	3.47%	3.43%	3.32%
Net interest margin(3)	3.58%	3.57%	3.56%	3.69%	3.79%	3.81%	3.21%
Annualized income as a percentage of average assets(4)	4.81%	5.92%	5.45%	6.71%	6.48%	6.77%	6.86%
Annualized noninterest income as a percentage of average assets	0.76%	1.76%	1.31%	2.16%	1.39%	1.40%	1.47%
Annualized noninterest expense to average assets	2.61%	3.25%	2.97%	3.63%	3.23%	3.53%	3.89%
Efficiency ratio(1)(5)	61.67%	61.94%	61.62%	62.65%	62.95%	68.39%	76.31%
Asset Quality Ratios:
Nonperforming assets to total assets(6)	0.43%	0.76%	0.33%	0.63%	0.72%	1.04%	0.72%
Total allowance for loan losses to total loans outstanding(7)	1.37%	1.49%	1.39%	1.41%	1.39%	1.31%	1.18%
Annualized net loan charge-offs to average loans outstanding	0.05%	0.01%	0.04%	0.24%	0.18%	0.21%	0.29%
Capital Ratios:(8)
Total risk-based capital ratio	14.62%	15.60%	14.86%	12.06%	13.90%	12.29%	11.29%
Tier 1 risk-based capital ratio	13.37%	14.35%	13.61%	10.81%	12.72%	11.04%	10.13%
Leverage ratio	11.32%	11.62%	11.72%	9.28%	10.87%	9.08%	9.35%
Stockholders' equity to total assets ratio	10.81%	10.61%	10.76%	8.87%	10.81%	9.14%	9.10%
Other Data:
Number of banking offices	6	5	5	5	5	4	4
Full-time equivalent employees	137	137	137	124	103	99	81

(1)
The selected financial highlights contain certain non-GAAP financial measures that Virginia Heritage believes, when considered together with GAAP financial measures, provide investors with important information regarding its operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding merger related expenses and certain other non-recurring items. These excluded items are difficult to predict and Virginia Heritage believes that adjusted operated earnings provides Virginia Heritage and its investors with a valuable measure of Virginia Heritage's operational performance and a valuable tool to evaluate its financial results. The calculations of adjusted operating earnings for the three and six months ended June 30, 2014, respectively, are as follows (dollars amounts in thousands except per share data):

	Six months ended	Three months ended
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	June 30, 2014	June 30, 2014
Net income available to common stockholders	$4,210	$2,044
Adjustments to net income available to common stockholders:
Merger related expenses	440	440

Adjusted operating earnings	$4,650	$2,484

Earnings per common share—basic	$0.70	$0.34
Adjustments to earnings per common share—basic:
Merger related expenses	0.07	0.07

Adjusted operating earnings per common share—basic	$0.77	$0.41

Earnings per common share—diluted	$0.68	$0.33
Adjustments to earnings per common share—diluted:
Merger related expenses	0.07	0.07

Adjusted operating earnings per common share—diluted	$0.75	$0.40

  The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing noninterest expense excluding merger related expenses and certain other non-recurring items, by the sum of net interest income and noninterest income. Virginia Heritage believes that this measure provides investors with important information about our operating efficiency. Calculation of the adjusted efficiency ratio for the three and six months ended June 30, 2014, respectively, are as follows (dollar amounts in thousands):

	Six months ended	Three months ended
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	June 30, 2014	June 30, 2014
Summary Operating Results
Noninterest expense	$11,982	$6,516
Merger related expenses	440	440

Adjusted noninterest expense	$11,542	$6,076

Total net interest and noninterest income	$19,430	$10,145
Efficiency ratio, adjusted	59.40%	59.89%
(2)
Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)
Net interest margin is net interest income divided by average earning assets.

(4)
Income consists of interest income and noninterest income.

(5)
Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

(6)
Nonperforming assets consist of nonaccrual loans, troubled debt restructured loans and loans past due 90 days or more and still accruing interest and other real estate owned. Nonperforming assets for the six months ended June 30, 2013 have been restated to include performing troubled debt restructured loans.

(7)
Excludes loans held for sale.

(8)
Capital ratios are calculated in accordance with regulatory accounting principles specified by regulatory agencies for supervisory reporting purposes.

 COMPARATIVE PER SHARE DATA

        The following table shows certain historical per share data for Eagle and Virginia Heritage for the periods indicated, and pro forma combined information for Eagle and pro forma equivalent per share data for Virginia Heritage, assuming the effectiveness of the merger on June 6, 2014 at the exchange ratio of 0.6531, and assuming an Eagle average price of $32.92, the closing price on that date, which is collectively referred to as "comparative pro forma information." In presenting the comparative pro forma information for the periods shown, we assumed that we had been combined throughout those periods. The merger will be accounted for under the "acquisition" method of accounting. Under the acquisition method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. The operating results of Virginia Heritage will be reflected in Eagle's consolidated financial statements from and after the date the merger is completed.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our two institutions. While we hope that the merger also will provide the combined institution with financial benefits that include reduced operating expenses and the opportunity to earn more revenue, the pro forma combined information does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Virginia Heritage's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Virginia Heritage will change the amount of the purchase price allocable to goodwill. Additionally, changes to Virginia Heritage's shareholders' equity, including net income, and changes in the market value of Eagle's common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the comparative pro forma information presented herein. The comparative pro forma information should not be relied upon as being indicative of the historical results the combined institution that would have been achieved had the merger been effective before the periods presented, or the results of operations that the combined institution may expect to achieve after the merger.

        The information in the following table is based on, and should be read together with, the historical financial information of Virginia Heritage that is included in this proxy statement/prospectus, and Eagle's prior filings with the SEC which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" at page 135. The pro forma combined data per share has been computed based on the number of shares of Eagle common stock adjusted for the additional shares to be issued in connection with the merger. The pro forma equivalent per share data for Virginia Heritage was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.6531 shares of Eagle common stock for each share of Virginia Heritage common stock. The resulting products were rounded to the nearest cent. The actual exchange ratio could be higher or lower.

	Six months ended June 30, 2014	Year ended December 31, 2013
Earnings (Loss) Per Common Share:
Basic
Eagle	$0.97(1)	$1.81
Virginia Heritage	$0.70(2)	$1.70
Pro forma combined	$0.98	$1.86
Pro forma equivalent for one share of Virginia Heritage	$0.64	$1.21
Diluted
Eagle	$0.95(1)	$1.76
Virginia Heritage	$0.68(2)	$1.65
Pro forma combined	$0.96	$1.82
Pro forma equivalent for one share of Virginia Heritage	$0.63	$1.19
Cash Dividends Per Common Share
Eagle	—	—
Virginia Heritage	—	—
Pro forma combined	—	—
Pro forma equivalent for one share of Virginia Heritage	—	—
Book Value Per Common Share
Eagle	$14.25	$13.03
Virginia Heritage	$14.62	$13.45
Pro forma combined	$16.98	$15.93
Pro forma equivalent for one share of Virginia Heritage	$11.09	$10.40

(1)
Includes the effect of approximately $576 thousand in merger-related expenses.

(2)
Includes the effect of approximately $440 thousand in merger-related expenses.

 COMPARATIVE STOCK PRICES AND DIVIDENDS

        Eagle's common stock is listed on NASDAQ under the symbol "EGBN" and Virginia Heritage's common stock is listed under the symbol "VGBK" on the OTCQB marketplace. The following table sets forth, for the periods indicated, the high and low sales prices per share for Eagle common stock and Virginia Heritage common stock as reported on NASDAQ and OTCQB, respectively. Neither Eagle nor Virginia Heritage has declared or paid a cash dividend on its common stock in any period shown in the table below. Prices for Eagle common stock have been adjusted to reflect a 10% stock dividend paid on June 14, 2013.

	Eagle		Virginia Heritage
	High	Low	High	Low
Quarter Ended:
September 30, 2014 (through September 5, 2014)	$35.48	$31.80	$28.04	$27.30
June 30, 2014	$36.40	$32.22	$27.56	$20.00
March 31, 2014	$37.00	$29.24	$21.00	$18.00
December 31, 2013	$33.25	$26.04	$17.92	$15.90
September 30, 2013	$28.45	$22.29	$17.00	$15.15
June 30, 2013	$23.21	$18.13	$15.25	$14.10
March 31, 2013	$20.91	$18.18	$15.50	$12.70
December 31, 2012	$19.60	$15.25	$13.25	$10.95
September 30, 2012	$16.53	$14.28	$10.98	$10.05
June 30, 2012	$16.31	$13.96	$11.00	$9.56
March 31, 2012	$16.06	$13.32	$10.50	$8.77

FORWARD-LOOKING STATEMENTS

        Eagle and Virginia Heritage make forward-looking statements in this proxy statement/prospectus and their public documents within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this proxy statement/prospectus and the underlying management assumptions. These "forward-looking statements" can be identified by words such as "believes," "expects," "anticipates," "intends" and similar expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between Virginia Heritage and Eagle, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Eagle's and Virginia Heritage's plans, objectives, expectations and intentions and other statements contained in this proxy statement/prospectus that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective managements of Eagle and Virginia Heritage and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        In addition to factors that we have previously disclosed in Eagle's reports filed with the SEC which are incorporated by reference into this proxy statement/prospectus, and those that we discuss elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  the businesses of Eagle and Virginia Heritage may not be combined successfully, or such combination, including the conversion of Virginia Heritage's systems, controls and procedures, may take longer, be more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  the estimate of the value of the loan portfolio of Virginia Heritage may be high due to the inexact nature of determining this estimate, which could mean that Eagle may be exposed to additional reserve expense or charge-offs on such loans;

  •
  customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;

  •
  adverse effects on relationships with employees may be greater than expected;

  •
  diversion of management time on merger-related issues;

  •
  the regulatory approvals required for the merger may not be obtained on the expected terms or on the anticipated schedule;

  •
  shareholder approval may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may compress margins and adversely affect net interest income;

  •
  adverse effects may be caused by continued diversification of assets and adverse changes to credit quality;

  •
  competition from other financial services companies in Eagle's and Virginia Heritage's markets could adversely affect operations;

  •
  Eagle's concentrations of loans in commercial, commercial real estate and construction loans, and loans to borrowers in the Washington, D.C. metropolitan area, may adversely affect its earnings and results of operations;

  •
  Adverse changes may occur in the securities markets;

  •
  an economic slowdown could adversely affect credit quality and loan originations; and

  •
  social and political conditions such as legislative stalemate, war, political unrest, terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

        The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Eagle and Virginia Heritage assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to holders of Virginia Heritage common stock as Virginia Heritage's proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of Virginia Heritage shareholders to be held on Thursday, October 16, 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Eagle's prospectus in connection with the offer and sale by Eagle of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting

        The special meeting is scheduled to be held as follows:

  Date: Thursday, October 16, 2014

  Time: 10:00 a.m., local time

  Place: Westwood Country Club, 800 Maple Avenue East, Vienna, Virginia

Purpose of the Meeting

        At the special meeting, Virginia Heritage shareholders will be asked to:

  •
  Consider and approve the merger agreement, pursuant to which Virginia Heritage will merge with and into EagleBank, with EagleBank surviving the merger, and each outstanding share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash. See "Proposal No. 1—The Merger—Merger Consideration" at page 38.

  •
  Consider and approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement.

Record Date and Outstanding Shares

        Virginia Heritage's board of directors has fixed the close of business on September 2, 2014 as the record date for the meeting. Only shareholders of record of Virginia Heritage common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Each holder of record of Virginia Heritage common stock at the close of business on the record date is entitled to one vote for each share of Virginia Heritage common stock then held on each matter voted on by shareholders at the special meeting. At the close of business on the record date, there were 6,039,972 shares of Virginia

Heritage common stock issued and outstanding and entitled to vote, held by approximately 373 shareholders of record.

Quorum; Abstentions and Broker Non-Votes

        Holders of a majority of the issued and outstanding shares of Virginia Heritage common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists. Notwithstanding the foregoing, pursuant to Virginia Heritage's bylaws, the special meeting may be adjourned by the affirmative vote of at least a majority of votes cast on the proposal.

        If you hold your shares of Virginia Heritage common stock in "street name" through a broker or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement, or on the proposal to adjourn the special meeting. If a nominee cannot vote on a matter because the shareholder has not provided voting instructions and it does not have discretionary voting authority, this is a "broker non-vote" with respect to that matter. Shares held in "street name" that are not voted on specific matters at the special meeting will, however, be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to permit further solicitation of proxies.

Votes Required for Approval

        The affirmative vote of the holders of at least a majority of the outstanding shares of Virginia Heritage common stock entitled to vote at the special meeting is required to approve the merger agreement, if a quorum is present. The affirmative vote of a majority of the shares voted on the proposal, if necessary, is required to adjourn the special meeting to permit further solicitation of proxies.

        Abstentions and broker non-votes will have no effect on the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. For purposes of the vote with respect to the merger agreement, a failure to vote, an abstention and a broker non-vote will each have the same legal effect under Virginia law as a vote against approval of the merger agreement.

 Voting by Directors

        As of the record date, Virginia Heritage's directors had or shared the power to vote 1,440,831 outstanding shares of Virginia Heritage common stock, or approximately 23.85% of the shares entitled to vote at the special meeting. The directors, in their capacity as shareholders, have entered into support agreements with Eagle pursuant to which they have agreed, among other things, to vote the shares over which they have or share voting power for approval of the merger agreement at the special meeting. The form of the support agreement is included in this proxy statement/prospectus as Annex B. The directors were not paid any additional consideration in connection with their entry into the support agreements. The support agreements terminate upon any termination of the merger agreement. See "Proposal No. 1—The Merger—Support Agreement" at page 57.

Voting and Revocation of Proxies

        If you are a shareholder of record, after carefully reading and considering the information presented in this proxy statement/prospectus, you should vote your shares of Virginia Heritage common stock by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the internet, so that your shares are represented at the special meeting. You also can vote in person at the special meeting, but we encourage you to submit your proxy now in any event by returning a completed proxy card or by voting by telephone or over the internet. If you hold your shares through a broker or other nominee, you are considered the beneficial owner of shares held in "street name," and the proxy statement/prospectus is being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares at the special meeting, and you also are invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction form for you to use to direct your broker or nominee how to vote your shares.

        All shares of Virginia Heritage common stock represented by each properly submitted proxy received before the meeting will be voted in accordance with the instructions given with the proxy. If a Virginia Heritage shareholder submits a valid proxy without giving instructions, the shares of Virginia Heritage common stock represented by that proxy will be voted "FOR" approval of the merger agreement, and "FOR" the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement. Proxies will extend to, and be voted at, an adjournment or postponement of the special meeting.

        If you are a shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting by revoking your proxy in any of the following ways:

  •
  by delivering a written notice to the Charles C. Brockett, the Secretary of Virginia Heritage, any time prior to the special meeting stating that you revoke your proxy;

  •
  by submitting another duly executed proxy with a later date prior to the date of the special meeting, and any earlier proxy will be revoked automatically; or

  •
  by attending the special meeting and voting in person, any earlier proxy will be revoked automatically. Your attendance at the special meeting will not by itself revoke your proxy.

        If your shares are held in "street name," you will need to follow the voting instructions from your broker or nominee in order to change your vote. If your shares are held in "street name," you also will need a signed proxy from your broker or nominee in order to attend the special meeting and vote in person.

        The inspectors of election appointed by the Virginia Heritage board of directors for the special meeting will determine the presence of a quorum and will tabulate the votes cast at the special meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker or nominee indicates that it does not have discretionary authority to vote any shares on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Solicitation of Proxies and Expenses

        The accompanying proxy for the special meeting is being solicited by Virginia Heritage's board of directors, and Virginia Heritage will pay for the entire cost of the solicitation, other than certain costs of preparing and filing this proxy statement/prospectus with the SEC, which are being borne by Eagle. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Virginia Heritage's directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

        To assist in the solicitation of proxies in connection with the special meeting, Virginia Heritage has retained Innisfree M&A Incorporated as its proxy solicitor for a fee of $12,500, in addition to reimbursement of certain out-of-pocket expenses. The proxy solicitor may contact Virginia Heritage shareholders personally or by telephone, facsimile or other means of communication. Virginia Heritage and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Virginia Heritage common stock beneficially owned by others to forward this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and Virginia Heritage will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. Virginia Heritage has agreed to indemnify and hold harmless the proxy solicitor and its subsidiaries (and their respective directors, officers, employees and agents) against various liabilities and expenses arising out of or related to the rendering of services by the proxy solicitor in connection with the solicitation of proxies with respect to the special meeting. The cost of the proxy solicitation firm will be paid by Virginia Heritage.

Virginia Heritage Board of Directors' Recommendation

        Virginia Heritage's board of directors unanimously determined that the merger agreement is in the best interests of Virginia Heritage and its shareholders. Accordingly, Virginia Heritage's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Virginia Heritage's shareholders vote "FOR" the proposal to approve the merger agreement, and "FOR" the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement.

        The merger is of great importance to the shareholders of Virginia Heritage. You are urged to read and carefully consider the information presented in this proxy statement/prospectus. If you are a shareholder of record, you are urged to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or follow the instructions on the enclosed proxy card to vote your shares by telephone or over the internet. If you hold your shares through a broker or nominee, you are urged to follow the voting instructions provided by your broker or nominee.

PROPOSAL NO. 1—THE MERGER

        Set forth on the following pages is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement included as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

 Structure of the Merger

        The merger agreement provides for Eagle's acquisition of Virginia Heritage through a merger of Virginia Heritage with and into EagleBank, with EagleBank being the surviving institution in the merger. As a result of the merger, each share of Virginia Heritage common stock, other than shares of Virginia Heritage common stock held by Virginia Heritage, Eagle or any of their respective subsidiaries, other than in a fiduciary capacity, will be converted into the right to receive a combination of shares of Eagle common stock and cash. The exact number of shares of Eagle common stock and amount of cash to be received in exchange for each share of Virginia Heritage common stock will be dependent on the Eagle average price calculated during the price determination period. See "—Merger Consideration," below. After completion of the merger, Eagle will be the direct holder of all of the outstanding shares of EagleBank, which will have the assets and liabilities of the combined banks.

        The articles of incorporation and bylaws of Eagle will be the articles of incorporation and bylaws governing the rights of holders of Eagle common stock after completion of the merger.

        David P. Summers, Chief Executive Officer and Chairman of Virginia Heritage, will join the board of directors of Eagle and EagleBank upon effectiveness of the merger. The executive officers of Eagle and EagleBank following the merger will be the persons who are currently the executive officers of Eagle and EagleBank. Certain of the executive officers of Virginia Heritage may join EagleBank, as discussed under "—Interests of Certain Persons in the Merger" at page 62.

Merger Consideration

        At the effective time of the merger, each issued and outstanding share of Virginia Heritage common stock will be converted into the right to receive a combination of shares of Eagle common stock and cash, the exact number of shares and amount of cash being dependent on the Eagle average price during the price determination period. The number of shares of Eagle common stock constituting a portion of the merger consideration will not be determined until shortly before the closing of the merger. So long as the Eagle average price during the price determination period is at least $29.00 and not more than $35.50, then each share of Virginia Heritage common stock would be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle average price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share. If the Eagle average price is greater than $35.50, the number of shares of Eagle common stock issuable in exchange for each share of Virginia Heritage common stock will be fixed at 0.6056 shares, and the amount of cash will increase. If the Eagle average price is less than $29.00, then, generally, each share of Virginia Heritage common stock would be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle average price less $7.50.

        Based on the closing price of Eagle common stock on June 6, 2014 of $32.92, Virginia Heritage shareholders would have received 0.6531 shares of Eagle common stock and $7.50 in cash, for an aggregate value per share of $29.00, together with cash in lieu of any fractional share of Eagle common stock to which a shareholder would be entitled.

        The number of shares of Eagle common stock and amount of cash constituting the merger consideration is dependent on the Eagle average price calculated during the price determination period. As a result, Virginia Heritage shareholders cannot be sure of the total value of the merger to holders of Virginia Heritage common stock, the number of shares of Eagle common stock or the amount of cash such holders will receive, or the value of the shares of the Eagle common stock received. There can be no assurance that the exchange ratio will not be higher or lower than the 0.6531 shares based on the closing price on June 6, 2014, or that the amount of cash will not be higher or lower than $7.50 per share. See "Risk Factors" at page 17 of this proxy statement/prospectus for additional discussion of the risks associated with the changes in the Eagle average price.

        Calculation of the Exchange Ratio.    The exchange ratio will be determined as follows:

  (i)
  if the Eagle average price is equal to or greater than $29.00 but less than or equal to $35.50, the exchange ratio will equal (A) $21.50 divided by (B) the Eagle average price (rounded to four decimal places);

  (ii)
  if the Eagle average price is less than $29.00, the exchange ratio will equal (A) the difference of the Eagle average share price and $7.50, divided by (B) Eagle average price (rounded to four decimal places); and

  (iii)
  if the Eagle average price is greater than $35.50, the exchange ratio will equal 0.6056 shares of Eagle common stock.

        Calculation of the Cash Consideration.    The cash consideration is subject to increase or decrease as follows:

  (i)
  if the Eagle average share price is less than or equal to $35.50, the cash consideration per share of Virginia Heritage common stock will be an amount equal to $7.50 per share; and

  (ii)
  if the Eagle average price is greater than $35.50, the cash consideration per share of Virginia Heritage common stock will be an amount equal to the product of (A) 0.8169 and (B) the Eagle average price and (C) 0.258621.

        By way of example and for illustrative purposes only, the following table demonstrates the adjustments to the stock consideration and cash consideration for each share of Virginia Heritage common stock:

Eagle Average Price	Exchange Ratio	Total Consideration Per Share of Virginia Heritage Common Stock	Value of Shares of Eagle Common Stock Per Share of Virginia Heritage Common Stock	Cash Consideration Per Share of Virginia Heritage Common Stock
$25.00	0.7000	$25.00	$17.50	$7.50
$26.00	0.7115	$26.00	$18.50	$7.50
$27.00	0.7222	$27.00	$19.50	$7.50
$28.00	0.7321	$28.00	$20.50	$7.50
$29.00	0.7414	$29.00	$21.50	$7.50
$30.00	0.7167	$29.00	$21.50	$7.50
$31.00	0.6936	$29.00	$21.50	$7.50
$32.00	0.6719	$29.00	$21.50	$7.50
$32.92	0.6531	$29.00	$21.50	$7.50
$33.00	0.6515	$29.00	$21.50	$7.50
$34.00	0.6324	$29.00	$21.50	$7.50
$35.00	0.6143	$29.00	$21.50	$7.50
$35.50	0.6056	$29.00	$21.50	$7.50
$36.00	0.6056	$29.41	$21.80	$7.61
$37.00	0.6056	$30.23	$22.41	$7.82
$38.00	0.6056	$31.04	$23.01	$8.03
$39.00	0.6056	$31.86	$23.62	$8.24
$40.00	0.6056	$32.68	$24.23	$8.45

        The merger consideration received by Virginia Heritage shareholders will be subject to adjustment in the following circumstances:

  (i)
  if (A) Eagle issues or sells any shares of Eagle common stock or securities convertible into shares of Eagle common stock (other than shares of Eagle common stock issuable upon exercise of warrants, options, rights, convertible securities or other arrangements outstanding as of the date of the merger agreement, or Eagle stock options issued after the date hereof in the ordinary course of business), and (B) the Eagle average price is less than $28.00, each share of Virginia Heritage common stock issued and outstanding immediately prior to the time the merger becomes effective (excluding shares of Virginia Heritage common stock held by Virginia Heritage or any Virginia Heritage subsidiary or by Eagle or any Eagle subsidiary, will be converted into, and will be canceled in exchange for, the right to receive (a) $7.50 in cash and (b) a number of shares of Eagle common stock equal to the quotient of $20.50 divided by the Eagle average share price (rounded to four decimal places); provided, however, that in no case will Eagle issue a number of shares of Eagle common stock which exceeds 19.9% of the number of shares of Eagle common stock outstanding immediately prior to such issuance. Eagle has no current plans to issue additional shares of Eagle common stock prior to the closing, although it reserves the right to do so.

  (ii)
  if at the closing, the value of the shares of Eagle common stock issuable to all holders of the Virginia Heritage common stock in the aggregate is less than 45% of the aggregate value of the cash consideration payable and stock consideration issuable to all such holders of Virginia Heritage common stock, then the cash portion of the aggregate merger consideration will be reduced by the amount necessary to cause the aggregate value of the cash consideration to equal 55% of the aggregate merger consideration, and the exchange ratio will be increased by the number of shares necessary to cause the aggregate value of the shares of Eagle common stock to equal 45% of the aggregate merger consideration. It is not expected that this provision will be implicated unless the Eagle average price is below $13.64 per share.

        The exchange ratio and any amounts dependent on the exchange ratio will be adjusted for dividends on Eagle common stock payable in shares of Eagle common stock or any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Eagle common stock, the record date for which is after the date of the merger agreement but prior to the completion of the merger.

        The exchange ratio also may be adjusted if Virginia Heritage elects to exercise its right to terminate the merger agreement because of both (i) a significant decline in Eagle's stock price from $32.92, which was the closing price per share of Eagle common stock on the trading day prior to the date of the merger agreement and (ii) the significant underperformance of Eagle common stock, as compared to the NASDAQ Bank Index. In that event, Eagle would have the option to increase the consideration to be received by the holders of Virginia Heritage common stock, by increasing the exchange ratio to the extent necessary to provide Virginia Heritage shareholders with consideration equal to that which they would have received if one of those two conditions were not met. See "—Termination and Termination Payments" at page 75 for a detailed discussion of this termination right.

        No Fractional Shares.    Eagle will not issue any fractional shares of Eagle common stock in the merger. Virginia Heritage shareholders will receive cash in lieu of any fractional shares of Eagle common stock owed to them in an amount based on the Eagle average share price (rounded to the nearest whole cent, with one-half cent being rounded upward).

        No Election; Fluctuating Value of Transaction.    All holders of Virginia Heritage common stock will have the right to receive a combination of shares of Eagle common stock and cash as a result of the merger. Holders of Virginia Heritage common stock do not have the option to elect to receive all cash or all stock for their shares of Virginia Heritage common stock.

        The value of shares of Eagle common stock will fluctuate based on factors relating to Eagle's performance, market conditions and perceptions and other factors, many of which are beyond the control of Eagle and Virginia Heritage. There can be no assurance as to the value of the shares of Eagle common stock that will be issued to holders of Virginia Heritage common stock upon completion of the merger. The value of the Eagle shares into which Virginia Heritage common stock is converted may be higher or lower than the aggregate value of stock and cash of $29.00, which is the value of 0.6531shares of Eagle common stock and $7.50 in cash based on the Eagle closing price on June 6, 2014.

Treatment of Virginia Heritage Options

        As of the effective time of the merger, each outstanding but unvested option to purchase shares of Virginia Heritage common stock will become fully vested and exercisable, and each outstanding option to acquire shares of Virginia Heritage common stock will be converted into an option to purchase shares of Eagle common stock. Eagle will assume each Virginia Heritage option in accordance with the terms and conditions of the Virginia Heritage plan pursuant to which the option was issued, the agreement evidencing the grant of the option, and any other agreement between Virginia Heritage and the holder of the option, except that:

  •
  from and after the effective time of the merger, each Virginia Heritage option will be exercisable only for Eagle common stock;

  •
  the number of shares of Eagle common stock that may be acquired pursuant to each Virginia Heritage option will be the number of shares of Virginia Heritage common stock subject to such option multiplied by the option exchange ratio (rounded down to the nearest whole share), which is determined by dividing the exchange ratio by 0.741321, provided that the option exchange ratio will not exceed 1.0000 or be less than 0.8169; and

  •
  the exercise price per share will be equal to the exercise price per share of Virginia Heritage common stock divided by the option exchange ratio, rounded up to the nearest cent.

Treatment of Virginia Heritage Preferred Stock

        Pursuant to the merger agreement, each share of Series A Preferred Stock will automatically be assumed by Eagle and converted into the right to receive one share of Series C Preferred Stock, which will rank equally with Eagle's 56,600 shares of currently outstanding preferred stock issued pursuant to the SBLF. No vote or consent of Treasury is required to approve the merger agreement or the conversion of the Series A Preferred Stock.

Background of the Merger

        As part of its ongoing consideration and evaluation of Virginia Heritage's long-term prospects and strategy, the board of directors and senior management of Virginia Heritage periodically reviewed and assessed strategic opportunities and challenges facing Virginia Heritage. In connection with the development of Virginia Heritage's Strategic Plan for 2014, referred to as the strategic plan, during January 2014, a variety of strategies intended to enable Virginia Heritage to maintain an independent course and obtain meaningful organic growth and increased profitability, were identified, including branch expansion, increased hiring, expanded banking and nonbanking product offerings and increased efficiencies, while maintaining a high level of customer service, financial discipline and credit quality. The Virginia Heritage board of directors also recognized the challenges to successful implementation of the strategic plan, including an extremely competitive market for banking services and quality personnel, high compliance and technology costs, and mixed economic conditions.

        The strategic plan considerations also included a potential strategy of growth by acquisition of smaller banks within Virginia Heritage's primary market area, which might enable Virginia Heritage to build scale while achieving cost savings associated with an in-market transaction. The Virginia Heritage board of directors recognized the difficulty in successfully effecting such a transaction in light of the limited number of available franchises, the complex social issues involved in an acquisition of a smaller institution and the high level of competition for such an acquisition.

        While the Virginia Heritage board of directors did not consider the company for sale during the time the strategic plan was being developed in early 2014, and was not actively seeking a merger partner or acquiror, the strategic plan also addressed the potential for a merger of Virginia Heritage with another banking institution, and set out certain parameters which the board would expect from any proposed acquiror.

        On December 3, 2013, David Summers, Chairman of the Board of Virginia Heritage, had a lunch meeting with the Chief Executive Officer, or CEO, of a larger, local bank (herein defined as "Company A"). The meeting was primarily a social event, although the cultures, footprints and customers of each institution were discussed, as were issues facing the banking industry in general. No proposal for a merger was made or solicited at the meeting, however, Company A's CEO did indicate that his bank would like to buy Virginia Heritage.

        On February 20, 2014, Virginia Heritage held its annual strategic planning retreat. A representative of Sandler O'Neill was invited to attend the meeting, as in years past. Mr. Summers relayed the conversation that he had with the CEO of Company A, including the fact that Company A would like to acquire Virginia Heritage. Sandler O'Neill made a presentation covering the following: current industry trends, an overview of the merger and acquisition market for banking institutions, a list of potential acquirors of Virginia Heritage, an estimate of the valuation that might be achieved by Virginia Heritage if Virginia Heritage decided to pursue a sale, and an overview of the marketing options available if the board decided to pursue a sale. The meeting was ultimately adjourned due to the fact that an economist from the Federal Reserve Bank of Richmond was scheduled to make a presentation to the board, senior management, and clients of Virginia Heritage as part of the strategic planning retreat.

        On March 12, 2014, Virginia Heritage held a special meeting of its board of directors to continue the discussion from the annual strategic planning retreat. A representative of Sandler O'Neill was present, and on the telephone was a representative of Virginia Heritage's outside legal counsel. Counsel provided a detailed overview of what the board's fiduciary obligation was to its shareholders in light of the approach made by Company A. During the conversation, the board discussed that the sale of Virginia Heritage might be premature, particularly in light of the fact that Virginia Heritage raised capital during June 2013 and was in the process of growing the balance sheet supported by the new capital. In addition, the board was concerned about Company A's ability to pay a price that the board would be willing to accept. The board was concerned that the board's price expectations might not be able to achieved by any potential acquiror, therefore if Virginia Heritage was to embark on an effort to sell Virginia Heritage the board wanted to ensure the confidentiality of the process in case the board decided to terminate the process and continue to run Virginia Heritage on an independent basis.

        On March 12, 2014, the board authorized Mr. Summers to engage Sandler O'Neill to act as financial advisor to the board. In selecting Sandler O'Neill, the board considered Sandler O'Neill's extensive experience and capabilities relating to combinations involving financial institutions in the United States and its reputation as a leading investment banker in the financial services area. Sandler O'Neill, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, as well as private placements of listed and unlisted securities. Sandler O'Neill is familiar with the market for common stock of publicly and privately traded banks, thrifts, and bank and thrift holding companies. The board authorized the engagement of Sandler O'Neill to pursue a process to sell Virginia Heritage but limited the number of potential buyers to be contacted to only those potential acquirors that could afford to pay an attractive price. The list of approved potential acquirors to be contacted included Company A, Eagle, and two other companies, identified as Company B and Company C. Consistent with the authority given by the board, Mr. Summers executed an engagement letter with Sandler O'Neill on March 24, 2014. In authorizing the engagement of Sandler O'Neill, the Virginia Heritage board of directors was aware that Sandler O'Neill had been engaged by Eagle as underwriter for a proposed public offering of securities.

        Sandler O'Neill worked with senior management of Virginia Heritage and Virginia Heritage's legal counsel to prepare due diligence materials in an online data room, a confidentiality agreement, a confidential information memorandum, the bidding instructions, and an initial draft of the merger agreement. During the week of April 7, 2014, Sandler O'Neill contacted Company A, Eagle, Company B, and Company C to make them aware that the board of Virginia Heritage had retained Sandler O'Neill to pursue a sale of Virginia Heritage. Company A, Eagle, and Company B executed the confidentiality agreement, received the confidential information memorandum, were granted access to the due diligence materials in the online data room, received a copy of the bidding instructions and the draft of merger agreement. Company C declined to execute the confidentiality agreement, therefore they were not invited to continue in the process. As outlined in the bidding instructions, the bid due date was May 15, 2014.

        On May 5, 2014, Mr. Summers, Mr. Brockett, Virginia Heritage's Chief Operating Officer, a representative of Sandler O'Neill and the CEO and the Chief Financial Officer, or CFO, of Company A met to allow Company A to ask questions and to further get to know Mr. Summers and Mr. Brockett.

        On May 7, 2014, Mr. Summers, Mr. Brockett, a representative of Sandler O'Neill and the CEO and CFO of Company B met for lunch to allow Company B to ask questions and to get to know Mr. Summers and Mr. Brockett.

        On May 9, 2014, Mr. Summers, Mr. Brockett, a representative of Sandler O'Neill and the CEO and Vice Chairman of Eagle and a representative of their financial advisor, Houlihan Lokey Capital, Inc., met to allow Eagle to ask questions and to further get to know Mr. Summers and Mr. Brockett.

        On May 15, 2014, bids were received from Company A and Eagle. Company B was interested in pursuing a transaction with Virginia Heritage but wanted to pursue a combination later in 2014.

        On May 19, 2014, Virginia Heritage held a special meeting of its board of directors. A representative of Sandler O'Neill presented the offers provided by Company A and Eagle along with the general financial terms of a proposed merger with Virginia Heritage. A representative of Virginia Heritage's legal counsel provided an overview of the comments on the draft merger agreement received from Company A and Eagle. At the conclusion of the presentation and after much discussion, the Board authorized management to advance the merger discussions with Eagle. In authorizing merger discussions with Eagle, the Virginia Heritage board of directors was aware that Sandler O'Neill was proposed to be an underwriter in Eagle's offering of subordinated debt proposed to be consummated prior to the closing of the merger, and would receive compensation for its services in that capacity. Sandler O'Neill requested, and Virginia Heritage provided, a letter confirming that Virginia Heritage did not object to Sandler O'Neill acting in such capacity.

        On May 22, 2014, a representative of Sandler O'Neill met with senior management of Eagle to discuss the structure of the collar and the exact amount of cash the Virginia Heritage shareholders would receive. Later that day, a special meeting of the Virginia Heritage board of directors was called to discuss the structure of the collar. An agreement was not reached at that time. Representatives of Virginia Heritage and Eagle worked over Memorial Day weekend to reach an agreement on the structure of the collar and the cash portion of the consideration. Ultimately, an agreement was reached on the structure of those two items.

        On May 31 and June 1, 2014, Eagle conducted on site due diligence at Virginia Heritage. On June 3, 2014, Virginia Heritage and its advisors conducted due diligence at Eagle.

        On June 9, 2014, Eagle held a special board meeting at which it received an update from Eagle's senior management on the status of the Virginia Heritage transaction. Also at the meeting, representatives of Keefe Bruyette & Woods, reviewed its financial analysis of the fairness of the terms of the merger to Eagle, including the merger consideration to be paid by Eagle to holders of Virginia Heritage common stock. A representative of BuckleySandler LLP, Eagle's legal counsel, reviewed in detail the proposed merger agreement and related agreements. Following this discussion, Eagle's board of directors unanimously voted to approve the merger agreement.

        Later that day, the board of Virginia Heritage met with representatives of its financial and legal advisors to discuss the proposed transaction. During this meeting, the Virginia Heritage board of directors evaluated the fairness of the proposed transaction with Eagle to the Virginia Heritage shareholders from a financial point of view. At the meeting, Sandler O'Neill provided its oral opinion that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, that as of the date of the meeting, the merger consideration to be paid to the holders of Virginia Heritage common stock was fair to the holders of Virginia Heritage common stock from a financial point of view. A representative of Virginia Heritage's legal counsel advised the Virginia Heritage board of directors regarding the legal structure and terms of the proposed transaction, the proposed merger agreement and the directors' fiduciary duties. After detailed discussion and careful deliberation, the Virginia Heritage board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable, and fair to and in the best interests of Virginia Heritage, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby, and (iii) recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Virginia Heritage shareholders.

        After approval of the merger agreement by both the Eagle board of directors and the Virginia Heritage board of directors, Eagle and Virginia Heritage executed the merger agreement. Later that night on June 9, 2014, Eagle and Virginia Heritage issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Virginia Heritage's Reasons for the Merger and Recommendation of the Board of Directors of Virginia Heritage

        In reaching its conclusion to proceed with the merger and recommend adoption of the merger agreement to its shareholders, Virginia Heritage's board of directors considered information and advice from its financial advisor and its legal counsel. All material factors considered by the Virginia Heritage board of directors have been disclosed herein. In approving the merger agreement, the board of directors of Virginia Heritage considered a number of factors including the following, without assigning any specific or relative weights to the factors:

  •
  the belief that the terms of the merger are fair to and in the best interest of Virginia Heritage shareholders;

  •
  the opinion rendered by Sandler O'Neill to the Virginia Heritage board of directors that the consideration to be received was fair, from a financial point of view, to the shareholders of Virginia Heritage;

  •
  the financial terms of the merger, including the relationship of the merger consideration to the book value of Virginia Heritage common stock and the earnings of Virginia Heritage;

  •
  the structure of the merger consideration being a combination of shares of Eagle common stock and cash based on the Eagle average price during the price determination period;

  •
  the value of Eagle common stock, including the liquidity of Eagle common stock given its listing on Nasdaq and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Eagle and Eagle Bank, including the stability of Eagle's management team and its positive financial performance trends;

  •
  the Virginia Heritage board of directors' review, with its legal and financial advisors, of the preliminary discussions that Sandler O'Neill had with other parties, with some of such parties subsequently gaining access to a due diligence data room and one party submitting a written proposal that was deemed inferior to Eagle's proposal for a variety of reasons, including uncertain timing and a lower probability of success associated with the closing of a transaction from a regulatory standpoint;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  the ability of Eagle's management team to successfully integrate and operate the business of the combined institution after the merger;

  •
  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the advantages of being part of a larger entity, including the potential for operating efficiencies and the generally higher trading multiples of larger financial institutions;

  •
  the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated impact on the communities served by Virginia Heritage, and the increased ability to serve the communities and its customer base through a larger branch network;

  •
  the possible effects of the proposed merger on Virginia Heritage's employees and customers;

  •
  the current and prospective economic, regulatory and competitive environments facing the financial services industry generally, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on relatively smaller financial institutions such as Virginia Heritage; and

  •
  results that could be expected to be obtained by Virginia Heritage if it continued to operate, and the likely benefits to shareholders of such course, as compared with the value of the merger consideration being offered by Eagle.

        The Virginia Heritage board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the individual interests of Virginia Heritage's officers and directors with respect to the merger apart from their interests as holders of Virginia Heritage common stock, and the risk that these interests might influence their decision with respect to the merger;

  •
  the merger agreement limiting Virginia Heritage's ability to pursue other merger opportunities;

  •
  the potential reaction of Virginia Heritage's customers to Eagle and EagleBank;

  •
  the possibility that the merger and the related integration process could disrupt Virginia Heritage's on-going business and lead to the loss of customers;

  •
  the fact that Virginia Heritage's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from Virginia Heritage's business, and that Virginia Heritage will incur substantial transaction costs even if the merger is not consummated;

  •
  that while the merger is pending, Virginia Heritage will be subject to restrictions on how it conducts business that could delay or prevent Virginia Heritage from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

  •
  the possible effects on Virginia Heritage should the parties fail to complete the merger, including the possible effects on the price of Virginia Heritage common stock, and the associated business and opportunity costs.

        Based on the reasons stated, Virginia Heritage's board of directors believes that the merger is in the best interest of Virginia Heritage and its shareholders and unanimously recommends that the Virginia Heritage shareholders vote "FOR" approval of the merger agreement.

Opinion of Virginia Heritage's Financial Advisor

        By letter dated March 24, 2014, the board of directors of Virginia Heritage retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination transaction. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The board of directors selected Sandler O'Neill to act its financial advisor in connection with a possible business combination based on Sandler O'Neill's qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

        At the June 9, 2014 meeting of the board of directors of Virginia Heritage, Sandler O'Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, that, as of June 9, 2014, the merger consideration was fair to the holders of Virginia Heritage common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Virginia Heritage common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the board of directors and is directed only to the fairness of the merger consideration to the holders of Virginia Heritage common from a financial point of view. It does not address the underlying business decision of Virginia Heritage to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Virginia Heritage common stock as to how such holder of Virginia Heritage common stock should vote at the special meeting with respect to the merger agreement or any other matter. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by Virginia Heritage's officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of Virginia Heritage.

        In connection with rendering its opinion on June 9, 2014, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain financial statements and other historical financial information of Virginia Heritage that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Eagle that Sandler O'Neill deemed relevant;

  •
  certain internal financial information and other data relating to the business and financial prospects of Virginia Heritage that were provided to Sandler O'Neill by the management of Virginia Heritage and not publicly available, including financial forecasts and estimates prepared by the management of Virginia Heritage for the years ending December 31, 2014 through December 31, 2016 and earnings growth rates for the years ending December 31, 2017 and December 31, 2018 provided by senior management of Virginia Heritage, which we refer to as the Virginia Heritage Forecasts;

  •
  publicly available median analyst earnings estimates for Eagle for the years ending December 31, 2014 through December 31, 2015, and earnings estimates for the years ending December 31, 2016 through December 31, 2018 based on asset and earnings per share growth rates provided by senior management of Eagle;

  •
  the pro forma financial impact of the merger on Eagle, based on assumptions relating to transaction expenses, purchase accounting adjustments, Eagle stock price, issuance of subordinated debt by Eagle prior to consummation of the merger and cost savings as prepared by senior management of Eagle and discussed with senior management at each of Virginia Heritage and Eagle;

  •
  a comparison of certain financial and other information for Virginia Heritage and Eagle, including relevant stock trading information, with similar publicly available information for certain other commercial banks similar to each of Virginia Heritage and Eagle, the securities of which are publicly traded;

  •
  the financial terms and structures of certain recent business combinations among other similar companies in the financial services industry, to the extent publicly available;

  •
  the current market environment generally and the financial services environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Virginia Heritage the business, financial condition, results of operations and prospects of Virginia Heritage and held similar discussions with the senior management of Eagle regarding the business, financial condition, results of operations and prospects of Eagle.

        In performing its review, Sandler O'Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to it by Virginia Heritage or Eagle or their respective representatives or that was otherwise reviewed by Sandler O'Neill and assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied, at the direction of Virginia Heritage, without independent verification or investigation, on the assessments of the management of Virginia Heritage as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O'Neill assumed, with Virginia Heritage's consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O'Neill further relied on the assurances of the respective managements of Virginia Heritage and Eagle that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Virginia Heritage and Eagle or any of their respective subsidiaries, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill renders no opinion or evaluation on the collectability of any assets or the future performance of any loans of Virginia Heritage or Eagle. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Virginia Heritage or Eagle, or the combined entity after the merger and Sandler O'Neill has not reviewed any individual credit files relating to Virginia Heritage and Eagle.

        In performing its analyses and in rendering its opinion, Sandler O'Neill received and used in its analyses certain projections of transaction costs, accounting adjustments, issuance of subordinated debt by Eagle prior to consummation of the merger, expected cost savings and other synergies which were prepared by and reviewed with the senior management of Eagle. With respect to the Virginia Heritage Forecasts as well as those projections, estimates and judgments, cost savings and other synergies of Eagle that were provided by senior management of Eagle, and the publicly available median analyst estimates for Eagle, the respective managements of Virginia Heritage and Eagle confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Virginia Heritage and Eagle, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill assumed that there had not been any material change in the respective assets, financial condition, results of operations, business or prospects of Virginia Heritage or Eagle since the date of the most recent financial data made available to Sandler O'Neill. In addition, Sandler O'Neill assumed in all respects material to its review and analysis that Virginia Heritage and Eagle would remain as a going concern for all periods relevant to its analyses. Sandler O'Neill expressed no opinion as to the trading values at which the common stock of Virginia Heritage or Eagle may trade at any time. Sandler O'Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated in connection therewith. Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

        In rendering its June 9, 2014 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but it is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Virginia Heritage or Eagle and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Virginia Heritage and Eagle and the companies to which they are being compared.

Transaction Multiples

        Sandler O'Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, holders of Virginia Heritage common stock have the right to receive consideration consisting of (i) shares of Eagle common stock having a value of $21.50 per share, assuming that the average closing price of a share of Eagle common stock over a 20 trading day period ending five trading days prior to closing is between $29.00 and $35.50 per share, and (ii) cash of $7.50 per share. If the average trading price for Eagle common stock, calculated as described above, is higher than $35.50, then each share of Virginia Heritage common stock would be converted into the right to receive 0.6056 shares of Eagle common stock, and cash consideration in an amount equal to the product of 0.8169 multiplied by the average trading price for Eagle common stock, multiplied by 0.258621. If the average trading price for Eagle common stock, calculated as described above, is less than $29.00, then each share of Virginia Heritage common stock would be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the average trading price minus $7.50.

        Based upon Eagle's share price of $32.92 as of June 6, 2014, Sandler O'Neill calculated a purchase price per share of $29.00 per share. Based upon (i) 6,016,801 shares of Virginia Heritage common stock outstanding, (ii) the exchange of outstanding Virginia Heritage stock options for Eagle stock options, and (iii) Eagle's share price of $32.92 as of June 6, 2014, Sandler O'Neill calculated an aggregate merger consideration value of approximately $182.9 million. Based upon financial information as of the period ended March 31, 2014, Sandler O'Neill calculated the following transaction ratios:

Pricing Multiples	Value
Price/Book Value	206%
Price/Tangible Book Value	206%
Price/Last Twelve Months Earnings Per Share	18.1x
Price/2014 Estimated Earnings Per Share	17.9x
Core Deposit Premium	20.5%
Market Premium (June 6, 2014)	33.9%

Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for Virginia Heritage and a group of financial institutions selected by Sandler O'Neill based on Sandler O'Neill's professional judgment and experience. The peer group consisted of publicly-traded banks and thrifts headquartered in Maryland, Virginia or Washington, D.C. with total assets between $650 million and $1.25 billion.

        The following financial institutions were selected for the comparison:

Middleburg Financial Corporation	Old Line Bancshares, Inc.
National Bankshares, Inc.	Community Bankers Trust Corporation
Franklin Financial Corporation	Eastern Virginia Bankshares, Inc.
Shore Bancshares, Inc.	Monarch Financial Holdings, Inc.,
Community Financial Corporation	Access National Corporation
Old Point Financial Corporation	Valley Financial Corporation
Severn Bancorp, Inc.	Southern National Bancorp of Virginia, Inc.
New Peoples Bankshares, Inc.	John Marshall Bank
Xenith Bankshares, Inc.	Chesapeake Financial Shares, Inc.

        The analysis compared publicly available financial information for Virginia Heritage and the high, mean, median and low financial and market trading data for the peer group as of or for the last twelve month period ended March 31, 2014 with pricing data as of June 6, 2014. The results of these analyses are summarized in the following table.

	Virginia Heritage	Comparable Company Ranges
Total Assets ($ in millions)	$917	$1,208 - $669
Tangible Common Equity/Tangible Assets	9.25%	22.20% - 5.76%
Leverage Ratio	11.28%	18.68% - 7.30%
Total Risk-Based Capital Ratio	14.76%	29.74% - 11.68%
Return on Average Assets	1.08%	1.64% - 0.18%
Return on Average Common Equity	10.00%	12.64% - 2.07%
Net Interest Margin	3.57%	4.70% - 2.71%
Efficiency Ratio	60.8%	91.1% - 43.8%
Loan Loss Reserve/Gross Loans(1)	1.36%	2.53% - 0.57%
Non-Performing Assets(2)/Total Assets	0.30%	7.04% - 0.32%
Net Charge Offs/Average Loans	0.10%	0.92% - (0.08)%
Price/Tangible Book Value	154%	168% - 63%
Price/ Last 12 Months Earnings Per Share	13.5x	37.5x - 8.9x
Market Value ($ in millions)	130	$244 - $25

(1)
Gross loans include loans held for sale.

(2)
Non-performing assets includes nonaccrual loans and leases, restructured loans, leases and other real estate owned.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed regional transactions that consisted of all bank and thrift transactions in Washington, D.C., Maryland or Virginia since January 1, 2011, with disclosed deal values that were greater than $20 million. The group was composed of the following transactions:

Buyer / Target
F.N.B. Corp./OBA Financial Services Inc.
MVB Financial Corp/CFG Community Bank
Cardinal Financial Corporation/United Financial Banking Companies, Inc.
F.N.B. Corp./BCSB Bancorp Inc.
United Bankshares, Inc./Virginia Commerce Bancorp, Inc.
Union First Market Bankshares Corp./StellarOne Corp.
F.N.B. Corp./Annapolis Bancorp. Inc.
Old Line Bancshares Inc./WSB Holdings Inc.
City Holding Co./Community Financial Corp.
Washington First Bankshares Inc./Alliance Bankshares Corp.
First Community Bankshares Inc./Peoples Bank of Virginia
Sandy Spring Bancorp, Inc./CommerceFirst Bancorp, Inc.

        Sandler O'Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months' earnings; transaction price to book value; transaction price to tangible book value; and core deposit premium. Sandler O'Neill then calculated the imputed per share valuation for the high, low, mean and median data for the transactions. The results of these analyses are summarized in the following tables.

Regional M&A Transactions
(Ranges)
Price / Last 12 Months Earnings	23.9x - 16.4x
Price / Book Value	196% - 66%
Price / Tangible Book Value	196% - 66%
Core Deposit Premium	11.2% - (4.1)%
One Day Market Premium	75% - 15.2%

Imputed Per Share Valuation for Precedent Regional M&A Transactions (Ranges)
Price / Last 12 Months Earnings	$38.18 - $26.22
Price / Book Value	$27.69 - $9.28
Price / Tangible Book Value	$27.69 - $9.28
Core Deposit Premium	$23.02 - $10.86
Market Premium	$37.90 - $24.95

Virginia Heritage Financials as of March 31, 2014
Last 12 Months Earnings Per Share	Book Value Per Share	Tangible Book Value Per Share	Core Deposits	Closing Price
$1.60	$14.10	$14.10	$477,469	$19.80

Virginia Heritage—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of Virginia Heritage common stock through December 31, 2018.

        Sandler O'Neill based the analysis on Virginia Heritage's management budget for 2014 - 2016 and management guidance thereafter, which assumed (i) tangible book value as of December 31, 2014 of $15.41 per share, (ii) a discount rate of 15.32%, and (iii) 6,233,000 estimated diluted shares of common stock.

        To approximate the terminal value of Virginia Heritage's common stock at December 31, 2018, Sandler O'Neill applied price to earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 100% to 180% as determined by Sandler O'Neill in its professional judgment and experience. Sandler O'Neill selected the price to earnings multiples based on price to earnings multiples of Virginia Heritage's peer group. Sandler O'Neill selected the tangible book value multiples based on tangible book value multiples of the Virginia Heritage peer group.

        The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were assumed deviations, both up and down, as selected by Sandler O'Neill based on the Virginia Heritage discount rate of 15.32% as determined by Sandler O'Neill. Sandler O'Neill determined the discount rate based on the 10-year treasury bond yield of 2.61%, an equity risk premium of 5.70%, a size premium of 3.81%, and an industry premium of 3.20%. These analyses resulted in the following reference ranges of implied present values per share of Virginia Heritage common stock:

Range of Implied Earnings Per Share Based on Price/Earnings	Range of Implied Tangible Book Value Per Share Based on Tangible Book Value
$14.58 - $31.27	$11.97 - $30.82

        Sandler O'Neill also considered and discussed with the Virginia Heritage's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Virginia Heritage's net income varied from 25% above projections to 25% below projections. Using a discount rate of 13.0% for this analysis, Sandler O'Neill noted a range of $12.38 - $34.40 per share of Virginia Heritage common stock.

        During the June 9, 2014 meeting of Virginia Heritage's board of directors, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Eagle Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for Eagle and a group of financial institutions selected by Sandler O'Neill based on Sandler O'Neill's professional judgment and experience. The peer group consisted of publicly-traded banks and thrifts headquartered in Maryland, Virginia or Washington, D.C. with total assets between $1 and $10 billion and non-performing assets/assets less than 3.0%.

        The following financial institutions were selected for the comparison:

Union Bankshares Corporation	Washington First Bankshares, Inc.
TowneBank	Middleburg Financial Corporation
Carter Bank and Trust	Old Line Bancshares, Inc.
Cardinal Financial Corp.	National Bancshares, Inc.
First Community Bankshares Inc.	Community Bankers Trust Corporation
Burke & Herbert Bank & Trust Company	Eastern Virginia Bankshares, Inc.
C&F Financial Corporation	Monarch Financial Holding, Inc.
American National Bankshares, Inc.	Community Financial Corporation

        The analysis compared publicly available financial information for Eagle and the high, mean, median and low financial and market trading data for the peer group as of or for the last twelve month period ended March 31, 2014 with pricing data as of June 6, 2014. The results of these analyses are summarized in the following table.

	Eagle	Comparable Company Ranges
Total Assets ($ in millions)	$3,804	$7,295 - $1,017
Tangible Common Equity/Tangible Assets	9.22%	13.04% - 6.68%
Leverage Ratio	10.83%	14.24% - 6.79%
Total Risk-Based Capital Ratio	13.04%	24.51% - 11.77%
Return on Average Assets	1.36%	1.64% - 0.55%
Return on Average Common Equity	12.42%	12.06% - 5.65%
Net Interest Margin	4.41%	7.11% - 2.17%
Efficiency Ratio	50.1%	83.5% - 43.8%
Loan Loss Reserve/Gross Loans(1)	1.36%	4.12% - 0.57%
Non-Performing Assets(2)/Total Assets	1.40%	2.90% - 0.22%
Net Charge Offs/Average Loans	0.11%	1.64% - (0.08)%
Price/Tangible Book Value	244%	186% - 95%
Price/ Last 12 Months Earnings Per Share	18.3x	24.7x - 9.3x
Price/ 2014 Consensus Estimated Earnings Per Share	16.4x	19.6x - 10.9x
Current Dividend Yield	0.0%	4.1% - 0.0%
Market Value ($ in millions)	$855	$1,198 - $80

(1)
Gross loans include loans held for sale.

(2)
Non-performing assets includes nonaccrual loans and leases, restructured loans, leases and other real estate owned.

Eagle—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value of Eagle through December 31, 2018.

        Sandler O'Neill based the analysis on Eagle's projected earnings stream as derived from median publicly available analyst earnings estimates for Eagle for the years ending December 31, 2014 through December 31, 2015, and earnings estimates for the years ending December 31, 2015 through December 31, 2018 based on asset and earnings per share growth rates provided by senior management of Eagle, which assumed (i) tangible book value per share of $15.07 as of December 31, 2014, (ii) discount rate of 13.36% and (iii) estimated diluted shares of Eagle common stock of 26,575,000.

        To approximate the terminal value of Eagle's common stock at December 31, 2018, Sandler O'Neill applied price to earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 120% to 200% as determined by Sandler O'Neill in its professional judgment and experience. Sandler O'Neill selected the price to earnings multiples based on the range of data derived from trading multiples Eagle's peer group. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were assumed deviations, both up and down, as selected by Sandler O'Neill based on the Eagle discount rate of 13.36% as determined by Sandler O'Neill in its professional judgment and experience. Sandler O'Neill determined the discount rate based on the 10-year treasury bond yield of 2.61%, an equity risk premium of 5.70%, a size premium of 1.85%, and an industry premium of 3.20%. These analyses resulted in the following reference ranges of implied earnings per share and implied tangible book value per share of Eagle common stock:

Range of Implied Earnings Per Share Based on Price/Earnings	Range of Implied Tangible Book Value Per Share Based on Tangible Book Value
$20.61 - $42.51	$16.89 - $34.83

        Sandler O'Neill also considered and discussed with the Virginia Heritage board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Eagle's net income varied from 25% above median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2018 to 25% below median publicly available analyst estimates and long-term earnings growth rate for the years ending 2014 through 2018. Using a discount rate of 11.0% for this analysis, Sandler O'Neill noted a range of $17.55 - $48.74 per share of Eagle common stock.

        At the June 9, 2014 meeting of the Virginia Heritage board of directors, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes in the fourth quarter of 2014; (ii) per share merger consideration value of $29.00 per share in the aggregate, comprised of $7.50 per share in cash and 0.6531 shares of Eagle common stock; (iii) outstanding options to buy Virginia Heritage common stock are converted into options to buy Eagle common stock; (iv) Virginia Heritage's performance is consistent with the financial forecasts and estimates prepared by its management; (v) Eagle's performance is consistent with median publicly available analyst estimates and long-term earnings growth rate provided by Eagle's management; (vi) certain purchase accounting adjustments, including a loan credit mark equal to negative $13.6 million (1.6% of gross loans), a loan interest rate mark equal to negative $2.0 million, and a deposit interest rate mark equal to negative $2.9 million (accreted over two years); (vii) no change to Virginia Heritage's estimated provision expense; (viii) SBLF preferred stock remains outstanding for both Virginia Heritage and Eagle until December 31, 2015; (ix) core deposit intangibles constitute 1.3% of Virginia Heritage's non-time deposits, amortized on a straight-line basis over a ten-year period; (x) cost savings of 35% of Virginia Heritage's estimated non-interest expense, fully realized by 2016; (xi) pre-tax merger related expenses of $7.3 million; (xii) pre-tax cash opportunity cost of 1.5%; and (xiii) a $45 million offering of subordinated debt with a 7% interest rate between announcement of the transaction and closing. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

        The table below shows Sandler O'Neill's projected accretion/dilution percentages for Eagle as of closing and for each of the years 2014-2017.

	Closing 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017
Eagle Earnings Per Share Accretion/(Dilution)—Excluding Transaction Expenses	—	3.7%	2.6%	2.9%
Eagle Tangible Book Value Accretion/(Dilution)	(4.9)%	(3.4)%	(2.3)%	(1.4)%

Other Information Reviewed By Sandler O'Neill

Stock Price Performance

        Sandler O'Neill also reviewed for informational purposes the publicly reported trading prices of Virginia Heritage's common stock for the one-year period ended June 4, 2014. Sandler O'Neill then compared the relationship between the movements in the price of Virginia Heritage's common stock against the movements in the prices of publicly-traded banks and thrifts headquartered in Maryland, Virginia or Washington, D.C. with total assets between $650 million and $1.25 billion ("Virginia Heritage Peers"), the NASDAQ Bank Index and the S&P 500.

One-Year Comparative Stock Performance

	Beginning Value	Ending Value
Virginia Heritage	100%	164.9%
Virginia Heritage Peers	100%	112.3%
NASDAQ Bank Index	100%	117.6%
S&P 500	100%	118.2%

        Sandler O'Neill also reviewed for informational purposes the publicly reported trading prices of Eagle's common stock for the one-year period ended June 4, 2014. Sandler O'Neill then compared the relationship between the movements in the price of Eagle's common stock against the movements in the prices of publicly-traded banks and thrifts headquartered in Maryland, Virginia or Washington, D.C. with total assets between $1 and $10 billion and Non-Performing Assets/Assets less than 3.0% ("Eagle Peers"), the NASDAQ Bank Index and the S&P 500.

One-Year Comparative Stock Performance

	Beginning Value	Ending Value
Eagle	100%	142.2%
Eagle Peers	100%	107.4%
NASDAQ Bank Index	100%	117.6%
S&P 500	100%	118.2%

Miscellaneous

        Sandler O'Neill acted as financial advisor to the Virginia Heritage board of directors in connection with the merger and received a fee associated with the delivery of its fairness opinion from Virginia Heritage in the amount of $150,000, which amount will be credited towards an additional fee of 1% of the aggregate transaction value that Sandler O'Neill will be entitled to receive if the merger is consummated. Virginia Heritage has also agreed to reimburse Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws. Virginia Heritage has paid Sandler O'Neill $150,000 for other services during the last two years.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Virginia Heritage and Eagle and their respective affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Virginia Heritage or Eagle or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities. In addition, Sandler O'Neill acted as underwriter or sales agent for offerings of Eagle securities in the last two years, for which it received commissions, discounts or placement fees aggregating approximately $1.5 million, in addition to reimbursement of certain out-of-pocket expenses, and has been engaged by Eagle to act as underwriter in connection with its proposed offering of subordinated debt.

Eagle's Reasons for the Merger

        In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby, the Eagle board of directors, in consultation with management and its financial and legal advisors, considered numerous factors. In determining that the merger was in the best interest of Eagle and its shareholders, Eagle considered that the merger had numerous positive aspects, including but not limited to the following:

  •
  that the merger will significantly expand EagleBank's business and presence in the Northern Virginia market, which is one of the most attractive markets in the Washington, D.C. metropolitan area;

  •
  Virginia Heritage has branch offices in key sub-markets in Northern Virginia not already served by EagleBank;

  •
  the quality of Virginia Heritage's loan portfolio and deposit base;

  •
  Virginia Heritage's expertise and dedicated banking group focused on commercial and commercial real estate lending complements Eagle's experience, customer service and product offerings for this customer segment;

  •
  the potential opportunities for providing expanded services to Virginia Heritage's customers;

  •
  Eagle and Virginia Heritage share a customer service focused business model;

  •
  the merger is expected to be accretive to Eagle's earnings per share within one year of the closing of the merger;

  •
  the merger is expected to result in substantial cost savings and operating efficiencies;

  •
  the merger will result in a larger organization, which will have a higher legal lending limit and greater capacity to service larger loans and customers; and

  •
  the merger will enhance Eagle's position and reputation in the Washington, D.C. metropolitan area.

        Eagle also considered certain risks associated with the merger, including but not limited to the risks that:

  •
  the quality of Virginia Heritage's loan portfolio may be worse than Eagle anticipated, which would expose it to additional loan loss provision expense and charge-offs;

  •
  the risk that Eagle will be unsuccessful in achieving anticipated cost savings and revenue enhancements;

  •
  integration of the two companies could take longer, and be more expensive, than anticipated; and

  •
  the risk of runoff of customers or employees, as a result of the disruption of the merger or competitive factors.

        The above discussion of the information and factors considered by Eagle's board of directors is not meant to be exhaustive, but indicates the material matters considered by the board. In reaching its determination to approve the merger agreement and the transactions which it contemplates, the board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual directors may have considered various factors differently. Eagle's board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. There can be no assurance that the merger will be effected and the integration of the two institutions completed in the manner expected by the Eagle board, or that the expected benefits to Eagle and its shareholders will be realized.

Surrender of Certificates Representing Virginia Heritage Common Stock

        Upon effectiveness of the merger, certificates which formerly represented shares of Virginia Heritage common stock will represent the number of shares of Eagle common stock into which such shares have been converted, except that until exchanged for Eagle common stock, the holders of Virginia Heritage common stock certificates will not be entitled to receive payment of dividends or other distributions or payments on Eagle common stock. The exchange agent shall receive and hold all dividends or other distributions paid or distributed with respect to shares of Eagle common stock for the account of the persons entitled thereto.

        Eagle has appointed its transfer agent, Computershare Shareholder Services, as the exchange agent with respect to the merger. Within ten business days following the mailing of this proxy statement/prospectus, the exchange agent will mail to each registered holder of Virginia Heritage common stock a letter of instructions for use in the exchange of shares of Virginia Heritage common stock for a combination of shares of Eagle common stock and cash (including the cash in lieu of fractional shares), including procedures to be followed, including, in part, the posting of a bond in the event that certificates representing Virginia Heritage common stock have been lost or destroyed. Holders of Virginia Heritage common stock should not deliver their certificates until they have received transmittal forms, and should not return certificates with the enclosed form of proxy. For those holders of Virginia Heritage common stock who have not surrendered a properly completed letter of transmittal and certificated shares or book-entry shares evidencing the shares of Virginia Heritage common stock prior to the effective date of the merger, the exchange agent will send such holders another letter of transmittal promptly following the closing of the merger.

        Upon the closing, each holder of certificated shares or book-entry shares who has surrendered such certificated or book-entry shares of Virginia Heritage common stock to the exchange agent will, upon acceptance thereof by the exchange agent, be entitled to evidence of issuance in book-entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Eagle common stock and the amount of cash into which the aggregate number of shares of Virginia Heritage common stock previously represented by such certificated shares or book-entry shares surrendered shall have been converted, in each case, without interest. The exchange agent shall accept such certificated shares or book-entry shares of Virginia Heritage common stock upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If a holder of Virginia Heritage common stock surrenders certificated shares and/or book-entry shares and a properly executed letter of transmittal to the exchange agent at least five business days prior to the closing date of the merger, then the exchange agent will deliver, within five business days following the closing date of the merger, to such holder, the merger consideration into which the shares of Virginia Heritage common stock represented thereby have been converted. If a holder of Virginia Heritage common stock surrenders such certificated shares and/or book-entry shares and a properly executed letter of transmittal to the exchange agent at any time after five business days prior to the closing date of the merger, then the exchange agent will promptly, but in no event later than five business days following receipt of such certificated shares and/or book-entry shares and properly executed letter of transmittal, deliver to such holder the merger consideration into which the shares of Virginia Heritage common stock represented thereby have been converted.

        Each outstanding certificated share or book-entry share which is not surrendered to the exchange agent in accordance with the procedures shall, except as set forth below, until duly surrendered to the exchange agent, be deemed to evidence ownership of the number of shares of Eagle common stock and/or the right to receive the amount of cash into which such Virginia Heritage common stock shall have been converted. After the effective time of the merger, there shall be no further transfer on the records of

Virginia Heritage of certificated shares or book-entry shares and, if such certificated shares or book-entry shares are presented to Virginia Heritage for transfer, they shall be cancelled against delivery of certificates for Eagle common stock and/or cash into which such Virginia Heritage common stock shall have been converted.

        Any portion of the merger consideration that remains unclaimed by the shareholders of Virginia Heritage for six months after the effective time of the merger (as well as any proceeds from any investment thereof) will be delivered by the exchange agent to Eagle. In the event that any former shareholder of Virginia Heritage has not properly surrendered his or her shares of Virginia Heritage common stock within such six-month period, the shares of Eagle common stock that would otherwise have been issued to such shareholder may, at the option of Eagle, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, and the cash consideration in respect of such holder's shares of Virginia Heritage common stock, will be held by Eagle for such shareholder's benefit in a non-interest bearing deposit account at EagleBank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, or the FDIC, chosen by Eagle in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for Eagle common stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts will be paid to such former shareholder of Virginia Heritage, without interest, upon proper surrender of his or her shares of Virginia Heritage common stock. Eagle and the exchange agent shall be entitled to rely upon the stock transfer books of Virginia Heritage to establish the identity of those persons entitled to receive the merger consideration. In the event of a dispute with respect to ownership of stock represented by any share of Virginia Heritage common stock, Eagle and the exchange agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Support Agreements

        As a condition to the obligation of Eagle to complete the merger, each of the directors of Virginia Heritage has entered into an agreement with respect to the voting of shares of Virginia Heritage common stock that they have or share voting power, which we refer to as the "support agreement." Pursuant to the support agreement, the directors of Virginia Heritage have agreed, in their capacities as shareholders, that they will vote an aggregate of 1,440,831 shares of Virginia Heritage common stock over which they have or share the power to vote or direct the voting, or 23.85% of the total number of shares of Virginia Heritage common stock outstanding, in favor of the merger agreement and the transactions contemplated by the merger agreement, unless Eagle is in material default with respect to a material covenant, representation, warranty or agreement in the merger agreement, or in connection with a superior acquisition proposal, discussed in more detail under "—Conduct of Business Pending the Effective Time—Nonsolicitation of Acquisition Proposals" at page 70, Virginia Heritage or its board of directors withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Eagle, the board of director's recommendation to shareholders of Virginia Heritage to approve the merger agreement, or approves or recommends, or publicly proposes to approve or recommend, to the shareholders of the Virginia Heritage any acquisition proposal.

        Under the support agreement, the directors also agreed not to, without the prior written consent of Eagle, (i) tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in, or otherwise dispose of or encumber any of his or her shares of Virginia Heritage common stock subject to the support agreement, or any options to acquire Virginia Heritage common stock, (ii) exercise any option to purchase Virginia Heritage common stock prior to the effective time of the merger, unless it would otherwise expire, and (iii) purchase or sell on NASDAQ or submit a bid to purchase or an offer to sell on NASDAQ any shares of Eagle common stock during the price determination period. The directors also agreed that they will not, and they will not authorize, direct, induce or encourage any other persons to solicit any alternative acquisition proposal in violation of Virginia Heritage's covenant not to solicit such proposals.

Non-Competition, Non-Solicitation and Non-Disparagement Agreements

        As a condition to the obligation of Eagle to complete the merger, each of the directors of Virginia Heritage has entered into an agreement regarding limitations on their ability to solicit the business of Eagle and Virginia Heritage customers, and employees of Eagle and Virginia Heritage, and to engage in activities in competition with Eagle and EagleBank following the effective time of the merger. In addition, the Virginia Heritage directors have agreed that following the effectiveness of the merger, they will not, directly or indirectly, make to any third party any disparaging or defamatory statements about Eagle, EagleBank or Virginia Heritage. We refer to this agreement, which has a term of eighteen months from the effectiveness of the merger, as the "non-competition agreement."

        Under the non-competition agreement, the Virginia Heritage directors may not knowingly, directly or indirectly, for or on behalf of such director or any other person or entity, accept banking business from, solicit the banking business of, or induce to discontinue, terminate or reduce the extent of their relationship with Eagle, EagleBank or any Eagle subsidiary, any person or entity who was a customer of Virginia Heritage, Eagle, EagleBank or any Eagle subsidiary; or initiate any offer of employment to or hiring process with respect to, or in any manner solicit the services, or hire any person who was an employee of Virginia Heritage, Eagle, EagleBank or any Eagle subsidiary as of the date of the merger agreement or at the effective time of the merger. For purposes of the non-competition agreement, "banking business" means retail banking services, commercial banking services, consumer savings, deposit production, loan production or commercial lending services, insurance brokerage, mortgage banking or mortgage brokerage services; provided, however, the meaning of banking business was revised to remove "insurance brokerage" with respect to one Virginia Heritage director. The non-competition agreement contains certain exclusions for nondirected advertisements and solicitations, which will be deemed not to violate the non-solicitation agreement.

        Further, the Virginia Heritage directors have each agreed that he or she will not, directly or indirectly, (i) engage or participate in the ownership, management, operation, control or financing of, or (ii) provide any service, advice, assistance or support regarding the management, operation, organization, formation, acquisition or financing of, (iii) or have any financial interest in or otherwise be connected with, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, or shareholder of any federal or state commercial bank or insured depository institution, credit union, industrial loan bank, savings institution, thrift or non-bank residential, commercial or commercial real estate lending business or loan brokerage business, or any person or entity seeking to acquire or form such an institution or company, which are collectively referred to as "financial institutions," and which has a branch or loan production office located in the Maryland counties of Montgomery, Prince Georges, Frederick, Howard, Anne Arundel and Charles, the District of Columbia, the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park, including but not limited to a financial institution engaged in, or which controls any entity engaged in, banking business. Such restrictions do not apply to: (a) ownership of less than 4.9% of the capital stock of a financial institution; (b) ownership of more than 2% of the capital stock of a financial institution which was owned as of the date of the merger agreement; or (c) one director, if the director's employment with EagleBank is terminated, other than for cause, during the eighteen month term of the non-competition agreement.

        The Virginia Heritage directors have agreed that during the term of the non-competition agreement, they will not, directly or indirectly, disclose or use, or authorize any person or entity to disclose or use, any confidential or nonpublic information relating to Eagle, EagleBank or Virginia Heritage of which such director is aware or to which such director has access, as a result of service on the board of directors or as an officer or employee of Virginia Heritage.

 Effectiveness of the Merger

        The closing of the merger will take place not later than the later of ten business days after, or the last day of the month in which, the latest of the following occur: (i) the receipt of all required approvals and authorizations of regulatory and governmental authorities, (ii) the approval of the merger by the holders of at least a majority of the outstanding shares of Virginia Heritage common stock, (iii) the expiration of all applicable waiting periods, and (iv) the satisfaction or waiver of all conditions to the merger. The merger will become effective upon the latest of the filing of articles of merger with the Maryland State Department of Assessments and Taxation, the filing of articles of merger with the Virginia State Corporation Commission, or the time indicated in the articles of merger. It is expected that the merger will become effective on the same day of the closing, unless otherwise agreed in writing.

Material United States Federal Income Tax Consequences

        Completion of the merger is conditioned on, among other things, the receipt by Virginia Heritage and Eagle of a tax opinion from Miles & Stockbridge, P.C., or "Miles & Stockbridge," that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Eagle and Virginia Heritage, including those contained in representation letters of officers of Eagle and Virginia Heritage. If any of those representations, covenants or assumptions is inaccurate or is not complied with, these opinions may not be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here and in the tax opinion. In addition, the tax opinions will not be binding on the Internal Revenue Service, and neither Eagle nor Virginia Heritage intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

        The following is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this document. The actual tax consequences of the merger to you will depend on your specific situation and on factors that are not within the control of Eagle, EagleBank or Virginia Heritage. You should consult with your own tax advisors as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

        This discussion addresses only those shareholders of Virginia Heritage who are U.S. holders and who hold their Virginia Heritage common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular shareholders of Virginia Heritage in light of their individual circumstances or to shareholders of Virginia Heritage who are subject to special rules, such as: financial institutions; investors in pass-through entities; regulated investment companies; real estate investment companies; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Virginia Heritage common stock as part of a straddle, hedge, constructive sale or conversion transaction; certain expatriates or persons that have a functional currency other than the U.S. dollar; persons who are not U.S. holders; shareholders who acquired their shares of Virginia Heritage common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; persons liable for the alternative minimum tax; and partnerships or other pass-through entities for U.S. federal income tax purposes.

        If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds Virginia Heritage common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Virginia Heritage common stock, you should consult your tax advisor.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Virginia Heritage common stock who for U.S. federal income tax purposes is: an individual who is a citizen or resident of the United States; a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof; a trust that (i) is subject to (a) the primary supervision of a court within the U.S. and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income taxation regardless of its source.

        The Merger.    Based upon the foregoing, and subject to the limitations, assumptions and qualifications described herein, it is the opinion of Miles & Stockbridge that the material U.S. federal income tax consequences of the merger applicable to U.S. holders of Virginia Heritage common stock who exchange their shares of Virginia Heritage common stock in the merger, will be as follows:

  •
  the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  none of Virginia Heritage, Eagle or EagleBank will recognize gain or loss as a result of the merger;

  •
  a shareholder of Virginia Heritage generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder's Virginia Heritage shares solely for Eagle common stock pursuant to the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of Eagle common stock, as discussed below under "Cash Received in Lieu of a Fractional Share of Eagle Common Stock");

  •
  gain (but not loss) will be recognized by shareholders of Virginia Heritage who receive shares of Eagle common stock and cash in exchange for shares of Virginia Heritage common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Eagle common stock and cash received by a shareholder of Virginia Heritage exceeds such shareholder's basis in its Virginia Heritage common stock, and (ii) the amount of cash received by such shareholder (except with respect to any cash received in lieu of fractional share interests in Eagle common stock, as discussed below under "Cash Received In Lieu of a Fractional Share of Eagle Common Stock");

  •
  the aggregate basis of the Eagle common stock received in the merger will be the same as the aggregate basis of the Virginia Heritage common stock for which it is exchanged, decreased by the amount of cash received in the merger and decreased by any basis attributable to fractional share interests in Eagle common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under "Additional Considerations—Recharacterization of Gain as a Dividend"); and

  •
  the holding period for the shares of Eagle common stock received in exchange for shares of Virginia Heritage common stock in the merger by a shareholder of Virginia Heritage (including fractional shares deemed received) will include the holding period of the shares of Virginia Heritage common stock exchanged therefor.

        Taxation as Capital Gain.    Except as described under "Additional Considerations—Recharacterization of Gain as a Dividend" below, gain that Virginia Heritage shareholders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such shareholders have held (or are treated as having held) their Virginia Heritage common stock for more than one year as of the date of the merger. For Virginia Heritage shareholders that are non-corporate holders of Virginia Heritage common stock, long-term capital gain generally will be taxed at preferential rates.

        Additional Considerations—Recharacterization of Gain as a Dividend.    All or part of the gain that a particular shareholder recognizes could be treated as dividend income rather than capital gain if (i) such shareholder is a significant shareholder of Eagle or (ii) such Virginia Heritage shareholder's percentage ownership, taking into account constructive ownership rules, in Eagle after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Eagle common stock rather than a combination of cash and shares of Eagle common stock in the merger. This could happen, for example, because of ownership of additional shares of Eagle common stock by such Virginia Heritage shareholder or ownership of shares of Eagle common stock by a person related to such Virginia Heritage shareholder. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such Virginia Heritage shareholder's particular circumstances, including the application of certain constructive ownership rules, Virginia Heritage shareholders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

        Cash Received in Lieu of a Fractional Share of Eagle Common Stock.    A U.S. holder that receives cash in lieu of a fractional share of Eagle common stock in the merger generally will be treated as if the fractional share of Eagle common stock had been distributed to them as part of the merger, and then redeemed by Eagle in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an "exchange" under Section 302 of the Internal Revenue Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitation under the Internal Revenue Code.

        Miscellaneous.    If a holder of Virginia Heritage common stock receives Eagle common stock in the merger and owned immediately before the merger (i) 5% or more, by vote or value, of the common stock of Virginia Heritage or (ii) securities of Virginia Heritage with a tax basis of $1 million or more, the holder will be required to file a statement with its U.S. federal income tax return for the year of the merger. The statement must set forth such holder's adjusted tax basis in, and the fair market value of, the shares of Virginia Heritage common stock it surrendered in the merger, the date of the merger, and the name and employer identification numbers of Eagle and Virginia Heritage, and such holder will be required to retain permanent records of these facts.

        Backup Withholding and Information Reporting.    Any cash proceeds received by a holder of Virginia Heritage common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding. Backup withholding will not apply if the holder provides proof of an applicable exemption or furnishes its taxpayer identification number on an Internal Revenue Service Form W-9 (or substitute), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. The backup withholding tax rate is currently 28%.

        This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Virginia Heritage common stock. Further, it is not intended to be, and should not be construed as, tax advice. Holders of Virginia Heritage common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 Interests of Certain Persons in the Merger

        In considering the recommendation of Virginia Heritage's board of directors that Virginia Heritage shareholders vote in favor of the proposal to approve the merger agreement, Virginia Heritage shareholders should be aware that Virginia Heritage's directors and officers may have interests in the transactions contemplated by the merger agreement, including the merger, that may be different from, or in addition to, their interests as shareholders of Virginia Heritage. Virginia Heritage's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Options to Acquire Virginia Heritage Common Stock.    As of the record date for the Virginia Heritage special meeting, Virginia Heritage's directors and executive officers owned, in the aggregate, options to purchase 226,072 shares of Virginia Heritage common stock under Virginia Heritage's option plans. Each issued and outstanding option to purchase shares of Virginia Heritage common stock will be converted into an option to purchase shares of Eagle common stock, as set forth under "Treatment of Virginia Heritage Options" at page 40. Any unvested options will immediately vest and become exercisable at the effectiveness of the merger.

        Change in Control Agreements with Certain Executive Officers.    Virginia Heritage currently has change in control agreements with each of the officers set forth in the table below. Each change in control agreement contains provisions providing for potential payments following a change in control of Virginia Heritage. Eagle will assume these contracts at the effective time of the merger. Under these agreements, if within twelve months, eighteen months, or twenty-four months, depending on the applicable agreement, after a change of control (as defined in the agreements), the officer's employment is terminated by Eagle other than for cause, disability, retirement or death, or the officer resigns for good reason, the officer will be entitled to a payment in the amount equal to 1, 1.5 or 2 times, depending on the applicable agreement, his or her base salary during the calendar year in which the termination occurs (on an annualized basis) or the prior calendar year, whichever is higher. Under these agreements, termination for "cause" means termination because of willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. An act or failure to act on the part of the applicable officer shall be considered "willful" if the officer acts or fails to act without good faith or without reasonable belief that the action or omission is in the best interest of the bank. Under these agreements, "good reason" means termination of employment by the executive officer after a change in control based on a material breach of the agreement, including a material diminution of the officer's base compensation, a material diminution of the authority, duties or responsibilities of the officer or the officer to whom the executive officer reports; a material change in geographic location of the place at which the executive officer must perform services. As a result of the merger, Mr. Summers, Mr. Johnson, Ms. Gillen, Ms. Fusselle and Mr. Hutchison will become entitled to receive their respective change in control payments. The entitlement of the other officers, each of whom are expected to continue as employees of Eagle following the merger, will depend on events following effectiveness of the merger.

 Change in Control Payments*

Executive	Current Base Salary	Multiplier	Total Payment(1) Upon Termination
David Summers	$425,000	1.0	$425,000
Chief Executive Officer and Chairman of the Board
Charles Brockett	$259,193	2.0	$518,246
Chief Operating Officer and Chief Financial Officer
Richard Johnson	$150,062	1.5	$225,093
Chief Consumer Lending Officer
Betty Gillen	$137,957	1.5	$206,936
Chief Retail Officer
Alan Drewer	$199,500	1.5	$299,250
Chief Commercial Real Estate Lending Officer
Cindy Fusselle	$153,669	1.5	$230,504
Chief Credit Administration Officer
Christopher Mortensen	$206,712	1.5	$310,068
Chief Commercial Lending Officer
Richard Hutchison	$150,000	1.5	$225,000
Chief Mortgage Officer

Total			$2,440,097

*
This table assumes the merger was completed on September 2, 2014, and that all required conditions to the payment of these amounts have been satisfied.

(1)
Represents a cash severance payment that would be payable in one lump sum payment.

        If the payments received or to be received by the officers under their respective agreements, would trigger a federal excise tax based on Internal Revenue Code Section 280G, then the total benefits paid to such person will be reduced to the extent necessary for such payments not be considered excess parachute payments under Section 280G.

        Employment with Eagle Following the Merger.    Eagle has offered continued employment to each of Mr. Drewer and Mr. Mortensen. Mr. Drewer has been offered a position as a Commercial Real Estate Lending Team Leader, with a base annual compensation of $199,500 and a car allowance of $6,000. Mr. Mortensen has been offered a position as a Commercial and Industrial Relationship Manager, with a base annual compensation of $160,000 and a car allowance of $6,000. Eagle expects that it will offer Mr. Brockett continued employment, but the terms of his prospective employment have not yet been determined. Each of these officers would also be entitled to participate in Eagle's health and welfare and other benefit programs, on the same basis as other Eagle employees, and would be eligible to receive awards of equity based compensation under Eagle's equity based compensation plan. If any of these officers does not accept Eagle's offer of employment, he would be entitled to receive his change in control payment. Additionally, these officers may be eligible to receive a change of control termination payment if they are terminated without cause or if they terminate for good reason within twelve months, eighteen months, or twenty-four months of the effectiveness of the merger, depending on the applicable officer's change in control agreement.

        Board Service.    Upon effectiveness of the merger, David P. Summers, the Virginia Heritage Chief Executive Officer and Chairman of the board of directors, will become a member of the board of directors of Eagle and EagleBank. Mr. Summers will be entitled to compensation for service in such capacities in the same manner as other non-employee directors of Eagle and EagleBank. Set forth below is certain information relating to Mr. Summers:

        David P. Summers, 62, has served as the Chief Executive Officer of Virginia Heritage since May 2007 and Chairman of the Board since September 2007. Mr. Summers most recently served on the board of directors and as an Executive Vice President of Mercantile Safe Deposit & Trust Company from 2005 to 2007. He was formerly President and Chief Executive Officer and a member of the board of directors of Community Bank of Northern Virginia, or CBNV, for 13 years until the sale of CBNV to Mercantile Bankshares Corporation in May 2005. At the time of the sale, CBNV had assets totaling approximately $900 million with 14 branch offices located in Northern Virginia. Prior to his employment with CBNV, Mr. Summers spent 11 years with Dominion Bank of Greater Washington. Mr. Summers earned his Bachelor of Science degree in Accounting at Virginia Polytechnic Institute and State University. Mr. Summers is a Certified Public Accountant.

        Stock Ownership.    The directors and executive officers of Virginia Heritage beneficially owned and had the power to vote as of September 2, 2014, a total of 1,572,009 shares of Virginia Heritage common stock, representing approximately 28.55% of the outstanding shares of Virginia Heritage common stock. See "Certain Beneficial Ownership of Virginia Heritage Common Stock" beginning on page 123. Each of these persons will receive the same merger consideration for their shares of Virginia Heritage common stock as the other Virginia Heritage shareholders.

Accounting Treatment

        EagleBank will account for the merger as an acquisition, as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets and liabilities of Virginia Heritage as of the effective time of the merger will be recorded at their respective fair values and combined with those of EagleBank. The amount by which the purchase price paid by Eagle exceeds the fair value of the net tangible and identifiable intangible assets acquired by EagleBank through the merger will be recorded as goodwill. Financial statements of Eagle issued after the effective time of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Virginia Heritage.

Regulatory Approvals Required for the Merger

        Eagle, EagleBank and Virginia Heritage have agreed to use their reasonable best efforts in good faith to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, which include the approvals of the Federal Reserve, the Maryland Commissioner of Financial Regulation and the Virginia State Corporation Commission. We have filed applications in order to obtain these approvals. The merger cannot proceed without these regulatory approvals. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. On August 8, 2014, Eagle's and EagleBank's applications to the Federal Reserve were approved, without the imposition of any nonstandard conditions. Although Eagle, EagleBank and Virginia Heritage expect to obtain all remaining necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There also can be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

        A regulatory agency's approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Eagle, Virginia Heritage or any of their respective subsidiaries, or Eagle's ownership of Virginia Heritage, or requiring asset divestitures. The merger agreement permits Eagle to decline to complete the merger if any approval imposes any condition that, in the good faith reasonable judgment of Eagle, would have a material adverse effect on the value of the merger to Eagle and EagleBank, excluding conditions that are ordinarily imposed in connection with transactions like the merger. There can be no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Eagle and Virginia Heritage. See "—Conditions to the Merger" at page 65.

 Conditions to the Merger

        Mutual Conditions.    The obligations of each of Eagle, EagleBank and Virginia Heritage to complete the merger are subject to the fulfillment or waiver at or prior to the effective time of the merger of various conditions, including:

  •
  approval of the merger agreement by the holders of at least a majority of the outstanding shares of Virginia Heritage;

  •
  the receipt of regulatory approval of the merger of Virginia Heritage with and into EagleBank from the Federal Reserve, the Maryland Commission of Financial Regulation, the Virginia State Corporation Commission and any other federal or state regulatory agencies whose approval is required for completion of the transactions contemplated by the merger agreement, such approvals remaining in full force and effect, and the expiration of all statutory waiting periods in respect thereof;

  •
  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the merger or other transactions contemplated by the merger agreement;

  •
  the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any threatened or initiated stop order suspending the effectiveness of the registration statement;

  •
  the shares of Eagle common stock to be issued in connection with the merger shall have been approved for listing, upon notice of issuance, on NASDAQ; and

  •
  the receipt by Eagle and Virginia Heritage of the opinion of tax counsel with respect to certain federal income tax consequences of the merger.

        Additional Conditions to the Obligation of Virginia Heritage to Close.    The obligation of Virginia Heritage to complete the merger is subject to the fulfillment or waiver at or prior to the effective time of the merger of additional conditions, including:

  •
  the representations and warranties made by Eagle and EagleBank in the merger agreement being true and correct to the extent, and as of the dates, specified in the merger agreement;

  •
  the performance by Eagle, in all material respects, of its obligations under the merger agreement;

  •
  the receipt of an officer's certificate from Eagle with respect to the foregoing conditions;

  •
  the delivery of the merger consideration to be paid to the holders of Virginia Heritage common stock by Eagle to the exchange agent as specified in the merger agreement;

  •
  the absence, since the date of the merger agreement, of any material adverse effect on the business, operation, assets, liabilities, financial condition, or results of operations of Eagle on a consolidated basis; and

  •
  Eagle providing Virginia Heritage with such certificates of its respective officers or others and such other documents to evidence fulfillment of the foregoing conditions and the mutual conditions described above.

        Additional Conditions to the Obligation of Eagle to Close.    The obligation of Eagle and EagleBank to complete the merger is subject to the fulfillment or waiver at or prior to the effective time of the merger of additional conditions, including:

  •
  the representations and warranties made by Virginia Heritage in the merger agreement being true and correct to the extent, and as of the dates, specified in the merger agreement;

  •
  the performance by Virginia Heritage, in all material respects, of its obligations under the merger agreement;

  •
  the receipt of an officer's certificate from Virginia Heritage with respect to the foregoing conditions;

  •
  the receipt of all requisite regulatory approvals necessary to consummate the merger without the imposition of any condition or conditions that, in the good faith reasonable judgment of Eagle, would have a material adverse effect on the value of the merger to Eagle and EagleBank (other than conditions that are ordinarily imposed in similar transactions), and the expiration of all notice and waiting periods after such approvals, and without limiting the generality of the foregoing, neither Eagle nor EagleBank shall, as a condition to the approval or consummation of the merger, be required to enter into, approve, adopt, agree, consent or subject itself to any order, decree, written agreement, memorandum of understanding, minimum individual capital requirement, or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter or action of any kind whatsoever, by or with a governmental authority;

  •
  the execution by each of the directors of Virginia Heritage of the support agreements concurrently with the execution of the merger agreement;

  •
  the execution by each of the directors of Virginia Heritage of the non-competition agreements concurrently with the execution of the merger agreement;

  •
  the payment by Virginia Heritage of the fees to be paid to Sandler O'Neill in connection with the merger;

  •
  the receipt of all third party consents under any material agreement, contract, note, license, permit or other document by which the Virginia Heritage is bound or to which any of its properties is subject required for the consummation of the transactions contemplated by the merger agreement, except such consents which, individually or in the aggregate do not result in a material adverse effect; and

  •
  Virginia Heritage providing Eagle with such certificates of its respective officers or others and such other documents to evidence fulfillment of the foregoing conditions and the mutual conditions described above.

Representations and Warranties

        The representations and warranties of the parties contained in the merger agreement have been made solely for the benefit of the other party to the merger agreement, and are not intended to, and do not, modify the statements and information about Eagle contained in its periodic reports on Forms 10-K, 10-Q and 8-K, or the information contained in other documents filed by Eagle with the SEC or by Eagle, EagleBank and Virginia Heritage with their banking regulators, or otherwise. Representations and warranties in agreements such as the merger agreement are not intended as statements of fact, but rather are negotiated provisions which allocate risks related to the subject matter of the statements between the parties to the merger agreement. Additionally, the representations and warranties are modified in the merger agreement by materiality standards and conditions, and clarifications, exclusions and exceptions set forth on schedules and exhibits which are not included as part of this proxy statement/prospectus. Such representations and warranties have not been modified to reflect any changes that may have occurred since the date of the merger agreement. As such, readers should not place reliance on the representations and warranties as accurate statements of the current condition of any party to the merger agreement, or its subsidiaries, operations, assets or liabilities.

        The merger agreement contains a number of representations and warranties made by the parties as to, among other things: corporate existence; good standing and qualification to conduct business; due and valid authorization, execution and delivery of the merger agreement; capitalization; governmental authorization; the absence of any conflict of the merger agreement with organizational documents and the absence of any violation of material agreements, laws or regulations as a result of the completion of the merger; the absence of undisclosed material liabilities; financial statements; the absence of material adverse changes since January 1, 2014; compliance with laws and court orders; loan portfolio, reserves and other loan matters and litigation and tax matters.

        Certain of the representations and warranties are qualified as to "materiality," "material adverse effect" or "material adverse change." For purposes of the merger agreement, the following factors will not be considered in determining whether a material adverse effect or change has occurred:

  •
  changes in GAAP or regulatory accounting requirements or published interpretations thereof, except to the extent the effects of any such change are disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate;

  •
  changes in laws, rules or regulations of general applicability or interpretations thereof by governmental authorities, except to the extent the effects of any such change are disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate;

  •
  changes in global, national or regional political or social conditions or general economic or market conditions affecting other companies in the industries in which a party and its subsidiaries operate, except to the extent the effects of any such change are disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate;

  •
  failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof (unless excluded in the merger agreement);

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent the effects of such outbreak or escalation are disproportionately adverse to the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; and

  •
  actions or omissions taken with the prior written consent of the other party hereto or expressly required by the merger agreement.

        The representations and warranties in the merger agreement do not survive after the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Effective Time

        Conduct of Business of Virginia Heritage.    Until the effective time of the merger, and except as expressly permitted by the merger agreement, as required by applicable law or as consented to by Eagle, Virginia Heritage shall:

  •
  conduct its business only in the ordinary course of business;

  •
  use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, governmental authorities and others having business dealings with it;

  •
  take no action which would reasonably be expected to adversely affect or materially delay (i) the receipt of any approvals of any governmental authorities required to consummate the transactions contemplated by the merger agreement; (ii) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Internal Revenue Code; or (iii) the consummation of the transactions contemplated by the merger agreement;

  •
  comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Virginia Heritage and the conduct of its business;

  •
  promptly following receipt, and prior to taking any action in respect thereof, advise Eagle of any request to repurchase or reacquire any loan originated by Virginia Heritage for the purposes of sale in the ordinary course of business of the company's mortgage origination/brokerage business, or to make any payment in respect of any such loan, or to indemnify any person in respect of an such loan; and

  •
  cooperate fully with Eagle to make Virginia Heritage employees available at reasonable times for training and/or transition and systems conversions planning prior to closing of the merger, provided that such cooperation does not materially interfere with their duties with the Virginia Heritage.

        Virginia Heritage Forbearances.    Until the effective time of the merger, and except as expressly permitted by the merger agreement, as required by applicable law or as consented to by Eagle, Virginia Heritage shall not:
  •
  other than shares of Virginia Heritage common stock issuable upon exercise of Virginia Heritage options outstanding on the date of the merger agreement, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock; or (ii) issue or grant, or extend or modify the terms of any warrants, options, rights, convertible securities and other arrangements or commitments to acquire Virginia Heritage Stock;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends on its Series A Preferred Stock), whether payable in cash, Virginia Heritage stock or other property, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under the Virginia Heritage's benefit plans);

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business in a transaction that, together with other such transactions, is not material to it, or enter into any new contract (other than loans) calling for payments in excess of $250,000 over the term of the contract or in any year (or any amount in respect of a lease of real property), or pursuant to which Virginia Heritage may originate, sell or assign loans originated for purposes of sale;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of, or ownership interests in, any other entity;

  •
  merge into any other person or permit any other person to merge into it, or consolidate with any other person;

  •
  liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of business or as expressly required by the merger agreement;

  •
  amend the articles of incorporation or bylaws of Virginia Heritage;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

  •
  open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

  •
  issue any new or replacement certificate for any shares of Virginia Heritage common stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

  •
  take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

  •
  except (i) as required under the terms of any of Virginia Heritage's benefit plans, (ii) for the payment, immediately prior to closing, of pro rata cash bonuses to employees of Virginia Heritage based on accrual rates established based on past practice, or (iii) in the ordinary course of business, (a) materially increase in any manner the compensation or benefits of any of the directors, officers or employees of the Company, (b) become a party to, establish, materially amend, commence participation in or terminate any stock option plan or other stock-based compensation plan, severance, termination, change in control, pension, retirement, profit-sharing, or other material employee benefit plan or agreement, or (c) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of Virginia Heritage's benefit plans;

  •
  take, or willfully omit to take, any action that would reasonably be expected to result in certain of the conditions to the Merger not being satisfied;

  •
  incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

  •
  enter into any new line of business, or change its lending, investment, asset/liability, management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

  •
  adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

  •
  foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

  •
  settle any material litigation without prior notice to Eagle;

  •
  sell or otherwise dispose of any other real estate owned property having a carrying value of $350,000 or more without prior consultation with Eagle; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Virginia Heritage in support of, any of the foregoing prohibited actions.

        Eagle Forbearances.    Until the effective time of the merger, and except as expressly permitted by the merger agreement, as required by applicable law or as consented to by Eagle shall not, and shall not permit any of its subsidiaries to:

  •
  amend the articles of incorporation or bylaws of Eagle or similar governing documents of any of its subsidiaries in a manner that would adversely affect Virginia Heritage, the stockholders of Virginia Heritage or the transactions contemplated by the merger agreement;

  •
  take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied;

  •
  take any action that is intended to or would reasonably be expected to adversely affect or materially delay (i) the ability of Eagle or EagleBank to obtain any necessary approvals of any governmental authority required for the transactions contemplated or to perform its covenants and agreements under the merger agreement; (ii) the status of the transactions contemplated by the merger agreement as a reorganization for purposes of Section 368(a) of the Internal Revenue Code; or (iii) to consummate the transactions contemplated by the merger agreement; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Eagle or EagleBank in support of, any of the foregoing prohibited actions.

        Nonsolicitation of Acquisition Proposals.    Virginia Heritage has also agreed that it will not, and that its directors, officers, employees, advisers and agents will not, except as expressly permitted by the merger agreement, (i) solicit, initiate or knowingly encourage any "acquisition proposal," as defined below, (ii) enter into, or otherwise participate in any discussions (except to notify such person of the existence of the prohibitions regarding acquisition proposals) or negotiations regarding any acquisition proposal, (iii) furnish to any person any information concerning Virginia Heritage, or any access to the properties, books and records of Virginia Heritage in connection with any acquisition proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an acquisition proposal.

        Notwithstanding the above restrictions on solicitations of acquisition proposals, if at any time after the date of the merger agreement and prior to obtaining the Virginia Heritage shareholder approval necessary to approve the merger, if Virginia Heritage or any of its directors, officers, employees, advisers or agents receives a written acquisition proposal, Virginia Heritage, the Virginia Heritage board of directors and their respective directors, officers, employees, advisers and agents may engage in negotiations and discussions with, and furnish any information and other access to (so long as all such information and access has previously been made available to Eagle or is made available to Eagle prior to or concurrently with the time such information is made available to such person) any person making such acquisition proposal and its directors, officers, employees, advisers or agent if, and only if, the Virginia Heritage board determines in good faith, after consultation with Virginia Heritage's outside legal and financial advisors, and based on such advice and information provided in such consultations that (i) such acquisition proposal is or is reasonably capable of becoming a "superior proposal," as defined below and (ii) the failure of the Virginia Heritage board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to violate its fiduciary duties to the shareholders of Virginia Heritage under applicable law; provided that prior to furnishing any material nonpublic information, Virginia Heritage shall have received from the person making such acquisition proposal an executed confidentiality agreement with appropriate terms.

        An "acquisition proposal" is any proposal or offer from any person (other than Eagle, EagleBank and any affiliates thereof) received by Virginia Heritage (without violation of the nonsolicitation covenant described above) relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (i) any assets or businesses of the Virginia Heritage that constitute 25% or more of the Virginia Heritage's consolidated assets or (ii) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of Virginia Heritage pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

        A "superior acquisition proposal" is any bona fide written acquisition proposal on terms which the Virginia Heritage board of directors determines in good faith, after consultation with Virginia Heritage's outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such acquisition proposal, would, if consummated, result in a transaction that is more favorable to the holders of Virginia Heritage common stock from a financial point of view than the terms of the merger agreement (in each case, taking into account any revisions to the merger agreement made or proposed by Eagle); provided that for purposes of the definition of "superior proposal," the references to "25%" in the definition of acquisition proposal shall be deemed to be references to "50%."

        Virginia Heritage will promptly, and in any event within 24 hours (i) notify Eagle in writing of the receipt of an acquisition proposal and (ii) communicate the material terms of such acquisition proposal to Eagle. Virginia Heritage is required to keep Eagle reasonably apprised of the status of and other matters relating to any such acquisition proposal on a timely basis.

        Virginia Heritage agreed that neither it nor its board of directors will (i)(a) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Eagle, the board of directors' recommendation to shareholders of Virginia Heritage common stock to vote for approval of the merger agreement or (b) approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Virginia Heritage any acquisition proposal or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Virginia Heritage or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, securities purchase agreement, share exchange agreement, or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal.

        Notwithstanding the above restrictions on the recommendations on Virginia Heritage and its board of directors, at any time prior to obtaining the Virginia Heritage shareholder approval necessary to approve the merger agreement, the Virginia Heritage board of directors may change its recommendation that the shareholders of Virginia Heritage common stock vote for approval of the merger agreement or terminate the merger agreement in accordance with the terms thereof, if (i) the Virginia Heritage board of directors receives a written acquisition proposal from any person that is not withdrawn and (ii) the Virginia Heritage board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal; provided that:

  •
  the Virginia Heritage board of directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Virginia Heritage board of directors to take such action would reasonably be expected to be violate its fiduciary duties to the shareholders of Virginia Heritage under applicable law; and

  •
  with respect to a superior proposal (i) Virginia Heritage provides Eagle prior written notice at least five business days prior to taking such action, which notice shall state that the Virginia Heritage board of directors has received a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the Virginia Heritage board of directors has resolved to effect a change of recommendation or to terminate the merger agreement, as applicable, which notice shall specify the basis for such change of recommendation or termination, including the material terms of the superior proposal; (ii) during such five business day period, Virginia Heritage negotiates in good faith with Eagle (to the extent that Eagle wishes to negotiate) to enable Eagle to make an offer that is at least as favorable to the shareholders of Virginia Heritage so that such acquisition proposal would cease to constitute a superior proposal; and (iii) at the end of such five business day period (or such earlier time that Eagle advises Virginia Heritage that it no longer wishes to negotiate to amend the merger agreement), the Virginia Heritage board of directors, after taking into account any modifications to the terms of the merger agreement agreed to by Eagle and EagleBank after receipt of such notice, continues to believe that such acquisition proposal constitutes a superior proposal.

        Any amendment to the financial or other material terms of the acquisition proposal giving rise to a notice of superior proposal from Virginia Heritage shall constitute a new acquisition proposal giving rise to a new five business day response period for Eagle.

        Other Covenants by Virginia Heritage.    In addition to the covenants set forth above, Virginia Heritage has agreed that it will, among other things:

  •
  use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective, establish a record date for, give notice of and hold a special meeting of its shareholders to consider and vote upon the approval of the merger agreement and any other matters required to be approved by the Virginia Heritage's shareholders for consummation of the merger and other transactions contemplated by the merger agreement;

  •
  except as otherwise permitted by the merger agreement with respect to a superior acquisition proposal, (i) recommend to the Virginia Heritage shareholders the approval of the merger agreement, (ii) include such recommendation in this proxy statement/prospectus, and (iii) subject to the fiduciary duties of the Virginia Heritage board of directors, use reasonable best efforts to obtain from its shareholders a vote approving the merger agreement;

  •
  furnish such information relating to it and its directors, officers and shareholders and Virginia Heritage's business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection the registration statement of which this proxy statement/prospectus is a part, and cooperate fully with Eagle and Eagle's counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with this proxy statement/prospectus;

  •
  use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus is a part to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof;

  •
  cooperate and use its reasonable best efforts to prepare, submit, file, update and publish (as applicable) all applications, notifications, reports or other documentation to obtain all permits, consents, approvals, waivers and authorizations of all third parties and governmental authorities necessary to consummate the merger and the transactions contemplated by the merger agreement;

  •
  consult with Eagle before issuing any press release with respect to the merger or any transaction contemplated by the merger agreement, and not issue any such press release or make any such public statements without the prior consent of Eagle;

  •
  afford Eagle's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours during the period prior to the effective time of the merger, to the books, records, properties and contracts of Virginia Heritage and, during such period, Virginia Heritage shall make available to Eagle copies of certain reports and other documents filed pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Virginia Heritage as Eagle may reasonably request;

  •
  not purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Eagle common stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Eagle common stock during price determination period, subject to certain exceptions; and

  •
  promptly notify Eagle of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

        Eagle Covenants.    Eagle and/or EagleBank have agreed that they will, among other things:

  •
  use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger and the other transactions contemplated by the merger agreement;

  •
  promptly prepare and file with the SEC within fifty days of the date of the merger agreement, the registration statement of which this proxy statement/prospectus is a part, and provide Virginia Heritage and its legal, financial and accounting advisors the opportunity to review and provide comments on the registration statement of which this proxy statement/prospectus is a part a reasonable time prior to its filing, and consider in good faith all such comments;

  •
  use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the merger agreement;

  •
  cooperate and use its reasonable best efforts to prepare, submit, file, update and publish (as applicable) all applications, notifications, reports or other documentation to obtain all permits, consents, approvals, waivers and authorizations of all third parties and governmental authorities necessary to consummate the merger and the transactions contemplated by the merger agreement;

  •
  consult with Virginia Heritage before issuing any press release with respect to the merger or any transaction contemplated by the merger agreement, and not issue any such press release or make any such public statements without the prior consent of Virginia Heritage;

  •
  as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, as of the effective date of the merger, on NASDAQ the shares of Eagle common stock to be issued to the Virginia Heritage shareholders as part of the merger consideration for the merger;

  •
  that to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, in favor of the current or former directors, officers or employees of the Virginia Heritage or any persons who are or were serving at the request of Virginia Heritage as a director, officer, trustee, fiduciary, employee or agent of another entity, as provided in the articles of incorporation or bylaws of Virginia Heritage or other indemnification agreements, will survive the merger and continue in full force and effect in accordance with their terms, and from and after the effective time of the merger, and through the sixth anniversary thereof, jointly and severally indemnify and hold harmless each such person against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger (and Eagle and the EagleBank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification);

  •
  provide for a period of six years from the effective time of the merger directors' and officers' liability insurance and fiduciary insurance to reimburse the present and former officers and directors of Virginia Heritage (but Eagle will not be required to expend in the aggregate an amount in excess of 300% of the annual premiums currently paid by Virginia Heritage for such insurance, provided that in such event, Eagle shall obtain as much comparable insurance as is available for such period);

  •
  (i) give those individuals who are employed by Virginia Heritage immediately prior to the closing of the merger and who continue to be employed by Eagle or EagleBank following such time (other than on a temporary or a transition basis of less than six months) full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the closing of the merger for such person's service with Virginia Heritage to the same extent recognized by Virginia Heritage immediately prior to the merger closing; provided that the foregoing shall not result in the duplication of benefits for the same period of service; (ii) use its reasonable efforts to cause medical, dental or other health or benefit plans to (a) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such persons under any welfare benefit plans that such persons may be eligible to participate in after the merger closing (other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the merger closing under any welfare plan maintained for such persons immediately prior to the merger closing), and (b) provide each such person with credit for any co-payments and deductibles paid in the plan year in which the merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such persons are eligible to participate after the merger closing; (iii) for a period of six months following the merger closing, provide to such persons base compensation and incentive compensation opportunities no less favorable than those provided to such persons by Virginia Heritage immediately prior to the merger closing and benefits that are not materially less favorable in the aggregate than the benefits provided by Virginia Heritage to such persons pursuant to Virginia Heritage's benefit plans immediately prior to the effective time of the merger; (iv) with respect to each such person (other than those persons having an employment agreement or understanding with Virginia Heritage pursuant to which a severance, termination, change in control or similar payment will be or has been paid in connection with such person's termination) who is involuntarily terminated by Eagle or any of its subsidiaries (other than for cause) on or within nine months of the effective date of the merger, provide a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Virginia Heritage (with proportional credit for partial years of service) with a minimum payment equal to four weeks of base pay and provide reasonable assistance in obtaining a new position for a period of four months from the date of termination; and (v) assume and honor the obligations of Virginia Heritage under all employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings;

  •
  not purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Eagle common stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Eagle common stock during the price determination period, subject to certain exceptions; and

  •
  promptly notify Virginia Heritage of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

        Covenants Regarding Registration Statement.    Each of Virginia Heritage, Eagle and EagleBank have agreed that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the registration statement of which this proxy statement/prospectus is a part will, at the time the registration statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the special meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Virginia Heritage, Eagle and EagleBank have further agreed that if such party shall become aware, prior to the effective date of the registration statement, of any information furnished by such party that would cause any of the statements in the registration statement or the proxy statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the registration statement or the proxy statement/prospectus.

Termination and Termination Payments

        Termination Events.    The merger agreement may be terminated, and the merger abandoned, at any time prior to the effectiveness of the merger, even after shareholder approval has been obtained at the Virginia Heritage special meeting, in the following circumstances:

  (i)
  by mutual consent of all parties;

  (ii)
  by Virginia Heritage, Eagle or EagleBank, if (a) any governmental authority that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable (provided that no party shall have such right to terminate the merger agreement if such denial is due to the failure of such party to perform or observe the covenants and agreements of the merger agreement), or (b) any governmental authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (provided that the party seeking to terminate the merger agreement used its reasonable best efforts to contest, appeal and remove such order, decree or ruling);

  (iii)
  by Virginia Heritage or Eagle and EagleBank, if (a) the merger is not consummated on or before March 31, 2015 (unless the failure of the closing of the merger to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement), or (b) the special meeting of Virginia Heritage (including any adjournment or postponements thereof) concludes and the shareholder approval necessary to approve the merger has not been obtained;

  (iv)
  by Virginia Heritage:

  •
  if Eagle or EagleBank breaches or fails to perform any of their respective representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (a) would give rise to the failure of one or more conditions to the obligation of Virginia Heritage to close the merger and (b) is incapable of being cured (or is not cured) by

      Eagle or EagleBank within thirty calendar days following receipt of written notice of such breach or failure to perform from Virginia Heritage (provided that Virginia Heritage is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

    •
    in order to enter into a definitive agreement with respect to a transaction that the Virginia Heritage board of directors has determined constitutes a superior proposal, if prior to the receipt of the shareholder approval necessary to approve the merger (a) Virginia Heritage complies with its covenants regarding the procedures for superior proposals with respect to such superior proposal, and (b) the Virginia Heritage pays Eagle the termination fee within the applicable time period, discussed in more detail below;

    •
    at any time during the five-day period commencing with the date which is the seventh calendar day immediately prior to the closing date of the merger (or if such calendar day is not a trading day, the trading day immediately preceding such calendar day), if both of the following conditions are satisfied and subject Eagle's right to increase the consideration and negate Virginia Heritage's termination of the merger agreement described below: (a) the quotient obtained by dividing (1) the average of the last reported sale prices per share of Eagle common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding such seventh calendar day (or if such seventh day is not a trading day, the trading day immediately preceding such seventh day) by (2) $32.92, is less than 0.80; and (b) and such quotient is less than the number, or the "index ratio," obtained by (aa) dividing the average of the NASDAQ Bank Index prices for the ten consecutive trading days immediately preceding such seventh day (or if such seventh day is not a trading day, the trading day immediately preceding such seventh day) by 2,587.06, and (bb) subtracting 0.20 from the quotient; provided, however, that Eagle will have the right but not the obligation, during the five-day period commencing with its receipt of notice of termination from Virginia Heritage, to increase the consideration to be received by the holders of Virginia Heritage common stock hereunder, by adjusting the exchange ratio to equal the lesser of (I) a number obtained by dividing (x) the product of $32.92 (as adjusted to account for any change in the outstanding shares Eagle common stock, including any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend), 0.80 and the exchange ratio by (y) the average of the last reported sale prices per share of Eagle common stock as reported on NASDAQ for the ten consecutive trading days immediately preceding such seventh calendar day (or if such calendar day is not a trading day, the trading day immediately preceding such calendar day), and (II) a number obtained by dividing (x) the product of the index ratio and the exchange ratio (as then in effect) by (y) the number obtained by dividing (1) the average of the NASDAQ Bank Index prices for the ten consecutive trading days ending on the trading day prior to such seventh calendar day (or if such calendar day is not a trading day, the trading day immediately preceding such calendar day) by (2) 2,587.06; or

    •
    if Eagle is prohibited from issuing more than 19.9% of the number of shares of Eagle common Stock outstanding immediately prior to such issuance pursuant to the limitations on the calculation of the merger consideration. See "—Merger Consideration—Calculation of the Exchange Ratio."

  (v)
  by Eagle, if:

  •
  Virginia Heritage breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (a) would give rise to the failure of one or more certain conditions to the obligation of Eagle to close the merger and (b) is incapable of being cured (or is not cured) by Virginia Heritage within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Eagle (provided that Eagle is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

    •
    the Virginia Heritage board of directors (a) effects a change of recommendation with respect to its recommendation that the shareholders approve the merger agreement or (b) fails to include its recommendation that the shareholders approve the merger agreement in this proxy statement;

    •
    the Virginia Heritage shareholder approval necessary to approve the merger is not obtained at the special meeting if Virginia Heritage or its representatives breached certain of Virginia Heritage's convents regarding nonsolicitation of acquisition proposals or procedures relating to superior proposals and Virginia Heritage has, subsequent to the breach but prior to the special meeting, received an acquisition proposal, or which but for such breach would have been an acquisition proposal; or

    •
    communications and discussions with respect to an acquisition proposal permitted under the merger agreement extend until the earlier of (a) 45 days from the date on which Virginia Heritage provided notice of such acquisition proposal to Eagle; and (b) March 30, 2015, and Virginia Heritage has not (1) rejected such acquisition proposal, and (2) advised Eagle orally and in writing of such rejection, by noon on such earlier date.

        Effect of Termination.    In the event of termination of the merger agreement by either Eagle, EagleBank or Virginia Heritage, then the merger agreement becomes void and have no effect and there will be no liability on the part of either Eagle, EagleBank, Virginia Heritage any of their subsidiaries or any their respective officers or directors, except that:

  (i)
  certain provisions regarding the public statements, confidential information, effect of termination, payment of expenses survive any such termination; and

  (ii)
  termination will not relieve or release Eagle or Virginia Heritage from any liabilities or damages arising out of its willful breach of any provision of the merger agreement.

        Termination Expenses.    In the event that the merger agreement is terminated:

  (i)
  by Virginia Heritage under the termination event described in the second bullet-point under item (iv) under "—Termination Events;"

  (ii)
  by Eagle under the termination event described in the second, third or fourth bullet-point under item (v) under "—Termination Events;" or

  (iii)
  (a) by (1) Eagle or Virginia Heritage under a termination event described in item (iii) (in the case of item (iii)(a), only if at such time Virginia Heritage has failed to hold the special meeting and Eagle is not in breach of its obligations regarding certain regulatory filings) or (2) Eagle under the termination event described in the first bullet-point under item (v) under "—Termination Events", and (b) a bona fide acquisition proposal (or a bona fide proposal which would be an acquisition proposal but for any breach of the provisions relating to no solicitations of acquisition proposals) is publicly disclosed and not withdrawn prior to the special meeting (in the case of termination under the termination event described in item (iii)(b) under "—Termination Events"), prior to the termination date (in the case of termination under the termination event described in item (iii)(a) under "—Termination Events"), or prior to the breach giving rise to the right of termination (in the case of termination under the termination event described in the first bullet-point under item (v) under "—Termination Events"), and (c) within nine (9) months of the termination of the merger agreement Virginia Heritage enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any acquisition proposal(or a bona fide proposal which would be an acquisition proposal but for any breach of the provisions relating to no solicitations of acquisition proposals);

then Virginia Heritage shall pay Eagle a fee, in immediately available funds, in the amount of $7.25 million (A) at the time of such termination, in the case of a termination described in item (i) above, (B) not later than two (2) business days following such termination, in the case of a termination described in item (ii) above, or (C) at the time of entry into the agreement related to the transaction contemplated by the acquisition proposal described in item (iii)(c) above. For the purposes of item (iii) above, the references to "25%" in the definition of "acquisition proposal" shall be deemed to be references to "50%."

Amendment and Waiver

        Any of the terms and conditions of the merger agreement may be amended by the parties in writing, at any time before or after approval of the merger agreement by the Virginia Heritage shareholders, except that no amendment which by law requires further approval by the Virginia Heritage shareholders after approval by the shareholders of Virginia Heritage, unless such amendment is subject to the approval of Virginia Heritage's shareholders and such approval is obtained. The parties, by action in writing, taken or authorized by their respective boards of directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement, at any time.

Appraisal Rights

        Virginia Heritage shareholders are not entitled to exercise dissenters' or appraisal rights with respect to the merger.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Eagle and Virginia Heritage may have appeared had the businesses actually been combined as of the dates indicated. We provide an unaudited pro forma combined balance sheet at June 30, 2014, based upon an assumed exchange ratio of 0.6531. The actual exchange ratio may be higher or lower than 0.6531. We also provide unaudited pro forma combined income statements for the six months ended June 30, 2014 and the year ended December 31, 2013 based on the assumed exchange ratio. The unaudited pro forma combined income statement for the year ended December 31, 2013 and the unaudited pro forma combined income statement for the six months ended June 30, 2014 give effect to the merger as if the merger had been completed on January 1, 2013.

        The unaudited pro forma combined financial information shows the impact of the merger on the combined financial position and the results of operations of Eagle and Virginia Heritage under the acquisition method of accounting with Eagle treated as the acquirer. Under this method of accounting, Eagle will record the assets and liabilities of Virginia Heritage at their estimated fair values as of the date the merger is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Eagle and Virginia Heritage that are included or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" at page 135.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheets, including fair value estimates.

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2014
(dollars in thousands)

	Eagle	Virginia Heritage	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$8,602	$39,475	(153)		$47,924
Federal funds sold	9,480	—	—		9,480
Interest bearing deposits with banks and other short-term investments	97,400	—	25,000		122,400
Investment securities available for sale, at fair value	378,990	114,256	—		493,246
Federal Reserve and Federal Home Loan Bank stock, at cost	10,626	6,380	—		17,006
Loans held for sale	35,411	21,471	—		56,882
Loans	3,279,429	755,137	(10,934)	Note 3	4,023,632
Less allowance for credit losses	(43,552)	(10,372)	10,372	Note 3	(43,552)

Loans, net	3,235,877	744,765	(562)		3,980,080
Premises and equipment, net	17,797	1,778	—		19,575
Deferred income taxes	25,586	4,675	(2,007)	Note 3	28,254
Bank owned life insurance	40,361	15,640	—		56,001
Core deposit intangibles, net	955	—	6,362	Notes 1, 3	7,317
Goodwill	2,163	—	91,918	Notes 1, 3	94,081
Other real estate owned	8,843	136	—		8,979
Other assets	42,353	7,109	—		49,462

TOTAL ASSETS	$3,914,444	$955,685	$120,558		$4,990,687

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing demand	$945,485	$193,349	$—		$1,138,834
Interest bearing transaction	128,415	19,941	—		148,356
Savings and money market	1,899,430	130,598	—		2,030,028
Time, $100,000 or more	186,063	267,121	117	Note 3	453,301
Other time	208,534	165,107	685	Note 3	374,326

Total deposits	3,367,927	776,116	802		4,144,845
Customer repurchase agreements	60,646	3,040	—		63,686
Long-term borrowings	30,000	70,000	(20)	Note 3	99,980
Subordinated debt	9,300	—	70,000	Note 5	79,300
Other liabilities	19,750	3,225	—		22,975

Total Liabilities	3,487,623	852,381	70,782		4,410,786

SHAREHOLDERS' EQUITY
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600	56,600	—	—		56,600
Preferred stock, par value $4 per share, non-cumulative, shares authorized 5,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 15,300	—	15,300	—		15,300
Common stock, par value $.01 per share; 50,000,000 shares authorized, 25,985,659 shares issued and outstanding; 29,917,518 shares issued and outstanding pro forma combined	255	—	39	Note 2	294
Common stock, par value $4 per share; shares authorized 15,000,000, shares issued and outstanding 6,020,301	—	24,081	(24,081)	Note 2	—
Warrant	946	—	—		946
Additional paid in capital	245,629	41,517	96,224	Note 2	383,370
Retained earnings	121,553	23,984	(23,984)	Note 2	121,553
Accumulated other comprehensive income (loss)	1,838	(1,578)	1,578	Note 2	1,838

Total Shareholders' Equity	426,821	103,304	49,776		579,901

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,914,444	$955,685	$120,558		$4,990,687

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Six Months Ended June 30, 2014
(dollars in thousands)

	Eagle	Virginia Heritage	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$82,679	$17,170	$70	Note 3	$99,919
Interest and dividends on investment securities	4,656	1,379	—		6,035
Interest on balances with other banks and depository institutions	254	30	—		284
Interest on federal funds sold	7	—	—		7

Total interest income	87,596	18,579	70		106,245

Interest Expense
Interest on deposits	4,736	2,375	(267)	Note 3	6,844
Interest on customer repurchase agreements and federal funds purchased	69	5	—		74
Interest on long-term borrowings	764	270	3	Note 3	1,037

Total interest expense	5,569	2,650	(264)		7,955

Net Interest Income	82,027	15,929	334		98,290
Provision for Credit Losses	5,068	760	—		5,828

Net Interest Income After Provision For Credit Losses	76,959	15,169	334		92,462

Noninterest Income
Service charges on deposits	2,411	334	—		2,745
Gain on sale of loans	2,864	2,560	—		5,424
Gain (loss) on sale of investment securities	10	(189)	—		(179)
Increase in the cash surrender value of bank owned life insurance	624	—	—		624
Other income	2,365	796	—		3,161

Total noninterest income	8,274	3,501	—		11,775

Noninterest Expense
Salaries and employee benefits	26,623	6,741	—		33,364
Premises and equipment expenses	6,196	1,257	—		7,453
Marketing and advertising	877	97	—		974
Data processing	3,020	762	—		3,782
Legal, accounting and professional fees	1,773	754	—		2,527
FDIC Insurance	1,107	241	—		1,348
Other expenses	5,637	2,130	—		7,767
Amortization of intangible	—	—	318	Note 3	318

Total noninterest expense	45,233	11,982	318		57,533

Income Before Income Tax Expense	40,000	6,688	16		46,704
Income Tax Expense	14,557	2,402	6		16,965

Net Income	25,443	4,286	10		29,739
Preferred Stock Dividends	283	76	—		359

Net Income Available to Common Shareholders	$25,160	$4,210	$10		$29,380

Earnings Per Share
Basic	$0.97	$0.70	—		$0.98
Diluted	$0.95	$0.68	—		$0.96
Weighted Average Shares Outstanding—Basic	25,954,912	6,016,572	(2,084,713)		29,886,771
Weighted Average Shares Outstanding—Diluted	26,599,594	6,231,350	(2,299,491)		30,531,453

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
For the Year Ended December 31, 2013
(dollars in thousands)

	Eagle	Virginia Heritage	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$148,801	$31,453	$140	Note 3	$180,394
Interest and dividends on investment securities	7,792	2,430	—		10,222
Interest on balances with other banks and other depository institutions	689	54	—		743
Interest on federal funds sold	12	—	—		12

Total interest income	157,294	33,937	140		191,371

Interest Expense
Interest on deposits	10,614	4,906	(535)	Note 3	14,985
Interest on customer repurchase agreements and federal funds purchased	254	12	—		266
Interest on long-term borrowings	1,636	322	5	Note 3	1,963

Total interest expense	12,504	5,240	(530)		17,214

Net Interest Income	144,790	28,697	670		174,157
Provision for Credit Losses	9,602	1,764	—		11,366

Net Interest Income After Provision For Credit Losses	135,188	26,933	670		162,791

Noninterest Income
Service charges on deposits	4,607	652	—		5,259
Gain on sale of loans	14,578	7,919	—		22,497
Gain on sale of investment securities	19	557	—		576
Increase in the cash surrender value of bank owned life insurance	720	229	—		949
Other income	4,792	1,319	—		6,111

Total noninterest income	24,716	10,676	—		35,392

Noninterest Expense
Salaries and employee benefits	47,481	14,277	—		61,758
Premises and equipment expenses	11,923	2,414	—		14,337
Marketing and advertising	1,686	259	—		1,945
Data processing	5,903	1,403	—		7,306
Legal, accounting and professional fees	3,449	615	—		4,064
FDIC Insurance	2,263	514	—		2,777
Other expenses	11,874	4,781	—		16,655
Amortization of intangible	—	—	636	Note 3	636

Total noninterest expense	84,579	24,263	636		109,478

Income Before Income Tax Expense	75,325	13,346	34		88,705
Income Tax Expense	28,318	4,346	14		32,678

Net Income	47,007	9,000	20		56,027
Preferred Stock Dividends	566	153	—		719

Net Income Available to Common Shareholders	$46,441	$8,847	$20		$55,308

Earnings Per Share
Basic	$1.81	$1.70	—		$1.86
Diluted	$1.76	$1.65	—		$1.83
Weighted Average Shares Outstanding—Basic	25,726,062	5,217,531	(1,285,672)		29,657,921
Weighted Average Shares Outstanding—Diluted	26,358,611	5,359,521	(1,427,662)		30,290,470

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation:

        The merger will be accounted for as an acquisition by Eagle of Virginia Heritage using the acquisition accounting method under ASC 805 and, accordingly, the assets and liabilities of Virginia Heritage will be recorded at their respective fair values on the date the merger is completed.

        The merger will be effected by the issuance of a combination of shares of Eagle common stock, $0.01 par value, and cash to Virginia Heritage shareholders. Each share of Virginia Heritage common stock will be exchanged for a number of shares of Eagle common stock and cash per share, determined in accordance with Section 3.01 of the merger agreement. This pro forma analysis uses an assumed exchange ratio of 0.6531 shares, resulting in a $21.50 value per Eagle common stock for each Virginia Heritage share and $7.50 cash consideration per Virginia Heritage share. Based on these assumptions, the aggregate purchase price of Virginia Heritage's common stock is $174.6 million, excluding options. The final exchange ratio could be higher or lower than 0.6531, depending upon the average closing price of Eagle common stock during the 20 trading days ending on the fifth trading day prior to closing. For the purposes of these unaudited pro forma combined financial statements the shares of Eagle common stock issued in connection with the merger are assumed to have a value equal to $32.92 per share, the closing price as of June 6, 2014, the last trading day before announcement of the merger.

        The unaudited pro forma combined financial statements include estimated adjustments to record assets and liabilities of Virginia Heritage at their respective fair values. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Virginia Heritage's tangible and identifiable intangible assets and liabilities as of the closing date the merger. Changes in the fair value of the net assets of Virginia Heritage as of the closing date of the merger will likely change the amount of purchase price allocable to goodwill. The further refinement of transaction costs, changes in Virginia Heritage's shareholders' equity, including net income, asset valuations and other items identified in the merger agreement, between June 30, 2014 and the closing date of the merger will further impact the amount of the purchase price and any excess purchase price recorded, as compared to this pro forma analysis. Also impacting the final amounts will be changes to the stock price of Eagle, as noted above. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        The unaudited pro forma combined balance sheet assumes that the merger occurred on June 30, 2014. The unaudited pro forma combined income statements for the six months ended June 30, 2014 and the twelve months ended December 31, 2013 assume the transaction occurred at the beginning of each period.

        The unaudited pro forma combined information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2. Adjustments to Equity:

        The unaudited pro forma combined financial information reflects the issuance of 3,931,859 shares of Eagle common stock. The table below provides the calculation of the number of shares issued:

Shares of Virginia Heritage common stock outstanding	6,020,301
Exchange ratio	0.6531

Eagle Bancorp common stock issued	3,931,859

        The unaudited pro forma combined financial statements include adjustments to shareholders' equity for the elimination of Virginia Heritage's common stock of $24.1 million accumulated other comprehensive loss of $1.6 million and the elimination of Virginia Heritage's retained earnings of $24.0 million. All of these amounts have been reclassified into additional paid in capital.

        In accordance with ASC 805-30-30-9 a value of $8.3 million is being attributed to the outstanding Virginia Heritage stock options to be assumed by Eagle upon consummation of the merger.

        The following table provides the calculation of the number of shares issued and pro forma adjustments to shareholders' equity.

Pro Forma Adjustments to Shareholders' Equity
Purchase Price:
Shares of Eagle common stock issued	3,931,859
Eagle par value	$0.01	39,319

Less Virginia Heritage's common stock		(24,081,000)

Common stock adjustment		(24,041,681)

Additional paid in capital adjustment
Purchase price—Virginia Heritage's common stock (Note 3)		174,588,729
Less: Cash contribution		(45,152,258)
Less: Eagle common stock issued		(39,319)
Purchase price—estimated fair value of
Virginia Heritage's stock options		8,343,871
Virginia Heritage's additional paid in capital		(41,517,000)

Additional paid in capital adjustment		96,224,023

Retained earnings adjustment—Virginia Heritage		(23,984,000)
Elimination of Virginia Heritage's accumulated other comprehensive loss		1,578,000

Total shareholders' equity adjustment		49,776,342

Note 3. Acquisition Accounting Adjustments:

        The acquisition accounting adjustments included in the pro forma balance sheet include the following.

Loan premiums (yield adjustment)	$1,148,196	(average life of 48 months)
Credit quality fair value adjustment on loans	$(12,082,192)
Eliminate existing allowance for credit losses	$10,372,000
Core deposit intangible	$6,362,452	(average life of 120 months)
Long-term borrowings premiums (yield adjustment)	$20,000	(average life of 48 months)
Total time deposits discounts (yield adjustment)	$(802,000)	(average life of 18 months)
Deferred income tax liability (at 40% rate)	$(2,007,382)

        The adjustments recorded for these assets and liabilities on the closing date of the merger could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities, including credit quality. Virginia Heritage had no previous unamortized purchase or acquisition adjustments.

        The table below identifies all pro forma adjustments as well as the unidentified intangible recorded as Goodwill.

Purchase Price:
Virginia Heritage common shares outstanding		6,020,301
Exchange ratio		0.6531

Eagle Bancorp common shares issued excluding options		3,931,859
Total consideration per Virginia Heritage common share		$29.00 (1)
Purchase price of Virginia Heritage common shares (6,020,301 shares X $29.00 per share)		174,588,729
Estimated fair value of Virginia Heritage stock options		8,343,871

Purchase price		182,932,600
Net Assets Acquired:
Virginia Heritage common shareholders' equity		88,004,000

Excess of purchase price over carrying value of net assets acquired		$94,928,600

Estimated (debit) credit adjustments to reflect fair value of assets acquired and liabilities assumed:
Estimated core deposit intangible
Virginia Heritage's core deposits	508,996,041
Premium rate	1.25%

		(6,362,452)
Fair value adjustment on loan yields		(1,148,196)
Credit quality fair value adjustment on loans		12,082,192
Eliminate existing allowance for credit losses		(10,372,000)
Fair value adjustment on total time deposits		802,000
Fair value adjustment on long-term borrowings		(20,000)
Deferred income tax liability (at 40% rate)		2,007,382

Goodwill		$91,917,526

(1)
$29.00 total consideration per share of Virginia Heritage common stock will be applied so long as the Eagle average price during the price determination period is at least $29.00 and not greater than $35.50 per share.

Note 4. Direct Transaction Costs:

        The plan to integrate Eagle and Virginia Heritage is still being developed. Over the next several months, the specific plan will continue to be refined. Work is currently in process to assess personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where redundancies can be eliminated and integration benefits can be achieved. Certain decisions arising from these assessments may involve involuntary terminations, changing information systems, canceling contracts and disposition or accelerated write-offs of assets. Eagle and Virginia Heritage expect to incur merger related expenses including system conversion costs, employee retention and severance agreements, communications to customers and others. To the extent these are costs associated with these actions, the costs will be recorded based on the nature and timing of these actions. Most acquisition and restructuring costs are recognized separately and generally expensed as incurred. We estimate the pre-tax merger related costs to be approximately 5.0% of the purchase price, or $9.1 million, and expect these costs to be incurred in 2014. These estimated costs are not included in the accompanying unaudited pro forma combined financial statements.

Note 5. Subordinated Debt:

        The pro forma presentation at June 30, 2014 assumes the issuance of $70.0 million of subordinated debt bearing interest at a rate of 5.75%. The subordinated debt is intended to qualify as Tier 2 capital for regulatory purposes to the fullest extent permitted. The pro forma combined balance sheet does not reflect expenses of issuance of the subordinated debt of approximately $1.1 million. The pro forma combined income statements for the six months ended June 30, 2014 and the year ended December 31, 2013 do not reflect interest expense on the subordinated debt for the periods shown.

INFORMATION ABOUT EAGLE

        Organized in 1997, Eagle is the registered bank holding company for EagleBank, a Maryland chartered commercial bank which is a member of the Federal Reserve System, and which commenced operations in July 1998. Eagle is a growth oriented institution, offering a broad range of commercial banking services to its business and professional clients as well as full service consumer banking services to individuals living and/or working primarily in its service area. EagleBank was organized as an alternative to the super-regional financial institutions which dominate its market area. EagleBank's philosophy is to provide superior, personalized service to its customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing the customer's needs in a proactive personalized fashion. EagleBank currently We currently operates from 18 branch offices, seven in Montgomery County, Maryland, five in the District of Columbia, and six offices in Northern Virginia.

        Eagle emphasizes providing commercial banking services to sole proprietors, small- and medium-sized businesses, partnerships, corporations, non-profit organizations and associations, and investors living and working in and near EagleBank's primary service area. A full range of retail banking services are offered to accommodate the individual needs of both business customers as well as the community Eagle serves. EagleBank has developed significant expertise and commitment as a Small Business Administration, or SBA, lender, has been designated a Preferred Lender by the SBA, and is one of the largest community bank SBA lenders in the Washington metropolitan area.

        Eagle's common stock is listed for trading on NASDAQ under the symbol "EGBN." As of June 30, 2014 there were 25,985,659 shares of Eagle common stock outstanding.

        At June 30, 2014, Eagle had total assets of $3.91 billion, net loans of approximately $3.24 billion, total deposits of approximately $3.37 billion, total shareholders' equity of approximately $426.8 million, and total common shareholders' equity of approximately $370.2 million. At June 30, 2014, its nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days, restructured loans and other real estate owned) were approximately $31.3 million, or 0.80% of total assets. For the three and six months ended March 31, 2014 and June 30, 2014, Eagle had earnings of $0.48 and $0.95 per diluted common share, respectively. Excluding the effect of the merger related expenses, adjusted earnings were approximately $13.4 million and $25.7 million, respectively, for the three and six month periods, or $0.50 and $0.97 per diluted common share.

Description of Eagle's Capital Stock

        Eagle's authorized capital consists of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $.01 par value, the terms of which may be established by the Board of Directors without shareholder action. As of June 30, 2014, there were 25,985,659 shares of common stock outstanding and 56,600 shares of Series B Preferred Stock, issued pursuant to the SBLF, outstanding. There was also an outstanding warrant to purchase 423,977 shares of common stock, as well as options with respect to approximately 496,919 shares of common stock under Eagle's equity compensation plans, of which 394,931 were exercisable. An aggregate of approximately 399,136 shares of common stock are subject to issuance pursuant to future awards under Eagle's 2006 Stock Plan. At March 20, 2014, there were approximately 806 registered holders of Eagle common stock.

        Common Stock.    Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.

        Our ability to pay dividends is limited by the provisions of our articles of incorporation related to the Series B Preferred Stock and Federal and state law and regulation. Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends EagleBank may pay without prior approval. Prior regulatory approval is required to pay dividends which exceed EagleBank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Under Maryland law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies. At June 30, 2014, EagleBank could pay dividends to Eagle to the extent of its earnings so long as it maintained required capital ratios.

        The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Eagle may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, EagleBank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. Refer to above discussion on conditions precedent to resuming the payment of the cash common stock dividend.

        Eagle's ability to pay dividends on the common stock is also restricted by the provisions of the Series B Preferred Stock. Under the terms of the Series B Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the Series B Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the Series B Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach. As of the date hereof, Eagle has not failed to declare and pay in a timely manner any dividend on the Series B Preferred Stock.

        Under the terms of the Series B Preferred Stock, Eagle may only declare and pay a dividend on the common stock or other stock junior to the Series B Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of Eagle's Tier 1 Capital would be at least equal to the Tier 1 Dividend Threshold. The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by 10% for each one percent increase in qualified small business lending over the baseline level.

        Restrictions on Ownership.    The Bank Holding Company Act of 1956, as amended, or BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Eagle. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve Board, before acquiring 5% or more of the voting stock of Eagle. In addition, the Change in Bank Control Act of 1978, as amended, or CBC Act, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Eagle, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

        Transfer Agent.    The Transfer Agent for the common stock is Computershare Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021.

        Preferred Stock.    Eagle's board of directors may, from time to time, by action of a majority, authorize the issuance of shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, Eagle's board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions, of such shares of preferred stock.

        Eagle currently has outstanding 56,600 shares of Series B Preferred Stock, all of which were issued to the Treasury under the SBLF on July 14, 2011. The Series B Preferred Stock has a liquidation amount of $1,000 per share, which would be paid to the holder of the Series B Preferred Stock upon liquidation, dissolution or winding up of Eagle, prior to any payment to the holders of common stock or any other security ranking junior to the Series B Preferred Stock. The Series B Preferred Stock is entitled to receive non-cumulative dividends on a quarterly basis. The dividend rate for the first ten dividend periods was one percent (1%). For the eleventh dividend period through four and one half years after issuance, the dividend rate will be one percent (1%). After four and one half years from issuance, the dividend rate will increase to nine percent (9%).

        The Series B Preferred Stock may be redeemed at any time at Eagle's option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

        The Series B Preferred Stock is non-voting, except in limited circumstances. In the event that Eagle misses five dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on Eagle's board of directors. In the event that Eagle misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the Series B Preferred Stock is at least $25,000,000, then the holder of the Series B Preferred Stock will have the right to designate two directors to Eagle's board of directors.

        The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. The provisions of the Series B Preferred Stock restrict the payment of dividends on, or purchases of, the common stock, under certain circumstances.

        The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

Selected Provisions of Eagle's Articles of Incorporation and Maryland Law

        Consideration of Business Combinations.    Eagle's articles of incorporation provide that when the Eagle board of directors evaluates any actual or proposed business combination, it shall consider the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the Eagle directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, Eagle's board of directors may consider all or some of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by Eagle's board of directors in the discharge of its fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by Eagle's board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

        Amendment of the Articles of Incorporation.    In general, Eagle's articles of incorporation may be amended upon the vote of two-thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. Unless the proposed amendment adversely affects the rights of the Series B Preferred Stock, the holders of Series B Preferred Stock will not have the right to vote on any amendment to the Articles of Incorporation.

        Restrictions on Business Combinations with Interested Shareholders.    Section 3-602 of the Maryland General Corporation Law ("MGCL"), as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our Articles of Incorporation and bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

        Control Share Acquisition Statute.    Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Eagle's articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

 INFORMATION ABOUT VIRGINIA HERITAGE

General

        Virginia Heritage is a commercial bank incorporated in and chartered by the Commonwealth of Virginia. Virginia Heritage is a member of the Federal Reserve System and its deposits are insured by the FDIC. Virginia Heritage opened for business on November 21, 2005 and its headquarters are located in Tysons Corner, Virginia.

        Virginia Heritage serves the greater Washington, D.C. metropolitan area with an emphasis on Northern Virginia. Virginia Heritage's goal has been to deliver a customized and targeted mix of products and services that meet or exceed customer expectations. To accomplish this goal, Virginia Heritage has deployed a premium operating system that gives customers access to the most up-to-date banking technology.

        Virginia Heritage offers a full range of banking services through traditional and electronic delivery. Services include: free business and consumer checking, premium interest-bearing checking, business account analysis, savings, certificates of deposit and other depository services, as well as a broad array of commercial, real estate and consumer loans. Free internet account access is available for all personal and business accounts, free internet bill payment services are available on most accounts, and a robust online cash management system is available for business customers.

        At June 30, 2014, Virginia Heritage had total assets of approximately $955.7 million; gross loans of approximately $755.1 million, total deposits of approximately $776.1 million, total shareholders' equity of approximately $103.3 million, and total common shareholders' equity of approximately $88.0 million. At June 30, 2014, its nonperforming assets (consisting of nonaccrual loans, troubled debt restructurings, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $4.1 million or 0.43% of total assets. For the three and six months ended June 30, 2014, Virginia Heritage had net income of approximately $0.33 and $0.68 per diluted common share, respectively. Excluding the effect of the merger related expenses, adjusted earnings were approximately $2.5 million and $4.7 million, respectively, for the three and six month periods, or $0.40 and $0.75 per diluted common share.

Lending Activities

        Virginia Heritage's primary lending focus is real estate finance, as well as making loans to small businesses, professionals and other consumers in its local market area. Historically, commercial real estate loans have represented the largest segment of Virginia Heritage's loan portfolio. At June 30, 2014, approximately 49.48% of the total loan portfolio was composed of commercial real estate loans. Virginia Heritage's primary lending activities are principally directed to its defined market area in the greater Washington, D.C. metropolitan area with an emphasis on Northern Virginia.

        Virginia Heritage seeks to maintain a loan portfolio that is adequately diversified between commercial and consumer activities. Virginia Heritage feels this approach allows management to modify production goals and react to changing economic and pricing environments. Management feels this gives Virginia Heritage another competitive advantage over other community focused financial institutions in its market area.

Investments and Funding

        Virginia Heritage's goal is to provide adequate liquidity to meet depositor's withdrawals and to support its loan growth. In the event deposit growth does not fully support this goal, a combination of sales of investment securities, federal funds and other borrowed funds will be used to augment Virginia Heritage's funding position. In the event Virginia Heritage has excess liquidity, investments are used to generate a favorable return.

        Virginia Heritage's investment policy, as established by the board of directors, is designed primarily to provide and maintain liquidity, to provide collateral for pledging requirements, to complement its interest rate risk strategy and to generate an acceptable return. The investment portfolio is actively managed and to date, has been classified as "available for sale." Under such a classification, investment instruments may be sold as deemed appropriate by management. On a quarterly basis, the investment portfolio is marked to market. Additionally, the investment portfolio is used to balance Virginia Heritage's asset and liability position. Virginia Heritage invests in fixed rate or floating rate instruments as necessary to reduce interest rate risk exposure.

Deposit Activities

        Deposits are the major source of funding for Virginia Heritage. Virginia Heritage offers a broad array of deposit products that include demand, NOW, money market and savings accounts as well as certificates of deposit. Virginia Heritage typically pays a competitive rate on interest-bearing deposits. As a relationship oriented organization, Virginia Heritage seeks generally to obtain deposit relationships with its loan clients. Virginia Heritage also focuses deposit gathering activities on low cost sources of deposits, such as real estate escrow and title bank accounts. In 2012, Virginia Heritage added U.S. Bankruptcy Trustee account services that have enhanced its deposit gathering abilities.

        Virginia Heritage may become more or less competitive in its interest rate structure as its liquidity position changes. Additionally, Virginia Heritage may use wholesale or brokered deposits to augment its funding position. Virginia Heritage can also arrange for FDIC insurance for deposits up to $50 million through CDARS—the Certificate of Deposit Account Registry Service, or through ICS—Insured Cash Sweep, both programs conducted by Promontory Interfinancial Network, LLC, which assists Virginia Heritage in maintaining large single banking relationships.

Borrowings

        Virginia Heritage utilizes outside borrowings to supplement deposits as a source of funds for its lending and investment activity. The current sources of borrowings consist of unsecured lines of credit with correspondent banks, borrower in custody arrangements with the Federal Reserve Bank of Richmond, Federal Home Loan Bank advances and repurchase agreements.

Competition

        The banking business is highly competitive. Virginia Heritage competes with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in its primary service area and elsewhere.

        Virginia Heritage is headquartered in Tysons Corner, Virginia, in the heart of the Northern Virginia region. Virginia Heritage has been able to effectively leverage its talents, contacts and location to achieve a strong financial position for a relatively new organization. However, its primary service area is highly competitive and heavily branched. Competition in Virginia Heritage's primary service area with respect to commercial real estate lending and for loans to small and medium-sized businesses, as well as individual consumers and professionals, is intense, and pricing is important. Many of Virginia Heritage's bank competitors have greater lending limits and offer established branch networks and other services that Virginia Heritage does not currently provide. Deposit competition is also strong. As a result, it is possible that, to remain competitive, Virginia Heritage may pay above-market rates for deposits. Despite strong competition, Virginia Heritage is experiencing success in its primary market area because the area is reacting favorably to its community focus and emphasis on service to the small and medium-sized business community, as well as individual consumers and professionals.

        Virginia Heritage believes that its position as a community owned and operated bank interested exclusively in small and medium-sized businesses, individuals and professionals in the greater Washington, D.C. metropolitan area and adjacent counties, with an emphasis on Northern Virginia, provides Virginia Heritage an important competitive advantage.

Employees

        As of June 30, 2014, Virginia Heritage had 134 full-time and 6 part-time employees. None of its employees are represented by any collective bargaining unit and management believes that Virginia Heritage has good relations with its employees.

Premises and Market Area

        Virginia Heritage considers its target market to be the greater Washington, D.C. metropolitan area with an emphasis on Northern Virginia, which consists of the counties of Arlington, Clarke, Culpeper, Fairfax, Fauquier, King George, Loudoun, Prince William, Spotsylvania, Stafford, and Warren, and the independent cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park. Virginia Heritage's headquarters is located approximately 16 miles west of Washington, D.C. in Tysons Corner, Virginia. Virginia Heritage also has full service branches in Arlington, Fairfax, Chantilly, Gainesville, Tysons Corner and Sterling, Virginia, and a mortgage division headquartered in Chantilly, Virginia. Virginia Heritage leases all of its offices under operating leases. These leases have ten year terms. Rent expense for the years ended December 31, 2013 and 2012 was approximately $1.3 million and $1.1 million, respectively.

Legal Proceedings

        Virginia Heritage is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to Virginia Heritage's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF VIRGINIA HERITAGE

        This discussion presents the analysis of Virginia Heritage's financial condition and results of operations as of and for the years in the three year period ended December 31, 2013 and as of and for each of the six months ended June 30, 2014 and 2013. This discussion is designed to provide a more comprehensive review of the operating results and financial position of Virginia Heritage than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial statements of Virginia Heritage and the notes related thereto which appear elsewhere in this proxy statement/prospectus. See "Index to Virginia Heritage's Financial Statements" beginning on page F-1.

        Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Virginia Heritage's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this proxy statement/prospectus are based on information available to Virginia Heritage as of the date of this proxy statement/prospectus and Virginia Heritage assumes no obligation to update any such forward-looking statements. It is important to note that Virginia Heritage's actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements include fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Virginia Heritage conducts its operations. See "Forward-Looking Statements" beginning on page 33.

Financial Condition at June 30, 2014 and December 31, 2013

        Total assets were $955.7 million at June 30, 2014 compared to $894.8 million at December 31, 2013, an increase of $60.9 million or 6.8%. Cash and due from banks increased $14.6 million or 58.6% to $39.5 million at June 30, 2014 compared to December 31, 2013, loans increased $48.7 million or 7.0% to $744.8 million at June 30, 2014 compared to December 31, 2013 and loans held for sale amounted to $21.5 million at June 30, 2014, an increase of $10.8 million or 100.9% compared to December 31, 2013. These increases were partially offset by a decrease in securities available for sale of $12.5 million or 9.9% to $114.3 million at June 30, 2014 compared to December 31, 2013. This loan growth reflects our strong customer relationships and continued focus on loan production, particularly with respect to commercial real estate loans. The decrease in securities available for sale and the corresponding increase in cash and due from banks represents a repositioning of the investment portfolio.

        Total liabilities amounted to $852.4 million at June 30, 2014 compared to $798.6 million at December 31, 2013, an increase of $53.8 million or 6.7%. This increase was primarily due to an increase of $64.7 million in deposits, partially offset by a decrease of $10.0 million or 100.0% in federal funds purchased and $3.0 million or 4.1% in Federal Home Loan Bank advances. The increase in deposits reflects our active development of customer relationships and the related increase in core deposits.

        Total stockholders' equity increased to $103.3 million at June 30, 2014 compared to $96.2 million at December 31, 2013, an increase of $7.1 million or 7.4%. The increase was primarily due to net income of $4.3 million and accumulated other comprehensive gain amounting to $2.7 million.

Financial Condition at December 31, 2013 and December 31, 2012

        Total assets were $894.8 million at December 31, 2013, an increase of $113.2 million, or 14.5%, from total assets at December 31, 2012. Total net loans were $696.1 million at December 31, 2013, a $116.8 million, or 20.2%, increase over total net loans of $579.3 million at December 31, 2012. This loan growth reflects Virginia Heritage's strong customer relationships and continued focus on loan production, particularly with respect to commercial real estate loans. Cash and cash equivalents and interest-bearing deposits in other banks amounted to $24.9 million at December 31, 2013 compared to $12.8 million at December 31, 2012.

        Investment securities available for sale amounted to $126.8 million as of December 31, 2013, an $8.2 million increase compared to the December 31, 2012 level of $118.6 million. There were no investments classified as held to maturity for any years reported.

        The allowance for loan losses was $9.8 million at December 31, 2013, or 1.39% of total loans outstanding, compared to $8.3 million at December 31, 2012, or 1.41% of total loans outstanding. At December 31, 2013, Virginia Heritage had total nonaccrual loans of $1.2 million, which was comprised of an impaired commercial loan, a commercial real estate loan, a construction loan, a residential single-family loan and two residential equity lines. At December 31, 2012, Virginia Heritage had nonaccrual loans totaling $1.4 million, which was comprised of an impaired commercial loan, two commercial real estate loans and two residential equity lines. Virginia Heritage had loans past due over ninety days but still accruing interest totaling $17,000 at December 31, 2013. Virginia Heritage did not have any such loans at December 31, 2012. Normally, a loan is placed on a nonaccrual status when it is specifically determined to be impaired or when principal or interest payments are delinquent 90 days or more. While it is rare, the accrual of interest may be continued on a loan account when management has a high level of confidence in the collectability of the loan. At December 31, 2013 and 2012, Virginia Heritage had other real estate owned of $519,000 and $479,000, respectively.

        Total deposits were $711.4 million at December 31, 2013, which represents a 7.8% increase from $660.1 million of total deposits at December 31, 2012. This growth reflects Virginia Heritage's active development of customer relationships and the related increase in deposits. Noninterest-bearing deposits totaled $189.6 million or 26.6% of total deposits as of December 31, 2013 compared to $182.8 million, or 27.7% of total deposits at December 31, 2012. The increase was primarily due to the gathering of the U.S. Bankruptcy Trustee deposit accounts.

        Total borrowings were $84.1 million at December 31, 2013 and $47.6 million at December 31, 2012. The increase in total borrowings was primarily used to supplement deposits and fund asset growth. Virginia Heritage has unsecured lines of credit with correspondent banks and a Borrower-In-Custody (BIC) arrangement with the Federal Reserve Bank of Richmond discount window available for overnight borrowing. At December 31, 2013 and 2012, the balance outstanding on these lines was $10.0 million and $13.0 million, respectively. Virginia Heritage had advances outstanding with the Federal Home Loan Bank of Atlanta totaling $73.0 million and $33.0 million at December 31, 2013 and 2012, respectively. At December 31, 2013, the outstanding balance of repurchase agreements with customers totaled $1.1 million, a $500,000 decrease from $1.6 million at December 31, 2012.

        Total stockholders' equity was $96.2 million at December 31, 2013 and $69.3 million at December 31, 2012. The increase in stockholders' equity was primarily due to net income of $9.0 million for the year ended December 31, 2013 and net proceeds of $22.1 million from Virginia Heritage's sale of 1,667,500 shares of its common stock at a price of $14.25 per share. Total common shares outstanding increased from 4,333,209 to 6,014,801 as a result of the common stock offering and stock option exercises. Accumulated other comprehensive loss increased to $4.3 million, net of tax, at December 31, 2013 compared to $42,000 for 2012. This increase represents the change in market value of the investment securities available for sale.

Financial Condition at December 31, 2012 and December 31, 2011

        Total assets were $578.1 million and total net loans were $434.3 million, both as of December 31, 2011. Total assets increased to $781.6 million at December 31, 2012, a $203.5 million, or 35.2%, increase over total assets at December 31, 2011. Total net loans were $579.3 million at December 31, 2012, a $145.0 million, or 33.4%, increase over total net loans at December 31, 2011. This loan growth reflects

Virginia Heritage's strong customer relationships and continued focus on loan production, particularly with respect to commercial real estate loans. Cash and cash equivalents and interest bearing deposits in other banks amounted to $12.8 million at December 31, 2012 compared to $10.4 million at December 31, 2011.

        Investment securities available for sale amounted to $118.6 million as of December 31, 2012, a $19.8 million increase compared to the December 31, 2011 level of $98.8 million. The increase primarily relates to the overall growth of Virginia Heritage and the investment of excess funds in investment securities. There were no investments classified as held to maturity for any years reported.

        The allowance for loan losses was $8.3 million at December 31, 2012, or 1.41% of total loans outstanding, compared to $6.1 million at December 31, 2011, or 1.39% of total loans outstanding. At December 31, 2012, Virginia Heritage had total nonaccrual loans of $1.4 million, which amount was comprised of an impaired commercial loan, two commercial real estate loans and two residential equity lines. At December 31, 2011, Virginia Heritage had nonaccrual loans totaling $937,000, which included an impaired commercial real estate loan and two construction loans aggregating $854,000. Virginia Heritage did not have any loans past due over ninety days but still accruing interest at December 31, 2012 compared to $4,000 of such loans at December 31, 2011. Normally, a loan is placed on a nonaccrual status when it is specifically determined to be impaired or when principal or interest payments are delinquent 90 days or more. While it is rare, the accrual of interest may be continued on a loan account when management has a high level of confidence in the collectability of the loan. At December 31, 2012 and 2011, Virginia Heritage had other real estate owned of $479,000 and $820,000, respectively.

        Total deposits were $660.1 million at December 31, 2012, which represents a 34.3% increase from $491.7 million of total deposits at December 31, 2011. This growth reflects Virginia Heritage's active development of customer relationships and the related increase in core deposits. Noninterest bearing deposits totaled $182.8 million, or 27.7% of total deposits as of December 31, 2012 compared to $57.3 million, or 11.7% of total deposits at December 31, 2011. The increase was primarily due to the gathering of the U.S. Bankruptcy Trustee deposit accounts.

        Total borrowings were $47.6 million at December 31, 2012 and $19.8 million at December 31, 2011. The increase in total borrowings was primarily used to supplement the growth in mortgage loans held for sale and, to a lesser extent, to supplement deposits and fund asset growth. Virginia Heritage has unsecured lines of credit with correspondent banks and a BIC arrangement with the Federal Reserve Bank of Richmond discount window available for overnight borrowing. At December 31, 2012, the balance outstanding on these lines was $13.0 million. At December 31, 2011, Virginia Heritage did not utilize these lines. Virginia Heritage had advances outstanding with the Federal Home Loan Bank of Atlanta totaling $33.0 million and $18.0 million at December 31, 2012 and 2011, respectively. At December 31, 2012, the outstanding balance of repurchase agreements with customers totaled $1.6 million, a $200,000 decrease from $1.8 million at December 31, 2011.

        Total stockholders' equity was $69.3 million at December 31, 2012 and $62.5 million at December 31, 2011. The increase of $6.8 million or 10.9% was due to net income available to common shareholders of $7.4 million, partially offset by a change in accumulated other comprehensive loss of $592,000.

Comparison of Results of Operations

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

        For the three months ended June 30, 2014, net income available to common stockholders amounted to $2.0 million and basic and diluted income per common share amounted to $0.34 and $0.33, respectively. For the three months ended June 30, 2013, net income available to common stockholders amounted to $2.5 million and basic and diluted income per common share amounted $0.55 and $0.54, respectively.

        Net Interest Income.    Net interest income represents the principal source of revenue for Virginia Heritage. Net interest income was $8.0 million for the three months ended June 30, 2014 compared to $7.0 million for the same period in 2013. The $1.0 million or 14.3% increase was primarily driven by Virginia Heritage's significant asset growth. Net interest margin on an annualized basis was 3.57% for the 2014 period compared to 3.56% for the 2013 period. The cost of total deposits for the three months ended June 30, 2014 was 0.64% compared to 0.72% for the three months ended June 30, 2013.

        The average balance of Virginia Heritage's interest-earning assets (primarily loans and, to a much lesser extent, securities and interest-bearing accounts) increased to $904.9 million for the three months ended June 30, 2014 compared to $790.5 million for the same period in 2013. The increase in the average balance of interest-earning assets was primarily due to Virginia Heritage's continued loan growth. The average yield on Virginia Heritage's interest-earning assets decreased from 4.23% for the three months ended June 30, 2013 to 4.16% for the same period in 2014 due to the continued low interest rate environment and the corresponding impact on new loan originations.

        Consistent with Virginia Heritage's asset growth, average interest-bearing funding sources (primarily deposits and, to a much lesser extent, FHLB advances and borrowed funds) grew to $645.1 million for the three months ended June 30, 2014 compared to $543.5 million for the same period in 2013. Deposits increased as a result of Virginia Heritage's expanded presence and the growth in its customer base. The average cost of interest-bearing liabilities for the three months ended June 30, 2014 decreased to 0.83% from 0.97% for the comparable 2013 period, reflecting the continued impact of the low interest rate environment.

        Provisions for Loan Losses.    We recognized a provision for possible loan losses of $304,000 and $518,000 for the three months ended June 30, 2014 and 2013, respectively. Net recoveries for such periods amounted to $6,000 and $10,000, respectively. The provision recognized for the 2014 period primarily reflects the continued growth in Virginia Heritage's loan portfolio. Virginia Heritage maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve.

        The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the audit committee of our board of directors. The allowance is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        Noninterest Income.    Virginia Heritage's primary sources of noninterest income are the gain on sale of loans, gain on sale of securities, service charges and loan processing fees. Noninterest income amounted to $2.1 million for the quarter ended June 30, 2014 and was $3.6 million for the same period in 2013. The decrease in the 2014 period compared to the same period in 2013 was primarily due to the decrease in the gain on sale of loans and, to a lesser extent, gain on sale of securities. Total gain on sale of loans was $1.5 million and $2.7 million for the quarter ended June 30, 2014 and 2013, respectively. Total gain on sale of securities available for sale was $16,000 and $327,000 for the quarter ended June 30, 2014 and 2013, respectively. The decrease in the gain on sale of loans was primarily due to decreased mortgage banking activity while the decrease in the gain on sale of securities was due to decreased sales activity.

        Noninterest Expense.    The largest component of noninterest expense is salaries and employee benefits which amounted to $3.6 million for the quarter ended June 30, 2014 and $3.8 million for the comparable quarter in 2013. All other operating expenses were $2.9 million for the quarter ended June 30, 2014 compared to $2.7 million for the same period in 2013. The decrease in salary and employee benefits expense and other operating expenses for the quarter ended June 30, 2014 was due to the lower volume in mortgage originations.

        Income Taxes.    Virginia Heritage recorded income tax expenses of $1.2 million for the three months ended June 30, 2014 and 2013.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

        For the six months ended June 30, 2014, net income available to common stockholders amounted to $4.2 million and basic and diluted income per common share amounted to $0.70 and $0.68, respectively. For the six months ended June 30, 2013, net income available to common stockholders amounted to $4.5 million and basic and diluted income per common share amounted $1.01 and $0.98, respectively.

        Net Interest Income.    Net interest income represents the principal source of revenue for Virginia Heritage. Net interest income was $15.9 million for the six months ended June 30, 2014 compared to $13.8 million for the same period in 2013. The $2.1 million or 15.2% increase was primarily driven by Virginia Heritage's significant asset growth. Net interest margin on an annualized basis was 3.58% for the 2014 period compared to 3.57% for the 2013 period. The cost of total deposits for the six months ended June 30, 2014 was 0.64% compared to 0.74% for the six months ended June 30, 2013.

        The average balance of Virginia Heritage's interest-earning assets (primarily loans and, to a much lesser extent, securities and interest-bearing accounts) increased to $897.9 million for the six months ended June 30, 2014 compared to $779.7 million for the same period in 2013. The increase in the average balance of interest-earning assets was primarily due to Virginia Heritage's continued loan growth. The average yield on Virginia Heritage's interest-earning assets decreased from 4.26% for the six months ended June 30, 2013 to 4.17% for the same period in 2014 due to the continued low interest rate environment and the corresponding impact on new loan originations.

        Consistent with Virginia Heritage's asset growth, average interest-bearing funding sources (primarily deposits and, to a much lesser extent, FHLB advances and borrowed funds) grew to $635.6 million for the six months ended June 30, 2014 compared to $537.3 million for the same period in 2013. Deposits increased as a result of Virginia Heritage's expanded presence and the growth in its customer base. The average cost of interest-bearing liabilities for the six months ended June 30, 2014 decreased to 0.85% from 1.00% for the comparable 2013 period, reflecting the continued impact of the low interest rate environment.

        Provisions for Loan Losses.    We recognized a provision for possible loan losses of $760,000 and $1.2 million for the six months ended June 30, 2014 and 2013, respectively. Net charge-offs for such periods amounted to $178,000 and $41,000, respectively. The provision recognized for the 2014 period primarily reflects the continued growth in Virginia Heritage's loan portfolio. Virginia Heritage maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve.

        The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the audit committee of our board of directors. The allowance is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        Noninterest Income.    Virginia Heritage's primary sources of noninterest income are the gain on sale of loans, gain on sale of securities, service charges and loan processing fees. Noninterest income amounted to $3.5 million for the six months ended June 30, 2014 and was $7.0 million for the same period in 2013. The decrease in the 2014 period compared to the same period in 2013 was primarily due to the decrease in the gain on sale of loans and, to a lesser extent, loss on sale of securities available for sale. Total gain on sale of loans was $2.6 million and $5.3 million for the six months ended June 30, 2014 and 2013, respectively. Total loss on sale of securities available for sale was $189,000 for the six months ended June 30, 2014. Total gain on sale of securities available for sale was $526,000 for the same period in 2013.

The decrease in the gain on sale of loans was primarily due to decreased mortgage banking activity while the loss on sale of securities for the 2014 period compared to the gain on sale of securities for the 2013 period was due to a repositioning of the securities portfolio.

        Noninterest Expense.    The largest component of noninterest expense is salaries and employee benefits which amounted to $6.7 million for the six months ended June 30, 2014 and $7.4 million for the comparable period in 2013. All other operating expenses were $5.3 million for the six months ended June 30, 2014 compared to $5.4 million for the same period in 2013. The decrease in salary and employee benefits expense and other operating expenses for the six months ended June 30, 2014 was due to the lower volume in mortgage originations.

        Income Taxes.    Virginia Heritage recorded income tax expenses of $2.4 million and $2.2 million for the six months ended June 30, 2014 and 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        For the year ended December 31, 2013, net income amounted to $9.0 million and basic and diluted income per common share amounted to $1.70 and $1.65, respectively. For the year ended December 31, 2012, net income amounted to $7.6 million and basic and diluted income per common share amounted to $1.70 and $1.68, respectively. Income tax expense for the year ended December 31, 2013 and 2012 was $4.3 million and $3.6 million, respectively.

        Net Interest Income.    Net interest income represents the principal source of revenue for Virginia Heritage. Net interest income was $28.7 million and $24.7 million for the years ended December 31, 2013 and 2012, respectively. The increase in net interest income in 2013 was primarily attributable to Virginia Heritage's significant asset growth. Net interest margin was 3.56% for the year ended December 31, 2013 and 3.69% for the year ended December 31, 2012.

        The average balance of the total loan portfolio was $652.9 million, with related interest income from loans of $31.5 million, for the year ended December 31, 2013. For the year ended December 31, 2012, the average balance of the total loan portfolio was $536.7 million, with related interest income from loans of $28.2 million. The average yield on loans was 4.82% and 5.26% for the years ended December 31, 2013 and 2012, respectively. The decrease in the yield was primarily due to new originations of loans at lower market interest rates, reflecting the continued low interest rate environment.

        Investment securities income was $2.4 million and the yield on investment securities was 1.87% for the year ended December 31, 2013. Investment securities income was $2.6 million and the yield on investment securities was 2.26% for the year ended December 31, 2012. The decrease in investment securities income was primarily due to the continued impact of the low interest rate environment.

        Consistent with Virginia Heritage's asset growth, average interest-bearing funding sources (primarily deposits and, to a much lesser extent, FHLB advances and borrowed funds) grew to $548.4 million for the year ended December 31, 2013, compared to $478.7 million for the year ended December 31, 2012. Interest expense for all interest-bearing liabilities amounted to $5.2 million for the year ended December 31, 2013 and $6.1 million for the year ended December 31, 2012. The average cost of interest-bearing liabilities for the year ended December 31, 2013 was 0.96% compared to 1.28% for the year ended December 31, 2012, reflecting the continued impact of the low interest rate environment.

        Provision for Loan Losses.    Virginia Heritage recognized a provision for possible loan losses of $1.8 million for the year ended December 31, 2013 compared to $3.4 million for the year ended December 31, 2012. Net charge-offs to the allowance for 2013 and 2012 were $365,000 and $1.4 million, respectively. Virginia Heritage maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure adequate reserves based on, among other factors, the portfolio composition, specific credit extended by Virginia Heritage and general economic conditions.

        The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the audit committee. The allowance is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. For further information on Virginia Heritage's allowance for loan losses, see Note 1 of the Notes to the Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012—Organization and Summary of Significant Accounting Policies—Allowance for Loan Losses, and Note 4—Allowance for Loan Losses, beginning on pages F-9 and F-19, respectively.

        Noninterest Income.    Noninterest income amounted to $10.7 million for the year ended December 31, 2013 compared to $14.6 million for the year ended December 31, 2012. Virginia Heritage's primary sources of noninterest income are the gain on sale of mortgage loans, gain on sale of securities available for sale, service charges, and loan processing fees. The gain on sale of mortgage loans was $7.9 million for 2013 and $11.0 million for 2012, representing a decrease of $3.1 million. This decrease was due to lower volume in mortgage originations. Overall, mortgage banking activity during 2013 is a more typical representation of normal volume. The volume reported in 2012 was unusually high due to heavy refinancing during the low rate environment. The gain on sale of securities available for sale was $557,000 for 2013 and $1.8 million for 2012, representing a decrease of $1.2 million. This decrease was primarily due to the decreased activity in the investment portfolio.

        Noninterest Expense.    Noninterest expense for the year ended December 31, 2013 amounted to $24.3 million and was $24.6 million for the year ended December 31, 2012. The largest component of noninterest expense is salaries and benefits. Salary and benefits expense for the year ended December 31, 2013 was $14.3 million and was $13.6 million for the year ended December 31, 2012. The increase in salary and benefits expense was primarily due to increased staffing needs to support Virginia Heritage's growth. Occupancy and furniture and equipment costs for the year ended December 31, 2013 were $2.4 million and were $2.2 million for the year ended December 31, 2012. Other operating expenses were $7.6 million for the year ended December 31, 2013 and $8.7 million for the year ended December 31, 2012. The decrease in other operating expenses was primarily due to the lower volume in mortgage originations discussed above. In addition, during 2012, Virginia Heritage settled the claim brought against it by the U.S. Bankruptcy Trustee (unrelated to the U.S. Bankruptcy Trustee deposit services referenced above) for a former loan customer for $1.0 million.

        Income taxes.    Virginia Heritage recorded income tax expense of $4.3 million and $3.6 million for the years ended December 31, 2013 and 2012, respectively. The increased income tax expense was primarily due to increased net income before taxes.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        For the year ended December 31, 2012, net income amounted to $7.6 million and basic and diluted income per share amounted to $1.70 and $1.68, respectively. For the year ended December 31, 2011, net income amounted to $5.1 million and basic and diluted income per share both amounted to $1.17. Income tax expense for the years ended December 31, 2012 and 2011 was $3.6 million and $2.6 million, respectively.

        Net Interest Income.    Net interest income represents the principal source of revenue for Virginia Heritage. Net interest income was $24.7 million and $19.2 million for the years ended December 31, 2012 and 2011, respectively. The increase in net interest income in 2012 was primarily attributable to Virginia Heritage's significant asset growth. Net interest margin was 3.69% for the year ended December 31, 2012 and 3.79% for the year ended December 31, 2011.

        The average balance of the total loan portfolio was $536.7 million, with related interest income from loans of $28.2 million, for the year ended December 31, 2012. For the year ended December 31, 2011, the average balance of the total loan portfolio was $411.9 million, with related interest income from loans of $24.0 million. The average yield on loans was 5.26% and 5.82% for the years ended December 31, 2012 and 2011, respectively. The decrease in the yield was primarily due to new originations of loans at lower market interest rates, reflecting the continued low interest rate environment.

        Investment securities income was $2.6 million and the yield on investment securities was 2.26% for the year ended December 31, 2012. Investment securities income was $2.1 million and the yield on investment securities was 2.71% for the year ended December 31, 2011. The increase in investment securities income was primarily due to the growth of the investment portfolio. The growth in the investment portfolio reflects the investment of excess liquidity while the decrease in the yield reflects the continued impact of the low interest rate environment.

        Consistent with Virginia Heritage's asset growth, average interest-bearing funding sources (primarily deposits and, to a much lesser extent, FHLB advances and borrowed funds) grew to $478.7 million for the year ended December 31, 2012, compared to $409.0 million for the year ended December 31, 2011. Interest expense for all interest-bearing liabilities amounted to $6.1 million for the year ended December 31, 2012 and $6.9 million for the year ended December 31, 2011. The average cost of interest-bearing liabilities for the year ended December 31, 2012 was 1.28% compared to 1.69% for the year ended December 31, 2011, reflecting the continued impact of the low interest rate environment.

        Provision for Loan Losses.    Virginia Heritage recognized a provision for possible loan losses of $3.4 million for the year ended December 31, 2012 compared to $2.0 million for the year ended December 31, 2011. Net charge-offs to the allowance for 2012 and 2011 were $1.3 million and $721,000, respectively. The increase in the provision was primarily driven by the substantial growth in the loan portfolio. Virginia Heritage maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve.

        The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the audit committee. The allowance is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. For further information on Virginia Heritage's allowance for loan losses, see Note 1 of the Notes to the Audited Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011—Organization and Summary of Significant Accounting Policies—Allowance for Loan Losses, and Note 4—Allowance for Loan Losses beginning on pages F-46 and F-56, respectively.

        Noninterest Income.    Noninterest income amounted to $14.6 million for the year ended December 31, 2012 compared to $7.1 million for the year ended December 31, 2011. Virginia Heritage's primary sources of noninterest income are the gain on sale of mortgage loans, gain on sale of securities available for sale, service charges, and loan processing fees. The gain on sale of mortgage loans was $11.0 million for 2012 and $5.3 million for 2011, representing an increase of $5.7 million. This increase was primarily due to significantly higher mortgage origination volume in 2012 versus 2011. The gain on sale of securities available for sale was $1.8 million for 2012 and $706,000 for 2011, representing an increase of $1.1 million. This increase was primarily due to the increased activity in the investment portfolio to take advantage of market conditions and fund loan commitments.

        Noninterest Expense.    Noninterest expense for the year ended December 31, 2012 amounted to $24.6 million and was $16.6 million for the year ended December 31, 2011. The largest component of noninterest expense is salaries and benefits. Salary and benefits expense for the year ended December 31,

2012 was $13.6 million and was $10.0 million for the year ended December 31, 2011. The increase in salary and benefits expense was primarily due to increased staffing needs to support Virginia Heritage's growth and, in particular, Virginia Heritage's mortgage unit. Occupancy and furniture and equipment costs for the year ended December 31, 2012 were $2.2 million and were $1.9 million for the year ended December 31, 2011. Other operating expenses were $8.7 million for the year ended December 31, 2012 and $4.7 million for the year ended December 31, 2011. The increase in other operating expenses was primarily due to the growth of Virginia Heritage's customer base and related data processing and administrative expenses. In addition, during 2012, Virginia Heritage settled the claim brought against it by the U.S. Bankruptcy Trustee (unrelated to the U.S. Bankruptcy Trustee deposit services referenced earlier) for a former loan customer for $1.0 million.

        Income taxes.    Virginia Heritage recorded income tax expense of $3.6 million and $2.6 million for the years ended December 31, 2012 and 2011, respectively. The increased income tax expense was primarily due to increased net income before taxes.

        The following tables set forth the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, as well as the average distribution of assets, liabilities, stockholders' equity and related income, expense and corresponding weighted average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances. The weighted average yields and rates for the three months ended June 30, 2014 and 2013 are annualized (in thousands).

 Average Balances, Interest Income and Expenses and Average Yield and Rates
($ in thousands)

	Three Months Ended
	June 30, 2014			June 30, 2013
	Average Balances(1)	Interest Income/ Expense	Yields/ Rates	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
Assets:
Interest-earning assets:
Loans(2)	$750,700	$8,740	4.67%	$646,707	$7,807	4.84%
Securities(3)	129,245	620	1.92%	124,140	525	1.70%
Interest-bearing accounts	24,934	14	0.23%	19,632	9	0.18%

Total interest-earning assets	$904,879	$9,374	4.16%	$790,479	$8,341	4.23%

Non-interest-earning assets:
Cash and due from banks	$2,797			$3,217
Premises and equipment	1,826			2,013
Other assets	25,779			13,708
Less: allowance for loan losses	(10,225)			(9,065)

Total non-interest-earning assets	$20,177			$9,873

Total assets	$925,056			$800,352

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposit accounts	$16,934	$6	0.14%	$11,080	$5	0.18%
Money market deposit accounts	99,665	73	0.29%	77,760	54	0.28%
Savings accounts	23,836	26	0.44%	20,456	20	0.39%
Time deposits	433,921	1,087	1.00%	407,067	1,165	1.15%

Total interest-bearing deposits	$574,356	$1,192	0.83%	$516,363	$1,244	0.97%

FHLB borrowings	65,945	133	0.81%	23,769	71	1.20%
Federal funds and repos purchased	4,773	3	0.25%	3,385	2	0.24%

Total interest-bearing liabilities	$645,074	$1,328	0.83%	$543,517	$1,317	0.97%

Non-interest-bearing liabilities:
Demand deposit accounts	176,084			180,485
Other liabilities	1,565			2,131

Total liabilities	$822,723			$726,133
Stockholders' equity	$102,333			$74,219

Total liabilities and stockholders' equity	$925,056			$800,352

Interest Rate Spread(4)			3.33%			3.26%
Net Interest Income(5)		$8,046			$7,024

Net Interest Margin(6)			3.57%			3.56%

(1)
Average balances are computed on a daily basis.

(2)
Nonaccrual loans are included in the average balances.

(3)
Includes available for sale securities, Federal Reserve Bank and Federal Home Loan Bank stock.

(4)
Interest rate spread is the total interest income expressed as a percentage of average earning assets less total interest expense expressed as a percentage of average interest-bearing liabilities.

(5)
Total interest income less total interest expense.

(6)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

 Average Balances, Interest Income and Expenses and Average Yield and Rates
($ in thousands)

	Six Months Ended
	June 30, 2014			June 30, 2013
	Average Balances(1)	Interest Income/ Expense	Yields/ Rates	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
Assets:
Interest-earning assets:
Loans(2)	$736,853	$17,170	4.70%	$635,285	$15,346	4.87%
Securities(3)	133,793	1,379	2.08%	125,168	1,091	1.76%
Interest-bearing accounts	27,215	30	0.22%	19,291	18	0.19%

Total interest-earning assets	$897,861	$18,579	4.17%	$779,744	$16,455	4.26%

Non-interest-earning assets:
Cash and due from banks	$2,616			$2,787
Premises and equipment	1,831			2,020
Other assets	25,577			13,881
Less: allowance for loan losses	(10,072)			(8,773)

Total non-interest-earning assets	$19,952			$9,915

Total assets	$917,813			$789,659

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposit accounts	$13,581	$10	0.15%	$10,309	$9	0.18%
Money market deposit accounts	93,212	135	0.29%	71,166	99	0.28%
Savings accounts	23,020	50	0.44%	19,562	37	0.38%
Time deposits	432,716	2,180	1.02%	403,091	2,351	1.18%

Total interest-bearing deposits	$562,529	$2,375	0.85%	$504,128	$2,496	1.00%

FHLB borrowings	69,453	270	0.78%	28,359	166	1.18%
Federal funds and repos purchased	3,594	5	0.28%	4,847	8	0.33%

Total interest-bearing liabilities	$635,576	$2,650	0.84%	$537,334	$2,670	1.00%

Non-interest-bearing liabilities:
Demand deposit accounts	180,214			177,985
Other liabilities	1,383			2,144

Total liabilities	$817,173			$717,463
Stockholders' equity	$100,640			$72,196

Total liabilities and stockholders' equity	$917,813			$789,659

Interest Rate Spread(4)			3.33%			3.26%
Net Interest Income(5)		$15,929			$13,785

Net Interest Margin(6)			3.58%			3.57%

(1)
Average balances are computed on a daily basis.

(2)
Nonaccrual loans are included in the average balances.

(3)
Includes available for sale securities, Federal Reserve Bank and Federal Home Loan Bank stock.

(4)
Interest rate spread is the total interest income expressed as a percentage of average earning assets less total interest expense expressed as a percentage of average interest-bearing liabilities.

(5)
Total interest income less total interest expense.

(6)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

Average Balances, Interest Income and Expenses and Average Yield and Rates
($ in thousands)

	Year Ended
	December 31, 2013			December 31, 2012			December 31, 2011
	Average Balances(1)	Interest Income/ Expense	Yields/ Rates	Average Balances(1)	Interest Income/ Expense	Yields/ Rates	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
Assets:
Interest-earning assets:
Loans(2)	$652,873	$31,453	4.82%	$536,670	$28,223	5.26%	$411,858	$23,962	5.82%
Securities(3)	130,149	2,430	1.87%	113,453	2,559	2.26%	78,917	2,139	2.71%
Interest-bearing accounts	23,114	54	0.23%	17,875	32	0.18%	16,433	39	0.24%

Total interest-earning assets	$806,136	$33,937	4.21%	$667,998	$30,814	4.61%	$507,208	$26,140	5.15%

Non-interest-earning assets:
Cash and due from banks	$2,652			$1,720			$2,268
Premises and equipment	1,976			2,042			1,576
Other assets	17,383			13,584			7,967
Less: allowance for loan losses	(9,228)			(7,195)			(5,379)

Total non-interest-earning assets	$12,783			$10,151			$6,432

Total assets	$818,919			$678,149			$513,640

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposit accounts	$10,746	$18	0.17%	$7,665	$14	0.18%	$5,281	$9	0.17%
Money market deposit accounts	73,110	204	0.28%	48,685	195	0.40%	28,441	207	0.73%
Savings accounts	21,507	95	0.44%	16,848	75	0.45%	20,317	176	0.87%
Time deposits	408,339	4,589	1.12%	383,839	5,481	1.43%	333,095	5,937	1.78%

Total interest-bearing deposits	$513,702	$4,906	0.96%	$457,037	$5,765	1.26%	$387,134	$6,329	1.63%

FHLB borrowings	30,408	319	1.05%	18,587	374	2.01%	18,699	561	3.00%
Federal funds and repos purchased	4,276	15	0.35%	3,104	8	0.26%	3,175	5	0.16%

Total interest-bearing liabilities	$548,386	$5,240	0.96%	$478,728	$6,147	1.28%	$409,008	$6,895	1.69%

Non-interest-bearing liabilities:
Demand deposit accounts	184,036			130,643			50,652
Other liabilities	2,683			2,726			2,156

Total liabilities	$735,105			$612,097			$461,816
Stockholders' equity	$83,814			$66,052			$51,824

Total liabilities and stockholders' equity	$818,919			$678,149			$513,640

Interest Rate Spread(4)			3.25%			3.33%			3.47%
Net Interest Income(5)		$28,697			$24,667			$19,245

Net Interest Margin(6)			3.56%			3.69%			3.79%

(1)
Average balances are computed on a daily basis.

(2)
Nonaccrual loans are included in the average balances.

(3)
Includes available for sale securities, Federal Reserve Bank and Federal Home Loan Bank stock.

(4)
Interest rate spread is the total interest income expressed as a percentage of average earning assets less total interest expense expressed as a percentage of average interest-bearing liabilities.

(5)
Total interest income less total interest expense.

(6)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

        The following tables describe the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Virginia Heritage's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended June 30,			Six Months Ended June 30,
	2014 vs. 2013			2014 vs. 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
			Total Increase (Decrease)			Total Increase (Decrease)
	Yield/Rate	Volume		Yield/Rate	Volume
	(Dollars in thousands)
Interest-earning assets:
Loans, net	$(322)	$1,255	$933	$(629)	$2,453	$1,824
Securities	73	22	95	213	75	288
Interest-bearing deposits	3	2	5	5	7	12

Total	(246)	1,279	1,033	(411)	2,535	2,124

Interest-bearing liabilities:
Interest-bearing demand deposits	(2)	3	1	(2)	3	1
Money market	4	15	19	5	31	36
Savings accounts	3	3	6	6	7	13
Time deposits	(155)	77	(78)	(344)	173	(171)
FHLB advances	(64)	126	62	(137)	241	104
Federal funds and repos purchased	—	1	1	(1)	(2)	(3)

Total	(214)	225	11	(473)	453	(20)

Increase in net interest income	$(32)	$1,054	$1,022	$62	$2,082	$2,144

	Year Ended December 31,
	2013 vs. 2012			2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due To			Increase (Decrease) Due To			Increase (Decrease) Due To
			Total Increase (Decrease)			Total Increase (Decrease)			Total Increase (Decrease)
	Yield/Rate	Volume		Yield/Rate	Volume		Yield/Rate	Volume
	(Dollars in thousands)
Interest-earning assets:
Loans, net	$(2,881)	$6,111	$3,230	$(3,001)	$7,262	$4,261	$(102)	$3,500	$3,398
Securities	(506)	377	(129)	(516)	936	420	(228)	1,640	1,412
Interest-bearing deposits	13	9	22	(10)	3	(7)	(131)	(18)	(149)

Total	(3,374)	6,497	3,123	(3,527)	8,201	4,674	(461)	5,122	4,661

Interest-bearing liabilities:
Interest-bearing demand deposits	(2)	6	4	1	4	5	—	—	—
Money market	(89)	98	9	(159)	147	(12)	(46)	139	93
Savings accounts	(1)	21	20	(71)	(30)	(101)	35	53	88
Time deposits	(1,242)	350	(892)	(1,360)	904	(456)	(1,333)	1,724	391
FHLB advances	(293)	238	(55)	(184)	(3)	(187)	96	(220)	(124)
Federal funds and repos purchased	4	3	7	3	—	3	(3)	(13)	(16)

Total	(1,623)	716	(907)	(1,770)	1,022	(748)	(1,251)	1,683	432

Increase (decrease) in net interest income	$(1,751)	$5,781	$4,030	$(1,757)	$7,179	$5,422	$790	$3,439	$4,229

Analysis of Financial Condition

        Investment Securities.    Investment securities available for sale amounted to $114.3 million at June 30, 2014, a decrease of $12.5 million compared to the $126.8 million of such securities at December 31, 2013. Such decrease was primarily due to a repositioning of the securities portfolio. Investment securities available for sale amounted to $126.8 million as of December 31, 2013, an $8.2 million increase compared to the December 31, 2012 level of $118.6 million. Investment securities available for sale amounted to $118.6 million as of December 31, 2012, a $19.8 million increase compared to the December 31, 2011 level of $98.8 million. The year over year increases primarily relate to the overall growth of Virginia Heritage and the investment of excess funds in investment securities. There were no investments classified as held to maturity for any of the periods reported.

        Historically, Virginia Heritage has classified investment securities as available for sale. The portfolio is used to manage excess liquidity and general liquidity needs as well as other rebalancing needs as required by Virginia Heritage's overall asset/liability position.

        The effect of unrealized loss on the investment portfolio was $1.6 million and $4.3 million, net of tax, as of June 30, 2014 and December 31, 2013, respectively. The effect of unrealized loss on the investment portfolio was $42,000, net of tax, as of December 31, 2012. The effect of unrealized gain on the investment portfolio was $550,000, net of tax, as of December 31, 2011. Consistent with our investment and asset/liability strategies, we believe the investment portfolio is properly positioned for the current and projected near term interest rate environment.

        The investment portfolio contained corporate debt securities amounting to $3.1 million, $7.0 million, $8.5 million and $6.1 million as of June 30, 2014 and December 31, 2013, 2012 and 2011, respectively.

        At June 30, 2014, securities with a carrying value of approximately $62.9 million were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements. At December 31, 2013, securities with a carrying value of approximately $52.6 million were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements. At December 31, 2012, securities with a carrying value of approximately $45.6 million were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements. Virginia Heritage was required to pledge collateral for the U.S. Bankruptcy Trustee deposit accounts due to the expiration of the Transaction Account Guarantee Program on December 31, 2012. At December 31, 2011, securities with a carrying value of approximately $7.2 million were pledged as collateral for customer repurchase agreements and public funds.

        The following table sets forth the amortized costs, unrealized gains and losses and the fair values of Virginia Heritage's investment securities at the dates indicated:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At June 30, 2014:
U.S. Treasury notes	$15,113	$—	$(96)	$15,017
U.S. Government agency securities	14,858	4	(342)	14,520
Municipal securities	22,314	—	(836)	21,478
Corporate securities	3,096	—	(98)	2,998
Mortgage-backed securities	61,118	101	(1,152)	60,067
SBA Loan Pool Certificate RMOF	159	17	—	176

Total	$116,658	$122	$(2,524)	$114,256

At December 31, 2013:
U.S. Treasury notes	$15,141	$—	$(188)	$14,953
U.S. Government agency securities	19,828	30	(681)	19,177
Municipal securities	26,761	—	(2,390)	24,371
Corporate securities	6,970	—	(240)	6,730
Mortgage-backed securities	64,478	52	(3,132)	61,398
SBA Loan Pool Certificate RMOF	201	4	—	205

Total	$133,379	$86	$(6,631)	$126,834

At December 31, 2012:
U.S. Treasury notes	$43,065	$18	$—	$43,083
U.S. Government agency securities	23,528	86	(73)	23,541
Municipal securities	32,632	256	(300)	32,588
Corporate securities	8,563	18	(103)	8,478
Mortgage-backed securities	10,604	83	(49)	10,638
SBA Loan Pool Certificate RMOF	301	—	—	301

Total	$118,693	$461	$(525)	$118,629

At December 31, 2011:
U.S. Government agency securities	$20,637	$112	$(23)	$20,726
Municipal securities	13,678	401	(3)	14,076
Corporate securities	6,243	—	(177)	6,066
Mortgage-backed securities	56,997	643	(115)	57,525
SBA Loan Pool Certificate RMOF	431	—	(3)	428

Total	$97,986	$1,156	$(321)	$98,821

        The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yield as of June 30, 2014 (dollars in thousands):

	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available For Sale Securities:
U.S. Treasury notes	$—	—	$15,113	0.57%	$—	—	$—	—
U.S. Government agency securities	—	—	—	—	2,940	2.11%	11,918	1.21%
Municipal securities	—	—	—	—	1,701	1.95%	20,613	2.64%
Corporate securities	—	—	—	—	3,096	1.95%	—	—
Mortgage-backed securities	—	—	2,746	1.69%	2,417	2.22%	55,955	1.13%
SBA Loan Pool Certificate RMOF	—	—	—	—	159	6.95%	—	—

Total	$—	—	$17,859	0.74%	$10,313	2.17%	$88,486	1.75%

        Loan Portfolio.    Net loans were $744.8 million as of June 30, 2014 compared to $696.1 million as of December 31, 2013, $579.3 million as of December 31, 2012 and $434.4 million as of December 31, 2011. Virginia Heritage continues to expand the loan portfolio with an emphasis on commercial and industrial, commercial real estate, construction and development and consumer loans. The increase in the loan portfolio was primarily due to the expansion of commercial real estate loans from $217.0 million at December 31, 2011 to $374.1 million at June 30, 2014, an increase of $157.1 million or 72.4%. As of June 30, 2014 and December 31, 2013, 2012 and 2011, Virginia Heritage had $21.5 million, $10.7 million, $48.1 million and $16.9 million, respectively, in loans held for sale. The decrease in loans held for sale in 2013 was due to the lower volume of mortgage loan originations. Consumer automobile loans also represent a growing component of Virginia Heritage's loan portfolio. These loans are originated through Virginia Heritage's sales finance division which works with several automobile dealers throughout Northern Virginia and Maryland. Total consumer automobile loans were $112.3 million, $96.7 million, $102.3 million and $65.8 million at June 30, 2014 and December 31, 2013, 2012 and 2011, respectively. Virginia Heritage's loan customers are generally located throughout Northern Virginia and surrounding areas.

        The following tables summarize the composition of the loan portfolio by dollar amount (in thousands) and percentages at the dates indicated:

	June 30,
	2014
	Amount	Percentage
Commercial	$54,275	7.29%
Commercial real estate	374,088	50.23%
Construction and development	139,151	18.68%
Residential real estate(1)	73,273	9.84%
Consumer loans	115,257	15.47%
Less:
Allowance for loan losses	(10,372)	(1.39)%
Net deferred fees and (costs)	(907)	(0.12)%

Net Loans	$744,765	100.00%

	December 31,
	2013		2012		2011
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$52,032	7.48%	$38,856	6.71%	$33,822	7.79%
Commercial real estate	374,038	53.74%	288,919	49.88%	216,961	49.96%
Construction and development	109,107	15.67%	91,598	15.82%	68,471	15.77%
Residential real estate(1)	71,631	10.29%	63,966	11.04%	54,225	12.48%
Consumer loans	100,117	14.38%	104,590	18.06%	67,220	15.48%
Less:
Allowance for loan losses	(9,790)	(1.41)%	(8,262)	(1.43)%	(6,122)	(1.41)%
Net deferred fees and (costs)	(1,038)	(0.15)%	(383)	(0.07)%	(283)	(0.07)%

Net Loans	$696,097	100.00%	$579,284	100.00%	$434,294	100.00%

(1)
Excludes $21.5 million, $10.7 million, $48.1 million and $16.9 million of loans held for sale at June 30, 2014 and December 31, 2013, 2012 and 2011, respectively.

        The following table presents the maturities periods of loans outstanding at December 31, 2013 (in thousands):

	One Year or Less	After One Year Through Five Years	After Five Years	Totals
Commercial	$13,824	$15,355	$22,853	$52,032
Commercial real estate	53,088	140,398	180,552	$374,038
Construction and development	67,841	24,444	16,822	$109,107
Residential real estate	25,428	37,171	9,032	$71,631
Consumer	3,166	76,257	20,694	$100,117
Less:
Allowance for loan losses				(9,790)
Net deferred fees and (costs)				(1,038)

Total	$163,347	$293,625	$249,953	$696,097

Loans with:
Fixed rates		$220,160	$249,761	$469,921
Variable rates		$73,465	$1,230	$74,695

        Virginia Heritage mitigates some of the fixed rate exposure from its loan portfolio through its exposure to variable and floating rate assets in its bond portfolio. In addition, Virginia Heritage issues longer term fixed rate liabilities in the form of brokered certificate of deposits and other borrowings in order to increase stability of its funding costs and provide some protection against rising rates.

        Asset Quality.    Virginia Heritage had loans past due over 90 days but still accruing interest amounting to $51,000 at June 30, 2014. At December 31, 2013, Virginia Heritage had loans past due over 90 days but still accruing interest amounting to $17,000. Virginia Heritage had no loans past due over 90 days but still accruing interest at December 31, 2012. At December 31, 2011, Virginia Heritage had one loan past due over 90 days but still accruing interest amounting to $4,000. The allowance for loan losses was $10.4 million at June 30, 2014, or 1.37% of total loans outstanding, compared to $9.8 million at December 31, 2013, or 1.39% of total loans outstanding. At December 31, 2012, the allowance for loan losses was $8.3 million, or 1.41% of total loans outstanding, compared to $6.1 million at December 31, 2011, or 1.39% of total loans outstanding.

        Nonperforming Assets.    A loan is placed on nonaccrual status when it is specifically determined to be impaired or when principal or interest is delinquent 90 days or more. At June 30, 2014, Virginia Heritage had nonaccrual loans of $2.7 million, which consisted of an impaired commercial loan, two residential equity lines, one commercial real estate loan and one construction loan. At December 31, 2013, Virginia Heritage had total nonaccrual loans of $1.2 million, which was comprised of an impaired commercial loan, a commercial real estate loan, a construction loan, a residential single family loan and two residential equity lines. At December 31, 2012, Virginia Heritage had total nonaccrual loans of $1.4 million, which consisted of an impaired commercial loan, two commercial real estate loans and two residential equity lines. At December 31, 2011, Virginia Heritage had nonaccrual loans totaling $937,000, which included an impaired commercial real estate loan and two construction loans amounting to $854,000.

        The following is a summary of past due and nonaccrual loans by category at June 30, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010 (in thousands):

	June 30, 2014
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$938	$—	$—	$938	$53,337	$54,275	$—	$33
Commercial Real Estate
Owner occupied	—	—	—	—	120,463	120,463	—	1,909
Non-owner occupied	—	—	—	—	253,625	253,625	—	—
Construction
Residential	—	—	—	—	72,682	72,682	—	235
Other	—	—	—	—	66,469	66,469	—	—
Residential
Single family	249	—	—	249	43,501	43,750	—	—
Equity lines	—	—	—	—	15,063	15,063	—	499
Multifamily	—	—	—	—	14,460	14,460	—	—
Consumer
Credit cards	—	—	—	—	68	68	—	—
Other consumer	220	95	51	366	114,823	115,189	51	—

Total	$1,407	$95	$51	$1,553	$754,491	$756,044	$51	$2,676

	December 31, 2013
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$150	$—	$—	$150	$51,882	$52,032	$—	$40
Commercial Real Estate
Owner occupied	299	—	—	299	120,259	120,558	—	299
Non-owner occupied	—	—	—	—	253,480	253,480	—	—
Construction
Residential	—	—	242	242	65,148	65,390	—	242
Other	—	—	—	—	43,717	43,717	—	—
Residential
Single family	—	—	101	101	41,109	41,210	—	101
Equity lines	—	—	—	—	12,928	12,928	—	511
Multifamily	—	—	—	—	17,493	17,493	—	—
Consumer
Credit cards	—	—	—	—	55	55	—	—
Other consumer	152	46	17	215	99,847	100,062	17	—

Total	$601	$46	$360	$1,007	$705,918	$706,925	$17	$1,193

	December 31, 2012
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$—	$32	$—	$32	$38,824	$38,856	$—	$53
Commercial Real Estate
Owner occupied	—	—	—	—	113,276	113,276	—	—
Non-owner occupied	671	—	539	1,210	174,433	175,643	—	767
Construction
Residential	250	—	—	250	45,743	45,993	—	—
Other	—	—	—	—	45,605	45,605	—	—
Residential
Single family	752	236	—	988	31,965	32,953	—	—
Equity lines	—	—	—	—	10,109	10,109	—	535
Multifamily	—	—	—	—	20,904	20,904	—	—
Consumer
Credit cards	—	—	—	—	54	54	—	—
Other consumer	322	95	—	417	104,119	104,536	—	—

Total	$1,995	$363	$539	$2,897	$585,032	$587,929	$—	$1,355

	December 31, 2011
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$175	$30	$—	$205	$33,617	$33,822	$—	$—
Commercial Real Estate
Owner occupied	—	—	—	—	75,397	75,397	—	—
Non-owner occupied	—	—	539	539	141,025	141,564	—	539
Construction
Residential	—	—	—	—	39,842	39,842	—	—
Other	—	—	315	315	28,314	28,629	—	315
Residential
Single family	—	—	83	83	33,159	33,242	—	83
Equity lines	—	—	—	—	10,720	10,720	—	—
Multifamily	—	—	—	—	10,263	10,263	—	—
Consumer
Credit cards	—	—	—	—	57	57	—	—
Other consumer	285	54	4	343	66,820	67,163	4	—

Total	$460	$84	$941	$1,485	$439,214	$440,699	$4	$937

	December 31, 2010
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$50	$10	$3,069	$3,129	$36,298	$39,427	$3,069	$50
Commercial Real Estate
Owner occupied	—	—	—	—	66,737	66,737	—	—
Non-owner occupied	—	—	446	446	86,765	87,211	—	446
Construction
Residential	—	—	—	—	38,551	38,551	—	—
Other	—	—	—	—	22,300	22,300	—	—
Residential
Single family	—	449	—	449	27,637	28,086	—	—
Equity lines	237	—	—	237	9,619	9,856	—	—
Multifamily	—	—	—	—	14,120	14,120	—	—
Consumer
Credit cards	—	—	—	—	46	46	—	—
Other consumer	233	40	36	309	60,578	60,887	36	—

Total	$520	$499	$3,551	$4,570	$362,651	$367,221	$3,105	$496

        During the six months ended June 30, 2014 and years ended December 31, 2013, 2012 and 2010, there were no troubled debt restructurings that subsequently defaulted. At December 31, 2011, there was one troubled debt restructuring that subsequently defaulted. It was a residential real estate loan with a recorded investment of $168,000. Total troubled debt restructurings at June 30, 2014 and December 31, 2013, 2012, 2011 and 2010 totaled $1.7 million, $2.1 million, $3.7 million, $2.4 million, and $435,000, respectively.

        Virginia Heritage had other real estate owned totaling $136,000, $519,000, $479,000 and $820,000 as of June 30, 2014 and December 31, 2013, 2012 and 2011, respectively. At all dates, the properties consisted of commercial real estate. Virginia Heritage records other real estate owned at the estimated net realizable value.

        As part of Virginia Heritage's routine credit administration process, it has engaged an independent firm to review its loan portfolio annually. The information from these reviews is used to monitor individual loans as well as to evaluate the overall adequacy of the allowance for loan losses.

        Virginia Heritage closely monitors individual loans and works with borrowers to resolve potential credit issues in a timely manner to minimize the loss exposure. Virginia Heritage maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve based on the portfolio composition, specific credit extended by Virginia Heritage and general economic conditions, among other factors.

        As part of the credit monitoring process, Virginia Heritage may classify a given loan as special mention, substandard, doubtful or loss depending upon the existence of certain characteristics, including economic and/or collateral concerns. At June 30, 2014 and December 31, 2013, 2012, 2011 and 2010 total classified loans amounted to $17.3 million, $17.8 million, $17.4 million, $21.6 million and $11.3 million, respectively.

        The following is a summary of Virginia Heritage's credit quality information by class at June 30, 2014 and December 31, 2013, 2012, 2011 and 2010, respectively (in thousands). Virginia Heritage does not risk weight the consumer loan portfolio. These loans are categorized by loans that are performing in accordance with their contractual terms versus those that are not.

	June 30, 2014
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss
Commercial	$50,508	$324	$3,443	$—	$—
Commercial Real Estate
Owner occupied	115,246	—	3,308	1,909	—
Non-owner occupied	250,129	—	3,496	—	—
Construction
Residential	71,457	152	1,073	235	—
Other	65,834	—	400	—	—
Residential
Single family	41,566	—	2,184	—	—
Equity lines	14,327	—	139	597	—
Multifamily	14,460	—	—	—	—

Totals	$623,527	$476	$14,043	$2,741	$—

	Performing	Nonperforming
Consumer Credit Exposure—By Payment Activity
Credit cards/Overdraft lines of credit	$68	$—
Consumer and other loans	115,189	—

	December 31, 2013
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss
Commercial	$49,078	$422	$2,492	$40	$—
Commercial Real Estate
Owner occupied	116,919	—	3,340	299	—
Non-owner occupied	247,873	2,074	3,533	—	—
Construction
Residential	63,675	—	1,473	242	—
Other	43,717	—	—	—	—
Residential
Single family	38,034	3,075	—	101	—
Equity lines	12,213	—	204	511	—
Multifamily	17,493	—	—	—	—

Totals	$589,002	$5,571	$11,042	$1,193	$—

	Performing	Nonperforming
Consumer Credit Exposure—By Payment Activity
Credit cards/Overdraft lines of credit	$55	$—
Consumer and other loans	100,062	—

	December 31, 2012
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss
Commercial	$34,387	$—	$4,416	$53	$—
Commercial Real Estate
Owner occupied	109,893	2,100	1,283	—	—
Non-owner occupied	171,147	2,134	1,595	767	—
Construction
Residential	42,331	—	3,662	—	—
Other	45,605	—	—	—	—
Residential
Single family	32,279	424	250	—	—
Equity lines	9,369	—	205	535	—
Multifamily	20,904	—	—	—	—

Totals	$465,915	$4,658	$11,411	$1,355	$—

	Performing	Nonperforming
Consumer Credit Exposure—By Payment Activity
Credit cards/Overdraft lines of credit	$54	$—
Consumer and other loans	104,536	—

	December 31, 2011
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss
Commercial	$25,362	$—	$8,460	$—	$—
Commercial Real Estate
Owner occupied	73,739	—	1,658	—	—
Non-owner occupied	137,279	2,171	1,575	539	30
Construction
Residential	35,194	1,819	2,829	—	—
Other	28,314	—	315	—	—
Residential
Single family	31,540	1,210	409	83	—
Equity lines	10,182	—	538	—	—
Multifamily	10,263	—	—	—	—

Totals	$351,873	$5,200	$15,784	$622	$30

	Performing	Nonperforming
Consumer Credit Exposure—By Payment Activity
Credit cards/Overdraft lines of credit	$57	$—
Consumer and other loans	67,153	—

	December 31, 2010
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss
Commercial	$31,699	$4,296	$3,223	$209	$—
Commercial Real Estate
Owner occupied	66,241	496	—	—	—
Non-owner occupied	85,156	—	1,609	446	—
Construction
Residential	38,236	315	—	—	—
Other	22,300	—	—	—	—
Residential
Single family	27,637	449	—	—	—
Equity lines	9,554	302	—	—	—
Multifamily	14,120	—	—	—	—

Totals	$294,943	$5,858	$4,832	$655	$—

	Performing	Nonperforming
Consumer Credit Exposure—By Payment Activity
Credit cards/Overdraft lines of credit	$46	$—
Consumer and other loans	60,887	—

        The allocation of the allowance for loan losses by segments at June 30, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010 is as follows (in thousands):

	June 30, 2014
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$466	$5,925	$2,041	$499	$711	$148	$9,790
Provision for loan losses	(77)	71	497	145	191	(67)	760
Charge-offs	—	(74)	—	(102)	(53)	—	(229)
Recoveries	—	10	—	3	38	—	51

Ending balance	$389	$5,932	$2,538	$545	$887	$81	$10,372

Ending balance:
Individually evaluated for impairment	$—	$212	$—	$115	$—	$—	$327
Collectively evaluated for impairment	389	5,720	2,538	430	887	81	10,045
Financing Receivables:
Ending balance:	$54,275	$374,088	$139,151	$73,273	$115,257	$—	$756,044
Individually evaluated for impairment	33	3,127	235	499	—	—	3,894
Collectively evaluated for impairment	54,242	370,961	138,916	72,774	115,257	—	752,150

	December 31, 2013
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$811	$4,821	$1,302	$409	$916	$3	$8,262
Provision for loan losses	(352)	1,261	739	84	(113)	145	1,764
Charge-offs	—	(157)	—	—	(208)	—	(365)
Recoveries	7	—	—	6	116	—	129

Ending balance	$466	$5,925	$2,041	$499	$711	$148	$9,790

Ending balance:
Individually evaluated for impairment	$—	$265	$—	$134	$—	$—	$399
Collectively evaluated for impairment	466	5,660	2,041	365	711	148	9,391
Financing Receivables:
Ending balance	$52,032	$374,038	$109,107	$71,631	$100,117	$—	$706,925
Individually evaluated for impairment	40	1,539	—	612	—	—	2,191
Collectively evaluated for impairment	51,992	372,499	109,107	71,019	100,117	—	704,734

	December 31, 2012
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$919	$3,277	$1,021	$481	$421	$3	$6,122
Provision for loan losses	885	1,544	452	(71)	600	—	3,410
Charge-offs	(993)	—	(171)	(1)	(194)	—	(1,359)
Recoveries	—	—	—	—	89	—	89

Ending balance	$811	$4,821	$1,302	$409	$916	$3	$8,262

Ending balance
Individually evaluated for impairment	$—	$161	$—	$266	$—	$—	$427
Collectively evaluated for impairment	811	4,660	1,302	143	916	3	7,835
Financing Receivables:
Ending balance	$38,856	$288,919	$91,598	$63,966	$104,590	$—	$587,929
Individually evaluated for impairment	53	3,645	250	535	—	—	4,483
Collectively evaluated for impairment	38,803	285,274	91,348	63,431	104,590	—	583,446

	December 31, 2011
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$518	$2,305	$984	$578	$421	$—	$4,806
Provision for loan losses	430	1,083	37	376	108	3	2,037
Charge-offs	(50)	(111)	—	(473)	(162)	—	(796)
Recoveries	21	—	—	—	54	—	75

Ending balance	$919	$3,277	$1,021	$481	$421	$3	$6,122

Ending balance:
Individually evaluated for impairment	565	89	121	176	—	—	951
Collectively evaluated for impairment	354	3,188	900	305	421	3	5,171
Financing Receivables:
Ending balance:	$33,822	$216,961	$68,471	$54,225	$67,220	$—	$440,699
Individually evaluated for impairment	860	539	315	908	—	—	2,622
Collectively evaluated for impairment	32,962	216,422	68,156	53,317	67,220	—	438,077

	December 31, 2010
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Ending balance	$518	$2,305	$984	$578	$421	$—	$4,806
Ending balance:
Individually evaluated for impairment	—	14	—	201	—	—	215
Collectively evaluated for impairment	518	2,291	984	377	421	—	4,591
Financing Receivables:
Ending balance:	$39,427	$153,948	$60,851	$52,062	$60,933	$—	$367,221
Individually evaluated for impairment	209	446	—	680	—	—	1,335
Collectively evaluated for impairment	39,218	153,502	60,851	51,382	60,933	—	365,886

        The following table sets forth the allocation of charge-offs and recoveries by segments at the dates indicated:

		December 31,
	June 30, 2014
		2013	2012	2011	2010	2009
Charge-offs:
Commercial	$—	$—	$993	$50	$513	$224
Commercial real estate	—	157	—	111	—	112
Construction and land development	74	—	171	—	—	—
Residential real estate	102	—	1	473	107	87
Consumer	53	208	194	162	310	431

Total charge-offs	229	365	1,359	796	930	854
Recoveries:
Commercial	$—	$7	$—	$21	$40	$29
Commercial real estate	10	—	—	—	—
Construction and land development	—	—	—	—	—	4
Residential real estate	3	6	—	—	—
Consumer	38	116	89	54	151	78

Total recoveries	51	129	89	75	191	111
Net charge-offs	178	236	1,270	721	739	743

Annualized net charge-offs to average loans outstanding	0.05%	0.04%	0.24%	0.18%	0.21%	0.29%

        For further information on Virginia Heritage's allowance for loan losses, see Note 6 of the Notes to the Unaudited Consolidated Financial Statements—Allowance for Loan Losses; Note 1 of the Notes to the Audited Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012—Organization and Summary of Significant Accounting Policies—Allowance for Loan Losses, and Note 4—Allowance for Loan Losses, beginning on pages F-9 and F-19, respectively; and Note 1 of the Notes to the Audited Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011—Organization and Summary of Significant Accounting Policies—Allowance for Loan Losses, and Note 4—Allowance for Loan Losses, beginning on pages F-46 and F-56, respectively.

        Deposits.    Virginia Heritage seeks deposits within its market area by paying competitive interest rates, offering high quality customer service and using technology to deliver deposit services effectively. As of June 30, 2014, the deposit portfolio amounted to $776.1 million, a $284.4 million increase over the December 31, 2011 level of $491.7 million. The deposit portfolio increased primarily due to the increase in noninterest bearing deposits from the U.S. Bankruptcy Trustee deposit services offering and from general growth of Virginia Heritage's customer base.

        The following is a summary of the maturity distribution of certificates of deposit as of June 30, 2014 (in thousands):

	June 30, 2014
	Three Months or Less		More Than Three Months Through Six Months		More Than Six Months Through Twelve Months		Over Twelve Months
	Balance	Interest Rate	Balance	Interest Rate	Balance	Interest Rate	Balance	Interest Rate	Total
Certificates of Deposit:
Less than $100,000	$11,805	1.13%	$28,349	1.07%	$33,602	0.82%	$91,351	1.02%	$165,107
Greater than or equal to $100,000	24,024	0.91%	40,860	0.84%	48,733	0.83%	153,503	1.06%	267,120

Total	$35,829	0.98%	$69,209	0.93%	$82,335	0.83%	$244,854	1.05%	$432,227

        The following table details the average amount of, and the average rate paid on, the following primary deposit categories for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011. The rates for the six months ended June 30, 2014 are annualized (in thousands):

	Six Months Ended June 30,
	2014
	Average Balance	Expense	Rate
Interest-bearing liabilities:
Interest-bearing demand deposits	$13,581	$10	0.15%
Money market deposit accounts	93,212	135	0.29%
Savings accounts	23,020	50	0.44%
Time deposits	432,716	2,180	1.02%

Total interest-bearing deposits	562,529	2,375	0.85%

Non-interest-bearing liabilities	180,214	—

Total deposits	$742,743	$2,375	0.64%

	Year Ended December 31,
	2013			2012			2011
	Average Balance	Expense	Rate	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Interest-bearing liabilities:
Interest-bearing demand deposits	$10,746	$18	0.17%	$7,665	$14	0.18%	$5,281	$9	0.17%
Money market deposit accounts	73,110	204	0.28%	48,685	195	0.40%	28,441	207	0.73%
Savings accounts	21,507	95	0.44%	16,848	75	0.45%	20,317	176	0.87%
Time deposits	408,339	4,589	1.12%	383,839	5,481	1.43%	333,095	5,937	1.78%

Total interest-bearing deposits	513,702	4,906	0.96%	457,037	5,765	1.26%	387,134	6,329	1.63%

Non-interest-bearing liabilities	184,036	—		130,643	—		50,652	—

Total deposits	$697,738	$4,906	0.71%	$587,680	$5,765	0.98%	$437,786	$5,765	1.45%

        Other Borrowings.    At June 30, 2014 and December 31, 2013, 2012 and 2011, Virginia Heritage had unsecured lines of credit with correspondent banks totaling $39.0 million, $39.0 million, $25.0 million and $19.0 million, respectively, available for overnight borrowing. At June 30, 2014, Virginia Heritage did not utilize these lines of credit. At December 31, 2013, 2012 and 2011, the balance outstanding on these lines was $10.0 million, $13.0 million and $0, respectively.

        Virginia Heritage established a BIC arrangement with the Federal Reserve Bank of Richmond. The BIC program allows the Bank to pledge assets as collateral to secure advances from the discount window. Virginia Heritage pledged automobile loans as of June 30, 2014 and December 31, 2013, 2012 and 2011 with a collateral value of approximately $80.2 million, $70.4 million, $73.2 million and $50.0 million, respectively. At June 30, 2014 and December 31, 2013, 2012 and 2011, Virginia Heritage did not utilize this BIC arrangement.

        Additional credit facilities are available to Virginia Heritage through its membership in the Federal Home Loan Bank of Atlanta. Based upon Virginia Heritage's credit standing and available collateral, which consists of certain investment securities and real estate secured loans, Virginia Heritage may borrow up to 20% of its total assets on a short term or long term basis subject to available collateral. Virginia Heritage has pledged real estate secured loans with a collateral value of approximately $139.3 million at June 30, 2014. Federal Home Loan Bank advances as of June 30, 2014, December 31, 2013, December 31, 2012 and December 31, 2011 are summarized as follows (in thousands):

June 30, 2014			December 31, 2013			December 31, 2012			December 31, 2011
Amount	Interest Rate	Maturity	Amount	Interest Rate	Maturity	Amount	Interest Rate	Maturity	Amount	Interest Rate	Maturity
$7,000	0.23%	October 17, 2014	$10,000	0.27%	April 18, 2014	$5,000	1.90%	April 1, 2013
15,000	0.25%	December 27, 2014	15,000	0.29%	May 29, 2014	10,000	0.28%	April 15, 2013	5,000	0.14%	January 23, 2012
5,000	0.39%	April 15, 2015	5,000	0.39%	April 15, 2015	3,000	3.84%	September 12, 2013	5,000	1.90%	April 1, 2013
15,000	0.45%	December 14, 2015	15,000	0.45%	December 14, 2015	10,000	0.32%	December 24, 2013	5,000	4.10%	September 3, 2013
18,000	1.01%	December 27, 2016	18,000	1.01%	December 27, 2016	5,000	2.27%	May 9, 2018	3,000	3.84%	September 12, 2013

5,000	2.27%	May 9, 2018	5,000	2.27%	May 9, 2018	$33,000			$18,000

5,000	1.97%	September 17, 2018	5,000	1.97%	September 17, 2018

$70,000			$73,000

        Virginia Heritage enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require Virginia Heritage to pledge securities as collateral for these borrowings. At June 30, 2014, the outstanding balance of such borrowings totaled $3.0 million. At June 30, 2014, Virginia Heritage pledged securities with a carrying value of approximately $5.3 million as collateral for these agreements.

        The following table sets forth information with respect to Virginia Heritage's borrowings at or for the periods indicated (in thousands):

	At or For the Three Months Ended June 30	At or For the Year Ended December 31,
	2014	2013	2012	2011
Maximum balance	$204,590	$136,528	$119,538	$116,163
Short term	135,591	99,414	98,180	68,942
Average balance	73,047	34,684	21,691	21,874
Short term	3,594	4,276	3,104	3,175
Period end balance	73,040	84,067	47,600	19,750
Short term	3,040	11,067	14,600	1,750
Weighted average interest rate:
At period end	0.64%	0.71%	0.94%	2.15%
Short term	0.15%	0.42%	0.45%	0.15%
During the period	0.76%	0.97%	1.76%	2.59%
Short term	0.28%	0.35%	0.26%	0.16%

        Liquidity.    Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources. Virginia Heritage's liquidity is provided by cash and due from banks, federal funds sold, investments available for sale, managing investment maturities, interest-earning deposits in other financial institutions and loan repayments. The overall asset/liability strategy of Virginia Heritage takes into account the need to maintain adequate liquidity to fund asset growth and deposit runoff. Virginia Heritage's management monitors the liquidity position daily in conjunction with the Federal Reserve Board's position monitoring. Virginia Heritage has unsecured credit lines available from our correspondent banks. Additionally, Virginia Heritage may borrow funds from the Federal Reserve Bank of Richmond and Federal Home Loan Bank of Atlanta. The credit facilities are used in conjunction with the normal deposit strategies, which include pricing changes to increase deposits as necessary. Virginia Heritage can sell or pledge investment securities to create additional liquidity. From time to time, Virginia Heritage may sell or participate loans to create additional liquidity as required. Virginia Heritage is not aware of any current legislative initiatives, which, if implemented, would have a material effect on Virginia Heritage's liquidity, capital resources or results of operations.

        Capital.    Virginia Heritage is considered "well capitalized" under the risk-based capital guidelines adopted by the various regulatory agencies. Stockholders' equity amounted to $103.3 million at June 30, 2014 compared to $96.2 million at December 31, 2013. The increase was primarily due to an increase in net income of $4.3 million and accumulated other comprehensive gain amounting to $2.7 million. Stockholders' equity amounted to $96.2 million as of December 31, 2013 compared to $69.3 million as of December 31, 2012. The increase in stockholders' equity was primarily due to net income of $9.0 million for the year ended December 31, 2013 and net proceeds of $22.1 million from Virginia Heritage's sale of 1,667,500 shares of its common stock at a price of $14.25 per share. Total common shares outstanding increased from 4,333,209 to 6,014,801 as a result of the common stock offering and stock option exercises. Accumulated other comprehensive loss increased to $4.3 million, net of tax, at December 31, 2013 compared to $42,000 in 2012. This increase represents the change in market value of the investment securities available for sale. Stockholders' equity amounted to $69.3 million as of December 31, 2012 compared to $62.5 million as of December 31, 2011. The increase was due to net income of $7.4 million, partially offset by a change in accumulated other comprehensive loss of $592,000. Common equity book value per share was $14.62 at June 30, 2014 compared to $13.45, $12.47 and $10.89 as of December 31, 2013, 2012 and 2011, respectively. Virginia Heritage's capital position remains strong and well above regulatory thresholds.

Off-Balance Sheet Activities

        Virginia Heritage enters into certain off-balance sheet arrangements in the normal course of business to meet the financing needs of customers. These off-balance sheet arrangements include commitments to extend credit and standby letters of credit which would impact the overall liquidity and capital resources to the extent customers accept and/or use these commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. See Note 8 of the Notes to Consolidated Financial Statements for the year ended December 31, 2013 on page F-27 for further discussion of the nature, business purpose and elements of risk involved with these off-balance sheet arrangements. With the exception of these off-balance sheet arrangements, Virginia Heritage has no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation, Changing Prices and Seasonality

        The financial statements and related data presented herein have been prepared in accordance with GAAP which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

        Unlike industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

Disclosures about Market Risk

        Concentrations.    Virginia Heritage operates primarily in Northern Virginia and surrounding areas. Virginia Heritage's overall business includes a focus on real estate lending activities, which may include real estate acquisition and construction loans, as well as other banking services targeted at individuals and small businesses involved in the real estate industry. Material changes in the economic situation of the region and/or the region's real estate market could have an adverse impact on Virginia Heritage.

CERTAIN BENEFICIAL OWNERSHIP OF VIRGINIA HERITAGE COMMON STOCK

        The following tables set forth information as of September 2, 2014, pertaining to the beneficial ownership of Virginia Heritage common stock by: (i) each director of Virginia Heritage; (ii) each executive officer of Virginia Heritage; and (iii) all directors and executive officers of Virginia Heritage as a group. As used throughout this section, the term "executive officers" means Virginia Heritage's Chief Executive Officer and Chairman of the Board, Chief Operating Officer and Chief Financial Officer, Chief Commercial Real Estate Lending Officer, Chief Retail Officer, Chief Mortgage Officer, Chief Consumer Lending Officer, and Chief Commercial Lending Officer. Virginia Heritage is not aware of any person or entity that is the beneficial owner of more than five percent of Virginia Heritage common stock. The information contained herein has been obtained from Virginia Heritage's records and from information furnished directly to Virginia Heritage by each individual. Applicable percentage ownership in the table is based on 6,039,972 shares of Virginia Heritage common stock outstanding as of September 2, 2014. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Unless otherwise indicated, the address for each of the shareholders below is Virginia Heritage, 8245 Boone Boulevard, Suite 820, Tysons Corner, Virginia 22182.

Name of Beneficial Owner	Amount of Beneficial Ownership (# shares)(1)		Exercisable Options(2)	Percent of Common Stock Outstanding
Charles C. Brockett	37,252	(3)	37,546	1.23%
Thomas P. Caldwell	116,691	(4)	4,500	2.00%
Douglas M. Church, Jr.	96,097	(5)	21,842	1.95%
Alan G. Drewer	2,000		500	*
Thomas F. Dungan, III	479,310	(6)	4,500	8.00%
Betty A. Gillen	—		13,750	*
Gary L. Hall	240,250	(7)	18,000	4.26%
Richard A. Hutchison	71,818	(8)	6,250	1.29%
Richard S. Johnson	19,456	(9)	13,750	*
Mark A. Karl	63,500	(10)	16,842	1.33%
Christopher D. Mortensen	22,648	(11)	13,750	*
Joseph J. Romagnoli	56,475		7,000	1.05%
David P. Summers	150,463	(12)	45,000	3.21%
Douglas W. Wallace	50,749		6,000	*
Robert P. Warhurst	165,300	(13)	16,842	3.01%

Directors and executive officers of the Bank as a group (15 persons)	1,572,009		226,072	28.70%

*
Percentage of ownership is less than 1% of Virginia Heritage's outstanding shares of common stock.

(1)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the individual's family members, or held by trusts of which the individual is a trustee, with respect to which shares the individual may be deemed to have sole or shared voting and/or investment powers.

(2)
Reflects shares that the individuals have the right to acquire as of September 2, 2014, or obtained the right to acquire within 60 days of September 2, 2014, through the exercise of stock options.

(3)
Includes 36,752 shares held jointly with spouse.

(4)
Includes 5,500 shares held jointly with children.

(5)
Includes 8,841 shares held jointly with spouse. Includes 14,256 shares held by spouse.

(6)
Includes 90,000 shares held jointly with spouse. Includes 388,700 shares owned by Andover Investments, LLC. Mr. Dungan is the President of Andover Investments, LLC.

(7)
Includes 239,750 shares held jointly with spouse.

(8)
Includes 5,515 shares held jointly with spouse. Includes 3,450 shares held by spouse.

(9)
Includes 9,456 shares held jointly with spouse.

(10)
Includes 63,000 shares held jointly with spouse.

(11)
Includes 3,000 shares held jointly with children.

(12)
Includes 29,903 shares held jointly with spouse. Includes 3,800 shares held with children. Includes 1,000 shares held by spouse.

(13)
Includes 54,500 shares held jointly with spouse. Includes 110,300 shares held by Merrifield Garden Center Employee Profit Sharing Plan. Mr. Warhurst is the President and co-owner of Merrifield Garden Center.

COMPARATIVE RIGHTS OF SHAREHOLDERS

        Following effectiveness of the merger, the former holders of Virginia Heritage common stock will become holders of Eagle common stock, and the rights of such holders will be determined by reference to the MGCL and the articles of incorporation and bylaws of Eagle, rather than the VFIC and the Virginia Stock Corporation Act, or "VSCA", and the articles of incorporation and bylaws of Virginia Heritage.

        The following discussion summarizes the material differences between the current rights of Virginia Heritage shareholders and the rights they will have as Eagle shareholders, but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to Virginia Heritage shareholders. This summary is qualified in its entirety by reference to Maryland law, and Virginia law, and Eagle's and Virginia Heritage's respective articles of incorporation and bylaws.

Eagle	Virginia Heritage
Authorized Shares

The articles of incorporation of Eagle authorize the Eagle board of directors to issue, without further authorization by shareholders, up to 50,000,000 shares of Eagle common stock, and 1,000,000 shares of undesignated preferred stock which may be issued by the board of directors with such rights as the board in its discretion may determine. The existence of a class of authorized, undesignated preferred stock could have the effect of discouraging or rendering more difficult an attempted takeover of Eagle, or, alternatively, of facilitating a negotiated acquisition. The availability of additional shares of capital stock for issuance could have the effect of diluting the ownership interest of holders of Eagle common stock.
The articles of incorporation of Virginia Heritage authorize the issuance of 15,000,000 shares of common stock, and 5,000,000 shares of undesignated preferred stock which may be issued by the board of directors with such rights as the board in its discretion may determine.

Under the VSCA, holders of Virginia Heritage common stock will be entitled to receive such distributions as the board of directors may authorize, subject to certain limitations provided by the VSCA.

Under the MGCL, holders of Eagle common stock are entitled to receive such distributions as the board of directors may authorize, subject to certain limitations provided by the MGCL.
Voting Rights

The holders of Eagle common stock are entitled to one vote per share on all matters submitted for a vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares authorized by Eagle's articles could be issued with such voting rights as the Eagle board of directors determines at the time of issuance.
The holders of Virginia Heritage common stock are entitled to one vote per share on all matters submitted for the vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares authorized by Virginia Heritage's articles could be issued with such voting rights as the Virginia Heritage board of directors determines at the time of issuance.

The articles of incorporation of Virginia Heritage require a supermajority of 80% or more of all votes entitled to be cast for shareholder approval of certain actions, unless at least two-thirds of the board of directors has approved and recommended the action. Items subject to this supermajority provision include amendments of the articles of incorporation, approval of plans of merger or share exchange, asset sales of all or substantially all of Virginia Heritage's assets other than in the regular course of business and plans of dissolutions. If at least two-thirds of the board of directors has approved and recommended one of the above actions, a simple majority vote is required to approve the matter.

Eagle	Virginia Heritage
Directors

The articles and bylaws of Eagle call for a board of directors of between three and twenty five directors, with the exact number to be determined by the resolution of the board of directors. Currently there are nine directors, all of which are elected at each annual meeting of shareholders for a one year term or until their successors are elected and qualified. In determining the rights of any class or series of preferred stock which may in the future be issued, the board of directors of Eagle may provide that any such class or series is entitled to elect one or more directors separately from the holders of other classes of capital stock. See "Information About Eagle—Description of Eagle's Capital Stock—Preferred Stock" at page 89 for information regarding the possible election of directors by the holders of Eagle's Series B Preferred Stock.

Under the MGCL, directors may be removed with or without cause, upon the vote of the holders of a majority of the votes entitled to be cast in the election of directors, subject to the rights of any class of shares entitled to separately elect directors.

Under Maryland law, a majority of the remaining directors, whether or not constituting a quorum, may fill a vacancy on the board of directors resulting from any cause other than an increase in the number of directors. A majority of the entire board of directors is required to fill a vacancy resulting from an increase in the number of directors. Shareholders may elect a successor to fill a vacancy resulting from a removal of a director.

The bylaws of Virginia Heritage call for a board of directors of between five and fifteen directors, with the exact number to be determined by the board of directors under the general powers granted to it. Currently there are ten directors. In determining the rights of any class or series of preferred stock which may in the future be issued, the board of directors of Virginia Heritage may provide that any such class or series is entitled to elect one or more directors separately from the holders of other classes of capital stock.

The bylaws of Virginia Heritage provide that directors may be removed at any meeting of the shareholders called and noticed expressly for such purpose if the number of votes cast to remove any such director constitutes the majority of votes entitled to be cast at the election of directors.

The bylaws of Virginia Heritage provide that any vacancy on its board of directors may be filled by the affirmative vote of a majority of the remaining directors, unless sooner filled by the shareholders.

Special Meetings

Special meetings of the shareholders of Eagle may be called by the President or a majority of the board of directors, or by the Secretary upon request of the holders of at least 50% of the votes entitled to be cast at the annual meeting. Additionally, shareholders of Eagle requesting a special meeting must pay the reasonably estimated costs of preparing and mailing a notice of such meeting prior to issuance of a notice for the annual meeting.
The bylaws of Virginia Heritage provide that special meetings of the shareholders of Virginia Heritage may be called by the Chairman, Secretary or a majority of the board of directors.

Under the VSCA, the conduct of business at special meetings of Virginia Heritage is limited to the matters set forth in the notice of such special meeting.

The conduct of business at special meetings of Eagle is limited to the matters set forth in the notice.
Quorum

The bylaws of Eagle provide that a quorum at any meeting of the shareholders shall be a majority of the votes entitled to be cast, whether represented in person or by proxy. If a quorum is not present at any meeting of the shareholders, a majority of the shares represented, may adjourn the annual meeting to a fixed time and place.
The bylaws of Virginia Heritage provide that a quorum at any meeting of the shareholders shall be a majority of the votes entitled to be cast, whether represented in person or by proxy. If a quorum is not present at any meeting of the shareholders, a majority of the votes entitled to be cast at such meeting, whether represented in person or by proxy and even though less than a quorum, may adjourn the annual meeting to a fixed time and place.

Eagle	Virginia Heritage
Preemptive Rights

The articles of incorporation of Eagle provide that the holders of capital stock of Eagle do not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock.	The articles of Virginia Heritage provide that shareholders do not have any preemptive rights with respect to any shares of stock of Virginia Heritage.
Amendments of Articles/Bylaws

The articles of incorporation of Eagle may be amended by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon. The bylaws of Eagle may only be amended by action of the board of directors.
Under the VSCA, the articles of incorporation of Virginia Heritage may be amended by the affirmative vote of more than two-thirds of the votes entitled to be cast thereon after the proposed amendment has been adopted by the board of directors (unless the board of directors requires a greater vote). Further, under the VSCA the board of directors may make certain specified amendments to the articles of incorporation of Virginia Heritage. The bylaws of Virginia Heritage may be amended by the shareholders board of directors, provided, however, that any amendment made may the board of directors is limited to the extent that (i) such power is reserved exclusively to the shareholders by the articles of incorporation or by law, or (ii) the shareholders in adopting or amending any particular bylaw expressly provide that the board of directors may not amend or repeal the same.

Eagle	Virginia Heritage
Consideration of Business Combinations

Eagle's articles of incorporation provide that where the board of directors evaluates a business combination or other offer of another party to make a tender or exchange offer for any equity security of the company; merge or consolidate the company with another company; purchase or otherwise acquire all or substantially all of the properties and assets of the company; engage in any transaction similar to, or having similar effects as, any of the foregoing, collectively referred to as a "business combination," the directors shall consider, among other things, the following factors: the effect of the business combination on the company and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the company's capital stock; the relation of the price offered to the current value of the company in a freely negotiated transaction and in relation to the directors' estimate of the future value of the company and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the company and its shareholders; and such other factors deemed by the directors to be relevant. The board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the company and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the company and its subsidiaries at the time of such proposed business combination.	Virginia Heritage's articles of incorporation do not contain a comparable provision.

Eagle	Virginia Heritage
Advance Written Notice of Shareholder Proposals and Nominations

Eagle's bylaws provide that a shareholder who wishes to propose an item for consideration or a nomination for election of a candidate as a director at an annual meeting must have given timely notice thereof in writing to the secretary. In general, to be timely, a shareholder's notice of a proposed business item must be delivered to or mailed and received at the principal executive offices of the company not less than 30 and not more than 90 days before the date of any such annual meeting of shareholders. The bylaws contain specific information that must be provided in the notice. If a shareholder wishes to nominate a candidate for election as director, the shareholder must give notice to the secretary not later than 90 days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors were mailed to shareholders, in addition to meeting any additional requirements under applicable law. The bylaws contain specific information requirements for director nominations as well. Complying with the notice procedures in the bylaws will prevent a shareholder's motion from being declared improper at the annual meeting, but will not entitle the shareholder's proposal or nomination to be included in the company's proxy solicitation materials.	Virginia Heritage's articles and bylaws do not contain a comparable provision.
Notice of Shareholder Meetings

The bylaws of Eagle provide that Eagle must give written notice, either personally or by mail, not less than ten and not more than 60 days before any meeting of shareholders, to each shareholder entitled to vote at such meeting.
The bylaws of Virginia Heritage provide that Virginia Heritage must give written notice between ten and 60 days before any shareholders' meeting to each shareholder entitled to vote at such meeting (except that such notice must be given to each shareholder, whether or not entitled to vote, not less than 25 days before a meeting called to act on an amendment to the articles, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Virginia Heritage other than in the usual and regular course of business, or the dissolution of Virginia Heritage). The notice shall state the date, time, place and, in the case of a special meeting, the purpose or purposes for which such meeting is called.

Eagle	Virginia Heritage
Restrictions on Business Combinations with Interested Shareholders

The MGCL imposes conditions and restrictions on certain business combinations, including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities, between a Maryland corporation and any person, referred to as an "interested shareholder," who beneficially owns at least 10% of the corporation's stock. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (i) recommended by the corporation's board of directors, and (ii) approved by the affirmative vote of at least (a) 80% of the corporation's outstanding shares entitled to vote and (b) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price," as defined by the statute, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. While these provisions apply to Eagle, they are not impacted by the merger.
The VSCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets not in the ordinary course of business, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority, but not less than two, of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder; (ii) the affiliated transaction has been approved by a majority of the disinterested directors; or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation's articles of incorporation or bylaws opting out of the affiliated transactions statute.

The articles of incorporation and bylaws of Virginia Heritage are silent on this issue; therefore, the affiliated transactions statute applies to affiliated transactions between Virginia Heritage and an interested shareholder.

Eagle	Virginia Heritage
Control Share Acquisition Statute

Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of at least two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. As Eagle's acquisition of Virginia Heritage is pursuant to the merger agreement between Eagle and Virginia Heritage, the control share acquisition law is not applicable to the merger
Under the VSCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied unless (i) conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or (ii) among other exceptions, such acquisition of shares is made pursuant to an affiliation agreement with the corporation, or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

If authorized in the corporation's articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved, or if the acquiring person does not file a "control share acquisition statement" with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

The articles of incorporation and bylaws of Virginia Heritage are silent on this issue; therefore, the control share acquisitions statute will apply to certain acquisitions of Virginia Heritage's common stock.

Eagle	Virginia Heritage
Appraisal Rights

Under the MGCL, a shareholder of a Maryland corporation has the right to demand and receive payment of the fair value of the shareholder's stock from the surviving corporation if (i) the corporation consolidates or merges with another corporation; (ii) the shareholder's stock is to be acquired in a share exchange; (iii) the corporation transfers its assets in a manner requiring shareholder approval; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder's rights, unless the right to do so is reserved by the charter of the corporation; or (v) the transaction is subject to the business combination with interested shareholder provisions of the MGCL, or is exempt from such voting requirements in certain circumstances.

However, no appraisal rights are available to holders of shares of any class of stock if (i) the stock is listed on a national securities exchange; (ii) the stock is that of the successor in a merger, unless: (i) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is generally not entitled to be voted on the transaction or the shareholder did not own the shares of stock on the record date for determining shareholders entitled to vote on the transaction; (iv) the charter provides that the holders of the stock are not entitled to exercise appraisal rights; or (v) the stock is that of an open-end investment company.

Under the VSCA, a shareholder of a Virginia bank is not entitled to appraisal rights in a merger. Holders of Virginia Heritage common stock are not entitled to appraisal rights in connection with the merger.

Eagle	Virginia Heritage
Directors' and Officers' Liability and Indemnification

The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the law provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

Eagle's articles of incorporation provide that, to the maximum extent permitted by Maryland law, Eagle shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Eagle shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Eagle's board of directors may by bylaw, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

Eagle's articles of incorporation further provide, in accordance with Maryland law, that the liability of directors and officers to Eagle or its shareholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Eagle whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

The VSCA provides that a corporation may indemnify an individual made party to a proceeding because he is or was a director or officer of the corporation against liability incurred in the proceeding if the director or officer: (1) conducted himself in good faith; and (2) believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that the conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, the VSCA prohibits a corporation from indemnifying a director or officer, unless ordered by a court, (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard discussed in the preceding sentence or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The VSCA also provides that, unless limited by a corporation's articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The VSCA provides that any indemnification for a director or officer under the first paragraph above, unless ordered by a court, is subject to a determination that the director or officer has met the relevant standard of conduct. The determination will be made by either: (1) if there are two or more disinterested directors, by the board by a majority vote of all disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, (2) by special legal counsel, or (3) by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted. Under Virginia law, a corporation may advance reasonable expenses before the final disposition of a proceeding if: the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct; and the director or officer furnishes a signed written undertaking to repay the funds advanced if the director or officer does not entirely prevail in the defense of the proceeding and it is ultimately determined that the director or officer did not meet the relevant standard of conduct for indemnification.

Eagle	Virginia Heritage
Under the VSCA, to the extent provided in the articles of incorporation or an amendment to the bylaws approved by shareholders, a corporation may limit or eliminate a director's or an officer's personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director's or officer's willful misconduct or a knowing violation of criminal law or any federal or state securities law. Virginia Heritage's articles of incorporation provide that the directors and officers shall not be liable to Virginia Heritage or its shareholders for monetary damages to the full extent permitted by the VSCA.

Virginia Heritage's articles of incorporation contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of its directors and officers for monetary damages to Virginia Heritage or its stockholders for breach of their fiduciary duties except to the extent that the VSCA prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of Virginia Heritage or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, Virginia Heritage's articles provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extend to judgments or penalties assessed against them.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

        In the event that there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the merger agreement, the merger cannot be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Virginia Heritage at the time of the special meeting to be voted for an adjournment, if deemed necessary, Virginia Heritage has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

        Virginia Heritage's board of directors unanimously recommends that shareholders vote "FOR" the adjournment proposal.

 OTHER BUSINESS

        As of the date of this proxy statement/prospectus, management of Virginia Heritage has no knowledge of any matters to be presented for consideration at the special meeting other than those referred to above. If any other matter is properly presented at the special meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

LEGAL MATTERS

        The validity of the issuance of the shares of Eagle common stock offered hereby will be passed upon for Eagle by BuckleySandler LLP. Miles & Stockbridge P.C. on behalf of Virginia Heritage and Eagle, will pass upon the federal income tax consequences of the merger. Attorneys at BuckleySandler LLP who have been involved in such matters owned an aggregate of 6,848 shares of Eagle's common stock.

EXPERTS

        The consolidated financial statements of Eagle as of December 31, 2013 and 2012, and for each of the years in the three year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated in this proxy statement/prospectus in reliance on the report of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Virginia Heritage as of December 31, 2013, 2012 and 2011, and for each of the years in the three year period ended December 31, 2013, have been included in this proxy statement/prospectus in reliance on the reports of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Eagle files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operation of the Public Reference Room public reference room. The SEC also maintains a website that has reports, proxy statements and other information about Eagle and Virginia Heritage. The address of that site is http://www.sec.gov. You may also obtain free copies of the documents filed with the SEC by Eagle, other than exhibits to such documents unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus, by contacting Jane Cornett, Eagle Bancorp, Inc. 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814, telephone (301) 986-1800 or from Eagle's website at http://www.eaglebankcorp.com.

        Eagle has filed a registration statement on Form S-4 to register with the SEC the shares of Eagle common stock to be issued to Virginia Heritage shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Eagle in addition to being a proxy statement of Virginia Heritage for its special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

        The SEC allows Eagle to "incorporate by reference" information into this proxy statement/prospectus. This means that Eagle can disclose important information about Eagle to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Eagle (file no. 000-25923) has previously filed with the SEC (other than the portions of those documents deemed furnished but not filed).

  (i)
  Eagle's Annual Report on Form 10-K for the year ended December 31, 2013;

  (ii)
  Eagle's Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014;

  (ii)
  Eagle's Current Reports on Form 8-K filed on January 22, 2014, January 28, 2014, February 12, 2014, February 19, 2014, March 19, 2014, April 1, 2014, April 24, 2014, May 21, 2014, June 10, 2014, July 23, 2014, July 29, 2014, August 1, 2014, August 5, 2014 (two reports), August 12, 2014 and September 5, 2014; and

  (iv)
  the description of Eagle's common stock contained in Eagle's Form 8-A filed on April 30, 1999, as amended by any reports filed under the Exchange Act for the purpose of amending such description.

        Also incorporated by reference are additional documents that Eagle may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the consummation of the merger. These additional documents will be deemed to be incorporated by reference in, and to be a part of, this proxy statement/prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this proxy statement/prospectus or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 9, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the delivery of this proxy statement/prospectus to you, nor the issuance of common stock under it shall create any implication to the contrary.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Eagle's articles of incorporation and bylaws provide for indemnification for current and former directors, officers, employees or agents serving at the request of the corporation to the fullest extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Eagle pursuant to the foregoing provisions, Eagle has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

VIRGINIA HERITAGE BANK

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Certified Public Accountants
and Consultants

INDEPENDENT AUDITOR’S REPORT

To the Audit Committee of the Board of Directors
Virginia Heritage Bank
Tysons Corner, Virginia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Virginia Heritage Bank and its subsidiary which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Heritage Bank and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Winchester, Virginia
March 21, 2014

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31,
	2013	2012
Assets

Cash and due from banks	$24,855	$12,761
Securities available for sale, at fair value	126,834	118,629
Loans, net of allowance for loan losses of $9,790 and $8,262, respectively	696,097	579,284
Loans held for sale	10,730	48,136
Premises and equipment, net	1,861	2,051
Accrued interest receivable	2,379	2,368
Federal Home Loan Bank stock, at cost	4,223	2,352
Federal Reserve Bank stock, at cost	2,417	1,751
Other real estate owned, net of valuation allowance of $76 and $81, respectively	519	479
Bank owned life insurance	15,408	5,178
Deferred income taxes	5,973	3,671
Other assets	3,545	4,913

Total assets	$894,841	$781,573

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$189,583	$182,790
NOW, money-market and savings deposits	107,064	85,160
Time deposits	414,753	392,188

Total deposits	711,400	660,138

Federal funds purchased	10,000	13,000
Federal Home Loan Bank advances	73,000	33,000
Securities sold under agreements to repurchase	1,067	1,600
Accrued expenses and other liabilities	3,168	4,518

Total liabilities	798,635	712,256

Stockholders’ equity:
Preferred stock, Series A, $4 par value, non-cumulative, $1,000 per share liquidation preference, 5,000,000 shares authorized, 15,300 shares issued and outstanding	61	61
Common stock, $4 par value, 15,000,000 shares authorized, 6,014,801 and 4,333,209 shares issued and outstanding, respectively	24,059	17,333
Additional paid-in capital	56,632	41,038
Retained earnings	19,774	10,927
Accumulated other comprehensive loss	(4,320)	(42)

Total stockholders’ equity	96,206	69,317

Total liabilities and stockholders’ equity	$894,841	$781,573

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Years Ended December 31,
	2013	2012
Interest income:
Interest and fees on loans	$31,453	$28,223
Investment securities	2,430	2,559
Interest on deposits in other banks	54	32
Total interest income	33,937	30,814

Interest expense:
Interest on deposits	4,906	5,765
Interest on federal funds purchased	12	5
Interest on Federal Home Loan Bank advances	319	374
Interest on securities sold under agreements to repurchase	3	3
Total interest expense	5,240	6,147

Net interest income	28,697	24,667

Provision for loan losses	1,764	3,410

Net interest income after provision for loan losses	26,933	21,257

Noninterest income:
Gain on sale of loans	7,919	11,028
Service charges on deposit accounts	652	72
Gain on sale of securities available for sale	557	1,759
Cash surrender value on bank owned life insurance	229	166
Other income	1,319	1,616
Total noninterest income	10,676	14,641

Noninterest expenses:
Salaries and employee benefits	14,277	13,647
Occupancy and equipment expense	2,414	2,248
Mortgage closing cost promotions	1,299	2,161
Bank franchise tax	698	613
FDIC deposit insurance assessments	514	394
Litigation settlement (recovery) expense	(49)	964
Other operating expenses	5,110	4,600
Total noninterest expenses	24,263	24,627

Income before income tax expense	13,346	11,271

Income tax expense	4,346	3,625

Net income	9,000	7,646
Effective dividend on preferred stock	153	289
Net income available to common stockholders	$8,847	$7,357

Income per common share:
Basic	$1.70	$1.70
Diluted	$1.65	$1.68

Weighted average common shares outstanding:
Basic	5,217,531	4,333,209
Diluted	5,359,521	4,371,355

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2013 and 2012
(Dollars in thousands)

		Year Ended December 31, 2013

Net income		$9,000
Other comprehensive loss, net of tax
Unrealized loss on securities
Net change in unrealized loss on investment securities, net of tax of $(2,014)	(3,910)
Reclassification adjustment for gains recognized in income, net of tax of $(189)	(368)
Total other comprehensive loss		(4,278)
Total comprehensive income		$4,722

		Year Ended December 31, 2012

Net income		$7,646
Other comprehensive loss, net of tax
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $292	569
Reclassification adjustment for gains recognized in income, net of tax of $(598)	(1,161)
Total other comprehensive loss		(592)
Total comprehensive income		$7,054

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2013 and 2012
(Dollars in thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Total

Balance at December 31, 2011	15,300	$61	4,333,209	$17,333	$40,962	$3,570	$550	$62,476
Net income	—	—	—	—	—	7,646	—	7,646
Other comprehensive loss	—	—	—	—	—	—	(592)	(592)
Stock compensation expense	—	—	—	—	76	—	—	76
Dividends paid on preferred stock - Series A	—	—	—	—	—	(289)	—	(289)
Balance at December 31, 2012	15,300	$61	4,333,209	$17,333	$41,038	$10,927	$(42)	$69,317
Net income	—	—	—	—	—	9,000	—	9,000
Other comprehensive loss	—	—	—	—	—	—	(4,278)	(4,278)
Stock compensation expense	—	—	—	—	105	—	—	105
Stock options exercised	—	—	14,092	56	103	—	—	159
Dividends paid on preferred stock - Series A	—	—	—	—	—	(153)	—	(153)
Sale of common stock	—	—	1,667,500	6,670	15,386	—	—	22,056
Balance at December 31, 2013	15,300	$61	6,014,801	$24,059	$56,632	$19,774	$(4,320)	$96,206

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$9,000	$7,646
Reconciliation of net income to net cash (used in) provided by operating activities:
Provision for loan losses	1,764	3,410
Change in valuation for foreclosed assets	(77)	(41)
Deferred income tax	(764)	(412)
Depreciation	594	630
Amortization and accretion on securities available for sale, net	1,270	1,296
Gain on sale of securities available for sale	(557)	(1,759)
Loss on sale of other real estate owned	27	247
Loss on sale of premises and equipment	—	3
Cash surrender value on bank owned life insurance	(230)	(166)
Stock compensation expense	105	76
Proceeds from sales of loans held for sale	309,255	347,210
Loans originated for resale	(263,930)	(367,457)
Gain on sale of loans	(7,919)	(11,028)
Changes in assets and liabilities:
Increase in accrued interest receivable	(11)	(166)
Decrease (increase) in other assets	2,064	(4,053)
(Decrease) increase in other liabilities	(1,350)	370
Net cash provided (used in) by operating activities	49,241	(24,194)

Cash flows from investing activities:
Net increase in loans	(119,172)	(148,560)
Proceeds from sale of other real estate owned	574	295
Purchases of premises and equipment	(404)	(765)
Net proceeds from sale of premises and equipment	—	5
Purchases of securities available for sale	(120,731)	(256,557)
Proceeds from repayments of securities available for sale	15,900	15,197
Proceeds from maturities and calls of securities available for sale	1,000	11,750
Proceeds from sale of securities available for sale	88,432	211,164
Purchase of bank owned life insurance	(10,000)	(1,250)
Purchase of FHLB stock	(1,871)	(738)
Purchase of FRB stock	(666)	(2)
Net cash (used in) investing activities	(146,938)	(169,461)

Cash flows from financing activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	28,697	146,913
Net increase in time deposits	22,565	21,512
Net (decrease) increase federal funds purchased	(3,000)	13,000
Net increase in FHLB advances	40,000	15,000
Net decrease in securities sold under agreements to repurchase	(533)	(150)
Issuance of common stock	22,056	—
Stock options exercised	159	—
Dividends paid on preferred stock-	(153)	(289)
Net cash provided by financing activities	109,791	195,986

Net increase in cash and cash equivalents	12,094	2,331

Cash and cash equivalents at beginning of period	12,761	10,430

Cash and cash equivalents at end of period	$24,855	$12,761

Supplemental disclosure of cash flow information:
Cash payments for interest	$5,266	$6,178
Cash payments for income taxes	$4,602	$4,846

Supplemental disclosure of noncash investing activities:
Fair value adjustment on securities	$(6,481)	$(898)
Loans transferred to other real estate owned	$595	$160

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Virginia Heritage Bank (the “Bank”) is a commercial bank chartered by the Commonwealth of Virginia. The Bank began operations on November 21, 2005. The Bank offers a variety of financial services to individual and corporate customers through its five full service banking branches located in Fairfax City, Fairfax, Prince William and Loudoun Counties, Virginia.

The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (“FDIC”). It is subject to the regulations of the Federal Reserve System and the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Bank’s wholly owned subsidiary, VHB Real Estate, LLC. All material intercompany balances and transactions have been eliminated in consolidation.

Significant Accounting Policies

The following is a description of the significant accounting policies and practices followed by the Bank, which conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets, the valuation of deferred tax assets, the valuation of stock compensation benefits and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold. Generally, federal funds purchased and sold mature within ninety days.

The Bank is required under Federal Reserve Board regulations to maintain reserves against its transaction deposit accounts. At December 31, 2013 and 2012, these required reserves were $12.6 million and $11.5 million, respectively.

Interest Bearing Deposits

Interest bearing deposits held in banks mature within one year and are carried at cost.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Securities

Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are excluded from operations and reported in accumulated other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Management evaluates securities for other than temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Bank intends to sell the security or (ii) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities, impairment is considered to be other-than-temporary based on the Bank’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income.

Loans

Loans that management has the intent and the Bank has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and direct origination costs are capitalized. The net amount is amortized as an adjustment of the loan yield over the contractual life of the related loans.

The accrual of interest on all segments of loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans for each segment are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

Loans held for sale, which are composed of residential first mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans held for sale are accrued when the loan is booked. Net unrealized losses, if any, are recognized through a market adjustment by charges to operations. The mortgage repurchase reserve is provisioned at a rate of five basis points of total mortgage loan originations for the period.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Allowance for Loan Losses

The Bank has a credit risk management strategy that includes a combination of exposure limits significantly below legal lending limits and comprehensive underwriting, documentation and collection standards. The strategy also emphasizes diversification on an industry and customer level, regular credit examinations and management reviews of large credit exposures. Even with this lending strategy, loan losses are inherent in our portfolio. The allowance for loan losses is established as losses are estimated through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance. The Bank’s charge-off policy on all loan segments, with the exception of the sales finance portfolio, is to charge-off the appropriate principal balance to the allowance for loan losses when specific losses exist within the loan portfolio. Collection efforts will continue even though the value of the asset has been partially or fully reduced. A consumer loan from the sales finance portfolio is subject to repossession after fifty-five days. The automobile is sold at auction and the remaining balance is charged-off.

The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the Audit Committee. The allowance is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

•   Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of the collateral where depreciation occurs and the valuation is less precise.

•   Loans secured by commercial real estate also carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

•   Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy. Consumer loans are further segmented into credit card lines and all other consumer loans.

•   Real estate secured construction loans carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

•   Residential real estate loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller-balance

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify consumer loans for impairment evaluations.

For loans considered impaired, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A specific allowance may not be necessary if the discounted cash flows or the underlying collateral value is deemed sufficient by management to cover any estimated exposures.

The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the quarterly analysis, management stratifies the loan portfolio into several segments: commercial, commercial real estate, construction & development, home equity, and other consumer loans. Management applies the historical loss experience which is compiled using data from the previous four quarters. However, due to the Bank’s limited historical loss experience, management determines the average loss experience for comparable banks in the same market and applies this amount in its calculation of the general allowance. The historical loss experience for each segment is then weighted to adjust for outliers or other anomalies that may be present. Management then applies a series of qualitative factors to adjust the historical losses to arrive at a targeted reserve for the general component of the allowance for each loan segment. The qualitative factors can include a number of adjustments regarding the economic environment on a national basis as well as a regional or local basis. Additionally, the qualitative factors can include adjustments driven by changes in the Bank’s loan underwriting; sophistication of the loan review process; changes in personnel; or isolated stress in a particular loan or industry segment. The Bank will begin using its own historical loss experience when there is sufficient data available.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

Leasehold improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or remaining lease term.

Foreclosed Properties

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations and valuation changes are included in net expenses from foreclosed assets. At December 31, 2013 and 2012, the Bank had foreclosed assets in the amount of $519,000 and $479,000, respectively. These assets are held in the name of VHB Real Estate, LLC which is a wholly owned subsidiary of the Bank. See Note 1 for additional information.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at its cash surrender value. The Bank is the sole beneficiary of the insurance contracts.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carry forwards, and tax credit carry forwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of income.

Advertising and Marketing Costs

The Bank follows the policy of charging the production costs of advertising and marketing to expense as incurred. For the years ended December 31, 2013 and 2012, total advertising and marketing costs were $259,000 and $298,000, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

Net Income Per Common Share

Net income per common share is computed based on the weighted-average number of shares of common stock outstanding during the year. Average stock options of 289,121 as of December 31, 2013 and 338,433 as of December 31, 2012 were excluded from the calculation of net income per common share because their effect was anti-dilutive.

Stock Compensation Plan

Stock compensation accounting guidance requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options, based on estimated fair values. The Bank recognizes stock-based compensation in salaries and employee benefits in the consolidated statements of income on a straight-line basis over the vesting period.

The Bank uses the Black-Scholes option pricing model in order to value stock-based awards. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

variables include, but are not limited to the expected life of the award, our estimated stock price volatility over the term of the award, dividend yield and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with accounting guidance, the assumptions used in calculating fair value of stock-based awards and the Black-Scholes option pricing model are highly subjective, and other reasonable assumptions could provide differing results. As a result, if factors change and the Bank uses different assumptions, stock-based compensation expense could be materially different in the future.

Off-Balance Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, standby letters of credit, undisbursed construction loans and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Recent Pronouncements

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. The Bank has included the required disclosures from ASU 2013-02 in the consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the consolidated financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the consolidated financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of the new guidance did not have a material impact on the Bank’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-01, “Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the consolidated income statement as a component of income tax expense (benefit). The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Bank is currently assessing the impact that ASU 2014-01 will have on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Bank is currently assessing the impact that ASU 2014-04 will have on its consolidated financial statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 2. Securities

The carrying amount of securities available for sale and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At December 31, 2013:
U.S. Treasury notes	$15,141	$—	$(188)	$14,953
U.S. Government agency securities	19,828	30	(681)	19,177
Municipal securities	26,761	—	(2,390)	24,371
Corporate securities	6,970	—	(240)	6,730
Mortgage-backed securities	64,478	52	(3,132)	61,398
SBA Loan Pool Certificate RMOF	201	4	—	205
Total	$133,379	$86	$(6,631)	$126,834

At December 31, 2012:
U.S. Treasury notes	$43,065	$18	$—	$43,083
U.S. Government agency securities	23,528	86	(73)	23,541
Municipal securities	32,632	256	(300)	32,588
Corporate securities	8,563	18	(103)	8,478
Mortgage-backed securities	10,604	83	(49)	10,638
SBA Loan Pool Certificate RMOF	301	—	—	301
Total	$118,693	$461	$(525)	$118,629

The scheduled maturities of securities available for sale at December 31, 2013 are as follows (in thousands):

	Amortized Cost	Fair Value
Due from one to five years	$17,707	$17,469
Due from five to ten years	11,986	11,380
Due over 10 years	39,007	36,382
Mortgage-backed securities	64,679	61,603
Total	$133,379	$126,834

Actual principal repayments could differ from scheduled maturities due to callable options held by the issuer. Management expects a portion of the securities will be called or paid down by the issuer prior to their stated maturities.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

During the years ended December 31, 2013 and 2012, the Bank sold $88.4 million and $211.2 million, respectively in securities available for sale. The Bank recognized gross gains of $620,000 and gross losses of $63,000 for the year ended December 31, 2013. For the year ended December 31, 2012, the Bank recognized gross gains of $2.2 million and gross losses of $400,000.

At December 31, 2013 and 2012, securities with amortized costs of approximately $52.6 million and $45.6 million, respectively, and with estimated fair values of $50.3 million and $45.6 million, respectively, were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements.

Securities in an unrealized loss position at December 31, 2013 and 2012, by duration of the unrealized loss, are shown below (in thousands). The unrealized loss positions were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better and all losses are considered temporary. Management intends to hold these securities until recovery of value and it is more likely than not that the Bank will not be required to sell these securities before a recovery of unrealized losses. At December 31, 2013 and 2012, the Bank had 110 and 33 securities, respectively, in an unrealized loss position.

	2013
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Treasury notes	$14,953	$(188)	$—	$—
U.S. Government agency securities	13,992	(391)	1,705	(290)
Municipal securities	12,167	(1,037)	12,204	(1,353)
Corporate securities	4,813	(56)	1,917	(184)
Mortgage-backed securities	53,489	(3,026)	2,637	(106)
Total temporarily impaired securities	$99,414	$(4,698)	$18,463	$(1,933)

	2012
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Government agency securities	$10,832	$(73)	$—	$—
Municipal securities	16,879	(300)	—	—
Corporate securities	4,331	(49)	1,446	(54)
Mortgage-backed securities	5,173	(49)	—	—
Total temporarily impaired securities	$37,215	$(471)	$1,446	$(54)

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 3. Loans

The components of loans by segment are as follows (in thousands):

	December 31,
	2013	2012

Commercial loans	$52,032	$38,856
Commercial real estate loans	374,038	288,919
Construction and development loans	109,107	91,598
Residential real estate loans	71,631	63,966
Consumer and other loans	100,117	104,590
Total loans	706,925	587,929

Less:
Allowance for loan losses	(9,790)	(8,262)
Deferred loan fees, net of origination costs	(1,038)	(383)
Loans, net	$696,097	$579,284

At December 31, 2013 and 2012, overdraft demand deposits reclassified to loans totaled $55,000 and $182,000, respectively, and are included in the consumer and other loan category above.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 4. Allowance for Loan Losses

The allocation of the allowance for loan losses by segments at December 31, 2013 and 2012 are as follows (in thousands):

	December 31, 2013
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total

Beginning balance	$811	$4,821	$1,302	$409	$916	$3	$8,262
Provision for loan losses	(352)	1,261	739	84	(113)	145	1,764
Charge-offs	—	(157)	—	—	(208)	—	(365)
Recoveries	7	—	—	6	116	—	129
Ending balance	$466	$5,925	$2,041	$499	$711	$148	$9,790

Ending balance:
Individually evaluated for impairment	$—	$265	$—	$134	$—	$—	$399
Collectively evaluated for impairment	466	5,660	2,041	365	711	148	9,391

Financing Receivables:
Ending balance	$52,032	$374,038	$109,107	$71,631	$100,117		$706,925
Individually evaluated for impairment	40	1,539	—	612	—		2,191
Collectively evaluated for impairment	51,992	372,499	109,107	71,019	100,117		704,734

	December 31, 2012
		Commercial	Construction and	Residential
	Commercial	Real Estate	Land Development	Real Estate	Consumer	Unallocated	Total

Beginning balance	$919	$3,277	$1,021	$481	$421	$3	$6,122
Provision for loan losses	885	1,544	452	(71)	600	—	3,410
Charge-offs	(993)	—	(171)	(1)	(194)	—	(1,359)
Recoveries	—	—	—	—	89	—	89
Ending balance	$811	$4,821	$1,302	$409	$916	$3	$8,262

Ending balance
Individually evaluated for impairment	$—	$161	$—	$266	$—	$—	$427
Collectively evaluated for impairment	811	4,660	1,302	143	916	3	7,835

Financing Receivables:
Ending balance	$38,856	$288,919	$91,598	$63,966	$104,590		$587,929
Individually evaluated for impairment	53	3,645	250	535	—		4,483
Collectively evaluated for impairment	38,803	285,274	91,348	63,431	104,590		583,446

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following is a summary of information pertaining to impaired loans by class at December 31, 2013 and 2012 (in thousands):

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$40	$43	$—	$47	$3

With an allowance recorded:
Commercial Real Estate
Owner occupied	1,539	1,539	265	1,782	51
Residential
Single family	101	101	3	237	—
Equity lines	511	535	131	535	25

Total	$2,191	$2,218	399	$2,601	$79

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$53	$53	$—	$57	$4
Commercial Real Estate
Owner occupied	1,283	1,283	—	1,286	9
Non-owner occupied	1,595	1,595	—	1,600	86
Construction
Other	250	250	—	250	11

With an allowance recorded:
Commercial Real Estate
Non-owner occupied	767	767	161	769	20
Residential
Equity lines	535	535	266	536	25

Total	$4,483	$4,483	427	$4,498	$155

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following is a summary of the Bank’s credit quality information by class at December 31, 2013 and 2012 (in thousands). The Bank does not risk weight the consumer loan portfolio. These loans are categorized by loans that are performing in accordance with their contractual terms versus those that are not.

	December 31, 2013
	All Pass
INTERNAL RISK RATING GRADES	Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$49,078	$422	$2,492	$40	$—
Commercial Real Estate
Owner occupied	116,919	—	3,340	299	—
Non-owner occupied	247,873	2,074	3,533	—	—
Construction
Residential	63,675	—	1,473	242	—
Other	43,717	—	—	—	—
Residential
Single family	38,034	3,075	—	101	—
Equity lines	12,213	—	204	511	—
Multifamily	17,493	—	—	—	—

Totals	$589,002	$5,571	$11,042	$1,193	$—

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$55	$—
Consumer and other loans		100,062	—

	December 31, 2013
	All Pass
INTERNAL RISK RATING GRADES	Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$34,387	$—	$4,416	$53	$—
Commercial Real Estate
Owner occupied	109,893	2,100	1,283	—	—
Non-owner occupied	171,147	2,134	1,595	767	—
Construction
Residential	42,331	—	3,662	—	—
Other	45,605	—	—	—	—
Residential
Single family	32,279	424	250	—	—
Equity lines	9,369	—	205	535	—
Multifamily	20,904	—	—	—	—

Totals	$465,915	$4,658	$11,411	$1,355	$—

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$54	$—
Consumer and other loans		104,536	—

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The Bank assesses credit quality based on internal risk ratings of loans. Pass categories consist of Superior, Good, Average and Pass. Internal risk ratings are as follows:

Superior: Borrowers are generally major corporations, persons or business entities with virtually no credit risk due to the borrower’s unquestioned financial strength, superior liquidity and asset quality, strong income, substantial net worth, and outstanding debt service coverage or loans fully secured by liquid collateral.

Good: Borrowers are well established entities with a proven track record, or individuals with substantial financial capacity. Borrowers will have excellent liquidity and strong debt service coverage, excellent balance sheet with minimal leverage, financial performance above industry peers, sophisticated management, systems and reporting, and access to capital markets, private placement financing or bank financing with very favorable terms. Borrowers pose a minor credit risk.

Average: Borrowers generally exhibit acceptable business credit and some negative operating trends, little excess liquidity and modest debt service coverage, moderately high balance sheet leverage, financial ratios slightly below industry peers, and management, systems, and reporting is generally good. Borrowers pose average credit risk.

Pass: Loan conditions require more frequent monitoring due to lack of stability in the secondary repayment source. Weaknesses in earnings or in the balance sheet are considered temporary. Any unfavorable factors are mitigated by structuring, collateral or administrative controls.

Special Mention: Borrowers currently posing a higher than normal risk that deserve management’s close attention. Potential weaknesses may result in deterioration of the repayment ability of the borrower. Credits may exhibit one or a combination of the following characteristics: some degree of difficulty in servicing the debt, increased leverage, marginal profitability or interim losses indicative of a possible transition in financial condition, inadequate liquidity and declining operating trends, management weaknesses, or weak financial reporting.

Substandard: Relationships with unacceptable business credit, normal repayment in jeopardy, and necessitating a workout situation. Well defined weaknesses include: serious negative operating trends, insufficient debt service coverage, guarantors with limited resources, highly leveraged balance sheet, collateral shortfalls, management issues, and alternative financing is not evident.

Doubtful: Relationships display many of the same weaknesses of a substandard credit; however, the risk factors are more dominant. Full repayment is highly questionable and improbable, debt service coverage is insufficient, the balance sheet may be insolvent, the company may be in liquidation, and management is weak and uncooperative. Partial loss of principal is likely.

Loss: The assets have been determined to be uncollectible and of such little value that the continuance as a bankable asset is not warranted. Asset is to be charged off in the month the loss rating is assigned.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following is a summary of past due and nonaccrual loans by category at December 31, 2013 and 2012 (in thousands):

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$150	$—	$—	$150	$51,882	$52,032	$—	$40
Commercial Real Estate
Owner occupied	299	—	—	$299	120,259	120,558	—	299
Non-owner occupied	—	—	—	$—	253,480	253,480	—	—
Construction
Residential	—	—	242	$242	65,148	65,390	—	242
Other	—	—	—	$—	43,717	43,717	—	—
Residential
Single family	—	—	101	$101	41,109	41,210	—	101
Equity lines	—	—	—	$—	12,928	12,928	—	511
Multifamily	—	—	—	$—	17,493	17,493	—	—
Consumer
Credit cards	—	—	—	$—	55	55	—	—
Other consumer	152	46	17	215	99,847	100,062	17	—
Total	$601	$46	$360	$1,007	$705,918	$706,925	$17	$1,193

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$—	$32	$—	$32	$38,824	$38,856	$—	$53
Commercial Real Estate
Owner occupied	—	—	—	—	113,276	113,276	—	—
Non-owner occupied	671	—	539	1,210	174,433	175,643	—	767
Construction
Residential	250	—	—	250	45,743	45,993	—	—
Other	—	—	—	—	45,605	45,605	—	—
Residential
Single family	752	236	—	988	31,965	32,953	—	—
Equity lines	—	—	—	—	10,109	10,109	—	535
Multifamily	—	—	—	—	20,904	20,904	—	—
Consumer
Credit cards	—	—	—	—	54	54	—	—
Other consumer	322	95		417	104,119	104,536	—	—
Total	$1,995	$363	$539	$2,897	$585,032	$587,929	$—	$1,355

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following is an analysis by class of troubled debt restructurings which were modified during the year ended December 31, 2013 and 2012 (dollars in thousands):

	December 31, 2013
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings

Commercial Real Estate
Owner occupied	1	$730	$299
Total	1	$730	$299

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings

Commercial Real Estate
Owner occupied	1	$1,290	$1,283
Non-owner occupied	1	228	228
Construction
Other	1	250	250
Residential
Single family	1	299	299
Total	4	$2,067	$2,060

During the year ended December 31, 2013 and 2012, there were no troubled debt restructurings that subsequently defaulted. Total troubled debt restructurings at December 31, 2013 and 2012 totaled $2.1 million and $3.7 million, respectively.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 5. Premises and Equipment

A summary of premises and equipment is as follows (in thousands):

	December 31,
	2013	2012
Furniture, fixtures and equipment	$3,226	$2,993
Leasehold improvements	2,178	2,008
Total	5,404	5,001
Less accumulated depreciation and amortization	(3,543)	(2,950)
Premises and equipment, net	$1,861	$2,051

For the years ended December 31, 2013 and 2012, depreciation expense was $594,000 and $630,000, respectively.

The Bank leases all of its offices under operating leases. These leases have ten year terms. Rent expense for the year ended December 31, 2013 and 2012 was approximately $1.3 million and $1.1 million, respectively. At December 31, 2013, future minimum rental commitments under these non-cancelable leases are approximately as follows (in thousands):

Years Ending December 31,	Amount
2014	$1,280
2015	1,337
2016	1,286
2017	987
2018	980
Thereafter	3,241
$9,111

Note 6. Deposits

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $250.5 million and $240.1 million at December 31, 2013 and 2012, respectively.  At December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

2014	$214,982
2015	132,160
2016	34,337
2017	20,031
2018	13,243
$414,753

Brokered deposits totaled $118.7 million and $95.0 million at December 31, 2013 and 2012, respectively.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 7. Other Borrowings

The Bank has unsecured lines of credit with correspondent banks totaling $39.0 million available for overnight borrowing. At December 31, 2013 and 2012, the balance outstanding on these lines was $10.0 million and $13.0 million, respectively.

The Bank established a Borrower-In-Custody (BIC) arrangement with the Federal Reserve Bank of Richmond. The BIC program allows the Bank to pledge assets as collateral to secure advances from the discount window. The Bank pledged automobile loans as of December 31, 2013 and 2012 with a collateral value of approximately $70.4 million and $73.2 million, respectively. At December 31, 2013 and 2012, the Bank did not utilize this line.

Additional credit facilities are available to the Bank through its membership in the Federal Home Loan Bank of Atlanta. Based upon the Bank’s credit standing and available collateral, which consists of certain investment securities and real estate secured loans, the Bank may borrow up to 20% of its total assets on a short term or long term basis subject to available collateral. The Bank has pledged real estate secured loans with a collateral value of approximately $110.1 million at December 31, 2013. Federal Home Loan Bank advances as of December 31, 2013 and December 31, 2012 are summarized as follows (in thousands):

December 31, 2013
Amount	Interest Rate	Maturity
$10,000	0.27%	April 18, 2014
15,000	0.29%	May 29, 2014
5,000	0.39%	April 15, 2015
15,000	0.45%	December 14, 2015
18,000	1.01%	December 27, 2016
5,000	2.27%	May 9, 2018
5,000	1.97%	September 17, 2018
$73,000

December 31, 2012
Amount	Interest Rate	Maturity
$5,000	1.90%	April 1, 2013
10,000	0.28%	April 15, 2013
3,000	3.84%	September 12, 2013
10,000	0.32%	December 24, 2013
5,000	2.27%	May 9, 2018
$33,000

The Bank enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Bank to pledge securities as collateral for these borrowings. At December 31, 2013 and 2012, the outstanding balance of such borrowings totaled $1.1 million and $1.6 million, respectively. At December 31, 2013, the Bank pledged securities with a carrying value of approximately $2.7 million as collateral for these agreements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 8. Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments. The Bank uses the same credit policies for all off- balance sheet financial instruments as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments.

Commitments to extend credit, including lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank generally holds collateral supporting these commitments.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. A summary of the amounts of the Bank’s financial instruments with off-balance-sheet risk are as follows (in thousands):

	December 31,
	2013	2012

Undisbursed lines of credit and construction loans	$143,612	$93,437

Commitments to extend credit	$68,441	$213,629

Commercial and standby letters of credit	$9,662	$8,054

The Bank maintains its cash accounts in several correspondent banks. The cash on deposit in those banks did not exceed the federally insured limits as of December 31, 2013 and 2012. The Federal Home Loan Bank balances of $112,000 and $118,000 at December 31, 2013 and 2012, respectively, are not federally insured. This credit risk is evaluated and monitored by the Bank through financial analysis of each institution.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 9. Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2010.

The components of income tax expense are as follows (in thousands):

	Years Ended December 31,
	2013	2012

Current	$3,582	$4,037
Deferred	(764)	(412)
Income tax	$4,346	$3,625

A reconciliation of income tax expense computed at the statutory federal income tax rate included in the Consolidated Statements of Income is as follows (in thousands):

	Years Ended December 31,
	2013	2012

Tax at statutory federal rate	$4,538	$3,832
Employee benefit expense	17	17
Tax-exempt interest income	(227)	(225)
Other	18	1
Income tax	$4,346	$3,625

The significant components of net deferred tax assets and liabilities are summarized as follows (in thousands):

	Years Ended December 31,
	2013	2012
Deferred tax assets
Pre-opening expenses	$120	$136
Non-qualified stock option expense	92	95
Allowance for loan losses	3,244	2,667
Unrealized loss on securities AFS	2,245	22
Promotional expense for home equity loans	53	46
Other real estate owned	29	30
Net deferred origination fees	356	130
Mortgage repurchase reserve	172	131
Nonaccrual loan interest	9	—
Deferred tax assets	6,320	3,257
Deferred tax liabilities
Accumulated depreciation	450	391
Discount accretion	49	31
Deferred tax liabilities	499	422
Net deferred tax assets	$5,821	$2,835

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 10. Stock Compensation Plan

The Bank’s shareholders approved the 2010 Incentive Plan (the “Incentive Plan”) on May 20, 2010, to replace the Stock Option Plan, previously approved on June 15, 2006 for 250,000 shares of common stock. The Bank’s Incentive Plan reserves an additional 250,000 shares of common stock and may grant up to 25,000 options to each of its directors, officers and key employees of the Bank in any calendar year. Both incentive stock options and non- qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and an option’s maximum term is ten years.

The Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank’s organization had not been successful. The stock options granted to seed investors were fully vested upon date of grant. All shares granted in 2006 related to seed investors. A summary of stock option transactions and options outstanding for both plans as of and for December 31, 2013 are as follows:

		Weighted	Weighted
		Average	Average	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(in thousands)
Outstanding at December 31, 2012	376,578	$9.64
Granted	77,250	14.91
Exercised	(14,092)	(9.96)
Forfeited	(8,625)	(10.65)
Outstanding at December 31, 2013	431,111	$11.83	6.07 years	$3,186

Options exercisable at end of year	298,203	$9.70	6.26 years	$2,964

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Years Ended
	December 31,
	2013	2012
Weighted-average risk-free interest rate	0.81%	0.84%
Dividend yield	0.00%	0.00%
Estimated stock price volatility	17.50%	17.50%
Expected life	7 years	5 years
Per share weighted-average grant-date fair value of options issued during the period	$3.08	$1.66

The Bank recognized compensation expense of $105,000 and $76,000 in 2013 and 2012, respectively relating to employee and director stock options. The unrecognized compensation expense remaining at December 31, 2013 is $300,000, which will be recognized over an average remaining period of approximately 3.5 years.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 11. Related Party Transactions

In the ordinary course of business, the Bank has granted loans to its principal officers and directors and their affiliates. These related-party transactions are summarized as follows (in thousands):

	Years Ended December 31,
	2013	2012
Loan balances at the beginning of the period	$3,193	$3,314
New loans or advances	1,179	465
Principal repayments	(862)	(586)
Loan balances at the end of the period	$3,510	$3,193

Deposits of principal officers and directors and their affiliates totaled $3.3 million and $3.7 million as of December 31, 2013 and 2012, respectively.

Note 12. Retirement Plan

The Bank established a 401(k) retirement plan (the “Plan”) to which eligible employees may contribute a percentage of their salaries. Currently, the Bank makes matching contributions to the Plan each payroll period at an amount equal to 100% of the first 3% and 50% of the next 2% contributed by the employees not exceeding maximum allowances. The Bank recognized compensation expense related to the Plan of $355,000 and $323,000 for the years ended December 31, 2013 and 2012, respectively.

Note 13. Dividends

We may pay cash dividends out of legally available funds as and when determined by our Board of Directors after consideration of our earnings, general economic conditions, our financial condition and other factors as may be appropriate in determining dividend policy. To date, we have not paid any cash dividends on common stock. At present, we intend to retain current and future earnings to support our long-term growth. Holders of our common stock are entitled to receive and share equally in any dividends declared by our Board of Directors. The Bank is required to pay dividends on the preferred stock issued under the Small Business Lending Fund program.

Note 14. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the following table (in thousands):

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital (to Risk Weighted Assets)	$109,768	14.86%	$59,106	8.00%	$73,882	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$100,526	13.61%	$29,553	4.00%	$44,329	6.00%
Tier 1 Capital (to Average Assets)	$100,526	11.72%	$34,307	4.00%	$42,884	5.00%
As of December 31, 2012:
Total Capital (to Risk Weighted Assets)	$77,383	12.06%	$51,332	8.00%	$64,165	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$69,359	10.81%	$25,666	4.00%	$38,499	6.00%
Tier 1 Capital (to Average Assets)	$69,359	9.28%	$29,911	4.00%	$37,388	5.00%

Note 15. Legal Contingencies

The prior year’s consolidated financial statements (for the year ended December 31, 2012) included a legal contingency disclosure regarding a claim brought against the Bank by a Bankruptcy Trustee in the United States Bankruptcy Court for the Eastern District of Virginia. The Trustee was seeking to require the Bank to return $4.7 million of loans that had been fully repaid by the Borrower in 2008. The loans had been collateralized by life insurance policies which the Bank had later learned were fraudulent. The Trustee claimed that these fraudulent loans were part of a massive fraudulent scheme by the Borrower involving numerous other banks. The Trustee claimed the Bank was required to return the repaid loan proceeds to the Bankruptcy Estate to be shared among all the bank victims. The Bank vigorously defended against the Trustee’s claim, and as a result, the Trustee was ultimately willing to settle the $4.7 million claim for $1.0 million ($36,000 of which was paid by the Bank’s insurance carrier). The Settlement Agreement reiterated that the Bank did not agree that it had any responsibility to return any funds to the Trustee, but that it was settling the matter to avoid the vagaries and risks of litigation. The Bank received a $49,000 recovery in 2013 from the Trustee representing pro-rata distribution of proceeds to creditors included in the Bankruptcy filing. The expense and recovery of this settlement is included in noninterest expense on the Consolidated Statements of Income.

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 16. Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Bank.

The accounting standards clarify that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Additional guidance was issued to clarify the application of fair value measurements in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Accounting standards specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

• Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale:

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following table presents the balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012 (in thousands). There have been no changes in the methodologies used at December 31, 2013 and 2012.

		Fair Value Measurements at December 31, 2013 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury notes	$14,953	$—	$14,953	$—
U.S. Government agency securities	19,177	—	19,177	—
Municipal securities	24,371	—	24,371	—
Corporate securities	6,730	—	6,730	—
Mortgage-backed securities	61,398	—	61,398	—
SBA Loan Pool Certificate RMOF	205	—	205	—

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Treasury notes	$43,083	$—	$43,083	$—
U.S. Government agency securities	23,541	—	23,541	—
Municipal securities	32,588	—	32,588	—
Corporate securities	8,478	—	8,478	—
Mortgage-backed securities	10,638	—	10,638	—
SBA Loan Pool Certificate RMOF	301	—	301	—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain assets recorded at fair value on a nonrecurring basis in the consolidated financial statements.

Loans Held for Sale:

Loans held for sale are carried at the lower of cost or market value on an individual loan basis. These loans currently consist of one-to-four family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the years ended December 31, 2013 and 2012. Gains and losses on sale of loans are recorded on the Consolidated Statements of Income.

Impaired Loans:

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

the loans.  Collateral may be in the form of real estate or business assets, including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over a year old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Other Real Estate Owned:

Other real estate owned (“OREO”) is measured at fair value using a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside the Bank using observable market data (Level 2). However, if an appraisal of the real estate property is over a year old, then the fair value is considered to be Level 3.

The following table summarizes our assets that were measured at fair value on a nonrecurring basis as of December 31, 2013 and 2012 (in thousands).

		Fair Value Measurements at December 31, 2013 Using
		(in thousands)
		Quoted Prices in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$10,730	$—	$10,730	$—
Impaired Loans	1,792	—	—	1,792
Other Real Estate Owned	519	—	—	519

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
		Quoted Prices in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$48,136	$—	$48,136	$—
Impaired Loans	875	—	—	875
Other Real Estate Owned	479	—	—	479

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2013 and 2012 (in thousands):

	Quantitative information about Level 3 Fair Value Measurements at December 31, 2013
	(in thousands)
	Fair Value	Valuation Technique(s)	Unobservable input	Range
Assets

Impaired loans	$1,792	Discounted appraised value	Selling cost	5% - 10%

Other real estate owned	519	Discounted appraised value	Selling cost	5% - 10%

	Quantitative information about Level 3 Fair Value Measurements at December 31, 2012
	(in thousands)
	Fair Value	Valuation Technique(s)	Unobservable input	Range
Assets

Impaired loans	$719	Discounted appraised value	Selling cost	5% - 10%

	156	Discounted tax assessed value	Selling cost	5% - 10%

Other real estate owned	479	Discounted appraised value	Selling cost	5% - 10%

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Interest Bearing Deposits in Banks. The carrying amounts of interest bearing deposits maturing within ninety days approximate their fair values.

Available for sale securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or third party pricing models.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. See above for valuation of impaired loans.

Loans Held for Sale. The fair value of loans held for sale is based on outstanding commitments from investors.

Federal Home Loan Bank Stock and Federal Reserve Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock and Federal Reserve Bank stock is based on its redemption value.

Bank Owned Life Insurance. Bank owned life insurance represents insurance policies on certain key employees. The cash value of the policies is estimated using information provided by the insurance carrier. These policies are carried at their cash value, which approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings. The carrying amounts of borrowings under retail customer repurchase agreements and federal funds purchased approximate fair value.

Accrued Interest. The carrying amounts of accrued interest approximate their fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments were deemed immaterial at December 31, 2013 and 2012.

The estimated fair values of the Bank’s financial instruments at December 31, 2013 and 2012 are as follows (in thousands):

		Fair Value Measurements at December 31, 2013 Using
		(in thousands)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$24,855	$24,855	$—	$—
Securities available for sale	126,834	—	126,834	—
Loans	696,097	—	689,646	—
Loans held for sale	10,730	—	10,730	—
Federal Home Loan Bank stock	4,223	—	4,223	—
Federal Reserve Bank stock	2,417	—	2,417	—
Accrued interest receivable	2,379	—	2,379	—
Bank owned life insurance	15,408	—	15,408	—

Financial liabilities:
Deposits	711,400	—	711,803	—
Federal funds purchased	10,000	—	10,000	—
FHLB advances	73,000	—	74,131	—
Securities sold under agreements to repurchase	1,067	—	1,067	—
Accrued interest payable	201	—	201	—

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$12,761	$12,761	$—	$—
Securities available for sale	118,629	—	118,629	—
Loans	579,284	—	576,661	—
Loans held for sale	48,136	—	48,136	—
Federal Home Loan Bank stock	2,352	—	2,352	—
Federal Reserve Bank stock	1,751	—	1,751	—
Accrued interest receivable	2,368	—	2,368	—
Bank owned life insurance	5,178	—	5,178	—

Financial liabilities:
Deposits	660,138	—	660,835	—
Federal funds purchased	13,000	—	13,000	—
FHLB advances	33,000	—	34,016	—
Securities sold under agreements to repurchase	1,600	—	1,600	—
Accrued interest payable	227	—	227	—

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 17. Business Segments

The Bank operates three principal business segments: Retail Banking, Mortgage Banking and Indirect Lending. Revenues from Retail Banking operations consist primarily of interest earned on loans and investment securities and service charges on deposit accounts. Mortgage Banking operating revenues consist principally of gains on sales of loans in the secondary market, loan origination fee income and interest earned on mortgage loans held for sale. Revenues from Indirect Lending consist primarily of interest earned on automobile retail installment sales contracts. Operating expenses for the Mortgage Banking and Indirect Lending segments consist largely of direct expenses only while the majority of the Bank’s operating expenses and income tax expense is shown in the Retail Banking segment (in thousands).

	Year Ended December 31, 2013
	Retail Banking	Mortgage Banking	Indirect Lending	Combined
Revenues:
Interest income	$30,823	$925	$2,189	$33,937
Gains on sales of loans	557	7,362	—	7,919
Other noninterest income	1,911	742	104	2,757
Total operating income	33,291	9,029	2,293	44,613

Expenses:
Provision for loan losses	1,727	—	37	1,764
Interest expense	4,457	159	624	5,240
Salaries and employee benefits	9,103	4,684	490	14,277
Other noninterest expenses	7,211	2,507	268	9,986
Total operating expenses	22,498	7,350	1,419	31,267

Income before income tax expense	10,793	1,679	874	13,346

Income tax expense	4,346	—	—	4,346

Net income	$6,447	$1,679	$874	$9,000

Total assets	$779,937	$15,985	$98,919	$894,841

Capital expenditures	$347	$57	$1	$405

	Year Ended December 31, 2012
	Retail Banking	Mortgage Banking	Indirect Lending	Combined
Revenues:
Interest income	$27,308	$929	$2,577	$30,814
Gains on sales of loans	303	10,725	—	11,028
Other noninterest income	2,440	1,044	129	3,613
Total operating income	30,051	12,698	2,706	45,455

Expenses:
Provision for loan losses	3,063	—	347	3,410
Interest expense	5,122	218	807	6,147
Salaries and employee benefits	7,302	6,161	184	13,647
Other noninterest expenses	7,370	3,300	310	10,980
Total operating expenses	22,857	9,679	1,648	34,184

Income before income tax expense	7,194	3,019	1,058	11,271

Income tax expense	3,625	—	—	3,625

Net income	$3,569	$3,019	$1,058	$7,646

Total assets	$624,475	$52,104	$104,994	$781,573

Capital expenditures	$689	$75	$1	$765

VIRGINIA HERITAGE BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements
At December 31, 2013 and 2012 and for the Years Ended December 31, 2013 and 2012

Note 18. Reclassifications Out of Other Comprehensive Income

The reclassifications out of other comprehensive income are as follows (in thousands):

	Amounts Reclassified from
	Other Comprehensive Income
Details about Other	December 31,		Affected Line Item in the Statement
Comprehensive Components	2013	2012	Where Net Income is Presented
Available for sale securities
Realized gain on sale of securities	$557	$1,759	Gain on sale of securities available for sale
	189	598	Income tax expense
	$368	$1,161	Net income

Note. 19. Subsequent Events

The Bank evaluates subsequent events that have occurred after the balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing consolidated financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Based on the evaluation, the Bank did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclose in the consolidated financial statements as of March 21, 2014.

INDEPENDENT AUDITOR’S REPORT

To the Audit Committee of the Board of Directors

Virginia Heritage Bank

Tysons Corner, Virginia

Report on the Financial Statements

We have audited the accompanying financial statements of Virginia Heritage Bank which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in shareholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit as of and for the year ended December 31, 2012 in accordance with auditing standards generally accepted in the United States of America. We conducted our audit as of and for the year ended December 31, 2011 in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. These procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Heritage Bank as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Winchester, Virginia

March 27, 2013

VIRGINIA HERITAGE BANK

Balance Sheets

(Dollars in thousands, except per share data)

	December 31,
	2012	2011
Assets

Cash and due from banks	$12,761	$10,430
Securities available for sale, at fair value	118,629	98,821
Loans, net of allowance for loan losses of $8,262 and $6,122, respectively	579,284	434,294
Loans held for sale	48,136	16,861
Premises and equipment, net	2,051	1,924
Accrued interest receivable	2,368	2,202
Federal Home Loan Bank stock, at cost	2,352	1,614
Federal Reserve Bank stock, at cost	1,751	1,749
Other real estate owned, net of valuation allowance of $81 and $122, respectively	479	820
Bank owned life insurance	5,178	3,762
Other assets	8,584	5,610

Total assets	$781,573	$578,087

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$182,790	$57,336
NOW, money-market and savings deposits	85,160	63,701
Time deposits	392,188	370,676

Total deposits	660,138	491,713

Federal funds purchased	13,000	—
Federal Home Loan Bank advances	33,000	18,000
Securities sold under agreements to repurchase	1,600	1,750
Accrued expenses and other liabilities	4,518	4,148

Total liabilities	712,256	515,611

Stockholders’ equity:
Preferred stock, Series A, $4 par value, non-cumulative, $1,000 per share liquidation preference, 15,300 shares issued and outstanding	61	61
Common stock, $4 par value, 20,000,000 shares authorized, 4,333,209 shares issued and outstanding	17,333	17,333
Additional paid-in capital	41,038	40,962
Retained earnings	10,927	3,570
Accumulated other comprehensive (loss) income	(42)	550

Total stockholders’ equity	69,317	62,476

Total liabilities and stockholders’ equity	$781,573	$578,087

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Income

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2012	2011
Interest income:
Interest and fees on loans	$28,223	$23,962
Investment securities	2,559	2,139
Interest on deposits in other banks	32	39
Total interest income	30,814	26,140

Interest expense:
Interest on deposits	5,765	6,329
Interest on federal funds purchased	5	1
Interest on Federal Home Loan Bank advances	374	561
Interest on securities sold under agreements to repurchase	3	4
Total interest expense	6,147	6,895

Net interest income	24,667	19,245

Provision for loan losses	3,410	2,037

Net interest income after provision for loan losses	21,257	17,208

Noninterest income:
Gain on sale of loans	11,028	5,264
Service charges on deposit accounts	72	76
Gain on sale of securities available for sale	1,759	706
Trading activity and fair value adjustments	—	14
Other income	1,782	1,081
Total noninterest income	14,641	7,141

Noninterest expenses:
Salaries and employee benefits	13,647	9,986
Occupancy and equipment expense	2,248	1,875
Closing cost promotions	2,161	662
Bank franchise tax	613	425
FDIC deposit insurance assessments	394	360
Litigation settlement expense	964	—
Other operating expenses	4,600	3,302
Total noninterest expenses	24,627	16,610

Income before income tax expense	11,271	7,739

Income tax expense	3,625	2,601

Net income	7,646	5,138
Dividend paid on preferred stock	289	77
Net income available to common stockholders	$7,357	$5,061

Income per common share:
Basic	$1.70	$1.17
Diluted	$1.68	$1.17

Weighted average common shares outstanding:
Basic	4,333,209	4,333,209
Diluted	4,371,355	4,337,566

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Comprehensive Income

For the Years Ended December 31, 2012 and 2011
(Dollars in thousands)

		Year Ended December 31, 2012
Net income		$7,646
Other comprehensive loss, net of tax
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $292	569
Reclassification adjustment for gains recognized in income, net of tax of $(598)	(1,161)
Total other comprehensive loss		(592)
Total comprehensive income		$7,054

		Year Ended December 31, 2011

Net income		$5,138
Other comprehensive income, net of tax
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $580	1,125
Reclassification adjustment for gains recognized in income, net of tax of $(240)	(466)
Total other comprehensive income		659
Total comprehensive income		$5,797

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2012 and 2011
(Dollars in thousands)

							Accumulated
					Additional	Retained	Other
	Preferred Stock		Common Stock		Paid-in	Earnings	Comprehensive
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total

Balance at December 31, 2010	—	$—	4,333,209	$17,333	$25,638	$(1,491)	$(109)	$41,371
Net income	—	—	—	—	—	5,138	—	5,138
Other comprehensive income	—	—	—	—	—	—	659	659
Stock compensation expense	—	—	—	—	85	—	—	85
Issuance of preferred stock - Series A	15,300	61	—	—	15,239	—	—	15,300
Dividends on preferred stock - Series A	—	—	—	—	—	(77)	—	(77)

Balance at December 31, 2011	15,300	$61	4,333,209	$17,333	$40,962	$3,570	$550	$62,476
Net income	—	—	—	—	—	7,646	—	7,646
Other comprehensive loss	—	—	—	—	—	—	(592)	(592)
Stock compensation expense	—	—	—	—	76	—	—	76
Dividends on preferred stock - Series A	—	—	—	—	—	(289)	—	(289)

Balance at December 31, 2012	15,300	$61	4,333,209	$17,333	$41,038	$10,927	$(42)	$69,317

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Cash Flows

(Dollars in thousands)

	Years Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$7,646	$5,138
Reconciliation of net income to net cash (used in) provided by operating activities:
Provision for loan losses	3,410	2,037
Change in valuation for foreclosed assets	(41)	(63)
Deferred income tax	(412)	(664)
Depreciation	630	566
Amortization and accretion on securities available for sale, net	1,296	567
Gain on sale of securities available for sale	(1,759)	(706)
Gain on sale of trading securities	—	(14)
Purchases of trading securities	—	(37,913)
Proceeds from sale of trading securities	—	37,927
Loss on sale of other real estate owned	247	25
Loss on sale of premises and equipment	3	—
Cash surrender value on bank owned life insurance	(166)	(12)
Stock compensation expense	76	85
Proceeds from sales of loans held for sale	347,210	202,001
Loans originated for resale	(367,457)	(202,232)
Gain on sale of loans	(11,028)	(5,264)
Changes in assets and liabilities:
Increase in accrued interest receivable	(166)	(820)
(Increase) decrease in other assets	(4,053)	382
Increase in other liabilities	370	2,358
Net cash (used in) provided by operating activities	(24,194)	3,398

Cash flows from investing activities:
Net increase in loans	(148,560)	(74,280)
Proceeds from sale of other real estate owned	295	507
Purchases of premises and equipment	(765)	(1,411)
Net proceeds from sale of premises and equipment	5	—
Net decrease in interest bearing deposits in other banks	—	5,000
Purchases of securities available for sale	(256,557)	(158,033)
Proceeds from repayments of securities available for sale	15,197	7,596
Proceeds from maturities and calls of securities available for sale	11,750	16,900
Proceeds from sale of securities available for sale	211,164	76,195
Purchase of bank owned life insurance	(1,250)	(3,750)
(Purchase) redemption of FHLB stock	(738)	91
Purchase of FRB stock	(2)	(681)
Net cash (used in) investing activities	(169,461)	(131,866)

Cash flows from financing activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	146,913	38,347
Net increase in time deposits	21,512	71,940
Net increase federal funds purchased	13,000	—
Net increase (decrease) in FHLB advances	15,000	(7,000)
Net decrease in securities sold under agreements to repurchase	(150)	(1,170)
Issuance of preferred stock	—	15,300
Dividends on preferred stock	(289)	(77)
Net cash provided by financing activities	195,986	117,340

Net (decrease) increase in cash and cash equivalents	2,331	(11,128)

Cash and cash equivalents at beginning of period	10,430	21,558

Cash and cash equivalents at end of period	$12,761	$10,430

Supplemental disclosure of cash flow information:
Cash payments for interest	$6,178	$6,955
Cash payments for income taxes	$4,846	$2,030

Supplemental disclosure of noncash investing activities:
Fair value adjustment on securities	$(898)	$1,000
Loans transferred to other real estate owned	$160	$400

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Virginia Heritage Bank (the “Bank”) is a commercial bank chartered by the Commonwealth of Virginia. The Bank began operations on November 21, 2005. The Bank offers a variety of financial services to individual and corporate customers through its five full service banking branches located in Fairfax City, Fairfax, Prince William and Loudoun Counties, Virginia.

The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (“FDIC”). It is subject to the regulations of the Federal Reserve System and the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

The Jumpstart Our Business Startups Act (the “JOBS Act”) became effective in April 2012. The JOBS Act raised the threshold for requiring banks and bank holding companies to register with the Securities Exchange Commission to 2,000 shareholders of record and also increased the threshold under which banks and bank holding companies are permitted to deregister from the Securities Exchange Act of 1934 (the “Exchange Act”) from 300 to 1,200 shareholders of record.

On June 5, 2012, the Board of Directors approved the filing of Form 15 with the Board of Governors of the Federal Reserve System to terminate the registration of its common stock under Section 12(g) of the Exchange Act. The deregistration became effective 90 days following the filing of the Bank’s Form 15 on June 7, 2012.

The Bank expects to reduce its costs for legal, audit and other costs related to complying with the Exchange Act. The Bank remains committed to the highest quality of financial reporting and will leave in place its existing corporate governance structures, its internal and external audit processes, and its shareholder communication efforts. The Bank’s common stock also continues to trade on the Over-the-Counter Bulletin Board under the same symbol (VGBK).

Significant Accounting Policies

The following is a description of the significant accounting policies and practices followed by the Bank, which conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets, the valuation of deferred tax assets, the valuation of stock compensation benefits and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold. Generally, federal funds purchased and sold mature within ninety days.

The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction deposit accounts. At December 31, 2012 and 2011, these required reserves were $11.5 million and $531,000, respectively.

Interest Bearing Deposits

Interest bearing deposits held in banks mature within one year and are carried at cost.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Securities

Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are excluded from operations and reported in accumulated other comprehensive income (loss). Gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Management evaluates securities for other than temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Bank intends to sell the security or (ii) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities, impairment is considered to be other-than-temporary based on the Bank’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income.

Loans

Loans that management has the intent and the Bank has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and direct origination costs are capitalized. The net amount is amortized as an adjustment of the loan yield over the contractual life of the related loans.

The accrual of interest on all segments of loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans for each segment are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

Loans held for sale, which are composed of residential first mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans held for sale are accrued when the loan is booked. Net unrealized losses, if any, are recognized through a market adjustment by charges to operations. The mortgage repurchase reserve is provisioned at a rate of five basis points of total mortgage loan originations for the period.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Allowance for Loan Losses

The Bank has a credit risk management strategy that includes a combination of exposure limits significantly below legal lending limits and comprehensive underwriting, documentation and collection standards. The strategy also emphasizes diversification on an industry and customer level, regular credit examinations and management reviews of large credit exposures. Even with this lending strategy, loan losses are inherent in our portfolio. The allowance for loan losses is established as losses are estimated through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance. The Bank’s charge-off policy on all loan segments, with the exception of the sales finance portfolio, is to charge-off the appropriate principal balance to the allowance for loan losses when specific losses exist within the loan portfolio. Collection efforts will continue even though the value of the asset has been partially or fully reduced. A consumer loan from the sales finance portfolio is subject to repossession after fifty-five days. The automobile is sold at auction and the remaining balance is charged-off.

The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the Audit Committee. The allowance is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

•             Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of the collateral where depreciation occurs and the valuation is less precise.

•             Loans secured by commercial real estate also carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

•             Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy. Consumer loans are further segmented into credit card lines and all other consumer loans.

•             Real estate secured construction loans carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

•             Residential real estate loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller-balance

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify consumer loans for impairment evaluations.

For loans considered impaired, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A specific allowance may not be necessary if the discounted cash flows or the underlying collateral value is deemed sufficient by management to cover any estimated exposures.

The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the quarterly analysis, management stratifies the loan portfolio into several segments: commercial, commercial real estate, construction & development, home equity, and other consumer loans. Management applies the historical loss experience which is compiled using data from the previous four quarters. However, due to the Bank’s limited historical loss experience, management determines the average loss experience for comparable banks in the same market and applies this amount in its calculation of the general allowance. The historical loss experience for each segment is then weighted to adjust for outliers or other anomalies that may be present. Management then applies a series of qualitative factors to adjust the historical losses to arrive at a targeted reserve for the general component of the allowance for each loan segment. The qualitative factors can include a number of adjustments regarding the economic environment on a national basis as well as a regional or local basis. Additionally, the qualitative factors can include adjustments driven by changes in the Bank’s loan underwriting; sophistication of the loan review process; changes in personnel; or isolated stress in a particular loan or industry segment. The Bank will begin using its own historical loss experience when there is sufficient data available.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

Leasehold improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or remaining lease term.

Foreclosed Properties

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations and valuation changes are included in net expenses from foreclosed assets. At December 31, 2012 and 2011, the Bank had foreclosed assets in the amount of $479,000 and $820,000, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at its cash surrender value. The Bank is the sole beneficiary of the insurance contracts.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carry forwards, and tax credit carry forwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of income.

Advertising and Marketing Costs

The Bank follows the policy of charging the production costs of advertising and marketing to expense as incurred. For the years ended December 31, 2012 and 2011, total advertising and marketing costs were $298,000 and $269,000, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Net Income Per Common Share

Net income per common share is computed based on the weighted-average number of shares of common stock outstanding during the year. Average stock options of 338,433 as of December 31, 2012 and 303,721 as of December 31, 2011 were excluded from the calculation of net income per common share because their effect was anti-dilutive.

Stock Compensation Plan

Stock compensation accounting guidance requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options, based on estimated fair values. The Bank recognizes stock-based compensation in salaries and employee benefits in the statements of income on a straight-line basis over the vesting period.

The Bank uses the Black-Scholes option pricing model in order to value stock-based awards. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected life of the award, our estimated stock price volatility over the term of the award, dividend yield and actual and projected exercise behaviors. Although the fair value of stock-based

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

awards is determined in accordance with accounting guidance, the assumptions used in calculating fair value of stock-based awards and the Black-Scholes option pricing model are highly subjective, and other reasonable assumptions could provide differing results. As a result, if factors change and the Bank uses different assumptions, stock-based compensation expense could be materially different in the future.

Off-Balance Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, standby letters of credit, undisbursed construction loans and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current year presentation.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Recent Pronouncements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU were effective for fiscal years beginning on or after December 15, 2011. The guidance was applied prospectively to transactions or modifications of existing transactions that occurred on or after the effective date. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments were effective for fiscal years beginning after December 15, 2011 with prospective application. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The new guidance amends disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders’ equity. All changes in OCI must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The guidance does not change the items that must be reported in OCI. The Bank adopted this guidance effective 2012, and has elected to present two separate but consecutive financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Bank does not expect the adoption of ASU 2011-11 to have a material impact on its financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, “Derivatives and Hedging”, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013. The Bank does not expect the adoption of ASU 2013-01 to have a material impact on its financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years beginning on or after December 15, 2012. The Bank is currently assessing the impact that ASU 2013-02 will have on its financial statements.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 2. Securities

The carrying amount of securities available for sale and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2012:
U.S. Treasury notes	$43,065	$18	$—	$43,083
U.S. Government agency securities	23,528	86	(73)	23,541
Municipal securities	32,632	256	(300)	32,588
Corporate securities	8,563	18	(103)	8,478
Mortgage-backed securities	10,604	83	(49)	10,638
SBA Loan Pool Certificate RMOF	301	—	—	301
Total	$118,693	$461	$(525)	$118,629

At December 31, 2011:
U.S. Government agency securities	$20,637	$112	$(23)	$20,726
Municipal securities	13,678	401	(3)	14,076
Corporate securities	6,243	—	(177)	6,066
Mortgage-backed securities	56,997	643	(115)	57,525
SBA Loan Pool Certificate RMOF	431	—	(3)	428
Total	$97,986	$1,156	$(321)	$98,821

The scheduled maturities of securities available for sale at December 31, 2012 are as follows (in thousands):

	Amortized Cost	Fair Value
Due from one to five years	$46,833	$46,783
Due from five to ten years	13,600	13,573
Due over 10 years	47,656	47,635
Mortgage-backed securities	10,604	10,638
Total	$118,693	$118,629

Actual principal repayments could differ from scheduled maturities due to callable options held by the issuer. Management expects a portion of the securities will be called or paid down by the issuer prior to their stated maturities.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

During the years ended December 31, 2012 and 2011, the Bank sold $211.2 million and $76.2 million, respectively in securities available for sale. The Bank recognized gross gains of $2.2 million and gross losses of $400,000 for the year ended December 31, 2012. For the year ended December 31, 2011, the Bank recognized gross gains of $720,000 and gross losses of $14,000.

At December 31, 2012, securities with a carrying value of approximately $45.6 million were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements. The Bank was required to pledge collateral for the U.S. Bankruptcy Trustee deposit accounts due to the expiration of the Transaction Account Guarantee Program on December 31, 2012. At December 31, 2011, securities with a carrying value of approximately $7.2 million were pledged as collateral for customer repurchase agreements and public funds.

Securities in an unrealized loss position at December 31, 2012 and 2011, by duration of the unrealized loss, are shown below (in thousands). The unrealized loss positions were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better and all losses are considered temporary. Management intends to hold these securities until recovery of value and it is more likely than not that the Bank will not be required to sell these securities before a recovery of unrealized losses. At December 31, 2012 and 2011, the Bank had 33 and 20 securities, respectively, in an unrealized loss position.

	2012
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Government agency securities	$10,832	$(73)	$—	$—
Municipal securities	16,879	(300)	—	—
Corporate securities	4,331	(49)	1,446	(54)
Mortgage-backed securities	5,173	(49)	—	—
Total temporarily impaired securities	$37,215	$(471)	$1,446	$(54)

	2011
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Government agency securities	$6,864	$(22)	$371	$(1)
Municipal securities	1,987	(3)	—	—
Corporate securities	4,787	(152)	1,016	(25)
Mortgage-backed securities	15,698	(115)	—	—
SBA Loan Pool Certificate RMOF	428	(3)	—	—
Total temporarily impaired securities	$29,764	$(295)	$1,387	$(26)

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 3.            Loans

The components of loans by segment are as follows (in thousands):

	December 31,
	2012	2011
Commercial loans	$38,856	$33,822
Commercial real estate loans	288,919	216,961
Construction and development loans	91,598	68,471
Residential real estate loans	63,966	54,225
Consumer and other loans	104,590	67,220
Total loans	587,929	440,699

Less:
Allowance for loan losses	(8,262)	(6,122)
Deferred loan fees, net of origination costs	(383)	(283)
Loans, net	$579,284	$434,294

At December 31, 2012 and 2011, overdraft demand deposits reclassified to loans totaled $182,000 and $27,000, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 4. Allowance for Loan Losses

The allocation of the allowance for loan losses by segments at December 31, 2012 and 2011 are as follows (in thousands):

	December 31, 2012
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$919	$3,277	$1,021	$481	$421	$3	$6,122
Provision for loan losses	885	1,544	452	(71)	600	—	3,410
Charge-offs	(993)	—	(171)	(1)	(194)	—	(1,359)
Recoveries	—	—	—	—	89	—	89
Ending balance	$811	$4,821	$1,302	$409	$916	$3	$8,262

Ending balance:
Individually evaluated for impairment	—	161	—	266	—	—	427
Collectively evaluated for impairment	811	4,660	1,302	143	916	3	7,835

Financing Receivables:
Ending balance:	$38,856	$288,919	$91,598	$63,966	$104,590	$—	$587,929
Individually evaluated for impairment	53	3,645	250	535	—	—	4,483
Collectively evaluated for impairment	38,803	285,274	91,348	63,431	104,590	—	583,446

	December 31, 2011
		Commercial	Construction and	Residential
	Commercial	Real Estate	Land Development	Real Estate	Consumer	Unallocated	Total
Beginning balance	$518	$2,305	$984	$578	$421	$—	$4,806
Provision for loan losses	430	1,083	37	376	108	3	2,037
Charge-offs	(50)	(111)	—	(473)	(162)	—	(796)
Recoveries	21	—	—	—	54	—	75
Ending balance	$919	$3,277	$1,021	$481	$421	$3	$6,122

Ending balance:
Individually evaluated for impairment	565	89	121	176	—	—	951
Collectively evaluated for impairment	354	3,188	900	305	421	3	5,171

Financing Receivables:
Ending balance:	$33,822	$216,961	$68,471	$54,225	$67,220	$—	$440,699
Individually evaluated for impairment	860	539	315	908	—	—	2,622
Collectively evaluated for impairment	32,962	216,422	68,156	53,317	67,220	—	438,077

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of information pertaining to impaired loans by class at December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$53	$53	$—	$57	$4
Commercial Real Estate
Owner occupied	1,283	1,283	—	1,286	9
Non-owner occupied	1,595	1,595	—	1,600	86
Construction
Other	250	250	—	250	11

With an allowance recorded:
Commercial Real Estate
Non-owner occupied	767	767	161	769	20
Residential
Equity lines	535	535	266	536	25

Total	$4,483	$4,483	427	$4,498	$155

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Residential
Single family	$83	$83	$—	$83	$1
Equity lines	65	65	—	65	5

With an allowance recorded:
Commercial	860	860	565	906	53
Commercial Real Estate
Non-owner occupied	539	539	89	545	31
Construction
Other	315	315	121	315	9
Residential
Single family	462	462	96	468	30
Equity lines	298	298	80	300	11

Total	$2,622	$2,622	$951	$2,682	$140

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of the Bank’s credit quality information by class at December 31, 2012 and 2011 (in thousands). The Bank does not risk weight the consumer loan portfolio. These loans are categorized by loans that are performing in accordance with their contractual terms versus those that are not.

	December 31, 2012
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$34,387	$—	$4,416	$53	$—
Commercial Real Estate
Owner occupied	109,893	2,100	1,283	—	—
Non-owner occupied	171,147	2,134	1,595	767	—
Construction
Residential	42,331	—	3,662	—	—
Other	45,605	—	—	—	—
Residential
Single family	32,279	424	250	—	—
Equity lines	9,369	—	205	535	—
Multifamily	20,904	—	—	—	—

Totals	$465,915	$4,658	$11,411	$1,355	$—

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$54	$—
Consumer and other loans		104,536	—

	December 31, 2011
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$25,362	$—	$8,460	$—	$—
Commercial Real Estate
Owner occupied	73,739	—	1,658	—	—
Non-owner occupied	137,279	2,171	1,575	539	30
Construction
Residential	35,194	1,819	2,829	—	—
Other	28,314	—	315	—	—
Residential
Single family	31,540	1,210	409	83	—
Equity lines	10,182	—	538	—	—
Multifamily	10,263	—	—	—	—

Totals	$351,873	$5,200	$15,784	$622	$30

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$57	$—
Consumer and other loans		67,153	—

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The Bank assesses credit quality based on internal risk ratings of loans. Pass categories consist of Superior, Good, Average and Pass. Internal risk ratings are as follows:

Superior: Borrowers are generally major corporations, persons or business entities with virtually no credit risk due to the borrower’s unquestioned financial strength, superior liquidity and asset quality, strong income, substantial net worth, and outstanding debt service coverage or loans fully secured by liquid collateral.

Good: Borrowers are well established entities with a proven track record, or individuals with substantial financial capacity. Borrowers will have excellent liquidity and strong debt service coverage, excellent balance sheet with minimal leverage, financial performance above industry peers, sophisticated management, systems and reporting, and access to capital markets, private placement financing or bank financing with very favorable terms. Borrowers pose a minor credit risk.

Average: Borrowers generally exhibit acceptable business credit and some negative operating trends, little excess liquidity and modest debt service coverage, moderately high balance sheet leverage, financial ratios slightly below industry peers, and management, systems, and reporting is generally good. Borrowers pose average credit risk.

Pass: Loan conditions require more frequent monitoring due to lack of stability in the secondary repayment source. Weaknesses in earnings or in the balance sheet are considered temporary. Any unfavorable factors are mitigated by structuring, collateral or administrative controls.

Special Mention: Borrowers currently posing a higher than normal risk that deserve management’s close attention. Potential weaknesses may result in deterioration of the repayment ability of the borrower. Credits may exhibit one or a combination of the following characteristics: some degree of difficulty in servicing the debt, increased leverage, marginal profitability or interim losses indicative of a possible transition in financial condition, inadequate liquidity and declining operating trends, management weaknesses, or weak financial reporting.

Substandard: Relationships with unacceptable business credit, normal repayment in jeopardy, and necessitating a workout situation. Well defined weaknesses include: serious negative operating trends, insufficient debt service coverage, guarantors with limited resources, highly leveraged balance sheet, collateral shortfalls, management issues, and alternative financing is not evident.

Doubtful: Relationships display many of the same weaknesses of a substandard credit; however, the risk factors are more dominant. Full repayment is highly questionable and improbable, debt service coverage is insufficient, the balance sheet may be insolvent, the company may be in liquidation, and management is weak and uncooperative. Partial loss of principal is likely.

Loss: The assets have been determined to be uncollectible and of such little value that the continuance as a bankable asset is not warranted. Asset is to be charged off in the month the loss rating is assigned.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of past due and nonaccrual loans by category at December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans

Commercial	$—	$32	$—	$32	$38,824	$38,856	$—	$53
Commercial Real Estate
Owner occupied	—	—	—	—	113,276	113,276	—	—
Non-owner occupied	671	—	539	1,210	174,433	175,643	—	767
Construction
Residential	250	—	—	250	45,743	45,993	—	—
Other	—	—	—	—	45,605	45,605	—	—
Residential
Single family	752	236	—	988	31,965	32,953	—	—
Equity lines	—	—	—	—	10,109	10,109	—	535
Multifamily	—	—	—	—	20,904	20,904	—	—
Consumer
Credit cards	—	—	—	—	54	54	—	—
Other consumer	322	95	—	417	104,119	104,536	—	—
Total	$1 ,995	$363	$539	$2 ,897	$585 ,032	$587,929	$—	$1,355

	December 31, 2011
			90 Days or				90 Days Past
	30-59 Days	60-89 Days	More Past				Due and Still	Nonaccrual
	Past Due	Past Due	Due	Total Past Due	Current	Total Loans	Accruing	Loans

Commercial	$175	$30	$—	$205	$33,617	$33,822	$—	$—
Commercial Real Estate
Owner occupied	—	—	—	—	75,397	75,397	—	—
Non-owner occupied	—	—	539	539	141,025	141,564	—	539
Construction
Residential	—	—	—	—	39,842	39,842	—	—
Other	—	—	315	315	28,314	28,629	—	315
Residential
Single family	—	—	83	83	33,159	33,242	—	83
Equity lines	—	—	—	—	10,720	10,720	—	—
Multifamily	—	—	—	—	10,263	10,263	—	—
Consumer
Credit cards	—	—	—	—	57	57	—	—
Other consumer	285	54	4	343	66,820	67,163	4	—
Total	$460	$84	$941	$1,485	$439,214	$440,699	$4	$937

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is an analysis by class of troubled debt restructurings which were modified during the year ended December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings

Commercial Real Estate
Owner occupied	1	$1,290	$1,283
Non-owner occupied	1	228	228
Construction
Other	1	250	250
Residential
Single family	1	299	299
Total	4	$2,067	$2,060

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings
Commercial	2	$817	$600
Commercial Real Estate
Non-owner occupied	1	1,605	1,605
Residential
Single family	1	235	222
Total	4	$2,657	$2,427

During the year ended December 31, 2012, there were no troubled debt restructurings that subsequently defaulted. Total troubled debt restructurings at December 31, 2012 totaled $3.7 million. At December 31, 2011, there was one troubled debt restructuring that subsequently defaulted. It was a residential real estate loan with a recorded investment of $168,000. Total troubled debt restructurings at December 31, 2011 totaled $2.4 million.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 5.         Premises and Equipment

A summary of premises and equipment is as follows (in thousands):

	December 31,
	2012	2011

Furniture, fixtures and equipment	$2,993	$2,673
Leasehold improvements	2,008	1,680
Total	5,001	4,353
Less accumulated depreciation and amortization	(2,950)	(2,429)
Premises and equipment, net	$2,051	$1,924

For the years ended December 31, 2012 and 2011, depreciation expense was $630,000 and $566,000, respectively.

The Bank leases all of its offices under operating leases. These leases have terms ranging from three months to ten years. Rent expense for the year ended December 31, 2012 and 2011 was approximately $1.1 million and $841,000, respectively. At December 31, 2012, future minimum rental commitments under these non-cancelable leases are approximately as follows (in thousands):

Years Ending December 31,	Amount

2013	$1,162
2014	1,202
2015	1,231
2016	1,178
2017	876
Thereafter	3,698
$9,347

Note 6. Deposits

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $240.1 million and $228.8 million at December 31, 2012 and 2011, respectively. At December 31, 2012, the scheduled maturities of time deposits are as follows (in thousands):

2013	$151,480
2014	169,057
2015	27,288
2016	16,579
2017	27,784
$392,188

Brokered deposits totaled $95.0 million and $70.9 million at December 31, 2012 and 2011, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 7.         Other Borrowings

The Bank has unsecured lines of credit with correspondent banks totaling $25.0 million available for overnight borrowing. At December 31, 2012, the balance outstanding on these lines was $13.0 million. At December 31, 2011, the Bank did not utilize these lines.

The Bank established a Borrower-In-Custody (BIC) arrangement with the Federal Reserve Bank of Richmond. The BIC program allows the Bank to pledge assets as collateral to secure advances from the discount window. The Bank pledged automobile loans as of December 31, 2012 and 2011 with a collateral value of approximately $73.2 million and $50.0 million, respectively. At December 31, 2012 and 2011, the Bank did not utilize this line.

Additional credit facilities are available to the Bank through its membership in the Federal Home Loan Bank of Atlanta. Based upon the Bank’s credit standing and available collateral, which consists of certain investment securities and real estate secured loans, the Bank may borrow up to 20% of its total assets on a short term or long term basis subject to available collateral. The Bank has pledged real estate secured loans with a collateral value of approximately $71.6 million at December 31, 2012. Federal Home Loan Bank advances as of December 31, 2012 and December 31, 2011 are summarized as follows (in thousands):

December 31, 2012
Amount	Interest Rate	Maturity

5,000	1.90%	April 1, 2013
10,000	0.28%	April 15, 2013
3,000	3.84%	September 12, 2013
10,000	0.32%	December 24, 2013
5,000	2.27%	May 9, 2018
$33,000

December 31, 2011
Amount	Interest Rate	Maturity
5,000	0.14%	January 23, 2012
5,000	1.90%	April 1, 2013
5,000	4.10%	September 3, 2013
3,000	3.84%	September 12, 2013
$18,000

The Bank enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Bank to pledge securities as collateral for these borrowings. At December 31, 2012 and 2011, the outstanding balance of such borrowings totaled $1.6 million and $1.8 million, respectively. At December 31, 2012, the Bank pledged securities with a carrying value of approximately $1.4 million as collateral for these agreements. The borrowings were under pledged approximately $200,000 due to timing differences. Subsequently, additional collateral was pledged to cover the outstanding balance at December 31, 2012.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 8.         Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments. The Bank uses the same credit policies for all off-balance sheet financial instruments as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments.

Commitments to extend credit, including lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank generally holds collateral supporting these commitments.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. A summary of the amounts of the Bank’s financial instruments with off-balance-sheet risk are as follows (in thousands):

	December 31,
	2012	2011

Undisbursed lines of credit and construction loans	$93,437	$65,905

Commitments to extend credit	$213,629	$114,474

Commercial and standby letters of credit	$8,054	$8,142

The Bank maintains its cash accounts in several correspondent banks. The Bank did not exceed the amount of cash on deposit in those banks above the federally insured limits as of December 31, 2012 and 2011. The Federal Home Loan Bank balances of $118,000 and $53,000 at December 31, 2012 and 2011, respectively, are not federally insured. This credit risk is evaluated and monitored by the Bank through financial analysis of each institution.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 9.         Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2009.

The components of income tax expense are as follows (in thousands):

	Years Ended December 31,
	2012	2011

Current	$4,037	$3,265
Deferred	(412)	(664)
Income tax	$3,625	$2,601

A reconciliation of income tax expense computed at the statutory federal income tax rate included in the statement of income is as follows (in thousands):

	Years Ended December 31,
	2012	2011

Tax at statutory federal rate	$3,832	$2,631
Employee benefit expense	17	24
Tax-exempt interest income	(225)	(64)
Other	1	10
Income tax	$3,625	$2,601

The significant components of net deferred tax assets and liabilities are summarized as follows (in thousands):

	Years Ended December 31,
	2012	2011
Deferred tax assets
Pre-opening expenses	$136	$153
Non-qualified stock option expense	95	84
Allowance for loan losses	2,667	1,900
Unrealized loss on securities AFS	22	—
Promotional expense for home equity loans	46	342
Other real estate owned	30	46
Net deferred fees	130	96
Mortgage repurchase reserve	131	71
Deferred tax assets	3,257	2,692
Deferred tax liabilities
Accumulated depreciation	391	288
Discount accretion	31	3
Unrealized gain on securities AFS	—	283
Deferred tax liabilities	422	574
Net deferred tax assets	$2,835	$2,118

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 10.   Stock Compensation Plan

The Bank’s shareholders approved the 2010 Incentive Plan (the “Incentive Plan”) on May 20, 2010, to replace the Stock Option Plan, previously approved on June 15, 2006 for 250,000 shares of common stock. The Bank’s Incentive Plan reserves an additional 250,000 shares of common stock and may grant up to 25,000 options to each of its directors, officers and key employees of the Bank in any calendar year. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and an option’s maximum term is ten years.

The Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank’s organization had not been successful. The stock options granted to seed investors were fully vested upon date of grant. All shares granted in 2006 related to seed investors. A summary of stock option transactions and options outstanding for both plans as of and for December 31, 2012 are as follows:

		Weighted	Weighted
		Average	Average	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(in thousands)

Outstanding at December 31, 2011	308,078	$9.60
Granted	68,500	9.64
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2012	376,578	$9.64	6.07 years	$1,153

Options exercisable at end of year	251,703	$9.80	6.14 years	$728

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Year Ended December 31, 2012

Weighted-average risk-free interest rate	0.84%
Dividend yield	0.00%
Estimated stock price volatility	17.50%
Expected life	5 years
Per share weighted-average grant-date fair value of options issued during the period	$1.66

The Bank recognized compensation expense of $76,000 and $85,000 in 2012 and 2011, respectively relating to employee and director stock options. The unrecognized compensation expense remaining at December 31, 2012 is $166,000, which will be recognized over an average remaining period of approximately 3.5 years.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 11. Related Party Transactions

In the ordinary course of business, the Bank has granted loans to its principal officers and directors and their affiliates. These related-party transactions are summarized as follows (in thousands):

	Years Ended December 31,
	2012	2011
Loan balances at the beginning of the period	$3,314	$3,348
New loans or advances	465	455
Principal repayments	(586)	(489)
Loan balances at the end of the period	$3,193	$3,314

Deposits of principal officers and directors and their affiliates totaled $3.7 million and $3.6 million as of December 31, 2012 and 2011, respectively.

Note 12. Retirement Plan

The Bank established a 401(k) retirement plan (the “Plan”) to which eligible employees may contribute a percentage of their salaries. Currently, the Bank makes matching contributions to the Plan each payroll period at an amount equal to 100% of the first 3% and 50% of the next 2% contributed by the employees not exceeding maximum allowances. The Bank recognized compensation expense related to the Plan of $323,000 and $252,000 for the years ended December 31, 2012 and 2011, respectively.

Note 13. Dividends

We may pay cash dividends out of legally available funds as and when determined by our Board of Directors after consideration of our earnings, general economic conditions, our financial condition and other factors as may be appropriate in determining dividend policy. To date, we have not paid any cash dividends on common stock. At present, we intend to retain current and future earnings to support our long-term growth. Holders of our common stock are entitled to receive and share equally in any dividends declared by our Board of Directors. The Bank is required to pay dividends on the preferred stock issued under the Small Business Lending Fund program. See Note 18.

Note 14. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012 and 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the following table (in thousands):

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

					Minimum
					To Be Well
					Capitalized Under
			Minimum		Prompt Corrective
	Actual		Capital Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital (to Risk Weighted Assets)	$77,383	12.06%	$51,332	8.00%	$64,165	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$69,359	10.81%	$25,666	4.00%	$38,499	6.00%
Tier 1 Capital (to Average Assets)	$69,359	9.28%	$29,911	4.00%	$37,388	5.00%
As of December 31, 2011:
Total Capital (to Risk Weighted Assets)	$67,663	13.90%	$38,948	8.00%	$48,686	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$61,926	12.72%	$19,474	4.00%	$29,211	6.00%
Tier 1 Capital (to Average Assets)	$61,926	10.87%	$22,779	4.00%	$28,474	5.00%

Note 15. Legal Contingencies

The prior year’s financial statements (for the year ended December 31, 2011) included a legal contingency disclosure regarding a claim brought against the Bank by a Bankruptcy Trustee in the United States Bankruptcy Court for the Eastern District of Virginia. The Trustee was seeking to require the Bank to return $4.7 million of loans that had been fully repaid by the Borrower in 2008. The loans had been collateralized by life insurance policies which the Bank had later learned were fraudulent. The Trustee claimed that these fraudulent loans were part of a massive fraudulent scheme by the Borrower involving numerous other banks. The Trustee claimed the Bank was required to return the repaid loan proceeds to the Bankruptcy Estate to be shared among all the bank victims. The Bank vigorously defended against the Trustee’s claim, and as a result, the Trustee was ultimately willing to settle the $4.7 million claim for $1.0 million ($36,000 of which was paid by the Bank’s insurance carrier). The Settlement Agreement reiterated that the Bank did not agree that it had any responsibility to return any funds to the Trustee, but that it was settling the matter to avoid the vagaries and risks of litigation. The expense of this settlement is included in noninterest expense on the Statements of Income and occurred in the fourth quarter of 2012.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 16. Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Bank.

The accounting standards clarify that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Additional guidance was issued to clarify the application of fair value measurements in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Accounting standards specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

•                  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale:

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following table presents the balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 (in thousands). There have been no changes in the methodologies used at December 31, 2012 and 2011.

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury notes	$43,083	$43,083	$—	$—
U.S. Government agency securities	23,541	—	23,541	—
Municipal securities	32,588	—	32,588	—
Corporate securities	8,478	—	8,478	—
Mortgage-backed securities	10,638	—	10,638	—
SBA Loan Pool Certificate RMOF	301	—	301	—

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Government agency securities	$20,726	$—	$20,726	$—
Municipal securities	14,076	—	14,076	—
Corporate securities	6,066	—	6,066	—
Mortgage-backed securities	57,525	—	57,525	—
SBA Loan Pool Certificate RMOF	428	—	428	—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements.

Loans Held for Sale:

Loans held for sale are carried at the lower of cost or market value on an individual loan basis. These loans currently consist of one-to-four family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the years ended December 31, 2012 and 2011. Gains and losses on sale of loans are recorded on the Statements of Income.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Impaired Loans:

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets, including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over a year old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Income.

Other Real Estate Owned:

Other real estate owned (“OREO”) is measured at fair value using a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside the Bank using observable market data (Level 2). However, if an appraisal of the real estate property is over a year old, then the fair value is considered to be Level 3.

The following table summarizes our assets that were measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011 (in thousands).

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$48,136	$—	$48,136	$—
Impaired Loans	875	—	104	771
Other Real Estate Owned	479	—	—	479

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$16,861	$—	$16,861	$—
Impaired Loans	1,523	—	1,095	428
Other Real Estate Owned	820	—	360	460

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2012 (in thousands):

	Quantitative information about Level 3 Fair Value Measurements at December 31, 2012
	(in thousands)
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range
Impaired loans	$615	Discounted appraised value	Selling cost	5% - 10%
	156	Discounted tax assessed value	Selling cost	5% - 10%
Other real estate owned	479	Discounted appraised value	Selling cost	5% - 10%

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Interest Bearing Deposits in Banks. The carrying amounts of interest bearing deposits maturing within ninety days approximate their fair values.

Available for sale securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or third party pricing models.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. See above for valuation of impaired loans.

Loans Held for Sale. The fair value of loans held for sale is based on outstanding commitments from investors.

Federal Home Loan Bank Stock and Federal Reserve Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock and Federal Reserve Bank stock is based on its redemption value.

Bank Owned Life Insurance. Bank owned life insurance represents insurance policies on certain key employees. The cash value of the policies is estimated using information provided by the insurance carrier. These policies are carried at their cash value, which approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings. The carrying amounts of borrowings under retail customer repurchase agreements and federal funds purchased approximate fair value.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Accrued Interest. The carrying amounts of accrued interest approximate their fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments were deemed immaterial at December 31, 2012 and 2011.

The estimated fair values of the Bank’s financial instruments at December 31, 2012 and 2011 are as follows (in thousands):

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$12,761	$12,761	$—	$—
Securities available for sale	118,629	43,083	75,546	—
Loans	579,284	—	576,661	—
Loans held for sale	48,136	—	48,136	—
Federal Home Loan Bank stock	2,352	—	2,352	—
Federal Reserve Bank stock	1,751	—	1,751	—
Accrued interest receivable	2,368	2,368	—	—
Bank owned life insurance	5,178	5,178	—	—
Financial liabilities:				—
Deposits	660,138	—	660,835	—
Federal funds purchased	13,000	—	13,000	—
FHLB advances	33,000	—	34,016	—
Securities sold under agreements to repurchase	1,600	—	1,600	—
Accrued interest payable	227	—	227	—

	December 31,
	2011
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,430	$10,430
Securities available for sale	98,821	98,821
Loans	434,294	441,362
Loans held for sale	16,861	16,861
Federal Home Loan Bank stock	1,614	1,614
Federal Reserve Bank stock	1,749	1,749
Accrued interest receivable	2,202	2,202
Bank owned life insurance	3,762	3,762

Financial liabilities:
Deposits	491,713	493,117
FHLB advances	18,000	18,642
Securities sold under agreements to repurchase	1,750	1,750
Accrued interest payable	258	258

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 17. Business Segments

The Bank operates three principal business segments: Retail Banking, Mortgage Banking and Indirect Lending. Revenues from Retail Banking operations consist primarily of interest earned on loans and investment securities and service charges on deposit accounts. Mortgage Banking operating revenues consist principally of gains on sales of loans in the secondary market, loan origination fee income and interest earned on mortgage loans held for sale. Revenues from Indirect Lending consist primarily of interest earned on automobile retail installment sales contracts. Operating expenses for the Mortgage Banking and Indirect Lending segments consist largely of direct expenses only while the majority of the Bank’s operating expenses and income tax expense is shown in the Retail Banking segment (in thousands).

	Year Ended December 31, 2011
	Retail	Mortgage	Indirect
	Banking	Banking	Lending	Combined
Revenues:
Interest income	$27,308	$929	$2,577	$30,814
Gains on sales of loans	303	10,725	—	11,028
Other noninterest income	2,440	1,044	129	3,613
Total operating income	30,051	12,698	2,706	45,455
Expenses:
Provision for loan losses	3,063	—	347	3,410
Interest expense	5,122	218	807	6,147
Salaries and employee benefits	7,302	6,161	184	13,647
Other noninterest expenses	7,370	3,300	310	10,980
Total operating expenses	22,857	9,679	1,648	34,184
Income tax expense	3,625	—	—	3,625
Net income	$3,569	$3,019	$1,058	$7,646
Total assets	$624,475	$52,104	$104,994	$781,573
Capital expenditures	$689	$75	$1	$765

	Year Ended December 31, 2011
	Retail	Mortgage	Indirect
	Banking	Banking	Lending	Combined
Revenues:
Interest income	$23,012	$630	$2,498	$26,140
Gains on sales of loans	—	5,264	—	5,264
Other noninterest income	1,124	678	75	1,877
Total operating income	24,136	6,572	2,573	33,281
Expenses:
Provision for loan losses	1,824	—	213	2,037
Interest expense	5,869	191	835	6,895
Salaries and employee benefits	5,892	3,658	436	9,986
Other noninterest expenses	4,803	1,539	282	6,624
Total operating expenses	18,388	5,388	1,766	25,542
Income tax expense	2,601	—	—	2,601
Net income	$3,147	$1,184	$807	$5,138
Total assets	$491,220	$19,031	$67,836	$578,087
Capital expenditures	$1,181	$58	$172	$1,411

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 18. Participation in the Small Business Lending Fund of the U.S. Treasury Department

On June 30, 2011, the Bank entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Bank issued and sold to the Treasury 15,300 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, for aggregate proceeds of $15.3 million. The issuance was pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The Series A Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 1% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank. The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods. If the Series A Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases. Such dividends are not cumulative, but the Bank may only declare and pay dividends on its common stock (or any other equity securities junior to the Series A Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series A Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

As more completely described in the Articles of Amendment, holders of the Series A Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series A Preferred Stock and on certain corporate transactions. Except with respect to such matters, the Series A Preferred Stock does not have voting rights.

The Bank may redeem the shares of Series A Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Bank’s primary federal banking regulator.

Note 19. Subsequent Events

The Bank evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Based on the evaluation, the Bank did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclose in the financial statements as of March 27, 2013.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Consolidated Balance Sheets
As of June 30, 2014 (Unaudited) and December 31, 2013
(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2014	2013
Assets

Cash and due from banks	$39,475	$24,855
Securities available for sale, at fair value	114,256	126,834
Loans, net of allowance for loan losses of $10,372 and $9,790, respectively	744,765	696,097
Loans held for sale	21,471	10,730
Premises and equipment, net	1,778	1,861
Accrued interest receivable	2,292	2,379
Federal Home Loan Bank stock, at cost	3,956	4,223
Federal Reserve Bank stock, at cost	2,424	2,417
Other real estate owned, net of valuation allowance of $34 and $76, respectively	136	519
Bank owned life insurance	15,640	15,408
Deferred income taxes	4,675	5,973
Other assets	4,817	3,545

Total assets	$955,685	$894,841

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$193,349	$189,583
NOW, money-market and savings deposits	150,540	107,064
Time deposits less than $100,000	165,107	164,222
Time deposits $100,000 or more	267,120	250,531

Total deposits	776,116	711,400

Federal funds purchased	—	10,000
Federal Home Loan Bank advances	70,000	73,000
Securities sold under agreements to repurchase	3,040	1,067
Accrued expenses and other liabilities	3,225	3,168

Total liabilities	852,381	798,635

Stockholders’ equity:
Preferred stock, Series A, $4 par value, non-cumulative, $1,000 per share liquidation preference, 5,000,000 shares authorized, 15,300 shares issued and outstanding	61	61
Common stock, $4 par value, 15,000,000 shares authorized, 6,020,301 and 6,014,801 shares issued and outstanding, respectively	24,081	24,059
Additional paid-in capital	56,756	56,632
Retained earnings	23,984	19,774
Accumulated other comprehensive loss	(1,578)	(4,320)

Total stockholders’ equity	103,304	96,206

Total liabilities and stockholders’ equity	$955,685	$894,841

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2014 and 2013 (Unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$8,740	$7,807	$17,170	$15,346
Investment securities	620	525	1,379	1,091
Interest on deposits in other banks	14	9	30	18
Total interest income	9,374	8,341	18,579	16,455

Interest expense:
Interest on deposits	1,192	1,244	2,375	2,496
Interest on federal funds purchased	2	1	3	7
Interest on Federal Home Loan Bank advances	133	71	270	166
Interest on securities sold under agreements to repurchase	1	1	2	1
Total interest expense	1,328	1,317	2,650	2,670

Net interest income	8,046	7,024	15,929	13,785

Provision for loan losses	304	518	760	1,152

Net interest income after provision for loan losses	7,742	6,506	15,169	12,633

Noninterest income:
Gain on sale of loans	1,473	2,723	2,560	5,273
Service charges on deposit accounts	169	168	334	335
Gain (loss) on sale of securities available for sale	16	327	(189)	526
Other income	441	411	796	818
Total noninterest income	2,099	3,629	3,501	6,952

Noninterest expenses:
Salaries and employee benefits	3,639	3,761	6,741	7,439
Occupancy and equipment expense	636	596	1,257	1,197
Mortgage closing cost promotions	180	469	326	1,002
Bank franchise tax	241	174	481	349
FDIC deposit insurance assessments	138	144	241	257
Legal fees	323	34	356	67
Other operating expenses	1,359	1,300	2,580	2,533
Total noninterest expenses	6,516	6,478	11,982	12,844

Income before income tax expense	3,325	3,657	6,688	6,741

Income tax expense	1,243	1,165	2,402	2,207

Net income	2,082	2,492	4,286	4,534
Dividend on preferred stock	38	38	76	76
Net income available to common stockholders	$2,044	$2,454	$4,210	$4,458

Income per common share:
Basic	$0.34	$0.55	$0.70	$1.01
Diluted	$0.33	$0.54	$0.68	$0.98

Weighted average common shares outstanding:
Basic	6,018,323	4,444,932	6,016,572	4,413,319
Diluted	6,251,765	4,574,343	6,231,350	4,540,416

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Consolidated Statements of Comprehensive Income (Loss)
For the Three and Six Months Ended June 30, 2014 and 2013 (Unaudited)
(Dollar amounts in thousands)

		Three Months Ended June 30, 2014
Net income		$2,082
Other comprehensive gain, net of tax:
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $532	1,018
Reclassification adjustment for gains recognized in income, net of tax of $(5)	(11)
Total other comprehensive gain		1,007
Total comprehensive income		$3,089

		Six Months Ended June 30, 2014
Net income		$4,286
Other comprehensive gain, net of tax:
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $1,337	2,617
Reclassification adjustment for losses recognized in income, net of tax of $64	125
Total other comprehensive gain		2,742
Total comprehensive income		$7,028

		Three Months Ended June 30, 2013
Net income		$2,492
Other comprehensive loss, net of tax:
Unrealized losses on securities
Net change in unrealized loss on investment securities, net of tax of $(1,208)	(2,345)
Reclassification adjustment for gains recognized in income, net of tax of $(111)	(216)
Total other comprehensive loss		(2,561)
Total comprehensive loss		$(69)

		Six Months Ended June 30, 2013
Net income		$4,534
Other comprehensive loss, net of tax:
Unrealized losses on securities
Net change in unrealized loss on investment securities, net of tax of $(1,388)	(2,694)
Reclassification adjustment for gains recognized in income, net of tax of $(179)	(347)
Total other comprehensive loss		(3,041)
Total comprehensive income		$1,493

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
For the Six Months Ended June 30, 2014 and 2013 (Unaudited)
(Dollar amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Total
Balance at December 31, 2012	15,300	$61	4,333,209	$17,333	$41,038	$10,927	$(42)	$69,317

Net income	—	—	—	—	—	4,534	—	4,534

Other comprehensive loss	—	—	—	—	—	—	(3,041)	(3,041)

Stock compensation expense	—	—	—	—	48	—	—	48

Dividends on preferred stock - Series A	—	—	—	—	—	(76)	—	(76)

Sale of common stock	—	—	1,450,000	5,800	13,358	—	—	19,158

Balance at June 30, 2013	15,300	$61	5,783,209	$23,133	$54,444	$15,385	$(3,083)	$89,940

Balance at December 31, 2013	15,300	$61	6,014,801	$24,059	$56,632	$19,774	$(4,320)	$96,206

Net income	—	—	—	—	—	4,286	—	4,286

Other comprehensive gain	—	—	—	—	—	—	2,742	2,742

Stock compensation expense	—	—	—	—	91	—	—	91

Stock options exercised	—	—	5,500	22	33	—	—	55

Dividends on preferred stock - Series A	—	—	—	—	—	(76)	—	(76)

Balance at June 30, 2014	15,300	$61	6,020,301	$24,081	$56,756	$23,984	$(1,578)	$103,304

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2014 and 2013 (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$4,286	$4,534
Reconciliation of net income to net cash (used in) provided by operating activities:
Provision for loan losses	760	1,152
Deferred income tax (benefit)	(103)	15
Depreciation	292	302
Amortization and accretion on securities available for sale, net	520	632
Loss (gain) on sale of securities available for sale	189	(526)
Loss on sale of other real estate owned	10	28
Cash surrender value on bank owned life insurance	(232)	(83)
Stock compensation expense	91	48
Proceeds from sales of loans held for sale	88,054	190,925
Loans originated for resale	(96,235)	(166,066)
Gain on sale of loans	(2,560)	(5,273)
Changes in assets and liabilities:
Decrease in accrued interest receivable	87	30
(Increase) decrease in other assets	(1,623)	1,192
Increase (decrease) in other liabilities	57	(1,588)
Net cash (used in) provided by operating activities	(6,407)	25,322

Cash flows from investing activities:
Net increase in loans	(49,077)	(41,357)
Proceeds on sale of other real estate owned	373	279
Purchases of premises and equipment	(209)	(208)
Purchases of securities available for sale	(18,140)	(92,940)
Proceeds from repayments of securities available for sale	9,273	7,026
Proceeds from maturities and calls of securities available for sale	875	19,447
Proceeds from sale of securities available for sale	24,004	57,135
Redemption of FHLB stock	267	379
Purchase of FRB stock	(7)	(2)
Net cash (used in) investing activities	(32,641)	(50,241)

Cash flows from financing activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	47,242	30,882
Net increase in time deposits	17,474	38,510
Net decrease federal funds purchased	(10,000)	(13,000)
Net decrease in FHLB advances	(3,000)	(10,000)
Net increase in securities sold under agreements to repurchase	1,973	791
Issuance of common stock	—	19,158
Stock options exercised	55	—
Dividends on preferred stock	(76)	(76)
Net cash provided by financing activities	53,668	66,265

Net increase in cash and cash equivalents	14,620	41,346

Cash and cash equivalents at beginning of period	24,855	12,761

Cash and cash equivalents at end of period	$39,475	$54,107

Supplemental disclosure of cash flow information:
Cash payments for interest	$2,649	$2,682
Cash payments for income taxes	$2,624	$1,892

Supplemental disclosure of noncash investing activities:
Fair value adjustment on securities	$4,143	$(4,608)

See Accompanying Notes to Consolidated Financial Statements.

VIRGINIA HERITAGE BANK AND SUBSIDIARY
Notes to Consolidated Financial Statements (Unaudited)

Note 1 — General

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with applicable quarterly reporting regulations of the Securities and Exchange Commission and general banking industry practices. They do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. Therefore, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2013.

In the opinion of the Bank’s management, the accompanying unaudited consolidated financial statements contain all adjustments of a normal recurring nature necessary to present fairly the Bank’s financial condition as of June 30, 2014 and the results of operations and cash flows for the three and six months ended June 30, 2014 and 2013.

The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

Note 2 — Net Income Per Common Share

Net income per common share is computed based on the weighted-average number of shares of common stock outstanding during the year. Stock options of 214,778 as of June 30, 2014 and 127,096 as of June 30, 2013 were excluded from the calculation of net income per common share because their effect was anti-dilutive.

Note 3 — Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks and federal funds sold.

Note 4 — Investment Securities

The amortized cost, unrealized holding gains and losses, and the fair value of investment securities at June 30, 2014 and December 31, 2013 are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At June 30, 2014:
U.S. Treasury notes	$15,113	$—	$(96)	$15,017
U.S. Government agency securities	14,858	4	(342)	14,520
Municipal securities	22,314	—	(836)	21,478
Corporate securities	3,096	—	(98)	2,998
Mortgage-backed securities	61,118	101	(1,152)	60,067
SBA Loan Pool Certificate RMOF	159	17	—	176
Total	$116,658	$122	$(2,524)	$114,256

At December 31, 2013:
U.S. Treasury notes	$15,141	$—	$(188)	$14,953
U.S. Government agency securities	19,828	30	(681)	19,177
Municipal securities	26,761	—	(2,390)	24,371
Corporate securities	6,970	—	(240)	6,730
Mortgage-backed securities	64,478	52	(3,132)	61,398
SBA Loan Pool Certificate RMOF	201	4	—	205
Total	$133,379	$86	$(6,631)	$126,834

Securities in an unrealized loss position at June 30, 2014 and December 31, 2013, by duration of the unrealized loss, are shown below (in thousands). The unrealized loss positions were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better and all losses are considered temporary. Management intends to hold these securities until maturity and it is more likely than not that the Bank will not be required to sell these securities before a recovery of unrealized losses. At June 30, 2014 and December 31, 2013, the Bank had 83 and 110 securities, respectively, in an unrealized loss position.

	June 30, 2014
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations
U.S. Treasury notes	$—	$—	$15,017	$(96)
U.S. Government agency securities	7,211	(49)	6,382	(293)
Municipal securities	935	(3)	19,303	(833)
Corporate securities	—	—	2,998	(98)
Mortgage-backed securities	11,270	(89)	32,391	(1,063)
Total temporarily impaired securities	$19,416	$(141)	$76,091	$(2,383)

	December 31, 2013
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations
U.S. Treasury notes	$14,953	$(188)	$—	$—
U.S. Government agency securities	13,992	(391)	1,705	(290)
Municipal securities	12,167	(1,037)	12,204	(1,353)
Corporate securities	4,813	(56)	1,917	(184)
Mortgage-backed securities	53,489	(3,026)	2,637	(106)
Total temporarily impaired securities	$99,414	$(4,698)	$18,463	$(1,933)

Note 5 — Loans

Loans, excluding loans held for sale, at June 30, 2014 and December 31, 2013 are as follows (in thousands):

	June 30,	December 31,
	2014	2013

Commercial loans	$54,275	$52,032
Commercial real estate loans	374,088	374,038
Construction and development loans	139,151	109,107
Residential real estate loans	73,273	71,631
Consumer and other loans	115,257	100,117
Total loans	756,044	706,925

Less:
Allowance for loan losses	(10,372)	(9,790)
Deferred loan fees, net of origination costs	(907)	(1,038)
Loans, net	$744,765	$696,097

Note 6 — Allowance for Loan Losses

The allocation of the allowance for loan losses by segments at June 30, 2014 and December 31, 2013 are as follows (in thousands):

	June 30, 2014
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$466	$5,925	$2,041	$499	$711	$148	$9,790
Provision for loan losses	(77)	71	497	145	191	(67)	760
Charge-offs	—	(74)	—	(102)	(53)	—	(229)
Recoveries	—	10	—	3	38	—	51
Ending balance	$389	$5,932	$2,538	$545	$887	$81	$10,372

Ending balance:
Individually evaluated for impairment	$—	$212	$—	$115	$—	$—	$327
Collectively evaluated for impairment	389	5,720	2,538	430	887	81	10,045

Financing Receivables:
Ending balance:	$54,275	$374,088	$139,151	$73,273	$115,257		$756,044
Individually evaluated for impairment	33	3,127	235	499	—		3,894
Collectively evaluated for impairment	54,242	370,961	138,916	72,774	115,257		752,150

	December 31, 2013
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$811	$4,821	$1,302	$409	$916	$3	$8,262
Provision for loan losses	(352)	1,261	739	84	(113)	145	1,764
Charge-offs	—	(157)	—	—	(208)	—	(365)
Recoveries	7	—	—	6	116	—	129
Ending balance	$466	$5,925	$2,041	$499	$711	$148	$9,790

Ending balance:
Individually evaluated for impairment	$—	$265	$—	$134	$—	$—	$399
Collectively evaluated for impairment	466	5,660	2,041	365	711	148	9,391

Financing Receivables:
Ending balance	$52,032	$374,038	$109,107	$71,631	$100,117		$706,925
Individually evaluated for impairment	40	1,539	—	612	—		2,191
Collectively evaluated for impairment	51,992	372,499	109,107	71,019	100,117		704,734

The following is a summary of information pertaining to impaired loans by class at June 30, 2014 and December 31, 2013 (in thousands):

	June 30, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$33	$38	$—	$40	$1
Construction Residential	235	236	—	239	1
Residential Equity lines	223	237	—	237	4

With an allowance recorded:
Commercial Real Estate Owner occupied	3,127	3,127	212	3,143	79
Residential Equity lines	276	298	115	299	8

Total	$3,894	$3,936	327	$3,958	$93

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$40	$43	$—	$47	$3

With an allowance recorded:
Commercial Real Estate Owner occupied	1,539	1,539	265	1,782	51
Residential
Single family	101	101	3	237	—
Equity lines	511	535	131	535	25

Total	$2,191	$2,218	399	$2,601	$79

The following is a summary of the Bank’s credit quality information by class at June 30, 2014 and December 31, 2013 (in thousands):

	June 30, 2014
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$50,508	$324	$3,443	$—	$—
Commercial Real Estate
Owner occupied	115,246	—	3,308	1,909	—
Non-owner occupied	250,129	—	3,496	—	—
Construction
Residential	71,222	152	1,073	235	—
Other	66,069	—	400	—	—
Residential
Single family	41,566	—	2,184	—	—
Equity lines	14,327	—	139	597	—
Multifamily	14,460	—	—	—	—

Totals	$623,527	$476	$14,043	$2,741	$—

Consumer Credit Exposure - By Payment Activity	Performing	Nonperforming
Credit cards/Overdraft lines of credit	$68	$—
Consumer and other loans	115,189	—

	December 31, 2013
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$49,078	$422	$2,492	$40	$—
Commercial Real Estate
Owner occupied	116,919	—	3,340	299	—
Non-owner occupied	247,873	2,074	3,533	—	—
Construction
Residential	63,675	—	1,473	242	—
Other	43,717	—	—	—	—
Residential
Single family	38,034	3,075	—	101	—
Equity lines	12,213	—	204	511	—
Multifamily	17,493	—	—	—	—

Totals	$589,002	$5,571	$11,042	$1,193	$—

Consumer Credit Exposure - By Payment Activity	Performing	Nonperforming
Credit cards/Overdraft lines of credit	$55	$—
Consumer and other loans	100,062	—

The Bank assesses credit quality based on internal risk ratings of loans. Pass categories consist of Superior, Good, Average and Pass. Internal risk ratings are as follows:

Superior: Borrowers are generally major corporations, persons or business entities with virtually no credit risk due to the borrower’s unquestioned financial strength, superior liquidity and asset quality, strong income, substantial net worth, and outstanding debt service coverage or loans fully secured by liquid collateral.

Good: Borrowers are well established entities with a proven track record, or individuals with substantial financial capacity. Borrowers will have excellent liquidity and strong debt service coverage, excellent balance sheet with minimal leverage, financial performance above industry peers, sophisticated management, systems and reporting, and access to capital markets, private placement financing or bank financing with very favorable terms. Borrowers pose a minor credit risk.

Average: Borrowers generally exhibit acceptable business credit and some negative operating trends, little excess liquidity and modest debt service coverage, moderately high balance sheet leverage, financial ratios slightly below industry peers, and management, systems, and reporting is generally good. Borrowers pose average credit risk.

Pass: Loan conditions require more frequent monitoring due to lack of stability in the secondary repayment source. Weaknesses in earnings or in the balance sheet are considered temporary. Any unfavorable factors are mitigated by structuring, collateral or administrative controls.

Special Mention: Borrowers currently posing a higher than normal risk that deserve management’s close attention. Potential weaknesses may result in deterioration of the repayment ability of the borrower. Credits may exhibit one or a combination of the following characteristics: some degree of difficulty in servicing the debt, increased leverage, marginal profitability or interim losses indicative of a possible transition in financial condition, inadequate liquidity and declining operating trends, management weaknesses, or weak financial reporting.

Substandard: Relationships with unacceptable business credit, normal repayment in jeopardy, and necessitating a workout situation. Well defined weaknesses include: serious negative operating trends, insufficient debt service coverage, guarantors with limited resources, highly leveraged balance sheet, collateral shortfalls, management issues, and alternative financing is not evident. However, no loss of principal or interest is envisioned.

Doubtful: Relationships display many of the same weaknesses of a substandard credit; however, the risk factors are more dominant. Full repayment is highly questionable and improbable, debt service coverage is insufficient, the balance sheet may be insolvent, the company may be in liquidation, and management is weak and uncooperative. Partial loss of principal is likely.

Loss: The assets have been determined to be uncollectible and of such little value that the continuance as a bankable asset is not warranted. Asset is to be charged off in the month the loss rating is assigned.

The following is a summary of past due and nonaccrual loans by class at June 30, 2014 and December 31, 2013 (in thousands):

	June 30, 2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$938	$—	$—	$938	$53,337	$54,275	$—	$33
Commercial Real Estate
Owner occupied	—	—	—	—	120,463	120,463	—	1,909
Non-owner occupied	—	—	—	—	253,625	253,625	—	—
Construction
Residential	—	—	—	—	72,682	72,682	—	235
Other	—	—	—	—	66,469	66,469	—	—
Residential
Single family	249	—	—	249	43,501	43,750	—	—
Equity lines	—	—	—	—	15,063	15,063	—	499
Multifamily	—	—	—	—	14,460	14,460	—	—
Consumer
Credit cards	—	—	—	—	68	68	—	—
Other consumer	220	95	51	366	114,823	115,189	51	—
Total	$1,407	$95	$51	$1,553	$754,491	$756,044	$51	$2,676

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans
Commercial	$150	$—	$—	$150	$51,882	$52,032	$—	$40
Commercial Real Estate
Owner occupied	299	—	—	299	120,259	120,558	—	299
Non-owner occupied	—	—	—	—	253,480	253,480	—	—
Construction
Residential	—	—	242	242	65,148	65,390	—	242
Other	—	—	—	—	43,717	43,717	—	—
Residential
Single family	—	—	101	101	41,109	41,210	—	101
Equity lines	—	—	—	—	12,928	12,928	—	511
Multifamily	—	—	—	—	17,493	17,493	—	—
Consumer
Credit cards	—	—	—	—	55	55	—	—
Other consumer	152	46	17	215	99,847	100,062	17	—
Total	$601	$46	$360	$1,007	$705,918	$706,925	$17	$1,193

The Bank did not have any troubled debt restructurings which were modified during the six months ended June 30, 2014.

During the six months ended June 30, 2014 and year ended December 31, 2013, there were no troubled debt restructurings that subsequently defaulted. Total troubled debt restructurings at June 30, 2014 and December 31, 2013 totaled $1.7 million and $2.1 million, respectively.

Note 7 — Stock Compensation Plan

The Bank’s shareholders approved the 2010 Incentive Plan (the “Incentive Plan”) on May 20, 2010, to replace the 2006 Stock Option Plan, previously approved on June 15, 2006 for 250,000 shares of common stock. The Bank’s Incentive Plan reserves an additional 250,000 shares of common stock and may grant up to 25,000 options to each of its directors, officers and key employees of the Bank in any calendar year. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and an option’s maximum term is ten years. However, the Bank is currently restricted from granting any additional options as a result of the proposed merger with EagleBank, discussed further in Note 14 herein.

Both the 2006 and the 2010 Stock Options Plans provide for vesting of incentive stock options over a four year period from the date of each stock option grant with immediate vesting upon a sale event provided the participant (grantee) has been employed by (or rendered services to) the Bank for a period of at least six months as of the date of the sale event. A “sale event” means the consummation of (i) a voluntary dissolution or liquidation of the Bank, (ii) the sale of all or substantially all of the assets of the Bank to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Bank’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity. Any unrecognized compensation expense may be accelerated as a result of a sale event and related immediate vesting of stock options. The proposed merger between the Bank and EagleBank, discussed further in Note 14 herein, will be treated as a “sale event,” assuming that the merger is consummated.

The 2006 Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank’s organization had not been successful. The stock options granted to seed investors were fully vested upon date of grant. All shares granted in 2006 related to seed investors. A summary of stock option transactions and options outstanding for both plans as of and for the six months ended June 30, 2014 are as follows:

		Weighted	Weighted
		Average	Average	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(in thousands)
Outstanding at December 31, 2013	431,111	$11.83
Granted	54,750	20.25
Exercised	(5,500)	(10.00)
Forfeited	—	—
Outstanding at June 30, 2014	480,361	$11.64	5.87 years	$7,220

Options exercisable at June 30, 2014	322,799	$9.94	7.08 years	$5,668

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Six Months Ended June 30, 2014

Weighted-average risk-free interest rate	1.73%
Dividend yield	0.00%
Estimated stock price volatility	31.22%
Expected life	7 years
Per share weighted-average grant-date fair value of options issued during the period	$7.33

The Bank recognized compensation expense of $91,000 and $48,000 for the six months ended June 30, 2014 and 2013, respectively, relating to employee stock options. The unrecognized compensation expense remaining at June 30, 2014 is $622,000, which will be recognized over an average remaining period of approximately 3.5 years absent consummation of the merger discussed further in Note 14 herein.

Note 8 — Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 2014, the Bank exceeded all capital adequacy requirements to which it is subject.

As of June 30, 2014, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts (in thousands) and percentages are also presented in the following table:

					Minimum
					To Be Well
					Capitalized Under
			Minimum		Prompt Corrective
	Actual		Capital Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2014:
Total Capital (to Risk Weighted Assets)	$114,698	14.62%	$62,780	8.00%	$78,475	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$104,882	13.37%	$31,390	4.00%	$47,085	6.00%
Tier 1 Capital (to Average Assets)	$104,882	11.32%	$37,045	4.00%	$46,306	5.00%

As of December 31, 2013:
Total Capital (to Risk Weighted Assets)	$109,768	14.86%	$59,106	8.00%	$73,882	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$100,526	13.61%	$29,553	4.00%	$44,329	6.00%
Tier 1 Capital (to Average Assets)	$100,526	11.72%	$34,307	4.00%	$42,884	5.00%

Note 9 — Income Taxes

The components of income tax expense are as follows (in thousands):

	Six Months Ended June 30,
	2014	2013
Current	$2,505	$2,192
Deferred	(103)	15
Income tax	$2,402	$2,207

Note 10 — Recent Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-01, “Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. ASU 2014-01 is not anticipated to have a material impact on the Bank’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. ASU 2014-04 is not anticipated to have a material impact on the Bank’s consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in this ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results and include disposals of a major geographic area, a major line of business, or a major equity method investment. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. Additionally, the new guidance requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Bank does not expect the adoption of ASU 2014-08 to have a material impact on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606”. This ASU applies to any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, most industry-specific guidance, and some cost guidance included in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To be in alignment with the core principle, an entity must apply a five step process including: identification of the contract(s) with a customer, identification of performance obligations in the contract(s), determination of the transaction price, allocation of the transaction price to the performance obligations, and recognition of revenue when (or as) the entity satisfies a performance obligation. Additionally, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer have also been amended to be consistent with the guidance on recognition and measurement. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Bank is currently assessing the impact that ASU 2014-09 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The amendments in this ASU remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the removal of Topic 915, “Development Stage Entities”, from the FASB Accounting Standards Codification. In addition, this ASU adds an example disclosure and removes an exception provided to development stage entities in Topic 810, “Consolidation”, for determining whether an entity is a variable interest entity. The presentation and disclosure requirements in Topic 915 will no longer be required for the first annual period beginning after December 15, 2014. The revised consolidation standards are effective for annual periods beginning after December 15, 2015. Early adoption is permitted. The Bank does not expect the adoption of ASU 2014-10 to have a material impact on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-11, “Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures”. This ASU aligns the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. The new guidance eliminates sale accounting for repurchase-to-maturity transactions and supersedes the guidance under which a transfer of a financial asset and a contemporaneous repurchase financing could be accounted for on a combined basis as a forward agreement. The amendments in the ASU also require a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. Additional disclosures will be required for the nature of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments in this ASU are effective for the first interim or annual period beginning after December 15, 2014; however, the disclosure for transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Early adoption is not permitted. The Bank is currently assessing the impact that ASU 2014-11 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share- Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The new guidance applies to reporting entities that grant employees share-based payments in which the terms of the award allow a performance target to be achieved after the requisite service period. The amendments in the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Existing guidance in “Compensation — Stock Compensation (Topic 718)”, should be applied to account for these types of awards. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted and reporting entities may choose to apply the amendments in the ASU either on a prospective or retrospective basis. The Bank is currently assessing the impact that ASU 2014-12 will have on its consolidated financial statements.

Note 11 — Fair Value Measurements

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Bank.

The accounting standards clarify that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Additional guidance was issued to clarify the application of fair value measurements in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Accounting standards specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

• Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale:

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following table presents the balances of assets and liabilities measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013 (in thousands). There have been no changes in the methodologies used at June 30, 2014 and December 31, 2013.

		Fair Value Measurements at June 30, 2014 Using
			(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	June 30, 2014	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury notes	$15,017	$—	$15,017	$—
U.S. Government agency securities	14,520	—	14,520	—
Municipal securities	21,478	—	21,478	—
Corporate securities	2,998	—	2,998	—
Mortgage-backed securities	60,067	—	60,067	—
SBA Loan Pool Certificate RMOF	176	—	176	—

		Fair Value Measurements at December 31, 2013 Using
			(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury notes	$14,953	$—	$14,953	$—
U.S. Government agency securities	19,177	—	19,177	—
Municipal securities	24,371	—	24,371	—
Corporate securities	6,730	—	6,730	—
Mortgage-backed securities	61,398	—	61,398	—
SBA Loan Pool Certificate RMOF	205	—	205	—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain assets recorded at fair value on a nonrecurring basis in the consolidated financial statements.

Loans Held for Sale:

Loans held for sale are carried at the lower of cost or market value on an individual loan basis. These loans currently consist of one-to-four family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the three months ended June 30, 2014 and year ended December 31, 2013. Gains and losses on sale of loans are recorded on the Consolidated Statements of Income.

Impaired Loans:

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets, including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over a year old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Other Real Estate Owned:

Other real estate owned (“OREO”) is measured at fair value using a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside the Bank using observable market data (Level 2). However, if an appraisal of the real estate property is over a year old, then the fair value is considered to be Level 3.

The following table summarizes our assets that were measured at fair value on a nonrecurring basis as of June 30, 2014 and December 31, 2013 (in thousands).

		Fair Value Measurements at June 30, 2014 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	June 30, 2014	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$21,471	$—	$21,471	$—
Impaired Loans	3,076	—	—	3,076
Other Real Estate Owned	136	—	—	136

		Fair Value Measurements at December 31, 2013 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$10,730	$—	$10,730	$—
Impaired Loans	1,752	—	—	1,752
Other Real Estate Owned	519	—	—	519

The following table displays quantitative information about Level 3 Fair Value Measurements for June 30, 2014 and December 31, 2013 (in thousands):

	Quantitative information about Level 3 Fair Value Measurements at June 30, 2014
	(in thousands)
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range

Impaired loans	$3,076	Discounted appraised value	Selling cost	5% - 10%

Other real estate owned	136	Discounted appraised value	Selling cost	5% - 10%

	Quantitative information about Level 3 Fair Value Measurements at December 31, 2013
	(in thousands)
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range

Impaired loans	$1,752	Discounted appraised value	Selling cost	5% - 10%

Other real estate owned	519	Discounted appraised value	Selling cost	5% - 10%

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Interest Bearing Deposits in Banks. The carrying amounts of interest bearing deposits maturing within ninety days approximate their fair values.

Available for sale securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or third party pricing models.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. See above for valuation of impaired loans.

Loans Held for Sale. The fair value of loans held for sale is based on outstanding commitments from investors.

Federal Home Loan Bank Stock and Federal Reserve Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock and Federal Reserve Bank stock is based on its redemption value.

Bank Owned Life Insurance. Bank owned life insurance represents insurance policies on certain key employees. The cash value of the policies is estimated using information provided by the insurance carrier. These policies are carried at their cash value, which approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings. The carrying amounts of borrowings under retail customer repurchase agreements and federal funds purchased approximate fair value.

Accrued Interest. The carrying amounts of accrued interest approximate their fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments were deemed immaterial at June 30, 2014 and December 31, 2013.

The estimated fair values of the Bank’s financial instruments at June 30, 2014 and December 31, 2013 are as follows (in thousands):

		Fair Value Measurements at June 30, 2014 Using
		(in thousands)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$39,475	$39,475	$—	$—
Securities available for sale	114,256	—	114,256	—
Loans	744,765	—	737,138	—
Loans held for sale	21,471	—	21,471	—
Federal Home Loan Bank stock	3,956	—	3,956	—
Federal Reserve Bank stock	2,424	—	2,424	—
Accrued interest receivable	2,292	—	2,292	—
Bank owned life insurance	15,640	—	15,640	—

Financial liabilities:
Deposits	776,116	—	776,127	—
FHLB advances	70,000	—	71,016	—
Securities sold under agreements to repurchase	3,040	—	3,040	—
Accrued interest payable	202	—	202	—

		Fair Value Measurements at December 31, 2013 Using
		(in thousands)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$24,855	$24,855	$—	$—
Securities available for sale	126,834	—	126,834	—
Loans	696,097	—	689,646	—
Loans held for sale	10,730	—	10,730	—
Federal Home Loan Bank stock	4,223	—	4,223	—
Federal Reserve Bank stock	2,417	—	2,417	—
Accrued interest receivable	2,379	—	2,379	—
Bank owned life insurance	15,408	—	15,408	—

Financial liabilities:
Deposits	711,400	—	711,803	—
Federal funds purchased	10,000	—	10,000	—
FHLB advances	73,000	—	74,131	—
Securities sold under agreements to repurchase	1,067	—	1,067	—
Accrued interest payable	201	—	201	—

Note 12 — Business Segments

The Bank operates three principal business segments: Retail Banking, Mortgage Banking and Indirect Lending. Revenues from Retail Banking operations consist primarily of interest earned on loans and investment securities and service charges on deposit accounts. Mortgage Banking operating revenues consist principally of gains on sales of loans in the secondary market, loan origination fee income and interest earned on mortgage loans held for sale. Revenues from Indirect Lending consist primarily of interest earned on automobile retail installment sales contracts. Operating expenses for the Mortgage Banking and Indirect Lending segments consist largely of direct expenses only while the majority of the Bank’s operating expenses and income tax expense is shown in the Retail Banking segment in 2013 (in thousands).

	Six Months Ended June 30, 2014 (Unaudited)
	Retail Banking	Mortgage Banking	Indirect Lending	Combined
Revenues:
Interest income	$17,185	$366	$1,028	$18,579
Gains on sales of loans	—	2,560	—	2,560
Other noninterest income	590	285	66	941
Total operating income	17,775	3,211	1,094	22,080

Expenses:
Provision for loan losses	593	40	127	760
Interest expense	2,297	50	303	2,650
Salaries and employee benefits	4,722	1,914	105	6,741
Other noninterest expenses	4,233	859	149	5,241
Total operating expenses	11,845	2,863	684	15,392

Income before income tax expense	5,930	348	410	6,688

Income tax expense	2,142	119	141	2,402

Net income	$3,788	$229	$269	$4,286

Total assets	$810,965	$29,933	$114,787	$955,685

Capital expenditures	$205	$1	$3	$209

	Year Ended December 31, 2013
	Retail Banking	Mortgage Banking	Indirect Lending	Combined
Revenues:
Interest income	$30,823	$925	$2,189	$33,937
Gains on sales of loans	557	7,362	—	7,919
Other noninterest income	1,911	742	104	2,757
Total operating income	33,291	9,029	2,293	44,613

Expenses:
Provision for loan losses	1,727	—	37	1,764
Interest expense	4,457	159	624	5,240
Salaries and employee benefits	9,103	4,684	490	14,277
Other noninterest expenses	7,211	2,507	268	9,986
Total operating expenses	22,498	7,350	1,419	31,267

Income before income tax expense	10,793	1,679	874	13,346

Income tax expense	4,346	—	—	4,346

Net income	$6,447	$1,679	$874	$9,000

Total assets	$779,937	$15,985	$98,919	$894,841

Capital expenditures	$347	$57	$1	$405

Note 13 — Reclassifications Out of Other Comprehensive Income

The reclassifications out of other comprehensive income are as follows (in thousands):

	Amounts Reclassified
	Other Comprehensive
Details about Other	June 30,		Affected Line Item in the Statement
Comprehensive Components	2014	2013	Where Net Income is Presented
Available for sale securities
Realized (loss) gain on sale of securities	$(189)	$526	(Loss) gain on sale of securities available for sale
	(64)	179	Income tax
	$(125)	$347	Net income

Note 14 — Proposed Merger

On June 9, 2014, the Bank announced that they have entered into a definitive agreement with Eagle Bancorp, Inc. (“Eagle”), the parent company of EagleBank (“EagleBank”). The merger agreement calls for the Bank to be merged into EagleBank, with EagleBank being the surviving institution.

Each shareholder of the Bank will be entitled to receive a combination of Eagle common stock and cash for each share of Bank common stock they own. So long as the average closing price of a share of Eagle common stock over a 20 trading day period ending five trading days prior to closing (the “Eagle Average Price”) is at least $29.00 and not more than $35.50, then each share of Bank common stock would be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle Average Price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share. If the Eagle Average Price is higher than $35.50, then each share of Bank common stock would be converted into 0.6056 shares of Eagle common stock, and the cash consideration per share would increase above $7.50 as illustrated in the table below. If the Eagle Average Price is less than $29.00, then, generally, each share of Bank common stock would be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle Average Price less $7.50.

Note 15 — Subsequent Events

In preparing these financial statements, the Bank has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued. Management has concluded there were no material subsequent events to be disclosed as of September 8, 2014.

Annex A

Agreement and Plan of Reorganization

Dated as of June 9, 2014

By and Among

Eagle Bancorp, Inc.

EagleBank

and

Virginia Heritage Bank

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 9, 2014, by and among Eagle Bancorp, Inc., a Maryland corporation, ("Parent"), EagleBank, Maryland-chartered bank and wholly owned subsidiary of Parent ("Bank Subsidiary"), and Virginia Heritage Bank, a Virginia banking corporation (the "Company").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the VFIC, the VSCA, the MFIC and the MGCL, the Company will merge with and into Bank Subsidiary (the "Merger"), with Bank Subsidiary as the surviving institution in the Merger (sometimes referred to in such capacity as the "Surviving Bank"); and

        WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that this Agreement and the transactions contemplated hereby are advisable, and has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the Boards of Directors of Parent and Bank Subsidiary have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Bank Subsidiary, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization;

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07(f).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Aggregate Cash Consideration" means the aggregate amount of cash payable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

        "Aggregate Merger Consideration" means the aggregate amount of cash payable and shares of Parent Common Stock issuable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

        "Aggregate Stock Consideration" means the aggregate number of shares of Parent Common Stock issuable to holders of Company Common Stock in connection with the Merger pursuant to Section 3.01.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Articles of Merger" means the articles of merger to be filed with the SCC and SDAT as provided in Section 2.02(b).

        "Average Closing Price" has the meaning set forth in Section 8.01(d)(iii)(3)(i).

        "Bank Subsidiary" has the meaning set forth in the preamble to this Agreement.

        "Bank Subsidiary Articles" means the Articles of Incorporation of Bank Subsidiary.

        "Bank Subsidiary Board" means the Board of Directors of Bank Subsidiary.

        "Bank Subsidiary Bylaws" means the Bylaws of Bank Subsidiary.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Book-Entry Shares" means shares of Company Common Stock held in book-entry form immediately prior to the Effective Time.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

        "Change of Recommendation" has the meaning set forth in Section 6.07(c).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Articles" means the Articles of Incorporation of Company, as amended.

        "Company Board" means the Board of Directors of Company.

        "Company Board Recommendation" has the meaning set forth in Section 6.02.

        "Company Bylaws" means the Bylaws of Company.

        "Company Common Stock" means the common stock, $4.00 par value per share, of the Company.

        "Company Contract" has the meaning set forth in Section 5.03(k)(i).

        "Company Financial Statements" means (i) the audited statements of financial condition and statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2012 and 2013 and (ii) the unaudited statements of financial condition and statements of income, comprehensive income, changes in shareholders' equity and cash flows for the monthly, quarterly and annual periods ended subsequent to December 31, 2013.

        "Company Intellectual Property" has the meaning set forth in Section 5.03(r)(ii).

        "Company Meeting" has the meaning set forth in Section 6.02.

        "Company Preferred Stock" means the preferred stock of Company.

        "Company Stock Option" has the meaning set forth in Section 3.08.

        "Company Stock Option Plans" has the meaning set forth in Section 3.08.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(b).

        "Covered Employee" has the meaning set forth in Section 6.10(a).

        "CRA" has the meaning set forth in Section 5.03(i)(v).

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Determination Date" has the meaning set forth in Section 8.01(d)(iii)(3)(ii).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(b).

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" has the meaning set forth in Section 5.03(m)(i).

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(i).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" means the number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 3.01 on a per share basis.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of Atlanta.

        "Final Index Price" has the meaning set forth in Section 8.01(d)(iii)(3)(iii).

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.09(a).

        "Index Group" has the meaning set forth in Section 8.01(d)(iii)(3)(iv).

        "Initial Index Price" has the meaning set forth in Section 8.01(d)(iii)(3)(v).

        "Insurance Amount" has the meaning set forth in Section 6.09(c).

        "Intellectual Property" has the meaning set forth in Section 5.03(r)(ii).

        "Knowledge", when used with respect to Company, or any Company Subsidiary, means the actual knowledge, after reasonable due inquiry, of David P. Summers, Charles C. Brockett, Cindy L. Fusselle, Richard A. Hutchison and Richard C. Johnson; and when used with respect to Parent or Bank Subsidiary means the actual knowledge, after reasonable due inquiry, of Ronald D. Paul, Michael T. Flynn, James H. Langmead, Janice L. Williams and Susan G. Riel.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than a charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance that is a Permitted Lien.

        "Loans" has the meaning set forth in Section 5.03(p).

        "Material Adverse Effect" means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a "Material Adverse Effect" shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements or published interpretations thereof, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or changes to published interpretations thereof by Governmental Authorities, (C) changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof unless separately excluded hereunder, (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (F) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), and (E), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the number of shares of Parent Common Stock, and the amount of cash into which each share of Company Common Stock shall be converted, pursuant to the provisions of Article III.

        "MFIC" means the Financial Institutions Article of the Maryland Code.

        "MGCL" means the Maryland General Corporation Law.

        "NASDAQ" means The NASDAQ Stock Market.

        "Notice of Superior Proposal" has the meaning set forth in Section 6.07(d)(ii)(1).

        "Ordinary Course of Business" means, with respect to any Person, the ordinary course of such Person's business consistent with past custom and practice (including with respect to quantity and frequency).

        "Outside Date" has the meaning set forth in Section 8.01(c).

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Parent Average Share Price" means the average of the closing price per share of Parent Common Stock, as reported on NASDAQ for the Parent Price Determination Period.

        "Parent Price Determination Period" means the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

        "Parent Board" means the Board of Directors of the Parent.

        "Parent Bylaws" means the Bylaws of Parent.

        "Parent Certificate" means the Certificate of Incorporation of Parent.

        "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

        "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

        "Permitted Lien" means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent and payable or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other entity.

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided however, that any information set forth in any one section of a party's Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of its Disclosure Schedule.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Regulatory Approvals" has the meaning set forth in Section 5.03(f)(i).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SCC" means the Virginia State Corporation Commission.

        "SDAT means the Maryland State Department of Assessments and Taxation.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Series A Preferred Stock" means the Senior Non-Cumulative Perpetual Preferred Stock, Series A, $4.00 par value, of the Company.

        "Shareholder Approval" has the meaning set forth in Section 6.02.

        "Starting Date" has the meaning set forth in Section 8.01(d)(iii)(3)(vi).

        "Starting Price" has the meaning set forth in Section 8.01(d)(iii)(3)(vii).

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(g).

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) required to be filed with a Governmental Authority with respect to any Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, Parent, or Bank Subsidiary, as applicable.

        "Transaction" means the Merger and any other transactions contemplated by this Agreement.

        "VFIC" means the Financial Institutions and Services Article of the Virginia Code.

        "VSCA" means the Virginia Stock Corporation Act.

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Bank Subsidiary (the "Merger") in accordance with the Agreement and the applicable provisions of the VFIC, the VSCA, the MGCL and the MFIC, the separate corporate existence of the Company shall cease and Bank Subsidiary shall survive and continue to exist as a bank incorporated under the laws of Maryland and as a wholly owned subsidiary of Parent (Bank Subsidiary, as the surviving bank in the Merger, is sometimes referred to herein as the "Surviving Bank").

          (b)    Name.    The name of the Surviving Bank shall be "EagleBank."

          (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Bank Subsidiary Articles and the Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Bank.    The directors of the Surviving Bank immediately after the Merger shall be the directors of Bank Subsidiary immediately prior to the Merger, and David P. Summers, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Bank Subsidiary immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Directors of Parent.    The directors of Parent immediately after the Merger shall be the directors of Parent immediately prior to the Merger, and David P. Summers, each of whom shall serve until his or her successor shall be duly elected and qualified.

          (f)    Authorized Capital Stock.    The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Bank Subsidiary Articles immediately prior to the Merger.

          (g)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the VFIC, the VSCA, the MGCL and the MFIC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        2.02    Effective Date and Effective Time; Closing.

          (a)   The closing of the Merger (the "Closing") shall occur at the principal offices of Parent, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall, except as agreed upon in writing, be not later than the later of (i) 10 business days following the date which the parties are in receipt of the latest to occur of all requisite Regulatory Approvals, Shareholder Approval, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto; or (ii) the last day of the month in which the parties are in receipt of the latest to occur of all requisite Regulatory Approvals, Shareholder Approval, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

          (b)   The Merger shall become effective at the latest of: (i) the filing of appropriate articles of merger with the SDAT; (ii) the filing of appropriate articles of merger with the SCC; and (iii) the time set forth in the Articles of Merger (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Company Common Stock:

          (a)    Bank Subsidiary Common Stock.    Each share of Bank Subsidiary Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    (i) Company Common Stock.    Subject to the provisions of this Section 3.01(b) and Sections 3.05, 3.06 3.10 and 8.01(d)(iii), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock held by the Company or any Company Subsidiary (other than in a fiduciary capacity) or by Parent or any Parent Subsidiary (other than in a fiduciary capacity)), shall be converted into, and shall be canceled in exchange for, the right to receive:

            (x)   to the extent the Parent Average Share Price is equal to or greater than $29.00 but less than or equal to $35.50, (A) $7.50 in cash and (B) a number of shares of Parent Common Stock equal to (1) $21.50 divided by (2) the Parent Average Share Price, rounded to four decimal places (by way of example and for illustrative purposes only, if the Parent Average Share Price is $33.00, the total per share Merger Consideration would amount to $29.00, consisting of $7.50 in cash and $21.50 in Parent Common Stock, i.e., 0.6515 shares ($21.50/$33.00 = 0.6515));

            (y)   to the extent the Parent Average Share Price is less than $29.00, (A) $7.50 in cash and (B) a number of shares of Parent Common Stock equal to the quotient of (1) the Parent Average Share Price less $7.50, divided by (2) the Parent Average Share Price, rounded to four decimal places (by way of example and for illustrative purposes only, if the Parent Average Share Price is $27.00, the total per share Merger Consideration would amount to $27.00, consisting of $7.50 in cash and $19.50 in Parent Common Stock, i.e., 0.7222 shares ($19.50/$27.00 = 0.7222)), provided, however, that (a) to the extent (AA) Parent issues or sells any shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, other than shares of Parent Common Stock issuable upon exercise of Parent Rights outstanding on the date hereof or Parent stock options issued after the date hereof in the Ordinary Course of Business, and (BB) the Parent Average Share Price is less than $28.00, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock held by the Company or any Company Subsidiary (other than in a fiduciary capacity) or by Parent or any Parent Subsidiary (other than in a fiduciary capacity)), shall be converted into, and shall be canceled in exchange for, the right to receive (y) $7.50 in cash and (z) a number of shares of Parent Common Stock equal to the quotient of $20.50 divided by the Parent Average Share

    Price, rounded to four decimal places, further provided, (b) that in no case shall Parent issue pursuant to this provision a number of shares of Parent Common Stock which exceeds 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to such issuance; or

            (z)   to the extent the Parent Average Share Price is greater than $35.50, (A) an amount of cash equal to the product of (a) 0.8169 and (b) the Parent Average Share Price and (c) 0.258621 and (B) 0.6056 shares of Parent Common Stock (by way of example and for illustrative purposes only, if the Parent Average Share Price is $36.00, the total per share Merger Consideration would amount to $29.41, consisting of $7.61 ($36.00 × 0.8169 × 0.258621) in cash and $21.80 ($36.00 × 0.6056) in Parent Common Stock).

             (ii)  Notwithstanding any other provision of this Agreement, if at the time of the Closing, the value of Aggregate Stock Consideration is less than 45% of the Aggregate Merger Consideration, then the cash portion of the Merger Consideration shall be reduced by the amount necessary to cause the Aggregate Cash Consideration to equal 55% of the Aggregate Merger Consideration, and the Exchange Ratio shall be increased by the number of shares necessary to cause the Aggregate Stock Consideration to equal 45% of the Aggregate Merger Consideration.

          (c)    Series A Preferred Stock.    In the event that each issued and outstanding share of Series A Preferred Stock, with a liquidation preference of $1,000 per share, is not redeemed prior to or contemporaneously with the transactions contemplated by this Agreement, each Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Parent which shall be designated as Senior Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, with a liquidation preference of $1,000 per share, of the Parent, and otherwise having such other rights, preferences privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to the Effective Time, taken as a whole.

        3.02    [Intentionally Omitted]

        3.03    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    The agent designated by Parent (who, if different than Parent's then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as the exchange agent for purposes of the Merger (the "Exchange Agent") shall, and Parent shall cause the Exchange Agent to, mail or deliver to each holder of record of Company Common Stock not later than 10 days following mailing of the Proxy Statement, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent and which shall have been approved in form by the Company) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. For those holders of Company Common Stock who have not surrendered a properly completed letter of transmittal and Certificate(s) or Book-Entry Shares evidencing the shares of Company Common Stock prior to the Effective Time, the Exchange Agent shall send such holders another letter of transmittal promptly following the Closing.

          (b)    Parent Deliveries.    At least one (1) Business Day prior to the Closing, for the benefit of the holders of Certificate(s) or Book-Entry Shares, (i) Parent shall deliver to the Exchange Agent certificates, or at Parent's option, evidence of shares in book entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock as part of the

  Merger Consideration and (ii) Parent shall deliver, or cause Bank Subsidiary to deliver, to the Exchange Agent, the cash portion of the Merger Consideration payable pursuant to this Article III, each to be given to the holders of Company Common Stock in exchange for their Certificate(s) and Book-Entry Shares as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)    Exchange Agent Deliveries.

              (i)  Upon the Closing, each holder of an outstanding Certificate(s) or Book-Entry Shares who has surrendered such Certificate(s) or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Parent Common Stock and the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate(s) or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificate(s) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  If a holder of Company Common Stock surrenders its Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at least five (5) Business Days prior to the Closing Date, then Parent shall cause the Exchange Agent to deliver, within five (5) Business Days following the Closing Date, to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 3.01(b). If a holder of Company Common Stock surrenders such Certificate(s) and/or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) Business Days prior to the Closing Date, then Parent shall cause the Exchange Agent to promptly, but in no event later than five (5) Business Days following receipt of such Certificate(s) and/or Book-Entry Shares and properly executed letter of transmittal, deliver to such holder the Merger Consideration into which the shares of Company Common Stock represented thereby have been converted pursuant to Section 3.01(b).

            (iii)  Each outstanding Certificate or Book-Entry Share which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock and/or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificate(s) or Book-Entry Shares and, if such Certificate(s) or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and/or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 3.02 until such Person surrenders the Certificate(s) or Book-Entry Shares representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount required by the practices and policies of the Exchange Agent and/or Parent's transfer agent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

          (e)    Unclaimed Merger Consideration.    Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(b) that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of the Company who have not theretofore complied with Section 3.03(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. In the event that any former shareholder of the Company shall not have properly surrendered his or her Certificates or Book-Entry Shares representing shares of Company Common Stock within such period, the shares of Parent Common Stock that would otherwise have been issued to such shareholder may, at the option of Parent, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, and the Per Share Cash Consideration in respect of such holder's shares of Company Common Stock, shall be held by Parent for such shareholder's benefit in a non-interest bearing deposit account at Bank Subsidiary or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC"), chosen by Parent in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for Parent Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Company, without interest, upon proper surrender of his or her Certificates or Book-Entry Shares. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Shares for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Shares, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.04    Rights as Shareholders.     At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III.

        3.05    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificate(s) or Book-Entry Shares surrendered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Parent Average Share Price, rounded to the nearest whole cent (with one-half cent being rounded upward). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.06    Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and any amounts dependent on the Exchange Ratio shall be adjusted accordingly; provided that an offering or sale of Parent Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the Parent Common Stock.

        3.07    Withholding Rights.     Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

        3.08    Stock Options.     At the Effective Time, each option to acquire Company Common Stock (the "Company Stock Options") outstanding under the Company 2006 Stock Option Plan or 2010 Long-Term Incentive Plan (each a "Company Stock Plan" and collectively, the "Company Stock Plans") issued and outstanding at the Effective Time, shall be converted into and become options to purchase Parent Common Stock. Parent shall assume each Company Stock Option in accordance with the terms and conditions of the Company Stock Plan, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Stock Options; provided, however, that from and after the Effective Time, a Company Stock Option shall be exercisable solely for Parent Common Stock; the number of shares of Parent Common Stock which may be acquired pursuant to such Company Stock Option shall be determined by: (A) dividing the Exchange Ratio by 0.741321, rounded to four decimal places (the "Option Exchange Ratio"), provided that the Option Exchange Ratio shall not exceed 1.0000 or be less than 0.8169, and (B) multiplying the Option Exchange Ratio by the number of shares of Company Common Stock subject to such option, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Company Common Stock divided by the Option Exchange Ratio, rounded up to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code, as to each Company Stock Option which is an incentive stock option. To the extent that the foregoing assumption and adjustment shall not be consistent with the requirements of Section 424 of the Code, be impermissible under any agreement evidencing a grant under the Company Stock Plans or other agreement between the Company and an optionee regarding Company Stock Options, or otherwise be impermissible, then the Company Stock Options shall be equitably adjusted to be exercisable for such consideration or combination of forms of consideration as Parent and Company may agree.

        3.09    Reservation of Shares.     Prior to the Closing, the Parent Board shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares in exchange for shares of Company Common Stock in the Merger.

        3.10    Changes in Company Common Stock or Parent Common Stock.     Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, such as any applicable exchange ratio, shall be correspondingly adjusted to provide the holders of Company Common Stock and other securities the same economic effect as contemplated by this Agreement prior to such event.

        3.11    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

 ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Conduct of Business Prior to the Effective Time.     Except as expressly contemplated by or permitted by this Agreement, as required by applicable law, or with the prior written consent of Parent or Bank Subsidiary (not to be, in the exercise of Parent's good faith discretion, unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company shall:

          (a)   conduct its business only in the Ordinary Course of Business;

          (b)   use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, Governmental Authorities and others having business dealings with it;

          (c)   take no action which would reasonably be expected to adversely affect or materially delay (x) the receipt of any approvals of any Governmental Authorities required to consummate the transactions contemplated by this Agreement; (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or (z) the consummation of the transactions contemplated by this Agreement;

          (d)   comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to the Company and the conduct of its business;

          (e)   promptly following receipt, and prior to taking any action in respect thereof, advise Parent of any request to repurchase or reacquire any Company Sold Loan, or to make any payment in respect of any Company Sold Loan, or to indemnify any person in respect of an Company Sold Loan; and

          (f)    cooperate fully with Parent to make Company employees available at reasonable times for training and/or transition and systems conversions planning prior to Closing, provided that such cooperation does not materially interfere with their duties with the Company.

        4.02    Company Forbearances.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable law, the Company shall not, without the prior written consent of Parent or Bank Subsidiary (not to be, in the exercise of Parent's good faith discretion, unreasonably withheld):

          (a)   other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock; or (ii) issue or grant, or extend or modify the terms of any Rights to acquire Company Common Stock;

          (b)   (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends on its Series A Preferred Stock), whether payable in cash, Company stock or other property, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than repurchases of common shares in the Ordinary Course of Business to satisfy obligations under the Company's Benefit Plans);

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business in a transaction that, together with other such transactions, is not material to it, or enter into any new Company Contract;

          (d)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of, or ownership interests in, any other entity; except as permitted by Section 6.07, merge into any other Person or permit any other Person to merge into it, or consolidate with any other Person; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the Ordinary Course of Business or as expressly required by this Agreement;

          (e)   amend the Company Articles or the Company Bylaws;

          (f)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

          (g)   open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

          (h)   issue any new or replacement certificate for any shares of Company Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

          (i)    take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

          (j)    except (A) as required under applicable law or the terms of any of the Company's Benefit Plans, (B) for the payment, immediately prior to Closing, of pro rata cash bonuses to employees of the Company based on accrual rates established based on past practice, or (C) in the Ordinary Course of Business, (i) materially increase in any manner the compensation or benefits of any of the directors, officers or employees of the Company, (ii) become a party to, establish, materially amend, commence participation in or terminate any stock option plan or other stock-based compensation plan, severance, termination, change in control, pension, retirement, profit-sharing, or other material employee benefit plan or agreement, or (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of the Company's Benefit Plans;

          (k)   notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (l)    incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

          (m)  enter into any new line of business, or change its lending, investment, asset/liability, management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

          (n)   adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

          (o)   foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

          (p)   settle any material litigation without prior notice to Parent;

          (q)   sell or otherwise dispose of any OREO property having a carrying value of $350,000 or more without prior consultation with Parent; or

          (r)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.02.

        4.03    Parent Forbearances.     Except as expressly contemplated or permitted by this Agreement, as required by applicable law or with the prior written consent of the Company (not to be, in the exercise of the Company's good faith discretion, unreasonably withheld), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a)   amend the Parent Certificate or Parent Bylaws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect the Company, the stockholders of Company or the transactions contemplated by this Agreement;

          (b)   notwithstanding anything herein to the contrary, take, or willfully omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (c)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the ability of Parent or Bank Subsidiary to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated or to perform its covenants and agreements under this Agreement hereby; (y) the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or(z) to consummate the transactions contemplated hereby; or

          (d)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.03.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    [Intentionally Omitted]

        5.03    Representations and Warranties of the Company.     Subject to Section 5.01, the Company hereby represents and warrants to Parent:

          (a)    Organization, Standing and Authority.    The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of the Company are insured by the

  FDIC in the manner and to the maximum extent provided by applicable law, and the Company has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Company Articles and the Company Bylaws which have previously been made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)    Capital Stock.    The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 6,018,801 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of Company Preferred Stock, of which 15,300 shares of Series A Preferred Stock were issued and outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock or Series A Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company's Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Stock Option and the exercise or strike price per share. Except as set forth in the preceding sentence, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment or obligation to authorize, issue or sell any Company Common Stock or Company Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote are outstanding.

          (c)    Subsidiaries.

              (i)  Except as set forth in Section 5.03(c)(i) of the Company's Disclosure Schedule, the Company does not have any Subsidiaries.

             (ii)  Except (A) as set forth in Section 5.03(c)(ii) of the Company's Disclosure Schedule, (B) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (C) Equity Securities held in the FHLB and the Federal Reserve Bank of Richmond, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)    Corporate Power.    The Company has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to Shareholder Approval, this Agreement and the Transaction have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof and the Company Board has recommended that shareholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the Company's shareholders at the Company Meeting required by Section 6.02. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Bank Subsidiary, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  Except for (A) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, (B) the filing of any other required applications, filings or notices with the FRB, the SDAT, the SCC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any Governmental Authority and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (A), the "Regulatory Approvals"), (C) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement, (D) the filing of the Articles of Merger with the SDAT and the SCC, (E) any notices to or filings with the Small Business Administration, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, each of which are set forth in Section 5.03(f) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, to the Knowledge of the Company, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the statements of financial condition contained in the Company Financial Statements fairly presents, or will fairly present, the financial position of the Company as of its date, and each of the statements of income, comprehensive income, changes in shareholders' equity and cash flows in such the Company Financial Statements fairly presents, or will fairly present, the results of operations, comprehensive income, shareholders' equity and cash flows of the Company for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the Company Financial Statements, to normal year-end adjustments.

             (ii)  Without limitation of the foregoing, the allowances for loan losses and the mortgage repurchase reserves reflected in the statements of financial condition included in the Company Financial Statements were calculated in accordance with GAAP; the Company believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the Company's Loan portfolio, and recourse obligations in respect of Company Sold Loans (as defined in Section 5.03(p)), and no facts have subsequently come to the Knowledge of the Company which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

            (iii)  The Company is not currently required to file periodic reports with any Governmental Authority pursuant to the Exchange Act. As of its date of filing with or furnishing to the applicable Governmental Authority, each filing made by the Company pursuant to the Exchange Act complied in all material respects with the Exchange Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which the statement was made. Each prospectus, offering circular, private placement memorandum or other securities offering document used by the Company in connection with the sale of Company Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

            (iv)  Except as set forth on the audited balance sheet of the Company dated as of December 31, 2013, the Company does not have any material liability that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2013 in the Ordinary Course of Business or (B) incurred pursuant to or provided for in this Agreement.

             (v)  Since January 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

            (vi)  The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. The Company has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company's assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Company's receipts and expenditures are being made only in accordance with authorizations of Company management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. The Company has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal control over financial reporting. The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. These disclosures were made in writing by management to the Company's auditors and audit committee and a copy has previously been made available to Parent. Such disclosure controls and procedures are effective for the purposes for which they were established.

           (vii)  Since January 1, 2012, (A) neither the Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against the Company and, to the Company's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither the Company nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2011, the Company has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations. In connection with the most recent examination of the Company by the appropriate regulatory authorities, the Company was not required to correct or change any action, procedure or proceeding which the Company believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. As of their respective dates, such reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

             (ii)  Neither the Company nor any of its properties is a party to or is subject to any consent order, decree, directive, written agreement, memorandum of understanding or other similar enforcement action with or a commitment letter, supervisory letter, board resolution or similar submission or application to, or extraordinary supervisory letter from, any such Governmental Authority.

            (iii)  The Company has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  No Governmental Authority has initiated or has to the Company's Knowledge proposed or is considering proposing to initiate, any proceeding, enforcement action, investigation or inquiry into the business, operations, policies, practices or disclosures of the Company (other than examinations conducted by a Governmental Authority in the Ordinary Course of Business of the Company).

             (v)  The Company is "well-capitalized" (as that term is defined in the relevant regulation of the Company's primary federal bank regulator), and the Company's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "satisfactory."

          (j)    Compliance With Laws.    The Company holds all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit it to own or lease its properties and assets and for the lawful conduct of its businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2009, the Company has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and has not been, to the Knowledge of the Company, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of, any applicable law rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority.

          (k)    Material Contracts.

              (i)  Except as set forth in Section 5.03(k)(i) of the Company's Disclosure Schedule:

              (1)   the Company is not a party to, and no property or assets of the Company is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $250,000 over the term of the contract or in any year (in respect of any agreement which is not a lease of real property or any amount in respect of a lease of real property), or pursuant to which the Company may originate, sell or assign Loans originated for purposes of sale (collectively "Company Contracts");

              (2)   each such Company Contract is valid and binding on the Company, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and in full force and effect, and the Company, and to the Knowledge of the Company, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default;

              (3)   no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company under any such Company Contract or provide any other party thereto with the right to accelerate performance under or terminate, such Company Contract;

              (4)   each Company Contract, and each lease of real property reflected in Section 5.03(k)(i) to the Company Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Company Contract or lease as a result of this Agreement or the transactions contemplated hereby.

          (l)    No Brokers.    No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee to be paid to Sandler O'Neill + Partners, L.P., which is set forth in Section 5.03(l) of the Company's Disclosure Schedule.

          (m)    Employee Matters.

              (i)  Section 5.03(m) of the Company's Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings with Company pursuant to which a severance, termination, change in control or similar payment may be paid; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (each an "ERISA Affiliate"), or to which the Company or any ERISA Affiliate is party, in each case for the benefit of any employee of the Company (the "Benefit Plans").

             (ii)  With respect to each Benefit Plan, the Company has heretofore made available to Parent copies of each of the following documents, as relevant: (A) a copy of the Benefit Plan and any amendments thereto; (B) a copy of the most recent annual report, actuarial report and summary plan description; (C) any trust or other funding agreement and the latest financial statements thereof; and (D) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

            (iii)  No liability under Title IV or Section 302 of ERISA has been incurred by the Company and/or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). This representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company and/or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

            (iv)  Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law. Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified. All contributions required to be made with respect to any Benefit Plan on or prior to the Closing Date have been timely made.

             (v)  No Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA.

            (vi)  There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or to the Knowledge of the Company, threatened, with respect to any such Benefit Plans, and the Company has no

    Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither the Company nor to the Knowledge of the Company, any other person or entity who or which is a "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Benefit Plans in any manner which constitutes: (A) a breach of fiduciary responsibility under ERISA; (B) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (C) any other material violation of ERISA or the Code. The Company is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code..

          (n)    Labor Matters.    The Company is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of the Company. Since January 1, 2011, there has been no actual or, to the Knowledge of the Company, threatened strikes, slowdowns or work stoppages by any employees of the Company.

          (o)    Taxes and Tax Returns.

              (i)  (A) The Company has timely filed (including all applicable extensions), or will file, all Tax Returns required to be filed by it on or before the Effective Time (all such Tax Returns being accurate and complete); (B) other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, or has set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by such Company Tax Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period that includes the Effective Time and ends subsequent thereto, and the Company reasonably believes that it does not have and will not have any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established; (C) except as set forth in Section 5.03(o)(i)(C) of the Company's Disclosure Schedule, the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed; (D) no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitations, are pending or have been granted; (E) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company, and no issue has been raised with the Company by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Company's Tax Returns, or the business or properties of the Company that has not been settled, resolved and fully satisfied; (F) no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (G) the Company has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (I) the Company has complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

             (ii)  The Company is not a party to or is bound by any Tax sharing, allocation or indemnification agreement.

            (iii)  There are no Liens for Taxes on any of the assets of the Company other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

            (iv)  The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (A) a "closing agreement" as described in Section 7121 of the Code (or any comparable provision of law) executed prior to the Effective Time; (B) an installment sale or open transaction disposition made on or prior to the Effective Time; (C) a prepaid amount received on or prior to the Effective Time; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; or (E) change in the accounting method of the Company pursuant to Section 481 of the Code (or any comparable provision of law).

             (v)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (A) in the five (5) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (vi)  The Company has not participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

           (vii)  The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (viii)  The Company has not requested, received or executed with any taxing authority any ruling or binding agreement that could have a material adverse effect in any post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of the Company, or on the ability of the Company to consummate the transactions contemplated hereby.

          (p)    Loans; Nonperforming and Classified Assets.

              (i)  Each of the loans, including loans held for sale, made by Company ("Loans"): (A) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (C) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms, subject to no defenses (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

             (ii)  No default (including any event or circumstance which with the passage of time, the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such Loan exists, except as reflected on the Company's classified asset schedule as of the latest month end prior to the date of this Agreement.

            (iii)  Neither the Company nor any Company Subsidiary is a party to any oral loan or oral extension of credit.

            (iv)  No Loan held or made by the Company is secured by shares of the Company Common Stock or Parent Common Stock.

             (v)  Section 5.3(p) of the Company Disclosure Schedule identifies each contract or agreement pursuant to which the Company originates, brokers, assigns or sells Loans originated for the purposes of sale (including Loans to be funded by a party other than the Company or any Company Subsidiary) in the Ordinary Course of Business of the Company's mortgage origination/brokerage business ("Company Sold Loans").

            (vi)  There is not pending any action, suit, proceeding, demand or request by any investor, assignee or purchaser of a Company Sold Loan to repurchase or reacquire any Company Sold Loan, or purchase collateral in respect of any Company Sold Loan, or to make any payment on any Company Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the investor, assignee or purchaser (or subsequent purchaser or acquiror), and the Company has no Knowledge of any such threatened action, suit, proceeding, demand or request, nor is there any basis therefore. To the Company's Knowledge there has been no assertion that any Company Sold Loan was originated in violation of the representations and warranties of the Company contained or incorporated by reference in any contract or agreement pursuant to which such Company Sold Loan was sold or assigned, nor is there any basis therefore.

          (q)    Properties.    The Company has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the balance sheet of the Company as of December 31, 2013, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the Ordinary Course of Business after such date, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the Ordinary Course of Business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of the Company as of December 31, 2013. All real and personal property which is material to the Company's business and leased or licensed by the Company is held pursuant to leases or licenses which are valid obligations of the Company and to the Company's Knowledge are binding obligations of the other parties thereto, enforceable against the Company and to the Company's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles), and there is not, under any of such leases, any existing material default by the Company or any event which with notice, lapse of time or both would constitute a material default by the Company. Section 5.3(q) of the Company Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by the Company (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor's right), and all personal property having a current book value in excess of $100,000 owned or leased by the Company.

          (r)    Intellectual Property.

              (i)  (A) the Company has a right to use all Company Intellectual Property (as defined below), (B) the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company as currently conducted, (C) Company Intellectual Property is valid and subsisting, and (D) the conduct of the business of the Company does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and the Company has not received notice alleging any such violation, misappropriation or infringement.

             (ii)  For purposes of this Agreement, the term "Intellectual Property" means (A) trademarks, service marks, trade names, Internet domain names and logos, together with all registrations and applications related to the foregoing; (B) patents (including any applications therefor); (C) copyrights and designs (including any registrations and applications for any of the foregoing); (D) trade secrets and other confidential proprietary information, methods and processes; and (E) rights in computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data). For purposes of this Agreement, the term "Company Intellectual Property" means the Intellectual Property used in, and is material to, the conduct of the business of the Company.

          (s)    Environmental Matters.    No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right) or leased by the Company, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by the Company, where such violation would reasonably be expected to have a Material Adverse Effect. The Company has not received written notice of, nor to the Knowledge of the Company has the Company received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on the Company of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and the Company is not subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

          (t)    Insurance.    All policies of insurance maintained by the Company, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three (3) years, are set forth in Section 5.3(t) of the Company Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which the Company is engaged, and, except as would not cause a Material Adverse Effect, or on the ability of the Company to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which the Company is a party. The Company is in compliance with its insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (u)    Transactions With Affiliates.    All "covered transactions" between the Company and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (v)    Derivative Instruments.    The Company is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Company, or for the account of one or more of its customers.

          (w)    Tax Treatment.    The Company has not taken or agreed to take any action, and does not have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

          (x)    Anti-Takeover Provisions.    The Company has taken all required actions to exempt it, Parent, Bank Subsidiary, this Agreement, the Merger and the transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state "antitakeover," "fair price," "moratorium," "affiliate transaction", "control share acquisition" or similar laws or regulations ("Takeover Laws").

          (y)    Proxy Statement, Etc.    None of the information supplied or to be supplied by, and relating to the Company for inclusion, or included, in (i) the Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act of 1933, as amended, or the Exchange Act filed by Parent prior to the Effective Time which requires inclusion of information regarding the Company, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

          (z)    Required Vote.    The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement and the Transaction on behalf of the Company. No other vote of the shareholders of the Company is required by the VSCA, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transaction.

          (aa)    Fairness Opinion.    The Company Board has received the opinion of Sandler O'Neill + Partners, L.P., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

          (bb)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 5.03, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Bank Subsidiary in connection with the transactions contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Bank Subsidiary or any other Person resulting from the distribution to Parent or Bank Subsidiary, or Parent's or Bank Subsidiary's use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Bank Subsidiary in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.03. The Company acknowledges that neither Parent nor Bank Subsidiary makes any representations or warranties except for the representations and warranties contained in Section 5.04.

        5.04    Representations and Warranties of Parent and Bank Subsidiary.     Subject to Section 5.01, Parent and Bank Subsidiary hereby represent and warrant to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on

  Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Parent Certificate and Parent Bylaws that have been made available to the Company and publicly filed with the SEC are complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)    Parent Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of Parent consists solely of 50,000,000 shares of Parent Common Stock, of which 25,980,553 shares were issued and outstanding as of the close of business on May 31, 2014, and 1,000,000 shares of Parent Preferred Stock, of which 56,600 shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock or Parent Preferred Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock, Parent Preferred Stock or Rights, except for shares issuable by virtue of this Agreement, as set forth in the Parent Securities Documents and pursuant to the Parent's equity compensation plans described therein. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Parent may vote are outstanding.

             (ii)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Bank Subsidiary.

              (i)  Bank Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Bank Subsidiary is duly licensed by the Maryland Department of Financial Regulation and has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Bank Subsidiary are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Bank Subsidiary has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Bank Subsidiary Articles and Bank Subsidiary Bylaws that have been made available to the Company are complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii)  (A) Parent owns, directly or indirectly, all the issued and outstanding Equity Securities of Bank Subsidiary, (B) no Equity Securities of Bank Subsidiary are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Bank Subsidiary is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's right to vote or to dispose of such securities.

            (iii)  Other than Bank Subsidiary and except as set forth on Exhibit 21 to Parent's most recently filed Securities Document, Parent does not have any Subsidiaries.

          (d)    Corporate Power.    Each of Parent and Bank Subsidiary has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Parent and Bank Subsidiary has the corporate power and corporate authority to execute, deliver and perform its respective obligations under this Agreement, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

          (e)    Corporate Authority.    This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Bank Subsidiary and the Bank Subsidiary Board and will be authorized by all necessary corporate action of the sole shareholder of Bank Subsidiary. This Agreement has been duly executed and delivered by Parent and Bank Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and Bank Subsidiary enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  Except for (A) the Regulatory Approvals, (B) the filing with the SEC of a Registration Statement to register the shares of Parent Common Stock to be issued as Merger Consideration to the shareholders of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (C) approval of the listing of such Parent Common Stock on NASDAQ , (D) the filing of the Articles of Merger with the SCC and the SDAT, and (E) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Parent and Bank Subsidiary of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, to the Knowledge of Parent and Bank Subsidiary, there is no reason why the requisite Regulatory Approvals would not be received on a timely basis.

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent and Bank Subsidiary and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  Parent's Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated income, changes in shareholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated statements of operations, consolidated income, changes in shareholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated statements that are part of the Securities Documents, to normal year-end adjustments.

             (ii)  Except as set forth on the audited consolidated balance sheet of Parent dated as of December 31, 2013, neither Parent nor its Subsidiaries has any material liability that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2013 in the Ordinary Course of Business or (B) incurred pursuant to or provided for in this Agreement. The issuance by Parent of debt instruments which are intended to qualify as regulatory capital subsequent to the date hereof shall not constitute a basis for a determination that this representation is not true and correct.

            (iii)  Since January 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

            (iv)  The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.04(g)(iv). Parent has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Parent's assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent's receipts and expenditures are being made only in accordance with authorizations of Parent's management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the parent's financial reporting and the preparation of the Parent's financial statements for external purposes in accordance with GAAP. Parent has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Parent's internal control over financial reporting. Parent and its Subsidiaries (A) have implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. These disclosures were made in writing by management to Parent's auditors and audit committee and a copy has previously been made available to the Company. Such disclosure controls and procedures are effective for the purposes for which they were established.

             (v)  Since January 1, 2012, (A) neither Parent nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors, employees or agents to Parent Board or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

          (h)    No Brokers.    No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by Parent to Houlihan Lokey Capital, Inc.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2011, Parent and each of its Subsidiaries has timely filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations. In connection with the most recent examination of Parent and each of its Subsidiaries by the appropriate regulatory authorities, neither Parent nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Parent believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Parent. As of their respective dates, such reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

             (ii)  Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any consent, order, decree, directive, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution or other similar enforcement action with any Governmental Authority.

            (iii)  Neither Parent nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  No Governmental Authority has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to Parent's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of Parent or any of its Subsidiaries (other than examinations conducted by a Governmental Authority in the Ordinary Course of Business of Parent or the applicable Subsidiary).

             (v)  As of December 31, 2013, Parent and each insured depository Subsidiary of Parent is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

            (vi)  As of the Effective Time Parent shall have sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration.

          (j)    Compliance With Laws.    Parent and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, Parent and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of Parent or Bank Subsidiary, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority, and has not received notice from any Governmental Authority of competent jurisdiction of any defaults or violations of any applicable law rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Authority.

          (k)    Material Contracts.

              (i)  Neither Parent nor its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Parent's Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 5.04(l) is referred to herein as a "Parent Contract."

             (ii)  (A) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, (B) each of Parent and its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Parent Contract and (C) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any Subsidiary under any such Parent Contract or provide any other party thereto with the right to terminate such Parent Contract.

          (l)    Labor Matters.    Neither Parent nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of Parent or Bank Subsidiary, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of Parent or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the

  Knowledge of Parent or Bank Subsidiary, threatened strikes, slowdowns or work stoppages by any employees of Parent or its Subsidiaries.

          (m)    Taxes and Tax Returns.

              (i)  (A) Each of Parent and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by each of them and all such Tax Returns are accurate and complete in all material respects; (B) each of Parent and its Subsidiaries has paid all Taxes required to be paid by them other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (C) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company; (D) neither Parent nor any of its Subsidiaries has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of law), as a transferee or successor, by contract, or otherwise; and (E) Parent and its Subsidiaries have materially complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable laws.

             (ii)  Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement.

            (iii)  There are no Liens for Taxes on any of the assets of Parent or its Subsidiaries other than Liens for Taxes that are either (A) not yet due and payable and not subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

            (iv)  Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (A) in the two (2) years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (n)    Loans; Nonperforming and Classified Assets.    Each of the Loans, including Loans held for sale, of Parent and Bank Subsidiary: (1) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (2) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (3) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms, subject to no defenses (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

          (o)    No Defaults.    No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any such Loan exists, except as reflected on Parents or Bank's Subsidiary's classified asset schedule as of the latest month end prior to the date of this Agreement.

          (p)    Properties.    Parent and each of its Subsidiaries has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Parent as of December 31, 2013, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the Ordinary Course of Business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the Ordinary Course of Business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Parent as of December 31, 2013. All real and personal property which is material to the Parent's and its Subsidiaries' respective businesses and leased or licensed by Parent or its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent and Bank Subsidiary, are valid and binding obligations of the other parties thereto, enforceable against Parent and each of its Subsidiaries, and to the Knowledge of Parent and Bank Subsidiary, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles).

          (q)    Intellectual Property.

              (i)  (A) To the Knowledge of Parent and Bank Subsidiary, Parent and each of its Subsidiaries has a right to use all Parent Intellectual Property (as defined below), (B) to the Knowledge of Parent and Bank Subsidiary, Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the respective businesses of Parent and its Subsidiaries as currently conducted, (C) Parent Intellectual Property owned by Parent or its Subsidiaries, and to the Knowledge of Parent and Bank Subsidiary, all other Parent Intellectual Property, is valid and subsisting, and (D) to the Knowledge of Parent and Bank Subsidiary, the conduct of the respective businesses of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither Parent nor its Subsidiaries has received notice alleging any such violation, misappropriation or infringement. For purposes of this Agreement, the term "Parent Intellectual Property" means the Intellectual Property used in, and is material to, the conduct of the respective businesses of Parent and each of its Subsidiaries.

          (r)    Insurance.    Parent and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Parent and Bank Subsidiary reasonably has determined to be prudent and consistent with industry practice. Each of Parent and its Subsidiaries is in compliance with its respective insurance policies and is not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of Parent or its Subsidiaries, Parent and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (s)    Transactions With Affiliates.    All "covered transactions" between Bank Subsidiary and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (t)    Ownership of Company Common Stock.    None of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (u)    Tax Treatment.    Each of Parent and Bank Subsidiary has not taken or agreed to take any action, and does not have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

          (v)    Proxy Statement, Etc.    None of the information supplied or to be supplied by and relating to Parent or Bank Subsidiary for inclusion, or included, in (i) the Proxy Statement; (ii) any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby; or (iii) any other filing under the Securities Act of 1933, as amended, or the Exchange Act filed by Parent prior to the Effective Time, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Parent or Bank Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

          (w)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 5.04, none of Parent, Bank Subsidiary or any other Person on behalf of them makes any other express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. None of Parent, Bank Subsidiary or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company's use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.04. Each of Parent and Bank Subsidiary acknowledges that the Company does not make any representations or warranties except for the representations and warranties contained in Section 5.03.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each of the Company, Parent and Bank Subsidiary agrees to use its reasonable best efforts in good faith, and in the case of Parent, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals or other third party consents as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, and (iv) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

        6.02    Shareholder Approval.     As reasonably practicable after the Registration Statement becomes effective, the Company shall establish a record date for, give notice of and hold a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transaction (including any adjournment or postponement, the "Company Meeting"). Subject to Section 6.07, the Company shall, (i) through the Company Board, recommend to its Shareholders the approval of this Agreement (the "Company Board Recommendation"), (ii) include the Company Board Recommendation in the

Registration Statement and (iii) subject to the fiduciary duties of the Company Board, use reasonable best efforts to obtain from its shareholders a vote approving this Agreement ("Shareholder Approval").

        6.03    Registration Statement.

          (a)   Subject to the timely receipt of information regarding Company required to be included therein, and of comments, consents, exhibits or other documents to be provided by Company and its advisors or representatives, Parent agrees to promptly prepare and file with the SEC within fifty (50) days of the date of this Agreement a registration statement on Form S-4 or other applicable form (the "Registration Statement") in connection with the issuance of the shares of Parent Common Stock to the Company shareholders as part of the Merger Consideration in the Merger (including the proxy statement for the Company Meeting and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders and the Company's business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Registration Statement, which information may be based on its knowledge of and access to the information required for said documents and advice of counsel with respect to SEC disclosure obligations. Parent shall provide the Company and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Registration Statement a reasonable time prior to its filing and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement a reasonable time prior to filing or submission to the SEC. Parent shall consider in good faith all comments from the Company and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about the Company or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the Company, which approval shall not be unreasonably withheld, delayed or conditioned. The Company agrees to cooperate fully with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement to all of its shareholders with the expenses allocated in accordance with Section 8.03(a) hereof.

          (b)   Each of the Company, Parent and Bank Subsidiary agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company, Parent and Bank Subsidiary further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information or of any other correspondence from the SEC in connection with the Registration Statement that relates to the Company or the Transaction. Parent agrees to promptly provide to the Company copies of correspondence between Parent (or any of its representatives and advisors on Parent's behalf), on the one hand, and the SEC, on the other hand as to relates to the Registration Statement or the Transaction.

        6.04    Regulatory Filings.

          (a)   Each of Parent, Bank Subsidiary and the Company shall cooperate and use their respective reasonable best efforts to prepare, submit, file, update and publish (as applicable) all applications, notifications, reports or other documentation to obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and, in any event, subject to the timely receipt of information regarding Company required to be included therein, and of comments, consents, exhibits or other documents to be provided by Company and its advisors or representatives, Parent shall file any application, notice, report or document with Governmental Authorities that are necessary to obtain Regulatory Approval or otherwise required in connection with the transactions contemplated hereby within forty (40) days of the date of this Agreement. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with and keep fully informed the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties fully informed of the status of developments relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that Parent shall not be required to provide the Company with confidential portions of any filing with a Governmental Authority. Each party agrees that it will use reasonable best efforts to give the other party reasonable advance notice of, and whenever appropriate, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Authority concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Authority. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

          (b)   Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

          (c)   Until the filing of any application, notice, report or document with Governmental Authorities that are necessary to obtain Regulatory Approval, neither Parent, nor any of its Subsidiaries, will file or apply for any permits, consents, approvals or authorizations of any Governmental Authorities necessary to consummate a merger with, or other acquisition of, any Person other than the Company, except for any filings that may be necessary in connection with the Merger.

        6.05    Press Releases.     The Company, Parent and Bank Subsidiary shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, except that the parties may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party's securities are listed or traded. The Company, Parent and Bank Subsidiary shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford Parent's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the books, records, properties and contracts of the Company and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking or securities laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, provided, however, that Parent and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law, rule (including with respect to confidential supervisory information), regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

          (b)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreement, dated as of April 9, 2014 between Parent and the Company (the "Confidentiality Agreement").

        6.07    Acquisition Proposals.

          (a)   The Company agrees that it shall immediately cease, and shall cause its directors, officers, employees, advisors and agents (collectively, "Representatives") to, immediately cease all existing discussions or negotiations with any person (other than Parent and its Affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Except as expressly permitted in this Section 6.07, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and its Representatives shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except to notify such person of the existence of the provisions of this Section 6.07) or negotiations regarding any Acquisition Proposal, (iii) furnish to any person any information concerning the Company, or any access to the properties, books and records of the Company in connection with any Acquisition Proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal.

          (b)   Notwithstanding anything to the contrary contained in this Section 6.07, if at any time after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives, receives a written Acquisition Proposal, the Company, the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access to (so long as all such information and access has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information is made available to such person), any person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company's outside legal and financial advisors, and based on such advice and information provided in such consultations that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Company Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to violate its fiduciary duties to the shareholders of the Company under applicable law; provided that prior to furnishing any material nonpublic information, the Company shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement is on Parent, which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 6.07. The Company will promptly, and in any event within 24 hours (x) notify Parent in writing of the receipt of such Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Parent. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

          (c)   Except as expressly permitted by this Section 6.07, neither the Company nor the Company Board shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company any Acquisition Proposal (any action described in this clause (i) being referred to as a "Change of Recommendation") or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, securities purchase agreement, share exchange agreement, or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.07(b) pursuant to and in accordance with the limitations set forth therein).

          (d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board may make a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(d)(ii), if (1) the Company Board receives a written Acquisition Proposal from any person that is not withdrawn and (2) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

              (i)  the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be violate its fiduciary duties to the shareholders of the Company under applicable law; and

             (ii)  with respect to a Superior Proposal:

              (1)   the Company provides Parent prior written notice at least five (5) business days prior to taking such action, which notice shall state that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.01(d)(ii), as applicable, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a "Notice of Superior Proposal") (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

              (2)   during such five (5) business day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the shareholders of the Company so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

              (3)   at the end of such five (5) business day period (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Bank Subsidiary after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

  It is understood that and agreed that any amendment to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new five (5) business day response period for Parent.

          (e)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such disclosure would reasonably be expected to be a violation of applicable law or (iii) informing any person of the existence of the provisions contained in this Section 6.07; it being understood that a "stop, look and listen" communication to the shareholders of the Company contemplated by Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Change of Recommendation.

          (f)    As used in this Agreement, "Acquisition Proposal" shall mean any written proposal or offer from any person (other than Parent, Bank Subsidiary and any Affiliates thereof) received by Company without violation of Section 6.07(a) by the Company or its representatives, relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (A) any assets or businesses of the Company that constitute 25% or more of the Company's consolidated assets or (B) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

          (g)   As used in this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of "Superior Proposal," the references to "25%" in the definition of Acquisition Proposal shall be deemed to be references to "50%."

        6.08    Exchange Listing.     Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, as of the Effective Date, on NASDAQ the shares of Parent Common Stock to be issued to the Company shareholders as part of the Merger Consideration in connection with the Merger.

        6.09    Indemnification.

          (a)   Each of Parent and the Surviving Bank agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any persons who are or were serving at the request of the Company as a director, officer, trustee, fiduciary, employee or agent of another entity (including any employee benefit plan) (collectively, the "Indemnified Parties"), as provided in the Company Articles or Company Bylaws or other indemnification agreements in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in a manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring prior to the Effective Time.

          (b)   From and after the Effective Time, and through the sixth anniversary of the Effective Time, each of Parent and the Surviving Bank agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and Parent and the Surviving Bank shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c)   Parent shall provide for a period of six (6) years from the Effective Time directors' and officers' liability insurance and fiduciary insurance to reimburse the present and former officers and directors of the Company covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions (including with respect to coverage) no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount") and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time. In lieu of the foregoing, Parent, or the Company in consultation with Parent for an aggregate price of no more than 300% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six (6) year "tail" prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither

  Parent, the Surviving Bank nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.05(c), whether in respect of claims arising before or after the Effective Time.

          (d)   The obligations of Parent and the Surviving Bank under this Section 6.09 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.09, to whom this Section 6.09 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Bank or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Bank, as the case may be, shall assume all of the obligations set forth in this Section 6.09.

          (e)   The provisions of this Section 6.09 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other person entitled to the benefit of this Section 6.09, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.10    Employee Matters.

          (a)   Parent shall, and shall cause the Surviving Bank to, give those individuals who are employed by the Company immediately prior to the Closing and who continue to be employed by Parent or Bank Subsidiary following the Effective Time (other than on a temporary or a transition basis of less than six months) (each such employee, a "Covered Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee's service with the Company to the same extent recognized by the Company immediately prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits for the same period of service.

          (b)   Parent shall use its reasonable efforts to cause medical, dental or other health or benefit plans to: (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date. In the case of any such benefit plan under which benefits are provided through insurance, Parent's agreement to credit prior service is subject to the consent of the applicable insurer, which Parent shall use reasonable efforts to obtain.

          (c)   For a period of six months following the Closing Date, Parent shall, and shall cause the Surviving Bank to, provide to Covered Employees base compensation and incentive compensation opportunities no less favorable than those provided to such Covered Employees by the Company immediately prior to the Closing Date and (ii) without limiting subsection (i), benefits that are not materially less favorable in the aggregate than the benefits provided by the Company to such Covered Employees pursuant to the Company Benefit Plans immediately prior to the Effective Time. Covered Employees will be eligible to participate in Parent's employee benefit plans on the same basis as similarly situated Parent employees and will receive credit for prior years of service in determining eligibility and vesting (but not benefit accruals). Nothing contained herein shall create or be deemed to create, directly or indirectly, any legal or equitable right of any Covered Employee to continue service with the Parent or any Parent Subsidiary, and it shall not be deemed to interfere in any way with Parent's or any Parent Subsidiary's right to terminate, or otherwise modify, a Covered Employee's employment at any time.

          (d)   Without limiting Section 6.10(c), Parent agrees that each Covered Employee (other than any Covered Employee who is subject to an employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings with Company pursuant to which a severance, termination, change in control or similar payment will be or has been paid in connection with such Covered Employee's termination),who is involuntarily terminated by Parent or any of its Subsidiaries (other than for cause) on or within nine months of the Effective Date, shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company (with proportional credit for partial years of service) with a minimum payment equal to four weeks of base pay.

          (e)   Without limiting Section 6.10(c), Parent shall, and shall cause the Surviving Bank to, provide to employees of the Company whose employment is terminated on or within nine months of the Effective Date under circumstances entitling the employee to severance benefits under paragraph (d) of this Section 6.10 or under any applicable employment or severance agreement then in effect, reasonable assistance in obtaining a new position for a period of four months from the date of termination.

          (f)    Parent shall, or shall cause the Surviving Bank to, assume and honor the obligations of the Company under all employment, severance, change in control, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, all of which have been identified in Section 5.03(m) of the Company Disclosure Letter, in accordance with their terms. Parent hereby acknowledges that the Merger will constitute a "Change in Control" (or concept of similar import) in accordance with the provisions of the Company Benefit Plans. Parent shall, or shall cause the Surviving Bank, after consummation of the Merger to, pay all amounts provided under such Company Benefit Plans and agreements as a result of a change in control of the Company, in accordance with their respective terms and to the extent required thereby, and to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans or agreements which become effective as a result of such change in control.

          (g)   This Section 6.10 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.10.

        6.11    Prohibited Purchases or Sales.     Neither Parent, any Parent Subsidiary, the Company nor any Company Subsidiary, nor any director of any of the foregoing, shall purchase or sell on the NASDAQ, or submit a bid to purchase or an offer to sell on the NASDAQ, directly or indirectly, any shares of Parent Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Parent Common Stock during the Parent Price Determination Period; provided that the foregoing restriction shall not be applicable to (i) purchases or sales of Parent Stock held by Parent or any Subsidiary of Parent in trust, managed, custodial or nominee accounts and the like, or held by mutual funds, (ii) shares acquired in respect of debts previously contracted, (iii) purchases or sales of Parent Stock to satisfy tax withholding obligations or for purposes of paying the exercise price in respect of grants, exercises or vesting of equity based compensation.

        6.12    Disclosure.     The Company Disclosure Schedule and the Parent Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered as Previously Disclosed in determining whether any representation or warranty is true or correct.

        6.13    Notification of Certain Matters.     Each of the Company, Parent and Bank Subsidiary shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Shareholder Approval.    This Agreement shall have been approved by the holders of outstanding shares of Company Common Stock.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of Parent Common Stock to be issued to the Company shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ.

          (f)    Tax Opinion.    Each of Parent and the Company shall have received the written opinion of Miles & Stockbridge, P.C., in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

        7.02    Conditions to Obligation of the Company.     The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Representations and Warranties.    Each representation and warranty of Parent and Banking Subsidiary in Section 5.04 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality or Material Adverse Effect standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Delivery of Merger Consideration.    Parent shall have delivered, or caused to be delivered, to the Exchange Agent, certificates, or at Parent's option, evidence of shares in book-entry form, representing the number of shares of Parent Common Stock issuable to the holders of Company Common Stock as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to Article III, and the Company shall have received evidence of the same from Parent.

          (d)    No Material Adverse Effect.    There shall not have been, since the date hereof, any Material Adverse Effect on the business, operation, assets, liabilities, financial condition, or results of operations of Parent on a consolidated basis.

          (e)    Other Actions.    Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

        7.03    Conditions to Obligation of Parent.     The obligation of Parent and Bank Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent and Bank Subsidiary prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Representations and Warranties.    Each representation and warranty of the Company in Section 5.03 hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality or Material Adverse Effect standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    No Material Adverse Effect.    There shall not have been, since the date hereof, any Material Adverse Effect on the business, operation, assets, liabilities, financial condition, or results of operations of the Company.

          (d)    Regulatory Approvals.    Parent and Bank Subsidiary shall have received approval of the Merger contemplated by this Agreement from all Governmental Authorities whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the good faith reasonable judgment of Parent, would have a Material Adverse Effect on the value of the Merger to Parent and Bank Subsidiary (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired. Not in limitation of the foregoing, neither Parent nor Bank Subsidiary shall, as a condition to the approval or consummation of the Merger, be required to enter into, approve, adopt, agree, consent or subject itself to any order, decree, written agreement, memorandum of understanding, minimum individual capital requirement, or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter or action of any kind whatsoever, by or with Governmental Authority.

          (e)    Support Agreement.    Each of the directors of Company in office as of the date of execution of this Agreement, shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit A.

          (f)    Non-compete/Non-solicit/Non-disparagement Agreements.    Each of the directors of Company shall have, concurrently with the execution of this Agreement, entered into a Non-compete/Non-solicit/Non-disparagement Agreement (the "Noncompetition Agreement") in substantially the form attached hereto as Exhibit B.

          (g)    Brokers and Finders Fees.    The Company shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 5.03(l) hereof.

          (h)    Third Party Consents and Agreements.    The Company shall have obtained all third party consents under any material agreement, contract, note, license, permit or other document by which the Company is bound or to which any of its properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a Material Adverse Effect. Not in limitation of the foregoing, the Company shall have obtained the consent of the landlord under each real property lease described in Section 5.02(k) of the Company Disclosure Schedule to the succession of Parent or Bank Subsidiary, as the case may be, thereunder, to the extent required by the terms of such lease.

          (i)    Other Actions.    The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Shareholder Approval:

          (a)   by mutual consent of the Company, Parent and Bank Subsidiary in a written instrument authorized by the Boards of Directors of the Company, Parent and Bank Subsidiary;

          (b)   by either the Company or Parent and Bank Subsidiary, if (i) any Governmental Authority that must grant a requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

          (c)   by either the Company or Parent and Subsidiary, if (i) the Merger shall not have been consummated on or before March 31, 2015 (the "Outside Date") unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the

  Company Meeting (including any adjournment or postponements thereof) shall have concluded and the Shareholder Approval shall not have been obtained;

          (d)   by the Company:

              (i)  if Parent or Bank Subsidiary shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 and (B) is incapable of being cured (or is not cured) by Parent or Bank Subsidiary, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

             (ii)  in order to enter into a definitive agreement with respect to a transaction that the Company Board has determined constitutes a Superior Proposal, if prior to the receipt of Shareholder Approval contemplated by this Agreement (A) the Company complies with the procedures set forth in Section 6.07(d) with respect to such Superior Proposal and (B) the Company pays to Parent the amount specified and within the time period specified in Section 8.03;

            (iii)  at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

              (1)   The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the "Parent Ratio") shall be less than 0.80; and

              (2)   the Parent Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Initial Index Price (each as defined below) and subtracting 0.20 from the quotient in this clause (2)(y) (such number in this clause (2)(y) being referred to herein as the "Index Ratio");

      subject, however, to the following three sentences. If Company elects to exercise its termination right pursuant to this Section 8.01(d)(iii), it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(d)(iii) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

              (3)   For purposes of this Section 8.01(d)(iii), the following terms shall have the meanings indicated:

                   i)  Average Closing Price" means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ for the 10 consecutive trading days immediately preceding the Determination Date.

                  ii)  "Determination Date" means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

                 iii)  "Final Index Price" shall mean the average of the closing Index Group price for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

                  iv)  "Index Group" shall mean the NASDAQ Bank Index (IXBK).

                   v)  "Initial Index Price" shall mean 2,587.06.

                  vi)  "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

                vii)  "Starting Price" shall mean $32.92.

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the "Starting Price" shall be appropriately adjusted to account for such change for the purposes of this Section 11.1(d)(iii).

            (iv)  if Parent is prohibited from issuing more than 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to such issuance pursuant to Section 3.01(b)(i)(y)(b).

          (e)   by Parent, if:

              (i)  the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03 and (B) is incapable of being cured (or is not cured) by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

             (ii)  the Company Board (A) effects a Change of Recommendation or (B) fails to include the Company Board Recommendation in the Proxy Statement;

            (iii)  Shareholder Approval is not obtained at the Company Meeting if the Company or its representatives shall have breached the provisions of Section 6.07(a) and or Section 6.07(d) and the Company shall subsequent to such breach but prior to the Shareholder Meeting have received an Acquisition Proposal, or which but for such breach would have been an Acquisition Proposal; or

            (iv)  communications and discussions with respect to an Acquisition Proposal permitted under Section 6.07(b) shall have extended until the earlier of: (i) 45 days from the date on which the Company provided notice of such Acquisition Proposal to Parent; and (ii) the day which is the day immediately prior to the date set forth in Section 8.1(c)(1) (the "Communications End Date"), and the Company shall not have (x) rejected such Acquisition Proposal, and (y) advised Parent orally and in writing of such rejection, by noon on the Communications End Date.

        The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.05, specifying the provision or provisions hereof pursuant to which such termination is effected. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

        8.02    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.05, 6.06(b), 8.02, 8.03, 9.03, 9.04, 9.05, 9.06, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        8.03    Fees and Expenses.

          (a)   Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   In the event that this Agreement is terminated:

              (i)  by the Company pursuant to Section 8.01(d)(ii);

             (ii)  by Parent pursuant to Section 8.01(e)(ii), Section 8.01(e)(iii) or Section 8.01(e)(iv); or

            (iii)  (A) by (1) Parent or the Company pursuant to Section 8.01(c)(ii) or Section 8.01(c)(i) (in the case of Section 8.01 (c)(i), only if at such time the Company has failed to hold the Company Meeting and Parent is not in breach of its obligations under Section 6.04) or (2) Parent pursuant to Section 8.01(e)(i) , and (B) a bona fide Acquisition Proposal (or a bona fide proposal which would be an Acquisition Proposal but for any breach of the provisions of Section 6.07(a)) shall have been publicly disclosed and not withdrawn prior to the Company Meeting (in the case of termination pursuant to Section 8.01(c)(ii)), prior to the termination date (in the case of termination pursuant to Section 8.01(c)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 8.01(e)(i)), and (C) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Acquisition Proposal(or a bona fide proposal which would be an Acquisition Proposal but for any breach of the provisions of Section 6.07(a)), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $7.25 million (the "Termination Fee") (x) at the time of such termination, in the case of a termination described in clause (b)(i) above, (y) not later than two (2) business days following such termination, in the case of a termination described in clause (b)(ii) above, or (z) at the time of entry into the agreement related to the transaction contemplated by the Acquisition Proposal described in clause (b)(iii)(C) above. For the purposes of clause (b)(iii) above, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.07(f) except that the references to "25%" in the definition of "Acquisition Proposal" in Section 6.07(f) of this Agreement shall be deemed to be references to "50%." In no event shall the Company be required to pay the Termination Fee on more than one occasion.

          (c)   The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.03(b) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement on the bases specified in such section. In the event that the Company fails to pay when due any amounts payable under this Section 8.03, then (1) the Company shall reimburse Parent and Bank Subsidiary for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 4%.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, except as provided for in Section 8.02). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto, expressly stating an intention to waive a provision, or to amend or modify this Agreement, executed in the same manner as this Agreement, except that after the approval of this Agreement by the Company shareholders at the Company Meeting, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval. For purposes of clarification, an amendment of the date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of the Company, the approval of the principal terms of this Agreement by the Company shareholders will be deemed to have granted the Company the authority to amend such date without such further approval.

        9.03    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth.

        9.05    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) on the date given if delivered personally prior to 5:00 PM on a business day; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Facsimile or email transmission of notices may be sent as courtesy or informational copies, but shall not constitute the giving of notice.

        If to the Parent or Bank Subsidiary to:

    Ronald D. Paul
    Chairman, President and Chief Executive Officer
    Eagle Bancorp, Inc.
    7830 Old Georgetown Road, Third Floor
    Bethesda, MD 20814
    Email: rpaul@eaglebankcorp.com
    FAX: 301-986-8529

        With a copy to:

    Noel M. Gruber, Esquire
    BuckleySandler LLP
    1250 24th Street, NW, Suite 700
    Washington D.C. 20037
    Email: ngruber@buckleysandler.com
    Fax: 202-349-8080

        If to the Company to:

    David Summers
    Chairman and Chief Executive Officer
    Virginia Heritage Bank
    8245 Boone Boulevard
    Suite 820
    Tysons Corner, VA 22182
    Email: dsummers@virginiaheritagebank.com
    Fax: 703-277-2201

        With a copy to:

    Kevin Houlihan, Esquire
    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Email: kevin.houlihan@hklaw.com
    Fax: 202-469-5269

        9.06    Entire Understanding; Limited Third Party Beneficiaries.     This Agreement, the Support Agreements, the Noncompetition Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support Agreements the Noncompetition Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.07    Severability.     Except to the extent that application of this Section 9.07 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.08    Enforcement of the Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.09    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.10    Assignment.     No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.11    Alternative Structure.     Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE BANCORP, INC.
By:	/s/ RONALD D. PAUL
	Name:	Ronald D. Paul
	Title:	President and Chief Executive Officer
EAGLEBANK
By:	/s/ RONALD D. PAUL
	Name:	Ronald D. Paul
	Title:	Chief Executive Officer
VIRGINIA HERITAGE BANK
By:	/s/ DAVID P. SUMMERS
	Name:	David P. Summers
	Title:	Chairman and Chief Executive Officer

Annex B

Form of Support Agreement

SUPPORT AGREEMENT

        This Support Agreement (this "Agreement"), is made as of this ninth day of June, 2014, between Eagle Bancorp, Inc., a Maryland corporation ("Eagle"), and the shareholder of Virginia Heritage Bank, a Virginia banking corporation (the "Company"), identified on the signature page hereto in such Shareholder's capacity as a shareholder of the Company (the "Shareholder").

        WHEREAS, Eagle, EagleBank and the Company have entered into an Agreement and Plan of Reorganization, of even date herewith (the "Merger Agreement"), pursuant to which the Company will be merged with and into EagleBank, and each share of the Company Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement; and

        WHEREAS, the Shareholder owns, or has or shares the right to vote or direct the voting of, the number of shares of the Company Common Stock set forth on the signature page hereto (the "Covered Shares"); and

        WHEREAS, the Shareholder owns, or has or shares the power to dispose of or to direct the disposition of, the Covered Shares; and

        WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of the Company Stock Options issued and outstanding pursuant to the Company Stock Option Plan, the number of shares of the Company Common Stock set forth on the signature page hereto; and

        WHEREAS, as a material inducement for Eagle and EagleBank to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

        1.    Representations and Warranties of Shareholder.     The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or has or shares, and will have or share the right to vote or direct the voting of all of the Covered Shares, and has or shares, or will have or share the power to dispose of or direct the disposition of all of Covered Shares. Shareholder has, and through the Effective Time will continue to have or share, the right and power to vote and/or dispose of, or to direct the voting or disposition of all of the Covered Shares. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

        2.    Covenants of Shareholder.

          (a)   Shareholder agrees that he/she shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) Eagle is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement that would give the Company the right not to consummate the Merger; or (ii) in accordance with Section 6.07 of the Merger Agreement, the Board of Directors of the Company has provided a Change of Recommendation in connection with a Superior Proposal.

          (b)   Shareholder agrees that until the termination of this Agreement as provided in Section 2(d), that he/she shall not, without the prior written consent of Eagle, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in (after the date hereof) or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire the Company Common Stock issued and outstanding pursuant to the Company Stock

  Plans. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

          (c)   Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of the Company Common Stock, or any officer, employee or director of the Company to, solicit from any third party any inquiries or proposals relating to the disposition of the Company's business or assets, or the acquisition of the Company's voting securities, or the merger of the Company with any person other than Eagle, EagleBank or any Eagle Subsidiary, or except as provided in Section 6.07 of the Merger Agreement, provide any such person with information, assistance or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

          (d)   This Agreement shall terminate upon the earlier to occur of: (i) the termination of the Merger Agreement by any of the parties thereto in accordance with its terms; or (ii) the Effective Time of the Merger.

        3.    Additional Shares and Options.     Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all Covered Shares and all such shares of the Company Common Stock which Shareholder may hereafter acquire, and all Company Stock Options which Shareholder may currently own or hereafter acquire.

        4.    No Exercise.     Shareholder agrees that he/she shall not, without the prior written consent of the Company, exercise any Company Stock Option prior to the Effective Time, except for the exercise of the Company Stock Options that by their terms will expire if not exercised and in such case any shares of the Company Common Stock received upon such exercise shall be subject to the terms of this Agreement.

        5.    Prohibited Purchases or Sales.     The undersigned acknowledges that under Section 6.11 of the Merger Agreement, the Company, its subsidiaries and directors may not purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of Eagle Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Eagle Common Stock during the 20 trading days ending on and including the fifth trading day prior to the Closing Date The undersigned agrees that he/she shall comply with such prohibition.

        6.    Governing Law.     This Agreement shall be governed in all respects by the law of the State of Maryland, without regard to the conflict of laws principles thereof.

        7.    Specific Performance.     Shareholder acknowledges and agrees that the failure of Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to Eagle, for which there may be no adequate remedy at law. Eagle shall be entitled, in addition to any other remedies or rights which it may have, to specific performance of this Agreement, without the posting of any bond, if Shareholder shall fail or refuse to perform his/her obligations hereunder.

        8.    Assignment; Successors.     This Agreement may not be assigned by Shareholder without the prior written consent of Eagle. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

        9.    Scope of Agreement.     The parties hereto acknowledge and agree that this Agreement shall not confer upon Eagle any right or ability to acquire the shares of Company Common Stock other than in connection with the Merger and pursuant to the Registration Statement contemplated by the Merger Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his/her capacity as a director or officer of the Company, but only in his/her capacity as a holder of shares of Company Common Stock or Company Stock Options.

        10.    Severability.     Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction

        11.    WAIVER OF JURY TRIAL.     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        12.    Amendment, Waiver.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        13.    Defined Terms.     Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

        14.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EAGLE BANCORP, INC.
By:
Name:
Title:
SHAREHOLDER
Name:

Shares as to which Shareholder has sole:
Voting Power:

Dispositive Power:

Shares as to which Shareholder has shared:
Voting Power:

Dispositive Power:

Options held by Shareholder:

Annex C

Fairness Opinion of Sandler O'Neill & Partners, L.P.

June 9, 2014

Board of Directors
Virginia Heritage Bank
8245 Boone Boulevard, Suite 820
Vienna, VA 22182

Ladies and Gentlemen:

        Virginia Heritage Bank ("VHB"), Eagle Bancorp, Inc. ("Eagle") and EagleBank ("EB") are proposing to enter into an Agreement and Plan of Reorganization dated as of June 9, 2014 (the "Agreement"), pursuant to which VHB will be merged with and into EB (the "Merger"), with EB surviving the Merger. Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of VHB common stock (except for certain shares of VHB common stock as specified in the Agreement), shall be converted into the right to receive, without interest, the Merger Consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of VHB common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of VHB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Eagle that we deemed relevant; (iv) certain internal financial information and other data relating to the business and financial prospects of VHB that were provided to us by the management of VHB and not publicly available, including financial forecasts and estimates prepared by the management of VHB for the years ending December 31, 2014 through December 31, 2016 and earnings growth rates for the years ending December 31, 2017 and December 31, 2018 provided by senior management of VHB (such forecasts, the "VHB Forecasts"); (v) median publicly available analyst earnings estimates for Eagle for the years ending December 31, 2014 through December 31, 2015, and earnings estimates for the years ending December 31, 2016 through December 31, 2018 based on balance sheet and earnings growth rates provided by senior management of Eagle; (vi) the pro forma financial impact of the Merger on Eagle, based on assumptions relating to transaction expenses, purchase accounting adjustments, issuance of subordinated debt by Eagle prior to consummation of the Merger and cost savings as prepared by senior management of Eagle and discussed with senior management of Eagle; (vii) the publicly reported historical price and trading activity for VHB's and Eagle's common stock, including a comparison of certain financial and stock market information for VHB and Eagle and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations among other similar companies in the financial services industry, to the extent publicly available; (ix) the current market environment generally and the financial services environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of VHB the business, financial condition, results of operations and prospects of VHB and held similar discussions with certain members of senior management of Eagle regarding the business, financial condition, results of operations and prospects of Eagle.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by VHB or Eagle or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of VHB, without independent verification or investigation, on the assessments of the management of VHB as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of VHB and Eagle that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of VHB and Eagle or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of VHB and Eagle. We did not make an independent evaluation of the adequacy of the allowance for loan losses of VHB or Eagle, or the combined entity after the Merger and we have we not reviewed any individual credit files relating to VHB and Eagle.

        In preparing its analyses, Sandler O'Neill used internal projections and long-term growth rates provided by senior management of VHB, as discussed with senior management of VHB, and median publicly available earnings estimates for Eagle, as well as long-term balance sheet and earnings growth rates for Eagle provided by senior management of Eagle. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, accounting adjustments, issuance of subordinated debt by Eagle prior to consummation of the Merger, and expected cost savings which were prepared by and reviewed with the senior management of Eagle. With respect to those projections, estimates and judgments, the respective managements of VHB and Eagle confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of VHB and Eagle, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in VHB's or Eagle's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that VHB and Eagle will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the VHB, Eagle or the Merger, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice VHB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of VHB common stock and Eagle common stock after the date of this opinion or what the value of Eagle common stock will be once it is actually received by the holders of VHB common stock.

        We have acted as financial advisor to the Board of Directors of VHB in connection with the Merger and will receive a fee for our services, a substantial portion of which may be contingent upon consummation of the Merger. We will also receive a fee in connection with this fairness opinion. VHB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to VHB and Eagle and their affiliates. We may also actively trade the equity and debt securities of VHB and Eagle or their affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of VHB in connection with its consideration of the Merger. This letter does not constitute a recommendation to any shareholder of VHB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion addresses the fairness of the Merger Consideration to the holders of VHB common stock, from a financial point of view. Our opinion does not address the underlying business decision of VHB to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for VHB or the effect of any other transaction in which VHB might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O'Neill's prior written consent. This opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the amount of compensation to be received in the Merger by any VHB officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of VHB common stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.